As filed with the Securities and Exchange Commission on February 12, 2024
Registration No. 333-276660

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Pinstripes Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	5810	86-2556699
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1150 Willow Road
Northbrook, IL 60062
Telephone: (847) 480-2323
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dale Schwartz
Chief Executive Officer
1150 Willow Road
Northbrook, IL 60062
Telephone: (847) 757-3812
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark D. Wood, Esq.
Elizabeth C. McNichol, Esq.
Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Tel: (312) 902-5200

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION	DATED FEBRUARY 12, 2024
Pinstripes Holdings, Inc.
Primary Offering of
Up to 23,985,000 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of the Warrants
Secondary Offering of
Up to 20,962,824 Outstanding Shares of Pinstripes Holdings Class A Common Stock
Up to 4,969,777 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Conversion of Pinstripes Holdings Series B-1 Common Stock, Pinstripes Holdings Series B-2 Common Stock and Pinstripes Holdings Series B-3 Common Stock
Up to 647,011 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of Pinstripes Options
Up to 172,806 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon the Vesting of Restricted Stock Units
Up to 2,912,500 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of the Oaktree Warrants
Up to 11,910,000 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of Private Placement Warrants
Up to 11,910,000 Private Placement Warrants to Purchase Pinstripes Holdings Class A Common Stock
This prospectus relates to the issuance by Pinstripes Holdings, Inc., a Delaware corporation (“Pinstripes Holdings,” “we,” “us,” or “our” and, prior to the Business Combination (as defined below), “Banyan”) of up to (i) 12,075,000 shares of Class A common stock, par value $0.0001 per share, of Pinstripes Holdings (“Pinstripes Holdings Class A Common Stock”) that are issuable upon the exercise of the Public Warrants (as defined below) originally issued in the initial public offering of Banyan (the “IPO”) and (ii) 11,910,000 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Private Placement Warrants (as defined below), originally issued in a private placement to the Sponsor (as defined below) and the underwriters of the IPO, by the holders thereof. We are registering the issuance of such shares of Pinstripes Holdings Class A Common Stock (the “Warrant Shares”) upon exercise of the Public Warrants and the Private Placement Warrants (collectively, the “Warrants”) as required by that certain Warrant Agreement, dated as of January 19, 2022 (the “Warrant Agreement”), entered into by and between Banyan and Continental Stock Transfer & Trust Company.
This prospectus also relates to the offer and sale from time to time by the selling securityholders identified in this prospectus, or their permitted transferees (the “Selling Securityholders”), of up to an aggregate of 36,605,141 shares of Pinstripes Holdings Class A Common Stock, which consist of:
(i) 4,172,025 outstanding shares of Pinstripes Holdings Class A Common Stock that, consist of (a) 2,646,250 outstanding shares of Pinstripes Holdings Class A Common Stock issued upon conversion on a one-for-one basis of 2,646,250 shares of Class B Common Stock of Banyan (together with the Class A Common Stock of Banyan, the “Banyan Common Stock”), originally issued to Banyan Acquisition Sponsor LLC (the “Sponsor”) at a purchase price of approximately $0.003 per share before the IPO, of which (1) 2,596,762 shares continue to be held as Pinstripes Holdings Class A Common Stock by the Sponsor and (2) 49,488 shares were assigned and sold by the Sponsor to the Sponsor Holders (as defined below) for a purchase price of $0.003 per share before the IPO, and continue to be held as Pinstripes Holdings Class A Common Stock by the Individual Sponsor Holders, (b) 1,018,750 shares that were, upon closing of the Business Combination, effectively re-issued as Pinstripes Holdings Class A Common Stock to certain investors in Banyan in consideration of their agreement not to redeem their respective shares of Banyan Class A Common Stock in connection with Banyan’s extension meeting held on April 21, 2023 (the “Non-Redeeming Investors”), after being forfeited as Banyan Common Stock by the Sponsor Holders , and (c) 507,025 shares were, upon closing of the Business Combination, effectively re-issued as Pinstripes Holdings Common Stock to holders of the Series I Convertible Preferred Stock in consideration of their agreement to invest in the Series I Financing (as defined below), after being forfeited as Banyan Common Stock by the Sponsor Holders;
(ii) 11,771,022 outstanding shares of Pinstripes Holdings Class A Common Stock (the “Pinstripes Affiliate Shares”) that, consist of (a) 11,669,311 outstanding shares of Pinstripes Holdings Class A Common Stock issued to stockholders of Pinstripes, Inc, that are executive officers, directors and other affiliates of Pinstripes Holdings (the “Pinstripes Affiliates”) in the Business Combination in exchange for their shares of Pinstripes Common Stock (as defined below), including shares issued upon conversion of Pinstripes Preferred Stock, which Pinstripes Affiliate Shares were, at various times prior to the Business Combination, acquired by the Pinstripes

Affiliates; provided, that the Pinstripes Affiliates Shares include 1,242,975 shares of Pinstripes Holdings Class A Common Stock that were re-issued to the Pinstripes Affiliates after being forfeited as Banyan Common Stock by the Sponsor Holders and which shares of Banyan Common Stock were initially issued to the Sponsor in a private placement at a purchase price of $0.003 per share before the IPO, and some of which were assigned and sold by the Sponsor to certain Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO;
(iii) 50,000 outstanding shares of Pinstripes Holdings Class A Common Stock issued to Roth Capital Partners LLC in settlement of $0.5 million of transaction costs incurred by Pinstripes for financial advisor, legal and other professional services (accordingly, at an effective price of $10.00 per share);
(iv) 4,696,777 shares of Pinstripes Holdings Class A Common Stock issuable upon conversion of Pinstripes Holdings Series B-1 Common Stock, Pinstripes Holdings Series B-2 Common Stock and Pinstripes Holdings Series B-3 Common Stock, of which (a) 915,000 shares are issuable upon conversion of 915,000 shares of Pinstripes Holdings Series B-1 Common Stock that were issued, in connection with the consummation of the Business Combination, on a one-for-one basis in exchange for 915,000 shares of Banyan Common Stock, which shares were initially issued to the Sponsor in a private placement at purchase price of $0.003 per share before the IPO, of which 896,104 shares continued to be held by the Sponsor until the closing of the Business Combination and 18,896 shares were assigned and sold by the Sponsor to certain Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO, (b) 915,000 shares are issuable upon conversion of 915,000 shares of Pinstripes Holdings Series B-2 Common Stock that were issued, in connection with the consummation of the Business Combination, on a one-for-one basis in exchange for 915,000 shares of Banyan Common Stock, which were initially issued to the Sponsor in a private placement at an effective purchase price of $0.003 per share before the IPO, of which 896,103 shares continued to be held by the Sponsor until the closing of the Business Combination and 18,897 shares were assigned and sold by the Sponsor to the Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO, (c) 872,160 shares are issuable upon conversion of 872,160 shares of Pinstripes Holdings Series B-1 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock (d) 872,160 shares are issuable upon conversion of 872,160 shares of Pinstripes Holdings Series B-2 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock, and (e) 1,395,457 shares are issuable upon conversion of 1,395,457 shares of Pinstripes Holdings Series B-3 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock;
(v) up to 647,011 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of Pinstripes Holdings Options (as defined below) that were issued to Pinstripes Affiliates in exchange for Pinstripes Options (as defined below), which Pinstripes Options were issued as consideration for service as directors and officers;
(vi) up to 172,806 shares of Pinstripes Holdings Class A Common Stock issuable upon the vesting of restricted stock units that were issued to non-employee directors of Pinstripes Holdings on January 19, 2024 as consideration of their service as directors of Pinstripes Holdings;
(vii) up to 2,912,500 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Oaktree Warrants (as defined below) issued by Pinstripes Holdings to Oaktree Capital Management, L.P. (“Oaktree”), in connection with the closing of the Business Combination and the Oaktree Tranche 1 Loan (as defined below), in consideration of Oaktree’s providing the Oaktree Tranche 1 Loan; and
(viii) up to 11,910,000 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise, at an exercise of $11.50 per share, of 11,910,000 Private Placement Warrants (as defined below), of which (a) 10,860,000 were issued to the Sponsor at an effective purchase price of $1.00 per share in connection with the closing of the IPO and (b) 1,050,000 were issued to the underwriters of the IPO at an effective purchase price of $1.00 per share. This Prospectus also relates to the offer and sale from time to time by certain of the Selling Securityholders of the Private Placement Warrants.
The 24,342,922 shares of Pinstripes Holdings Class A Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders would represent approximately 61.0% of the shares of Pinstripes Holdings Class A Common Stock outstanding as of February 9, 2024 and 31.4% of the shares of Pinstripes Holdings Class A Common Stock outstanding assuming the issuance of all 37,727,500 shares of Pinstripes Holdings Class A Common Stock issuable upon full exercise of the Warrants and the Oaktree Warrants and upon conversion of all outstanding shares of Pinstripes Holdings Series B Common Stock (which may will become convertible only upon the satisfaction of the conditions described elsewhere in this prospectus).
However, 15,943,047 of the shares of Pinstripes Holdings Class A Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders are subject to a contractual lock-up period, and may not be sold or otherwise transferred for a period of six months following the Closing; provided, that the transfer restrictions for the security holders will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the Pinstripes Holdings Class A Common Stock reaching or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and the transfer restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, certain open market transfers and transfers upon death or by will. Additionally, the shares of Pinstripes Holdings Class A Common Stock underlying the Oaktree Warrants may not be publicly resold until the first anniversary of the closing of the Business Combination. Given the substantial number of shares of Pinstripes Holdings Class A Common Stock being registered pursuant to this prospectus, the sale of such shares, or the perception in the market of the potential for the sale of a large number of shares, could increase the volatility of the market price of Pinstripes Holdings Class A Common Stock or result in a significant decline in the public trading price of Pinstripes Holdings Class A Common Stock. See “Risk Factors - The shares of Pinstripes Holdings Class A Common Stock being offered in this prospectus represent a substantial percentage of the outstanding shares of Pinstripes Holdings Class A Common Stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the Pinstripes Holdings Class A Common Stock to decline significantly.”
We will bear all costs, expenses and fees in connection with the registration of the shares of Pinstripes Holdings Class A Common Stock and the Private Placement Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Pinstripes Holdings Class A Common Stock and the Private Placement Warrants.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Pinstripes Holdings Class A Common Stock and Public Warrants are listed on the New York Stock Exchange under the ticker symbols “PNST” and “PNST WS”. On February 9, 2024, the closing price of Pinstripes Holdings Class A Common Stock was $3.42 per share and the closing price of the Public Warrants was $0.30 per Public Warrant. Notwithstanding any changes in the prevailing market price, certain Selling Securityholders may still experience a positive rate of return on their securities due to the lower effective purchase price at which they purchased such securities. See “Risk Factors - Certain existing stockholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return.” You may not experience a similar rate of return should you invest in our securities, as the price at which you purchase our securities may differ from that of these Selling Securityholders.
We will not receive any proceeds from the sale of the Pinstripes Holdings Class A Common Stock by the Selling Securityholders pursuant to this prospectus. We will receive any proceeds from the exercise of the Warrants (if any) for cash, but not from the sale of the shares of Pinstripes Holdings Class A Common Stock issuable upon such exercise. However, the exercise price of the Warrants and is $11.50 per share, which exceeds the trading price of the Pinstripes Holdings Class A Common Stock as of the date of this prospectus, and we believe that, for so long as the Warrants are “out of the money,” the holders thereof are not likely to exercise the Warrants.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 12, 2024.

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
We may also provide a prospectus supplement or post-effective amendment to this registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.” You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”
On December 29, 2023 (the “Closing Date”), we consummated the previously announced business combination (the “Closing”) pursuant to the Business Combination Agreement, dated as of June 22, 2023 (as amended and restated as of September 26, 2023 and November 22, 2023, the “Business Combination Agreement”), by and among Banyan, Panther Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Banyan (“Merger Sub”), and Pinstripes, Inc., a Delaware corporation (“Pinstripes”). On the Closing Date, Merger Sub merged with and into Pinstripes (the “Merger”), with Pinstripes surviving the Merger as a wholly-owned subsidiary of Banyan.

CERTAIN DEFINED TERMS
“2023 EIP Plan” means the Pinstripes Holdings, Inc. 2023 Omnibus Equity Incentive Plan.
“2024 EBITDA” means the Consolidated Net Income of the Company for the EBITDA Earnout Period, adjusted by adding thereto or (subtracting) therefrom, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication by (a) the total consolidated interest expense (net of interest income) of the Company for the EBITDA Earnout Period determined on a consolidated basis in accordance with GAAP, (b) the amortization expense of the Company for the EBITDA Earnout Period, determined on a consolidated basis in accordance with GAAP, (c) the depreciation expense of Pinstripes Holdings for the EBITDA Earnout Period, determined on a consolidated basis in accordance with GAAP, (d) the tax expense (benefit) of the Company, for the EBITDA Earnout Period, determined on a consolidated basis in accordance with GAAP, and (e) all non-cash losses (net of gains) or charges resulting from any (i) application of purchase accounting, (ii) changes in the fair value of liabilities relating to Listed Warrants or other mark-to-market adjustments, (iii) non-cash expenses (benefits) arising from grants of equity appreciation rights, equity options, restricted equity or any other equity-based compensation or equity-based incentive plan of the Company, (iv) non-cash impairment of goodwill and other long-term intangible assets, (v) unrealized non-cash losses (gains) under swap or similar contracts, (vi) unrealized noncash losses (gains) due to fluctuations in currency values, or (vii) non-cash losses (gains) resulting from any impairment of assets, in each case, for the EBITDA Earnout Period, determined on a consolidated basis in accordance with GAAP.
“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement into by and among the Company, the Sponsor Holders, and certain other Company equityholders at Closing.
“AMR Report” means the U.S. Corporate Event Market by Event Type (Conference/Seminar, Trade Shows/Exhibitions, Incentive Programs, Company Meetings, and Others), and Industry (Banking and Financial Sector, Information Technology, Real Estate and Infrastructure, Automotive, Insurance, and Others): Global Opportunity Analysis and Industry Forecast 2021-2030 report prepared by Allied Market Research.
“Banyan” means Banyan Acquisition Corporation, a Delaware corporation, prior to the consummation of the Business Combination.
“Banyan Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Banyan, outstanding prior to the consummation of the Business Combination.
“Banyan Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Banyan, outstanding prior to the consummation of the Business Combination.
“Banyan Common Stock” means, collectively, the Banyan Class A Common Stock and the Banyan Class B Common Stock.
“Private Placement Warrants” means the warrants issued to the Sponsor and the IPO Underwriters in a private placement simultaneously with the closing of the IPO.
“Brookfield” means Norwalk Land Development, LLC and its affiliates.
“Business Combination” means the transactions consummated pursuant to the Business Combination Agreement, including the Merger.
“Business Combination Agreement” means the Business Combination Agreement, dated as of June 22, 2023, as amended and restated on September 26, 2023 and on November 22, 2023, by and among Banyan, Merger Sub and Pinstripes.
“Bylaws” mean the Amended and Restated Bylaws of the Company, in effect following the Business Combination.

“Change of Control” means any transaction or series of transactions (a) constituting a merger, consolidation, reorganization or other business combination or equity or similar investment, however effected, following which either (i) the members of the board of directors of the Company immediately prior to such merger, consolidation, reorganization or other business combination or equity or similar investment do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination or equity or similar investment do not continue to represent or are not converted into fifty percent or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof; or (b) the result of which is a sale of fifty percent or more of the assets of the Company to any person.
“Charter” means the Second Amended and Restated Certificate of Incorporation of the Company.
“Closing” means the closing of the Business Combination.
“Closing Date” means December 29, 2023.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consolidated Net Income” means, for the EBITDA Earnout Period, the consolidated net income (or loss) of the Company determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, the revenue recognition policies and practices utilized by Pinstripes as of the date of November 22, 2023 shall be utilized for purposes of determining Consolidated Net Income.
“DGCL” means the Delaware General Corporation Law, as amended.
“Director Designation Agreement” means the director designation agreement dated as of the Closing Date, by and between the Company and Dale Schwartz.
"Earnout Shares” means the 2,500,000 shares designated as Pinstripes Holdings Series B-1 Common Stock and 2,500,000 shares designated as Pinstripes Holdings Series B-2 Common Stock, which shares are subject to the vesting and forfeiture conditions and restrictions on transfer set forth in the Charter.
“Earnout Period” means the period commencing five months after the Closing Date and ending on the fifth anniversary of the Closing Date.
“EBITDA Earnout Period” means the period starting on January 8, 2024 and ending on January 5, 2025.
“EBITDA Earnout Shares” means the 4,000,000 shares designated as Pinstripes Holdings Series B-3 Common Stock, which shares are subject to the vesting and forfeiture conditions on transfer set forth in the Charter.
“Effective Time” means the effective time of the Merger.
“ESPP” means the Pinstripes Holdings, Inc. 2023 Employee Stock Purchase Plan.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means, for each share of Pinstripes Common Stock outstanding immediately prior to the consummation of the Business Combination (including as a result of the warrant exercises and convertible note conversions, but excluding any dissenting shares and cancelled treasury stock and shares of Pinstripes Common Stock issued in connection with the conversion of the Series I Convertible Preferred Stock), approximately 1.85 shares of Pinstripes Holdings Class A Common Stock..
“Full-Service Restaurants: Global Strategic Business Report” means the Global Full-Service Restaurants market trends (2022 – 2030) report prepared by Global Industry Analysts Inc.
“GAAP” means U.S. generally accepted accounting principles.

“HBC US Holdings” means Hudson’s Bay Company and its affiliates.
“IAAPA Report” means the 2019 to 2023 Global Theme and Amusement Park Outlook Report prepared by the International Association of Amusement Parks Attractions.
“IBISWorld Weddings Report” means the Wedding Services in the US industry trends (2018 – 2023) report prepared by IBISWorld.
“Individual Sponsor Holders” means Bruce Lubin Kimberly Gill Rimsza, Otis Carter, George Courtot, Brett Briggs and Matt Jaffee.
“IPO” means Banyan’s initial public offering of its units, common stock and warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on January 19, 2022 (SEC File Nos. 333-258599 and 333-262248).
“IPO Letter Agreement” means the letter agreement, dated January 19, 2022, by and among Banyan, the Sponsor and other parties thereto.
“IPO Underwriters” means BTIG, LLC and I-Bankers Securities, Inc.
“Legacy Pinstripes” means Pinstripes Holdings, LLC and its consolidated subsidiaries prior to the consummation of the Business Combination.
“Lockup Agreement” means the lockup agreement, dated June 22, 2023, and entered into concurrently with the execution and delivery of the Business Combination Agreement, by and among Banyan, Pinstripes and certain security holders of Pinstripes.
“Macerich” means Macerich HHF Broadway Plaza LLC and its affiliates.
“Merger” means the merger of Merger Sub with and into Pinstripes, with Pinstripes being the surviving entity and continuing as a direct, wholly owned subsidiary of Pinstripes Holdings.
“Merger Sub” means Panther Merger Sub Inc., a Delaware corporation and direct, wholly-owned subsidiary of Banyan.
“Middleton Series I Investors” means, collectively, Middleton Pinstripes Investor LLC, a Delaware limited liability company, and Middleton Pinstripes Investor SBS LLC, a Delaware limited liability company. The Middleton Series I Investors are affiliates of Middleton Partners, an investment firm of which Keith Jaffee, who was Banyan’s Chief Executive Officer prior to the Closing, is the Chairman.
“Non-Redeeming Investors” means certain investors in Banyan who agreed not to redeem their respective shares of Banyan Class A Common Stock in connection with Banyan’s extension meeting held on April 21, 2023.
“NYSE” means the New York Stock Exchange.
“Oaktree” means Oaktree Capital Management, L.P.
“Oaktree Warrants” means the warrants issued by the Company to Oaktree Capital Management, L.P., in connection with the closing of the Business Combination and the Oaktree Tranche 1 Loan.
“Oaktree Loan Agreement” means the loan agreement, dated as of December 29, 2023, by and among Pinstripes, Pinstripes Holdings, Oaktree Fund Administration, LLC, as agent and the lenders party thereto.
“Oaktree Tranche 1 Loan” means the $50.0 million loan pursuant to the Oaktree Loan Agreement.
“O’Connor/LaSalle” means LaSalle Investment Management and its affiliates.
“Pinstripes” means Pinstripes, Inc., a Delaware corporation.
v

“Pinstripes Affiliates” means affiliates of Pinstripes prior to the vote of the Pinstripes stockholders to approve the Business Combination.
“Pinstripes Common Stock” means the Common Stock, par value $0.01 per share, of Pinstripes outstanding prior to the Business Combination.
“Pinstripes Convertible Notes” means (a) the Convertible Note, dated June 4, 2021, by and between Pinstripes and Fashion Square Eco LP (as amended), and (b) the Convertible Note, dated June 4, 2021, by and between Pinstripes and URW US Services, Inc. (as amended) outstanding prior to the Business Combination.
“Pinstripes Holdings” refers to Banyan following the Closing of the Business Combination, including its name change from Banyan to “Pinstripes Holdings, Inc.”
“Pinstripes Holdings Board” means the board of directors of Pinstripes Holdings subsequent to the completion of the Business Combination.
“Pinstripes Holdings Common Stock” means the Common Stock, par value $0.01 per share, of Pinstripes outstanding immediately prior to the Business Combination, including the Pinstripes Common Stock issued upon conversion of the Pinstripes Preferred Stock and the Pinstripes Convertible Notes and upon the exercise of the Silverview Warrants.
“Pinstripes Holdings Class A Common Stock” means Pinstripes Holdings’ Class A common stock, par value $0.0001 per share.
“Pinstripes Holdings Class B Common Stock” means the Pinstripes Holdings Series B-1 Common Stock, the Pinstripes Holdings Series B-2 Common Stock and the Pinstripes Holdings Series B-3 Common Stock.
“Pinstripes Holdings Series B-1 Common Stock” means Pinstripes Holding’s Series B-1 common stock, par value $0.0001 per share, which are subject to vesting and forfeiture conditions set forth in the Charter.
“Pinstripes Holdings Series B-2 Common Stock” means Pinstripes Holding’s Series B-2 common stock, par value $0.0001 per share, which are subject to vesting and forfeiture conditions set forth in the Charter.
“Pinstripes Holdings Series B-3 Common Stock” means Pinstripes Holdings’ Series B-3 common stock, par value $0.0001 per share, which are subject to vesting and forfeiture conditions set forth in the Charter.
“Pinstripes Holdings Options” means the options to purchase Pinstripes Holdings Class A Common Stock issued to Pinstripes Affiliates in exchange for Pinstripes Options.
“Pinstripes Options” means each option to purchase Pinstripes Common Stock outstanding prior to the Business Combination.
“Pinstripes Preferred Stock” means, collectively, shares of preferred stock, par value $0.01 per share, of Pinstripes designated as “Series A Preferred Stock,” “Series B Preferred Stock,” “Series C Preferred Stock,” “Series D-1 Preferred Stock,” “Series D-2 Preferred Stock,” “Series E Preferred Stock,” “Series F Convertible Preferred Stock,” “Series G Convertible Preferred Stock,” “Series H Convertible Preferred Stock” and “Series I Convertible Preferred Stock” authorized pursuant to the Pinstripes Charter and outstanding prior to the Business Combination.
“Pinstripes Stockholders” means, collectively, the holders of Pinstripes Common Stock immediately prior to the consummation of the Business Combination.
“Private Placement Warrants” means the warrants issued to the Sponsor and the IPO Underwriters in a private placement simultaneously with the closing of the IPO.
“Public Warrants” means the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means shares of Banyan Class A Common Stock sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).
“PWC Report” means the Global Entertainment & Media Outlook: 2019 – 2023 prepared by Pricewaterhouse Coopers.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Holder Support Agreement” means the security holder support agreement, dated as of June 22, 2023, and entered into concurrently with the execution and delivery of the Business Combination Agreement, by and among Banyan, Pinstripes and certain security holders of Pinstripes.
“Selling Securityholders” means the persons listed in the table in the section titled “Selling Securityholders” and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of such persons’ interest in the Pinstripes Holdings Class A Common Stock or Private Placement Warrants other than through a public sale.
“Series I Amount” means the aggregate $21,266,200 investment from the Middleton Series I Investors in Pinstripes, Inc.
“Series I Financing” means the aggregate $21,266,200 investment from the Middleton Series I Investors in Pinstripes, Inc. in exchange for an aggregate of 850,648 shares of Pinstripes’ Series I Convertible Preferred Stock.
“Silverview Warrants” means, collectively, that certain (a) Warrant No. 25, exercisable into up to 258,303 shares of Pinstripes Common Stock, issued to Silverview Special Situations Lending Corporate Warrants LP on March 7, 2023, and (b) Warrant No. 26, exercisable into up to 8,697 shares of Pinstripes Common Stock, issued to Spearhead Insurance Solutions IDF, LLC — Series SCL on March 7, 2023.
“Simon Property Group” means Simon Property Group, L.P.
“Special Meeting” refers to the special meeting of Banyan stockholders where holders of Banyan Common Stock were asked to, among other things, approve the Business Combination and adopt the Business Combination Agreement.
“Sponsor” means Banyan Acquisition Sponsor LLC, a Delaware limited liability company.
“Sponsor Letter Agreement” means the letter agreement, dated June 22, 2023, as amended on December 22, 2023.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its direct or indirect subsidiaries is, directly or indirectly, a general partner or managing member.
“Transaction” means the transactions contemplated by the Business Combination Agreement.
“Transaction Agreements” means the Business Combination Agreement, the Sponsor Letter Agreement, the Security Holder Support Agreement, the Lockup Agreement, the Director Designation Agreement, the A&R Registration Rights Agreement, the Charter, the Bylaws and all the agreements, documents, instruments and certificates entered into in connection therewith and any and all exhibits and schedules thereto.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Underwriters” means the underwriters of the IPO.

“Vesting Shares” means the 1,830,000 of the shares of Banyan Common Stock held by the Sponsor Holders that are subject to vesting and forfeiture conditions, of which 915,000 shares are designated as Pinstripes Holdings Series B-1 Common Stock and 915,000 shares are designated as Pinstripes Holdings Series B-2 Common Stock upon the Closing.
“Warrant Agreement” means the Warrant Agreement, dated January 19, 2022, by and between Banyan and Continental Stock Transfer & Trust Company, as warrant agent.
“Warrants” means the Public Warrants and the Private Placement Warrants issued pursuant to the Warrant Agreement.
“Westfield” means Westland Garden State Plaza Limited Partnership and Westfield Topanga Owner LLC and their affiliates.

TRADEMARKS
This prospectus includes the trademarks of Pinstripes Holdings such as “Pinstripes,” which are protected under applicable intellectual property laws and are the property of Pinstripes Holdings or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other entities, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names. The Company does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.
MARKET AND INDUSTRY INFORMATION
This prospectus includes market and industry data and forecasts that the Company has derived from publicly available information, various industry publications, other published industry sources, the Company’s internal data and estimates and assumptions made by the Company based on such sources. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.
Although the Company believes that these third-party sources are reliable, neither the Company nor any of its affiliates or representatives guarantees the accuracy or completeness of this information, and neither the Company nor any of its affiliates or representatives has independently verified this information. Some market data and statistical information are also based on the Company’s good faith estimates, which are derived from the Company’s management’s knowledge of its industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this prospectus, including the size of the Company’s total addressable market, are based on estimates of the Company’s management. These estimates have been derived from the Company’s management’s knowledge and experience in the markets in which it operates, as well as information obtained from surveys, reports by market research firms, the Company’s customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which the Company operates and have not been verified by independent sources. References herein to the Company being a leader in a market or product category refer to the Company’s belief that it is a best-in-class experiential dining and entertainment brand, unless the context otherwise requires.
The Company’s internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which the Company operates and the Company’s management’s understanding of industry conditions. Although the Company believes that such information is reliable, the Company has not had this information verified by any independent sources. The estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to Our Business and Operations” and elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus and the documents incorporated by reference herein are “forward-looking statements” that reflect our current views with respect to future events and financial performance, business strategies, expectations for our business and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. These forward-looking statements include statements about the anticipated benefits of the Business Combination and our financial conditions, results of operations, earnings outlook and prospects. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pinstripes Holdings” and “Information About Pinstripes Holdings”.
In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this prospectus. We cannot assure you that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:
•our ability to recognize the anticipated benefits of the Business Combination;
•risks related to the uncertainty of the projected financial information with respect to the Company;
•the risks related to our current growth strategy and our ability to successfully open and integrate new locations;
•risks related to our substantial indebtedness;
•the risks related to the capital intensive nature of our business, our ability to attract new customers and retain existing customers and the impact of the COVID-19 pandemic, including the resulting labor shortage and inflation, on us;
•our success in retaining or recruiting, or changes required in our officers, key employees or directors in operating as a public company;
•our ability to maintain the listing of Pinstripes Holdings Class A Common Stock and Warrants on the NYSE;
•geopolitical risk and changes in applicable laws or regulations;
•the possibility that we may be adversely affected by other economic, business, and/or competitive factors;
•our estimates of expenses and profitability;
•operational risk;
•the possibility that the COVID-19 pandemic, or another major disease, disrupt our business;
x

•litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources; and
•other risks and uncertainties indicated in this prospectus, including those under the heading “Risk Factors”, and other filings that have been made or will be made with the SEC by the Company, as applicable.
The foregoing list of factors is not exhaustive and additional factors may cause actual results to differ materially from current expectations. We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by us prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. In addition, there may be additional risks that we presently does not know or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.
All subsequent written and oral forward-looking statements concerning matters addressed in this prospectus and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. We do not give any assurance that we will achieve our expectations. Investors and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which only speak as of the date made, are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside of our control. Except to the extent required by applicable law or regulation, we expressly disclaim any obligation and undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Stockholders should be aware that the occurrence of the events described in the section titled “Risk Factors” and elsewhere in this prospectus may adversely affect the Company.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. You should read this entire document and the other documents to which we refer before you decide to invest in our securities. Unless the context indicates otherwise, references in this prospectus to the “Company,” “Pinstripes Holdings,” “we,” “us,” “our” and similar terms refer to Pinstripes Holdings, Inc. (f/k/a Banyan Acquisition Corporation) and its consolidated subsidiaries after the consummation of the Business Combination. References to “Banyan” refer to the predecessor company prior to the consummation of the Business Combination.
About Pinstripes Holdings
Pinstripes Holdings is an experiential dining and entertainment concept combining exceptional Italian-American cuisine with bowling, bocce, and private events. Our large-format community venues offer a winning combination of sophisticated fun for the consumer longing for human connectedness across generations, and we deliver a broad range of experiences, from a 300-person wedding in one of our many event spaces, to an intimate date night for two in one of our dining rooms, to a birthday party on our bowling lanes or bocce courts. This ability to offer curated and engaging experiences across a broad range of occasions enables us to generate revenue from numerous sources, including dining, bowling and bocce and private events and off-site events and catering.
As of January 5, 2024, we owned and operated 15 restaurants in nine states and Washington D.C., and employed approximately 2,000 PinMembers. We are highly disciplined in our site selection process, and we design and construct large-format locations that are each 26,000 to 38,000 square feet of interior space, plus additional outdoor patio space that includes outdoor dining, bocce courts, fire-pits and decorative fountains. Each location can host over 900 guests at a time, with dining capacity of approximately 300 guests, bar capacity of 75 guests, 11 to 20 bowling lanes, 6 to 12 indoor/outdoor bocce courts and multiple private event spaces that can accommodate groups of 20 to 1,000 guests. Our locations generated average unit volumes (“AUV”), as further defined below, of $8.6 million for the fiscal year ended April 30, 2023, demonstrating the scale of our operating model and ability to tailor our space in bespoke ways. Our overall revenue growth over the past few years has primarily been driven by increases in same store sales and is expected in the future to be primarily driven by revenues from new location openings and increases in same store sales.
Recent Developments
Business Combination
On the Closing Date we consummated the previously announced Business Combination pursuant to the Business Combination Agreement. On the Closing Date, Merger Sub merged with and into Pinstripes (the “Merger”), with Pinstripes surviving the Merger as a wholly-owned subsidiary of Banyan.
In connection with the Business Combination, among other things, (i) Banyan was renamed “Pinstripes Holdings, Inc.,” (ii) each of the then-issued and outstanding shares of Banyan Class A Common Stock, other than the Vesting Shares, continued as a share of Pinstripes Holdings Class A Common Stock, (iii) each of the then-issued and outstanding shares of Banyan Class B Common Stock, other than the Vesting Shares, converted, on a one-for-one basis, into a share of Pinstripes Holdings Class A Common Stock, (iv) 915,000 of the Vesting Shares held by the Sponsor and Individual Sponsor Holders converted, on a one-for-one basis, into shares of Pinstripes Holdings Series B-1 Common Stock and 915,000 of the Vesting Shares converted, on a one-for-one basis, into shares of Pinstripes Holdings Series B-2 Common Stock, (v) each then-issued and outstanding whole warrant exercisable for one share of Banyan Class A Common Stock become exercisable for one share of Pinstripes Holdings Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement and (vi) the Sponsor Holders forfeited an aggregate of 1,018,750 shares of Banyan Common Stock, which were re-issued as Pinstripes Holdings Class A Common Stock to certain investors in Banyan who agreed not to redeem their respective shares of Banyan Class A Common Stock in connection with Banyan’s extension meeting held on April 21, 2023 and also forfeited an additional aggregate of 1,242,975 shares of Banyan Common Stock as discussed further below. Additionally, the public units of Banyan automatically separated into the component securities upon consummation of the Business Combination and, as a result, no longer traded as a separate security.

Immediately prior to the effective time of the Business Combination (the “Effective Time”), each outstanding share of Pinstripes preferred stock (other than the Series I Convertible Preferred Stock, as defined below) automatically converted into shares of Pinstripes common stock, par value $0.01 per share (“Pinstripes Common Stock”), in accordance with the governing documents of Pinstripes, and each warrant and convertible note of Pinstripes was automatically exercised for, or converted into, shares of Pinstripes Common Stock. At the Effective Time, each share of Pinstripes Common Stock (including as a result of the warrant exercises and convertible note conversions specified above, but excluding any dissenting shares and cancelled treasury stock and shares of Pinstripes Common Stock issued in connection with the conversion of the Series I Convertible Preferred Stock (as defined below) of Pinstripes), was automatically cancelled and extinguished and converted into the right to receive shares of Pinstripes Holdings Class A Common Stock, determined in accordance with the Business Combination Agreement, at the Exchange Ratio. In addition, the holders of the outstanding shares of Pinstripes Common Stock immediately prior to the closing of the Business Combination (excluding holders of common stock issued in connection with the conversion of the Series I Convertible Preferred Stock of Pinstripes) received an aggregate of 2,500,000 shares of Series B-1 Common Stock, 2,500,000 shares of Series B-2 Common Stock and 4,000,000 shares of Series B-3 Common Stock, in each case, pro rata based upon each such holder’s entitlement to consideration in connection with the Merger. The Pinstripes Holdings Class B Common Stock is subject to the vesting and forfeiture conditions and restrictions on transfer as implemented in the Charter and as further described in “Description of Securities.” In addition, the Sponsor and certain Individual Sponsor Holders forfeited 1,242,975 shares of Banyan Common Stock, which shares were re-issued to holders of shares of Pinstripes Common Stock outstanding immediately prior to the Closing as Pinstripes Holdings Class A Common Stock, pro rata based upon each such holder’s entitlement to consideration in connection with the Merger. Further, each option (whether vested or unvested) to purchase shares of Pinstripes Common Stock that was outstanding as of immediately prior to the Effective Time was converted into an option to purchase a number of Pinstripes Holdings Class A Common Stock based on the Exchange Ratio.
Each outstanding share of Pinstripes Common Stock received upon conversion of Series I Convertible Preferred Stock of Pinstripes (the “Series I Convertible Preferred Stock”), including accrued dividends thereon, was automatically cancelled and extinguished and converted into the right to receive shares of Pinstripes Holdings Class A Common Stock determined in accordance with the Business Combination Agreement, based on an exchange ratio of approximately 2.6 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Common Stock. In addition, the Sponsor and certain Individual Sponsor Holders forfeited 507,025 shares of Banyan Common Stock, which shares were re-issued to holders of the Series I Convertible Preferred Stock as Pinstripes Holdings Class A Common Stock, pro rata based upon each such holder’s entitlement to consideration in connection with the Merger.
Also on December 29, 2023, immediately following consummation of the Business Combination, Pinstripes Holdings and the registrant entered into the Oaktree Loan Agreement with Oaktree Fund Administration, LLC, as agent (the “Agent”) and the lenders party thereto (the “Lenders), providing for the Oaktree Tranche 1 Loan. In connection with the closing of the Oaktree Tranche 1 Loan, the Lenders were granted the Oaktree Warrants. Also on December 29, 2023, immediately following the consummation of the Business Combination, Pinstripes borrowed an additional $5.0 million under the Loan Agreement, dated as of March 7, 2023 by and among Pinstripes Holdings, Inc., Silverview Credit Partners LP, and other institutional investors from time to time (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Silverview Loan Agreement”).
The Pinstripes Holdings Class A Common Stock and Public Warrants commenced trading on the New York Stock Exchange (the “NYSE”) under the symbols “PNST” and “PNST WS,” respectively, on January 2, 2024.
The Business Combination has been accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Banyan was treated as the acquired company and Pinstripes was treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Pinstripes Holdings represent a continuation of the financial statements of Pinstripes, with the Business Combination treated as the equivalent of Pinstripes issuing stock for the historical net assets of Banyan, accompanied by a recapitalization. The net assets of Banyan were stated at fair value, which approximated historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Pinstripes.

The rights of holders of Pinstripes Holdings Class A Common Stock and Pinstripes Holdings Class B Common Stock are governed by our Charter, our Bylaws, and the DGCL.
Corporate Information
Pinstripes was founded in 2007. Banyan was incorporated on March 10, 2021 for the purpose of consummating a business combination. Banyan completed its initial public offering of its units, common stock and warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on January 19, 2022 (SEC File Nos. 333-258599 and 333-262248).
Pinstripes Holdings, Inc. is a Delaware corporation. Our principal executive offices are located at 1150 Willow Road Northbrook, IL 60062 and our telephone number at that address is (847) 480-2323. Our website is located at www.pinstripes.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.
Emerging Growth Company
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies for up to five years or until we are no longer an emerging growth company. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We have elected not to opt out of such extended transition period, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.
We will remain an emerging growth company until the earlier of (1) the last day of the first fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Pinstripes Holdings Class A Common Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

THE OFFERING

Issuer	Pinstripes Holdings, Inc. (f/k/a Banyan Acquisition Corporation).

Issuance of Pinstripes Class A Common Stock

Shares of Pinstripes Holdings Class A Common Stock offered
Up to 12,075,000 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of Public Warrants and (ii) 11,910,000 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of Private Placement Warrants.

Shares of Pinstripes Holdings Class A Common Stock outstanding prior to exercise of Warrants	39,918,036 shares as of the close of business on February 9, 2024.

Shares of Pinstripes Holdings Class A Common Stock outstanding assuming exercise of all Warrants	63,903,036 shares (based on total shares outstanding as of the close of business on February 9, 2024).

Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds
We will receive proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants, if any, to facilitate the further growth of our business, including through the development of additional locations, and for general corporate purposes. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of the Pinstripes Holdings Class A Common Stock. As of the date of this prospectus, the trading price of the Pinstripes Holdings Class A Common Stock is substantially less than the $11.50 per share exercise price of the Warrants. For so long as the Warrants are “out of the money,” we believe holders of the Warrants will be unlikely to exercise their Warrants. There can be no assurance that the Warrants will be “in the money” prior to expiring, and thus we may never receive any proceeds from the exercise of such Warrants. Further, to the extent that the Warrants are exercised but on a “cashless basis,” the amount of cash we would receive from the exercise of Warrants, if any, would decrease. The Private Placement Warrants are exercisable on a cashless basis at any time and the Public Warrants are exercisable on a cashless basis in certain limited circumstances. See the section titled “Use of Proceeds.”

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

NYSE Ticker Symbols	“PNST” and “PNST WS,” for Pinstripes Holdings Class A Common Stock and the Warrants, respectively.

THE OFFERING

Issuer	Pinstripes Holdings, Inc. (f/k/a Banyan Acquisition Corporation).

Offering and Resale of Pinstripes Holdings Class A Common Stock and Warrants

Shares of Pinstripes Holdings Class A Common Stock offered by the Selling Securityholders	Up to an aggregate of 36,605,141 shares of Pinstripes Holdings Class A Common Stock, which consist of:

(i) 4,172,025 outstanding shares of Pinstripes Holdings Class A Common Stock that, consist of (a) 2,646,250 outstanding shares of Pinstripes Holdings Class A Common Stock issued upon conversion on a one-for-one basis of 2,646,250 shares of Class B Common Stock of Banyan, originally issued to the Sponsor at a purchase price of approximately $0.003 per share before the IPO, of which (1) 2,596,762 shares continue to be held as Pinstripes Holdings Class A Common Stock by the Sponsor and (2) 49,488 shares were assigned and sold by the Sponsor to the Sponsor Holders for a purchase price of $0.003 per share before the IPO, and continue to be held as Pinstripes Holdings Class A Common Stock by the Individual Sponsor Holders, (b) 1,018,750 shares that were, upon closing of the Business Combination, effectively re-issued as Pinstripes Holdings Class A Common Stock to Non-Redeeming Investors, after being forfeited as Banyan Common Stock by the Sponsor Holders , and (c) 507,025 shares were, upon closing of the Business Combination, effectively re-issued as Pinstripes Holdings Common Stock to holders of the Series I Convertible Preferred Stock in consideration of their agreement to invest in the Series I Financing, after being forfeited as Banyan Common Stock by the Sponsor Holders;
(ii) 11,771,022 outstanding shares of Pinstripes Holdings Class A Common Stock that, consist of (a) 11,669,311 outstanding shares of Pinstripes Holdings Class A Common Stock issued to Pinstripes Affiliates in the Business Combination in exchange for their shares of Pinstripes Common Stock, including shares issued upon conversion of Pinstripes Preferred Stock, which Pinstripes Affiliate Shares were, at various times prior to the Business Combination, acquired by the Pinstripes Affiliates; provided, that the Pinstripes Affiliates Shares include 1,242,975 shares of Pinstripes Holdings Class A Common Stock that were re-issued to the Pinstripes Affiliates after being forfeited as Banyan Common Stock by the Sponsor Holders and which shares of Banyan Common Stock were initially issued to the Sponsor in a private placement at a purchase price of $0.003 per share before the IPO, and some of which were assigned and sold by the Sponsor to certain Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO;
(iii) 50,000 outstanding shares of Pinstripes Holdings Class A Common Stock issued to Roth Capital Partners LLC in settlement of $0.5 million of transaction costs incurred by Pinstripes for financial advisor, legal and other professional services (accordingly, at an effective price of $10.00 per share);

(iv) 4,696,777 shares of Pinstripes Holdings Class A Common Stock issuable upon conversion of Pinstripes Holdings Series B-1 Common Stock, Pinstripes Holdings Series B-2 Common Stock and Pinstripes Holdings Series B-3 Common Stock, of which (a) 915,000 shares are issuable upon conversion of 915,000 shares of Pinstripes Holdings Series B-1 Common Stock that were issued, in connection with the consummation of the Business Combination, on a one-for-one basis in exchange for 915,000 shares of Banyan Common Stock, which shares were initially issued to the Sponsor in a private placement at purchase price of $0.003 per share before the IPO, of which 896,104 shares continued to be held by the Sponsor until the closing of the Business Combination and 18,896 shares were assigned and sold by the Sponsor to certain Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO, (b) 915,000 shares are issuable upon conversion of 915,000 shares of Pinstripes Holdings Series B-2 Common Stock that were issued, in connection with the consummation of the Business Combination, on a one-for-one basis in exchange for 915,000 shares of Banyan Common Stock, which were initially issued to the Sponsor in a private placement at an effective purchase price of $0.003 per share before the IPO, of which 896,103 shares continued to be held by the Sponsor until the closing of the Business Combination and 18,897 shares were assigned and sold by the Sponsor to the Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO, (c) 872,160 shares are issuable upon conversion of 872,160 shares of Pinstripes Holdings Series B-1 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock (d) 872,160 shares are issuable upon conversion of 872,160 shares of Pinstripes Holdings Series B-2 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock, and (e) 1,395,457 shares are issuable upon conversion of 1,395,457 shares of Pinstripes Holdings Series B-3 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock; (v) up to 647,011 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of Pinstripes Holdings Options that were issued to Pinstripes Affiliates in exchange for Pinstripes Options, which Pinstripes Options were issued as consideration for service as directors and officers;

(vi) up to 172,806 shares of Pinstripes Holdings Class A Common Stock issuable upon the vesting of restricted stock units that were issued to non-employee directors of Pinstripes Holdings on January 19, 2024 as consideration of their service as directors of Pinstripes Holdings;
(vii) up to 2,912,500 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Oaktree Warrants issued by Pinstripes Holdings to Oaktree, in connection with the closing of the Business Combination and the Oaktree Tranche 1 Loan, in consideration of Oaktree’s providing the Oaktree Tranche 1 Loan; and
(viii) up to 11,910,000 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise, at an exercise of $11.50 per share, of 11,910,000 Private Placement Warrants, of which (a) 10,860,000 were issued to the Sponsor at an effective purchase price of $1.00 per share in connection with the closing of the IPO and (b) 1,050,000 were issued to the underwriters of the IPO at an effective purchase price of $1.00 per share. This Prospectus also relates to the offer and sale from time to time by certain of the Selling Securityholders of the Private Placement Warrants.

Private Placement Warrants offered by the Selling Securityholders	11,900,000 Private Placement Warrants that were originally purchased at a price of $1.00 per warrant.

Use of proceeds	We will not receive any proceeds from the sale of shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants by the Selling Securityholders.

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Lock-up restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Securities—Lock-up Agreements” for further discussion.

NYSE Ticker Symbols	“PNST” and “PNST WS,” for Pinstripes Holdings Class A Common Stock and the Warrants, respectively.

SUMMARY RISK FACTORS
Summary of Risk Factors
You should consider all the information contained in this prospectus in deciding how to vote for the proposals presented in this prospectus. These risks are discussed more fully in the section entitled “Risk Factors” following this summary. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. These risks include, but are not limited to, the following:
•the experiential dining and entertainment market in which we operate is highly competitive;
•our long-term success is highly dependent on our ability to successfully identify and secure appropriate locations and timely develop and expand our operations in existing and new markets;
•disruptions or delays we may encounter in the expansion and construction of our facilities;
•we may not be able to renew real property leases on favorable terms, or at all, and our landlords may not meet their financial obligations to us, either of which may require us to close a location or relocate;
•our business may be adversely impacted by changes in consumer discretionary spending and general economic conditions in our markets or declines in the popularity of bowling and bocce;
•shortages or interruptions in the supply or delivery of food products;
•increased labor costs or shortages;
•the COVID-19 pandemic has disrupted, and future pandemics or natural disasters may disrupt, our business, results of operations and financial condition;
•we may not achieve our target development goals, aggressive development could cannibalize existing sales and new locations may not be successful or profitable;
•food safety and food-borne illness concerns may have an adverse effect on our business;
•damage to our reputation could negatively impact our business, financial condition and results of operations;
•our dependence on a small number of suppliers for the majority of our food ingredients;
•we depend on key executive management;
•our management has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future;
•we are subject to many federal, state and local laws with which compliance is both costly and complex;
•a liquid and established trading market may not develop for the Pinstripes Holdings Class A Common Stock;
•the sales of such shares being offered in this prospectus, or the perception that these sales could occur, could cause the market price of the Pinstripes Holdings Class A Common Stock to decline significantly;
•future investors in our Company may not experience a rate of return similar to certain existing stockholders that purchased securities in the Company at a price below the current trading price;
•pursuant to the Director Designation Agreement, Dale Schwartz, our Chairman and Chief Executive Officer, has the right to designate a specified number of directors (initially four of seven) to the Pinstripes Holdings Board and will retain certain other governance rights so long as he continues to beneficially own a certain number of shares of Pinstripes Holdings Class A Common Stock;

•if we are unable to satisfy our obligations as a public company, we would face possible delisting, which would result in a limited public market for our securities;
•we have a substantial amount of indebtedness;
•the Company is an “emerging growth company” within the meaning of the Securities Act, and this could make our securities less attractive to investors;
•a portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future, including pursuant to the prospectus; and
•the Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism.
You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances may have an adverse effect on our business, cash flows, financial condition and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair their respective businesses or financial condition.

RISK FACTORS
You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. Unless the context otherwise requires, any reference in the below subsection of this prospectus to the “Company,” “we,” “us,” “our” and “Pinstripes” refers to Pinstripes, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination and to Pinstripes Holdings following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability of Pinstripes Holdings to realize the anticipated benefits of the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of Pinstripes Holdings. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our businesses or financial condition.
Risks Related to Our Business and Operations
Our market is highly competitive. We may not be able to compete favorably in the highly competitive out-of-home and home-based entertainment and dining markets, which could adversely affect our business, results of operations and financial condition.
The experiential dining and entertainment market in which we operate is highly competitive. A substantial number of national and regional chains and independently owned restaurants and entertainment providers compete with us for customers, locations and qualified management and other staff. We also compete for corporate events, social events and other engagements, such as weddings and birthday parties, at our locations. Competitors include (i) providers of out-of-home entertainment, including other dining and entertainment businesses; (ii) other localized attraction facilities, including movie theaters, sporting events, bowling alleys, pickleball courts and nightclubs; and (iii) other private events venues, such as hotels and banquet facilities. Many of the entities operating these businesses are larger and have significantly greater financial resources, a greater number of locations, have been in business longer, have greater name recognition and are better established in the markets where our locations are situated or are planned to be situated. As a result, they may be able to invest greater resources than we can in attracting customers and succeed in attracting customers who would otherwise come to our locations. We also face competition from local establishments that offer entertainment experiences similar to ours and restaurants that are highly competitive with respect to price, quality of service, location, ambience and type and quality of food. Any efforts we may undertake to expand our entertainment offerings in order to increase our competitiveness in the out-of-home entertainment market may not be successful. We also face competition from increasingly sophisticated home-based forms of entertainment, such as internet and video gaming, home movie delivery and home food delivery. Our failure to compete favorably in these competitive markets could adversely affect our business, results of operations and financial condition.
Our long-term growth is dependent on our ability to successfully identify and secure appropriate locations and timely develop and expand our operations in existing and new markets.
One of the key means of achieving our growth strategies will be through opening and operating new locations in the United States on a profitable basis for the foreseeable future. As of January 22, 2024, we had 15 existing operational locations, and we currently plan to open four new locations in the remainder of fiscal 2024. To accomplish these goals, we must identify appropriate markets where we can enter or expand, taking into account numerous factors such as the location of our current locations, demographics, traffic patterns and information gathered from our experience. We may not be able to open our planned new locations within budget or on a timely basis, if at all, given the uncertainty of these factors, which could adversely affect our business, financial condition and results of operations. Additionally, as we operate more locations, our rate of expansion relative to the size of our location base will eventually decline.

The number and timing of new locations opened during any given period may be negatively impacted by a number of factors including, without limitation:
•the identification and availability of attractive sites for new locations and the ability to negotiate suitable lease terms;
•recruitment and training of qualified personnel in local markets;
•our ability to obtain all required governmental permits, including zonal approvals, on a timely basis;
•our ability to control construction and development costs of new locations;
•competition in new markets, including competition for appropriate sites;
•failure of the landlords and real estate developers to timely deliver real estate to us;
•the proximity of potential sites to an existing locations, and the impact of cannibalization on future growth; and
•the cost and availability of capital to fund construction costs and pre-opening expenses.
Further, we may not correctly analyze the suitability of a location or anticipate all of the challenges imposed by expanding our operations, and the lack of development and overall decrease in commercial real estate due to the current macroeconomic downturn may lead to increased costs for commercial real estate. In addition, as has happened when other experiential dining and entertainment concepts have tried to expand, we may find that our concept has limited appeal in new markets or we may experience a decline in the popularity of our concept in the markets in which we operate. If we don’t timely open new locations, including those under construction and scheduled to open in the remainder of fiscal year 2024, or if we are unable to otherwise expand in existing markets or profitably penetrate new markets, our ability to meet our growth expectations or otherwise increase our revenues and profitability may be materially harmed or we may face losses.
We may encounter disruptions or delays in the construction of our facilities, which may impair our ability to grow.
We are subject to several risks in connection with the construction of our facilities, including the availability and performance of engineers and contractors, suppliers, and consultants, the availability of funding and the receipt of required governmental approvals, licenses and permits, which could be delayed. We have previously experienced delays related to the opening of certain of our existing locations and it is possible we may experience similar delays in the future. As of January 22, 2024, we have four locations under construction and planned for opening through fiscal 2024. Any delay in the performance of any one or more of the contractors, suppliers, consultants, or other persons on whom we are dependent in connection with our construction activities, a delay in or failure to receive the required governmental approvals, licenses and permits in a timely manner or on reasonable terms, or a delay in or failure in connection with the completion and successful operation of the operational elements in connection with construction could delay and negatively affect our ability to meet our growth expectations or otherwise increase our revenues and profitability. In addition, certain of our construction contracts and leases contain co-tenancy provisions that may limit our ability to open newly constructed locations if construction related to our co-tenants’ facilities has not finished. Our forecasts currently anticipate higher revenues in the first and second years of operations for certain of our locations under construction compared to our historical first and second year revenues following the openings of our existing locations, due to the forecasted foot traffic we expect to have at such locations and the anticipation that the new locations will allow us to operate outdoors all year around.
There can be no assurance that current or future construction plans implemented by us will be successfully completed on time, within budget and without design defect, that the necessary personnel and equipment will be available in a timely manner or on reasonable terms to complete construction projects successfully, that we will be able to obtain all necessary governmental approvals, licenses and permits, or that the completion of the construction, the start-up costs and the ongoing operating costs will not be significantly higher than anticipated by us. Any of the foregoing factors could adversely impact our operations and financial condition.

Fixed rental payments account for a significant portion of our operating expenses, which increases our vulnerability to general adverse economic and industry conditions and could limit our operating and financial flexibility.
Payments under our operating leases account for a significant portion of our operating expenses. For example, total rental payments under operating leases were approximately $25.5 million, or 23% of our total revenues in fiscal 2023 and were $11.8 million, or 24% of our total revenues, in the first twenty-four weeks of fiscal 2024. In addition, as of January 17, 2024, we were a party to operating leases requiring future minimum lease payments of approximately $121.2 million in the aggregate through the next five years and approximately $128 million in the aggregate thereafter. We expect that we will lease any new locations we open under operating leases. Our substantial operating lease obligations could have significant negative consequences, including:
•increasing our vulnerability to general adverse economic and industry conditions;
•limiting our ability to obtain additional financing;
•requiring a substantial portion of our available cash to be applied to pay our rental obligations, thus reducing cash available for other purposes;
•limiting our flexibility in planning for or reacting to changes in our business or the industry in which we compete; and
•placing us at a disadvantage with respect to our competitors.
We depend on cash flow from operations to pay our lease obligations and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities and sufficient funds are not otherwise available to us from borrowings under bank loans or from other sources, we may not be able to service our operating lease obligations, grow our business, respond to competitive challenges or fund our other liquidity and capital needs.
We may not be able to renew real property leases on favorable terms, or at all, and our landlords may not meet their financial obligations to us, either of which may require us to close a location or relocate and could adversely affect our business, results of operations and financial condition.
All locations operated by us as of January 22, 2024 are operated on leased property. The leases typically provide for a base rent plus costs associated with maintenance and taxes and, in some instances, provide for the respective landlord to receive a percentage of the gross receipts above a certain threshold earned at the location governed by such lease. In the event we decide not to renew a lease at a specific location, prior written notice to the landlord is required pursuant to the timeframes prescribed in our various leases. A decision not to renew a lease for a location could be based on a number of factors, including an assessment of the area in which the location is situated and the nature and quality of nearby tenants. In addition, macroeconomic conditions, among other factors, may cause our landlords to be unable to obtain financing or remain in good standing under their existing financing arrangements, resulting in failures to pay required tenant improvement allowances or satisfy other lease covenants to us. We may choose not to renew, or may not be able to renew, certain of such existing leases, including if the capital investment then required to maintain the location is not justified by the return on the required investment. If we are not able to renew the leases at rents that allow such locations to remain profitable as their terms expire, the number of such locations may decrease, resulting in lower revenue from operations, or we may relocate a location (with the precise destination of such new location potentially being subject to restrictive covenants or non-compete provisions contained in certain leases), which could subject us to construction and other costs and risks, including, without limitation, the accelerated repayment of the outstanding balances of any applicable promissory notes or landlord-provided allowances and/or loans. In either case, our business, results of operations and financial condition could be adversely affected.

Increased food commodity and energy costs could decrease our location-level operating profit margins or cause us to limit or otherwise modify our menu, which could adversely affect our business, results of operations and financial condition.
Our profitability depends in part on our ability to anticipate and react to changes in the price and availability of food commodities. Prices may be affected due to market changes, increased competition, the general risk of inflation, shortages or interruptions in supply due to weather, disease or other conditions beyond our control, or other reasons. For example, since 2020, food and other commodity prices have been increasing at a rate higher than that of the recent historical inflation rate. Among other factors, COVID-19 and Russia’s invasion of Ukraine have caused significant supply chain disruptions, which have resulted in changes in the price or availability of certain food products. Other events could increase commodity prices or cause shortages that could affect the cost and quality of the items we buy or require us to further raise prices or limit our menu options. Additionally, the commodity markets will likely continue to increase over time if global warming trends continue and may also become volatile due to climate change and climate conditions, all of which are beyond our control and, in many instances, are extreme and unpredictable (such as more frequent and/or severe fires and hurricanes). Increases in commodity costs, combined with other more general economic and demographic conditions, could impact our pricing and negatively affect our location sales and location-level operating profit margins. From time to time, competitive conditions could limit our menu pricing flexibility. In addition, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our customers without any resulting change to their visit frequencies or purchasing patterns. In addition, there can be no assurance that we will generate same location sales growth in an amount sufficient to offset inflationary or other cost pressures.
Our profitability also is adversely affected by increases in the price of utilities, such as natural gas, electric, and water, whether as a result of inflation, shortages or interruptions in supply, or otherwise. Our ability to respond to increased costs by increasing prices or by implementing alternative processes or products will depend on our ability to anticipate and react to such increases and other more general economic and demographic conditions, as well as the responses of our competitors and customers. All of these changes may be difficult to predict, and many of these risks beyond our control. Any resulting increased costs for food commodities or energy could adversely affect our business, results of operations and financial condition.
Changes in the cost of labor could harm our business.
Increases in wage and benefits costs, including as a result of increases in minimum wages and other governmental regulations affecting labor costs, may significantly increase our labor costs and operating expenses and make it more difficult to fully staff our restaurants. From time to time, legislative proposals are made to increase the minimum wage at the United States federal, state, and local levels, such as recent minimum wage increases in Cook County, Illinois and the City of Chicago, which came effective July 1, 2023, and California Assembly Bill No. 257, the Fast Food Accountability and Standards Recovery Act, which passed in September 2022 and which proposes to create a council to set, among other things, minimum wages and working condition standards in the broadly defined fast food industry. Other measures, such as the proposed New York State Assembly Bill No. A1710A, seek to phase out the usage of a subminimum wage for restaurant workers. Because we employ a large workforce, any wage increases and/or expansion of benefits mandates will have a particularly significant impact on our labor costs. In addition, our suppliers, distributors, and business partners may be similarly impacted by wage and benefit cost inflation. For example, New York City recently instituted an increase in the minimum wage for delivery workers that deliver on behalf of third-party food delivery services, which is currently being challenged by certain third-party delivery apps. If such trends continue, our suppliers, distributors, and business partners may increase their prices for goods and services in order to offset their increasing labor costs.
In addition, Chicago has implemented a “fair workweek” ordinance, which requires food service employers to provide employees with specified notice in scheduling changes and pay premiums for changes made to employees’ schedules, among other requirements. Similar legislation may be enacted in other jurisdictions in which we operate, and in jurisdictions where we may enter in the future, and such regulatory structures, in turn, could result in missed corporate opportunities due to diverted management attention, as well as increased costs, both in terms of ongoing compliance and resolution of alleged violations. Such regulations are often complex to administer and have evolved over time and may continue to do so.
Our inability to identify qualified individuals for our workforce could slow our growth and adversely impact our ability to operate our locations.
We believe that our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified managers and team members to meet the needs of our existing locations and to staff new locations. A sufficient number of qualified individuals to fill these positions and qualifications may be in short supply in some geographic areas. Competition in those areas for qualified team members could require us to pay higher wages and provide greater benefits, especially in times of robust regional or national economic conditions. Any inability to recruit and retain qualified individuals may result in higher turnover and increased labor costs and could compromise the quality of our service, all of which could adversely affect our business, results of operations and financial condition. Any such inability could also delay the planned openings of new locations and could adversely impact our existing locations. Any such inability to retain or recruit qualified team members, increased costs of attracting qualified employees or delays in locations openings could adversely affect our business, results of operations and financial condition.
The COVID-19 pandemic created staffing complexities for us and other restaurant operators and, on March 15, 2020, as a result of the pandemic, all operations at our locations were temporarily suspended. We have since reopened all of our locations in a new environment, filled with increased complexity for our employees and managers, a decreased applicant pool for all positions, safety concerns and ongoing staff call-outs and exclusions due to illness. Despite the removal of COVID-19 restrictions, there remains an aggressive competition for talent, wage inflation and pressure to improve benefits and workplace conditions to remain competitive, and the pandemic perpetuated an ongoing labor shortage and heightened labor relations issues. Due to future pandemics or natural disasters, we could experience a further shortage of labor and decrease in the pool of available qualified talent for key functions. Our existing wages and benefits programs, combined with the challenging conditions remaining after the COVID-19 pandemic, the volatile macroeconomic environment and the highly competitive wage pressure resulting from the current labor shortage, may be insufficient to attract and retain the best talent.
Furthermore, maintaining appropriate staffing and hiring and training new staff requires precise workforce planning, which has become more complex due to, among other things:
•significant staffing and hiring issues in the restaurant industry throughout the country, which were exacerbated by the COVID-19 pandemic;
•laws related to wage and hour violations or predictive scheduling, such as “fair workweek” or “secure scheduling” ordinances in certain geographic areas where we operate;
•low levels of unemployment, which has resulted in aggressive competition for talent, wage inflation, and pressure to improve benefits and workplace conditions to remain competitive; and
•the so-called “great resignation” trend.
Our failure to recruit and retain new employees in a timely manner or higher employee turnover levels all could affect our ability to open new locations and grow sales at existing locations, and we may experience higher than projected labor costs.
The COVID-19 pandemic had a material adverse impact on our business, results of operations, liquidity and financial condition. Future outbreaks of COVID-19, other contagious diseases or other adverse public health developments in the United States or worldwide could have similar impacts on our business.
The COVID-19 pandemic had a material adverse impact on our business and results of operations in fiscal 2020 and 2021. At the peak of the COVID-19 outbreak in fiscal 2021, as a result of the pandemic, all operations at our locations were temporarily suspended. As our locations re-opened following approximately four months of closure, we experienced comparable store sales declines and reduced revenues compared to pre-pandemic operations due to modified operating hours, occupancy restrictions and reduced customer traffic. Specifically, our revenue decreased from approximately $66.1 million in fiscal 2020 to $25.0 million in fiscal 2021. It remains difficult to predict future outbreaks, including new variants of COVID-19 or similar public health threats, their impact on our business or the broader economy, how consumer behavior may change and whether such changes would be temporary or permanent. Additionally, prolonged volatility or significant disruption of global financial markets due to a resurgence of COVID-19 or the emergence of another unforeseen pandemic could have a negative impact on our ability to access capital markets and other funding sources, on acceptable terms or at all, and impede our ability to comply with debt covenants or our ability to obtain additional waivers or amendments, if necessary, and we could also incur additional impairment charges of our long-lived assets, goodwill or other intangibles, which may have a significant or material impact on our financial results.
Changes in economic conditions could materially affect our business, financial condition and results of operations.
Any significant decrease in consumer confidence, or periods of economic slowdown or recession and higher inflation rates could lead to a curtailing of discretionary spending, which in turn could reduce our revenues and results of operations. Our business is dependent upon consumer discretionary spending and, therefore, is affected by consumer confidence as well as the future performance of the economy. As a result, our results of operations are susceptible to economic slowdowns and recessions. Job losses, home foreclosures, investment losses in the financial markets, personal bankruptcies, credit card debt and home mortgage and other borrowing costs, declines in housing values, reduced access to credit, adverse economic or market conditions due to inflation and long-term changes in consumer behavior resulting from a resurgence of COVID-19 or the emergence of another unforeseen pandemic, amongst other factors, may result in lower levels of customer traffic in our locations, a decline in consumer confidence and a curtailing of consumer discretionary spending. We believe that consumers generally are more willing to make discretionary purchases during periods in which favorable economic conditions prevail. If economic conditions worsen, we could see deterioration in customer traffic or a reduction in the average amount customers spend in our locations. This could result in a reduction of staff levels, changes to our hours of operation, asset impairment charges and potential location closures, on a temporary or a permanent basis, as well as a deceleration of new location openings, any of which could adversely impact our revenues and results of operations.
Damage to our reputation could negatively impact our business, financial condition and results of operations.
Our reputation and the quality of our brand are critical to our business and success. We must protect and grow the value of our brand in order for us to continue to be successful. Any incident that erodes our reputation or consumer perception of our brand could significantly reduce its value and damage our business.
We may be adversely affected by any negative publicity, regardless of its accuracy, including with respect to:
•food safety concerns, including food tampering or contamination;
•food-borne illness incidents;
•the safety of the food commodities we use;
•customer injury and the perceived safety of our entertainment offerings;
•security breaches of confidential customer or employee information;
•employment-related claims relating to alleged employment discrimination, wage and hour violations, labor standards or healthcare and benefit issues; or
•government or industry findings concerning our locations, restaurants operated by other foodservice providers or others across the food industry supply chain.
Also, there has been an increase in the use of social media and other platforms for online communications that provide individuals with access to a broad audience of consumers and other interested persons. Any negative publicity may be amplified by the use of platforms that enable guests to review our entertainment offerings, restaurants and food, such as TripAdvisor and Yelp, among others. The availability of information on social media and other online communications platforms, and the impact of such information, can be virtually immediate. Many social media and other communications platforms immediately publish the content their subscribers and participants can post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our Company may be posted on such platforms at any time. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate without affording us an opportunity for redress or correction.
Ultimately, the risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, results of operations and financial condition.
Food safety and food-borne illness incidents may have an adverse effect on our business by not only reducing demand but also increasing operating costs.
Food-borne illnesses and other food safety issues have occurred in the food industry in the past and could occur in the future. A negative report or negative publicity, whether related to one of our locations or to a competitor in the industry, may have an adverse impact on demand for our food and could result in decreased customer traffic to our locations, including as a result of a decrease in event bookings. A decrease in customer traffic to our locations as a result of these health concerns or negative publicity could materially harm our reputation, business, results of operations and financial condition.
Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by factors outside of our control and that multiple locations would be affected rather than a single location. We cannot assure you that all food items will be properly maintained during transport throughout the supply chain, that such food items have not been tampered with and that our employees will identify all products that may be spoiled and should not be used in our locations. If our customers become ill from food-borne illnesses, we could be forced to temporarily close some locations. Furthermore, any instances of food contamination, whether or not at our locations, could subject us or our suppliers to a food recall pursuant to provisions enacted by the United States Food and Drug Administration’s (the “FDA”).
Shortages or interruptions in the supply or delivery of food products or other supplies could adversely affect our business, results of operations and financial condition.
We are dependent on frequent deliveries of food products and other supplies that meet our specifications. Shortages or interruptions in the supply of these products caused by problems in production or distribution, inclement weather, unanticipated demand or other conditions have adversely affected in the past, and could adversely affect in the future, the availability, quality and cost of ingredients, which would adversely affect our business, results of operations and financial condition.
We have one principal supplier and a limited number of other suppliers and distributors for our food products and other supplies. If our suppliers or distributors are unable to fulfill their obligations under our arrangements with them, we could encounter supply shortages and incur higher costs.
We depend on Sysco Corporation (“Sysco”) as our principal supplier of food products and on Edward Don & Company (“Edward Don”) as our principal supplier of restaurant equipment and supplies and have a limited number of other suppliers and distributors for our food products and other supplies, and the cancellation of our arrangements with these suppliers or distributors or the disruption, delay or inability of these suppliers or distributors to deliver such products to our locations may adversely affect our business, results of operations and financial condition while we establish alternative distribution channels. Our current Master Services Agreement with Sysco, dated January 1, 2023 (the “Master Services Agreement”), has a three-year term and may be terminated upon the earlier of (1) ninety (90) days written notice by either Sysco or Pinstripes for a breach by the other party of any material provision of the Master Services Agreement, unless such breach is cured within such ninety (90) day period, (2) immediately by Sysco if Pinstripes fails to pay any amounts due to Sysco or if Sysco determines, in its sole judgment, that circumstances exist that will materially affect Pinstripes’ ability to meet its financial obligations as they come due or

(3) upon not less than sixty (60) days written notice by Sysco if it determines that certain of Pinstripes’ assumptions under the Master Services Agreement are not materially met. Our current Distribution Agreement with Edward Don, dated May 17, 2010, had an initial three-year term and is automatically renewable for successive one year periods unless either party gives the other 90 days written notice of its intent not to renew.
In addition, if our suppliers or distributors fail to comply with food safety or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. A labor strike at our suppliers or distributors could also cause their operations to be disrupted or delayed. We cannot assure you that we would be able to find replacement suppliers or distributors on commercially reasonable terms or on a timely basis, if at all.
If our suppliers or distributors are unable to fulfill their obligations under their contracts or we are unable to identify alternative sources, we could encounter supply shortages and incur higher costs, each of which could adversely affect our business, results of operations and financial condition.
Our procurement of bowling and other equipment is dependent upon a few suppliers.
Our ability to continue to procure bowling and other equipment for our existing and future locations is important to our business strategy. The number of suppliers from which we can purchase such equipment is limited. To the extent that the number of suppliers declines, we could be subject to the risk of distribution delays, pricing pressure, lack of innovation and other associated risks, which could adversely affect our business, results of operations and financial condition.
Local conditions, events, adverse weather conditions and natural disasters could adversely affect our business.
Certain of the regions in which our locations are located have been, and may in the future be, subject to adverse local conditions, events, adverse weather conditions, or natural disasters, such as earthquakes, floods and hurricanes. Depending upon its magnitude, a natural disaster could severely damage our locations, which could adversely affect our business, results of operations or financial condition. Our property and business interruption insurance may not be sufficient if there is a major disaster. In addition, upon the expiration of our current insurance policies, adequate insurance coverage may not be available at reasonable rates, or at all.
Our expansion into new markets may present increased risks due to our unfamiliarity with the area.
Some of our new locations will be situated in areas where we have little or no meaningful experience. Locations we open in new markets may take longer to reach expected sales and profit levels on a consistent basis, may be less profitable on average than our existing locations and may have higher construction, occupancy or operating costs than locations we open in existing markets. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments in advertising and promotional activity or alter our marketing strategies in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our values. As a result, these new locations may be less successful or may achieve target location-level operating profit margins at a slower rate, if ever. If we do not successfully execute our plans to enter new markets or do not do so in a cost-effective manner, our business, results of operations and financial condition could be adversely affected.
As part of our growth strategy, we may pursue growing our business internationally, and the risks of doing business internationally could increase our costs, reduce our profits or disrupt our business.
As part of our growth strategy, we may pursue opening locations internationally. We currently have no international locations, and as a result, we have no experience operating our business in international markets. Our ability to expand internationally will depend on the acceptance of our dining and entertainment concept in non-U.S. markets and on the adoption of consumer trends away from traditional brick-and-mortar retailers towards experiential shopping environments in such non-U.S. markets. It will also depend on the availability of high-quality real estate in international markets and our ability to lease property on terms acceptable to us. In addition, if we expand internationally, we will become subject to the risks of doing business outside the United States, including:
•changes in foreign currency exchange rates or currency restructurings and hyperinflation or deflation in the countries in which our licensees operate;
•the imposition of restrictions on currency conversion or the transfer of funds or limitations on our ability to repatriate non-U.S. earnings in a tax effective manner;
•the presence and acceptance of varying levels of business corruption in international markets;
•the ability to comply with, or the impact of complying with, complex and changing laws, regulations and policies of foreign governments that may affect investments or operations, including foreign ownership restrictions, import and export controls, tariffs, embargoes, intellectual property, licensing requirements and regulations, increases in taxes paid and other changes in applicable tax laws;
•the difficulties involved in managing an organization doing business in many different countries;
•the ability to comply with, or the impact of complying with, complex and changing laws, regulations and economic and political policies of the U.S. government, including U.S. laws and regulations relating to economic sanctions, export controls and anti-boycott requirements;
•increases in anti-American sentiment and the identification of the licensed brand as an American brand;
•the effect of disruptions caused by severe weather, natural disasters, outbreak of disease or other events that make travel to a particular region less attractive or more difficult; and
•political and economic instability; and
•armed conflicts, such as the ongoing conflict between Russia and Ukraine and the conflict in Israel.
Any or all of these factors may adversely affect the performance of future locations in international markets. In addition, the economy of any region in which our international locations are located may be adversely affected to a greater degree than that of other areas of the country or the world by certain developments affecting industries concentrated in that region or country. While these factors and the impact of these factors are difficult to predict, any one or more of them could lower our revenues, increase our costs, reduce our profits or disrupt our business.
New locations, once opened, may not be profitable, and the performance of our existing locations may not be indicative of future results.
Our results have been, and in the future may continue to be, significantly impacted by the timing of new location openings (often dictated by factors outside of our control), including landlord and real estate developer delays, associated location pre-opening costs and operating inefficiencies, as well as changes in our geographic concentration due to the opening of new locations. Our experience has been that labor and operating costs associated with newly opened locations for the first several months of operation are generally higher than costs associated with our existing locations, both in aggregate dollars and as a percentage of locations’ sales. We may incur additional costs in new markets, particularly for labor, as well as marketing, which may impact the profitability of those locations as compared to our existing locations. Accordingly, the volume and timing of new location openings may adversely impact our business, results of operations and financial condition.
Although we target specified operating and financial metrics, new locations may not meet these targets or may take longer than anticipated to do so. Any new locations we open may not be profitable or achieve operating results similar to those of our existing locations, which could adversely affect our business, results of operations and financial condition.

Our failure to manage our growth effectively could harm our business and operating results.
Our growth plan includes the addition of a significant number of new locations. Our existing management systems, financial and management controls and information systems may not be adequate to support our planned expansion. Our ability to manage our growth effectively will require us to continue to enhance these systems, procedures and controls and to locate, hire, train and retain management and operating personnel, particularly in new markets. We may not be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and on our existing infrastructure, or be able to hire or retain the necessary management and operating personnel, which could harm our business, financial condition or results of operations. These demands could cause us to operate our existing business less effectively, which in turn could cause a deterioration in the financial performance of our existing locations.
Our plans to open new locations, and the ongoing need for capital expenditures at our existing locations, may require additional capital.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges or opportunities, including the need to open additional locations, develop new menu items or enhance our existing menu items, to enhance our operating infrastructure, and to satisfy the costs associated with being a public company following the completion of the Business Combination. Accordingly, we may need to engage in equity or debt financings to secure additional funds, and the amount of capital required to fund our operations may be affected by the costs and expenditures incurred pursuant to, and the net cash received upon the consummation of, the Business Combination. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, which could have a material adverse effect on our business, financial condition and results of operations.
We depend on our founder and will depend on other key personnel.
We depend on the leadership and experience of our founder and CEO, Dale Schwartz. Our development, success and growth to date has been, and we expect our future success and growth to be, highly dependent upon the personal efforts of Mr. Schwartz, and we expect our future success and growth will also be dependent on the efforts of other key employees, including individuals we hire in connection with and following the Business Combination. The loss of the services of Mr. Schwartz or any of our other key employees could adversely affect our business, results of operations and financial condition, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. We do not maintain key man life insurance on Mr. Schwartz or any other key employees. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.
Unionization activities could disrupt our operations and affect our profitability.
Efforts to unionize have been increasing in the restaurant and food services industry. Although none of our employees are currently covered under collective bargaining agreements, our employees may elect to be represented by labor unions in the future. If a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, our business, results of operations and financial condition could be adversely affected. In addition, a labor dispute related to union organizing efforts involving some or all of our employees may harm our reputation, disrupt our operations and reduce our revenues, and resolution of disputes may increase our costs. Further, if we enter into a new market with unionized construction companies, construction and build out costs for new locations in such markets could materially increase.

Our business is subject to seasonal and quarterly fluctuations.
Our revenues are influenced by seasonal shifts in consumer spending. Typically, our average sales per location are highest in the holiday season (specifically the period from the last week of November to the second week of January) and summer and lowest in the winter and the fall (other than during the holiday season). This seasonality is due to increases in spending and private events in the holiday season, followed by continued increased activity as weather improves in the spring and summer. The fall and winter are our lowest sales seasons due to the fact that the weather is typically deteriorating and children are returning to school. However, throughout fiscal 2021, a variety of factors, including the impacts of COVID-19 on our business, government actions taken to respond to COVID-19 and to stimulate the United States’ recovery from COVID-19, and changing consumer preferences have caused fluctuations in our sales volumes that are different than our typical seasonality. Holidays, changes in the economy, severe weather and similar conditions may impact sales volumes seasonally in some operating regions. In addition, we operate on a 52- week or 53-week fiscal year ending on the last Sunday of April. In our 52-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains sixteen weeks. In our 53-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains seventeen weeks. In addition, year-over-year comparisons can be affected by differences in our fiscal years. As a result of these factors and the differences among our fiscal quarters, our quarterly operating results and comparable restaurant sales, as well as our key performance measures, may fluctuate significantly from quarter to quarter and our results for any one quarter are not indicative of any other quarter.
Because many of our locations are concentrated in local or regional areas, we are susceptible to economic and other trends and developments, including adverse weather conditions, in those areas.
Our financial performance is highly dependent on our locations in the Midwest and Northeast. As a result, adverse economic conditions in any of these areas could adversely affect our business, results of operations and financial condition. In addition, given our current geographic concentrations, negative publicity regarding any of our locations in these areas could adversely affect our business, results of operations and financial condition, as could other regional occurrences such as local strikes, terrorist attacks, crime, increases in energy prices, inclement weather or natural or man-made disasters. In particular, adverse weather conditions, such as regional winter storms, floods, severe thunderstorms and tornados, could negatively impact our results of operations. Temporary or prolonged location closures may occur and customer traffic may decline due to the actual or perceived effects of future weather related events.
Changes in consumer preferences and buying patterns could negatively affect our results of operations.
The success of our stores depends in large part on leased properties primarily located near high-density retail areas such as regional malls, lifestyle centers, big box shopping centers and entertainment centers. We depend on a high volume of visitors at these centers to attract customers to our locations. As demographic and economic patterns change, current locations may or may not continue to be attractive or profitable. In addition, the gaming, restaurant and events aspects of our business have varying margins, and changes in consumer behavior affect our sales mix, which may affect our results of operations. E-commerce or online shopping continues to increase and negatively impact consumer traffic at traditional “brick and mortar” retail sites located in regional malls, lifestyle centers, big box shopping centers and entertainment centers, resulting in the closure of large department stores that were once the anchor tenants of shopping malls and retail centers. We are currently seeking to capitalize on the current dislocation in the retail industry by providing an alternative for consumers seeking engaging experiences. If consumer behavior does not continue to evolve in the ways we have projected or if we otherwise are unable to accomplish our goal, our sales could be negatively affected.
Our marketing strategies and channels will evolve and may not be successful.
Pinstripes is a small but growing brand. We incur costs and expend other resources in our marketing efforts to attract and retain customers. Our marketing strategy includes public relations, digital and social media, promotions, and in-location messaging, which require less marketing spend as compared to traditional marketing programs. As the number of our locations increases, and as we expand into new markets, we expect to increase our investment in advertising and consider additional promotional activities. Accordingly, in the future, we will incur greater marketing expenditures. Some of our marketing initiatives may not be successful, and marketing efforts that may have been successful in some markets may not be as successful in others, resulting in expenses incurred without the benefit of higher revenues. While we utilize an online reservation system provider, we do not generally offer reservations through the leading third-party online reservation platforms, which may reduce awareness of our brand and necessitate additional efforts to drive customers to our locations. Additionally, some of our competitors have greater financial resources, which enable them to spend significantly more on marketing and advertising than we are able to at this time. Should our competitors increase spending on marketing and advertising or our marketing funds decrease for any reason, or should our advertising and promotions be less effective than those of our competitors, our business, results of operations and financial condition could be adversely affected.
Legislation and regulations requiring the display and provision of nutritional information for our menu offerings, and new information or attitudes regarding diet and health or adverse opinions about the health effects of consuming our menu offerings, could affect consumer preferences and negatively impact our business, financial condition and results of operations.
Government regulation and consumer eating habits may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the health effects of consuming our menu offerings. These changes have resulted in, and may continue to result in, the enactment of laws and regulations that impact the ingredients and nutritional content of our menu offerings, or laws and regulations requiring us to disclose the nutritional content of our food offerings.
For example, a number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose certain nutritional information to customers, or have enacted legislation restricting the use of certain types of ingredients in restaurants. Furthermore, the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) establishes a uniform, federal requirement for chain restaurants with 20 or more locations operating under the same name and offering substantially the same menus to post certain nutritional information on their menus. Specifically, the PPACA amended the Federal Food, Drug and Cosmetic Act to require certain chain restaurants to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The PPACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information. The PPACA further permits the FDA to require covered restaurants to make additional nutrient disclosures, such as disclosure of trans-fat content. As we expand, we anticipate we will be become subject to the requirements of the PPACA in the near future, and an unfavorable report on, or reaction to, our menu ingredients, the size of our portions or the nutritional content of our menu items could negatively influence the demand for our offerings.
We cannot make any assurances regarding our ability to effectively respond to changes in consumer health perceptions or our ability to successfully implement the nutrient content disclosure requirements and to adapt our menu offerings to trends in eating habits. The imposition of menu-labeling laws could have an adverse effect on our results of operations and financial position, as well as the hospitality industry in general.
Our insurance may not provide adequate levels of coverage against claims.
We maintain various insurance policies for employee health, workers’ compensation, general liability and property damage. Although we believe that we maintain insurance customary for businesses of our size and type, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Additionally, our insurance policies may be insufficient to compensate us for any losses that we may incur. Any such losses could adversely affect our business, results of operations and financial condition.
If we fail to develop and implement new technology, products and services, adapt our products and services to changes in technology and marketplace requirements, or if our ongoing efforts to upgrade our technology, products and services are not successful, we could lose customers.
Our growth strategy depends in part on developing and expanding the technological capabilities of our entertainment offerings. We may be unsuccessful in expanding our technological capabilities in connection with our bowling and bocce options. In addition, we have experienced delays in implementing certain technologies into our operations, such as projection mapping and tracer technology for our bowling lanes and bocce courts, and we may face continued delays in the future. If new technologies are developed by our competitors that displace our traditional entertainment options, we may be unsuccessful in adequately responding to customer practices and we may lose customers.
We expect to rely on third parties to develop or co-develop new technology. We may not be able to enter into such relationships on attractive terms, or at all, and these relationships may not be successful. In addition, partners, some of whom may be our competitors or potential competitors, may choose to develop competing solutions on their own or with third parties.
We may engage in merger and acquisition activities, joint ventures and other strategic ventures and investments that could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our results of operations.
As part of our business strategy, we may seek to engage in merger and acquisition activities, joint ventures and other strategic ventures and investments. However, we may not be able to find suitable acquisition, joint venture or other strategic venture or investment candidates and we may not be able to complete acquisitions, joint ventures or other strategic ventures or investments on favorable terms, if at all, in the future. If we do complete acquisitions, joint ventures, strategic ventures or investments, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions, joint ventures, strategic ventures or investments we complete could be viewed negatively by members or investors. In addition, any acquisition, joint venture, strategic venture, investment or business relationship may result in unforeseen operating difficulties and expenditures, particularly if we cannot retain the key personnel of an acquired company, including disrupting our ongoing operations, diverting management from their primary responsibilities, subjecting us to additional liabilities, increasing our expenses, and adversely impacting our business, financial condition and results of operations. The integration of acquisitions requires time and focus from our management team and may divert attention from the day-to-day operations of our business. We may not successfully integrate acquisitions we may make. Our business may be negatively impacted following an acquisition if we are unable to effectively manage our expanded operations. In addition, even if our operations are integrated successfully with acquired companies, we may not realize the full benefits of the acquisition, including the synergies, operating efficiencies or sales or growth opportunities that are anticipated.
Moreover, we may be exposed to unknown liabilities, and the anticipated benefits of any acquisition, joint venture, strategic venture, investment or business relationship may not be realized, if, for example, we fail to successfully integrate such acquisitions, joint ventures or strategic ventures, or the technologies or products associated with such transactions, into our company. Unforeseen negative impacts of any acquisition, joint venture, strategic venture, investment or business relationship could have a negative impact on our brands, reputation, competitive position or customer relationships, or cause a diversion of management attention. To pay for any such transactions, we may have to use cash, incur debt or issue equity securities, each of which may affect our financial condition or the value of our capital stock and could result in dilution to our stockholders. If we incur more debt, our fixed obligations will increase, and we could also subject ourselves to covenants or other restrictions that could impede our ability to manage our operations and impose restrictions on our capital raising activities, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not successfully evaluate or utilize an acquired business or technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. Additionally, we may receive indications of interest from other parties interested in acquiring some or all of our business. The time required to evaluate such indications of interest could require significant attention from management, disrupt the ordinary functioning of our business, and could have an adverse effect on our business, financial condition, and results of operations.

Our current or future indebtedness could impair our financial condition and reduce the funds available to us for growth or other purposes. Our debt agreements impose certain operating and financial restrictions, with which failure to comply could result in an event of default that could adversely affect our business.
We have substantial indebtedness. As of October 15, 2023 and April 30, 2023, we had a total indebtedness of $44.2 million and $37.3 million, respectively under a variety of credit facilities and other instruments which include, but are not limited to, the following:
•On March 7, 2023, we borrowed $22.5 million of the $35 million total available under a facility with Silverview Credit Partners LP (the “Silverview Term Loan”), which loan bears an interest rate per annum equal to 15.00%, is disbursable in two tranches and matures on June 7, 2027. On July 27, 2023, September 29, 2023, October 20, 2023 and December 29, 2023 we borrowed an additional $1.0 million, $1.5 million, $5.0 million and $5.0 million, respectively, pursuant to the Silverview Term Loan. Under the Silverview Term Loan, we are subject to financial covenants, as well as to customary events of default that, if triggered, could result in acceleration of the maturity of the Silverview Term Loan. The Silverview Term Loan contains negative covenants restricting our activities, including limitations on: dispositions; mergers or acquisitions; incurring indebtedness or liens; paying dividends or redeeming stock or making other distributions; making certain investments; and engaging in certain other business transactions.
•On April 19, 2023, we borrowed $11.5 million under an equipment term loan with GCP II Agent, LLC (the “Granite Creek Term Loan”), which loan bears an interest rate per annum equal to 12.00% and matures on April 19, 2028. On July 27, 2023, we borrowed an additional $5.0 million under the Granite Creek Term Loan.
•In November 2019, we entered into seven notes payable with Ascentium Capital LLC with the outstanding principal of $127,000 and $180,000 as of April 30, 2023 and April 24, 2022, respectively, that all mature on November 14, 2024. The notes are payable in monthly installment payments ranging from $600 and $800, including interest at the fixed rate of 8.50% as of each of July 23, 2023, April 30, 2023, April 24, 2022 and April 25, 2021.
See Note 9 — “Long-term Financing Agreements” to the audited consolidated financial statements of Pinstripes included elsewhere in the prospectus for further information related to our indebtedness.
In connection with the consummation of the Business Combination, we pursued debt financing and did not consummate a PIPE financing, as originally contemplated by the Business Combination Agreement. In addition, the substantial majority of the funds remaining in the Banyan trust account were redeemed in connection with the Special Meeting. Pinstripes waived the minimum cash condition contained in the Business Combination Agreement and instead closed the Oaktree Tranche 1 Loan and borrowed an additional $5.0 million under the Silverview Term Loan on the Closing Date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness — Oaktree Loan Agreement” for further information related to the Oaktree Tranche 1 Loan and the increased Silverview Term Loan. Following the closing of the Business Combination, we had a total indebtedness of $99.2 million, which represents a substantial increase in our indebtedness. We may seek additional debt financing as needed to support our business and pursue our growth strategy, subject to the restrictions contained in our existing debt facilities.
Our level of debt could have important consequences, including making it more difficult for us to satisfy our obligations with respect to our debt, limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions or other general corporate requirements, requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions and other general corporate purposes, increasing our vulnerability to adverse changes in general economic, industry and competitive conditions, exposing us to the risk of increased interest rates, limiting our flexibility in planning for, and reacting to, changes in the industries in which we compete, placing us at a disadvantage compared to other, less leveraged competitors, increasing our cost of borrowing and hampering our ability to execute on our growth strategy.

If we cannot make scheduled payments on our debt, or if we breach any of the covenants in our debt agreements, we will be in default and, as a result, our lenders could declare all outstanding principal and interest to be due and payable, could terminate their commitments to lend us money and foreclose against the assets securing our borrowings, and we could be forced into bankruptcy or liquidation.
Our management has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate the material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results may be affected, and such failure may adversely affect investor confidence and business operations.
In connection with the audits of Pinstripes’ financial statements for the years ended April 30, 2023, April 24, 2022 and April 25, 2021, material weaknesses in Pinstripes’ internal control over financial reporting were identified in relation to (i) our financial statement close process, (ii) our lease accounting processes and (iii) the maintenance and accuracy of our outstanding equity information and accounting for stock based compensation. The material weakness related to our financial statement close process resulted from a lack of adequate policies, procedures, controls and sufficient technical accounting personnel to appropriately analyze, record, and disclose accounting matters for routine and non-routine transactions timely and accurately. This material weakness contributed to the material weakness related to our lease accounting process, which related to the design of the controls relating to the identification and assessment of lease agreement terms and conditions, assessment of lease modifications and related accounting treatment as well as to the material weakness related to the design of controls in respect of issuing, tracking, and maintaining accurate ledgers as to authorized, issued and outstanding shares, and warrants and calculations of stock based compensation. This resulted in errors in our accounting records related to our lease obligations, occupancy costs, right of use assets and related financial statement disclosures, along with errors in share capital amounts and stock based compensation, all of which were corrected in connection with the issuance of the consolidated audited financial statements of Pinstripes for fiscal year 2023.
The identified material weaknesses, if not corrected, could result in a material misstatement to Pinstripes Holdings’ consolidated financial statements that may not be prevented or detected. Given that Pinstripes operated as a private company prior to the Business Combination, it did not have the necessary formalized processes to effectively implement review controls within its internal control over financial reporting.
Regulatory and Legal Risks
We are subject to many federal, state and local laws with which compliance is both costly and complex.
As a dining and entertainment business, we are subject to extensive federal, state and local laws and regulations, including health care legislation, building and zoning requirements and laws and regulations relating to the preparation and sale of food. Such laws and regulations are subject to change from time to time. The failure to comply with these laws and regulations could adversely affect our operating results. Typically, licenses, permits and approvals under such laws and regulations must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. During the COVID-19 pandemic, the timeline for obtaining licenses and permits increased significantly. Difficulties or failure to maintain or obtain the required licenses, permits and approvals could adversely affect our existing locations and delay or result in our decision to cancel the opening of new locations, which would adversely affect our business, results of operations and financial condition.
The development and operation of locations depend, to a significant extent, on the selection of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. We are also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards.
We are subject to the Americans with Disabilities Act (the “ADA”), which, among other things, requires our locations to meet federally mandated requirements for the disabled. The ADA prohibits discrimination in employment and public accommodations on the basis of disability. Under the ADA, we could be required to expend funds to design or modify our locations to provide service to, or make reasonable accommodations for the employment of, disabled persons. We are also subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various federal and state laws governing such matters as minimum wages, overtime, unemployment tax rates, workers’ compensation rates, citizenship requirements and other working conditions. In California, we are subject to the Private Attorneys General Act, which authorizes employees to file lawsuits to recover civil penalties on behalf of themselves, other employees and the State of California for labor code violations.
The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and, therefore, could adversely affect our business, results of operations and financial condition. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. Compliance with all of these laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings.
Our business is subject to risks related to our sale of alcoholic beverages.
We currently serve alcoholic beverages at all of our locations. Alcoholic beverage control regulations generally require our locations to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our locations, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. Any future failure to comply with these regulations and obtain or retain licenses could adversely affect our business, results of operations and financial condition.
We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because these cases often seek punitive damages, which may not be covered by insurance, such litigation could adversely affect our business, results of operations and financial condition. A judgment significantly in excess of our insurance coverage or not covered by insurance could adversely affect our business, results of operations and financial condition.
Higher health care costs and labor costs could adversely affect our business, results of operations and financial condition.
Pursuant to the PPACA, we are required to provide affordable coverage, as defined in the PPACA, to all employees or otherwise be subject to a payment per employee based on the affordability criteria in the PPACA. Additionally, some states and localities have passed state and local laws mandating the provision of certain levels of health benefits by some employers. Increased health care and insurance costs could adversely affect our business, results of operations and financial condition. In addition, changes in federal or state workplace regulations could adversely affect our business, results of operations and financial condition.
We have a substantial number of hourly employees who are paid wage rates at or based on the applicable federal or state minimum wage and increases in the minimum wage will increase our labor costs and the labor costs of our franchisees. Additionally, we operate in states and localities where the minimum wage is significantly higher than the federal minimum wage and in such areas our staff members receive minimum compensation equal to the state’s or locality’s minimum wage. In other geographic areas, some of our staff members may be paid a tip credit wage that is supplemented by gratuities received from our customers. We rely on our employees to accurately disclose the full amount of their tip income, and we base our Federal Insurance Contributions Act tax reporting on the disclosures provided to us by such employees. Increases in the tip credit minimum wage in these states or localities, or under federal law, may have a material adverse effect on our labor costs, and our financial performance. Increases in federal or state minimum wage may also result in increases in the wage rates paid for non-minimum wage positions. We may be unable to increase our menu prices in order to pass future increased labor costs on to our customers, in which case our operating margins would be negatively affected. If menu prices are increased by us or our franchisees to cover increased labor costs, the higher prices could adversely affect demand for our menu items, resulting in lower sales and decreased franchise revenues.
Various other federal and state labor laws govern our relationships with our employees and affect operating costs. These laws govern matters such as employee classifications as exempt or non-exempt, unemployment tax rates, workers’ compensation rates, overtime, family leave, safety standards, payroll taxes, minimum wage requirements, predictive and/or advanced scheduling requirements, citizenship requirements and other wage and benefit requirements for employees classified as non-exempt. Complying with these laws and regulations subjects us to substantial expense and non-compliance could expose us to significant liabilities. In the event of legal challenges to our compliance with these laws, we could incur legal costs to defend, and we could suffer losses from such challenges, and the amount of potential losses or costs could be significant. In addition, several states and localities in which we operate and the federal government have, from time to time, enacted minimum wage increases, changes to eligibility for overtime pay, paid sick leave and mandatory vacation accruals, and similar requirements. These changes have increased our labor costs and may have a further negative impact on our labor costs in the future. See the risk factor entitled “Changes in the cost of labor could harm our business” for further information.
Failure to comply with environmental laws, particularly regarding waste management, may negatively affect our business.
We are subject to various federal, state and local laws and regulations concerning waste minimization, recyclables, disposal, pollution, protection of the environment and the presence, discharge, storage, handling, release and disposal of, and exposure to, hazardous or toxic substances.
These environmental laws, which typically vary significantly at the local level, provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. Compliance with these regulations become increasingly more complicated as we expand into additional markets. Particularly in light of our focus on environmental sustainability and social impact, environmental conditions relating to releases of hazardous substances at a prior, existing or future restaurant could have an adverse effect on our brand and reputation, business, financial condition and results of operations. Further, environmental laws, and the administration, interpretation, and enforcement thereof, are subject to change and may become more stringent in the future, each of which could make our waste management more complex and have an adverse effect on our business, financial condition, and results of operations.
We rely heavily on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.
We rely heavily on information systems, including point-of-sale processing in our locations, for management of our supply chain, accounting, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Our operations depend upon our ability to manage and protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, security vulnerabilities, viruses and other disruptive problems. The failure of these systems to operate effectively, maintenance problems, delays in or failure to remediate technical or security issues or vulnerabilities, upgrading or transitioning to new platforms, expanding our systems as we grow or a breach in security of these systems could result in interruptions to or delays in our business and customer service, reduce efficiency in our operations, and/or regulatory investigations or action and litigation. If our information technology systems fail, or if our business interruption insurance does not sufficiently compensate us for any losses that we may incur, our revenues and profits could be reduced and the reputation of our brand and our business could be materially adversely affected. In addition, remediation of such problems could result in significant, unplanned capital investments or changes to our operations.

Security breaches of confidential customer information, in connection with our electronic processing of credit and debit card transactions or otherwise, or confidential employee information, may adversely affect our business, results of operations and financial condition.
Our business requires the collection, transmission and retention of large volumes of customer and employee data, including credit and debit card numbers and other personally identifiable information, in various information technology systems that are maintained by third parties with whom we contract to provide services. The integrity and protection of that customer and employee data is critical to us. Further, our customers and employees have a high expectation that we and our service providers will adequately protect their personal information.
The information, security and privacy requirements imposed by governmental regulation and industry standards are increasingly demanding and rapidly changing. We need to make additional investments of capital, resources and time in order to satisfy existing requirements or changing requirements and customer and employee expectations. Even after we make such investments, our systems, policies and processes may not be able to satisfy existing requirements or changing requirements and customer and employee expectations. Efforts to hack or breach security measures, failures of systems or software to operate as designed or intended, delays in or failure to remediate technical or security issues or vulnerabilities, viruses and malware, security vulnerabilities in systems or processes, operator error or inadvertent releases of data may all threaten our and our service provider’s information systems and records. A breach in the security of our information technology systems or those of our service providers could lead to an interruption in the operation of our systems or exposure of our proprietary data, including personal information, resulting in operational inefficiencies, legal obligations, and a loss of revenues or profits. Additionally, a significant theft, loss or misappropriation of, or access to, customers’ or other proprietary data or other breach of our information technology systems could result in fines, legal claims from customers and employees and other legal proceedings, including regulatory investigations and actions, and liability for failure to comply with privacy and information security laws or industry standards, which could disrupt our operations and damage our reputation and otherwise adversely affect our business, results of operations and financial condition.
We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brands and adversely affect our business, results of operations and financial condition.
Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks, proprietary products and other intellectual property, including our name and logos and the unique character and atmosphere of our locations. We rely on trademark and trade secret laws, as well as license agreements, to protect our intellectual property. Nevertheless, our competitors may develop similar menu items and concepts, and adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and other intellectual property.
The success of our business depends on our continued ability to use our existing trademarks and service marks to increase brand awareness and further develop our brand in domestic markets. We have registered and applied to register trademarks and service marks in the United States. We may not be able to adequately protect our trademarks and service marks, and our competitors and others may successfully challenge the validity and/or enforceability of our trademarks and service marks and other intellectual property. The steps we have taken to protect our intellectual property may not be adequate.
If our efforts to maintain and protect our intellectual property are inadequate, or if any third party misappropriates, dilutes or infringes on our intellectual property, the value of our brand may be harmed, which could have a material adverse effect on our business and might prevent our brand from achieving or maintaining market acceptance.
From time to time, we may also be required to institute litigation to enforce our trademarks, service marks and other intellectual property. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects regardless of whether we are able to successfully enforce our intellectual property rights.
Third parties may also assert that we infringe, misappropriate or otherwise violate their intellectual property and may sue us for intellectual property infringement. Even if we are successful in defending ourselves in any such proceedings, we may incur substantial costs, and the time and attention of our management and other personnel may be diverted in pursuing these proceedings. If a court finds that we infringe a third party’s intellectual property, we may be required to pay damages and/or be subject to an injunction. With respect to any third party intellectual property that we use or wish to use in our business (whether or not asserted against us in litigation), we may not be able to enter into licensing or other arrangements with the owner of such intellectual property at a reasonable cost or on reasonable terms.
Changes to estimates related to our property, fixtures and equipment or operating results that are lower than our current estimates at certain locations may cause us to incur impairment charges on certain long-lived assets, which may adversely affect our business, results of operations and financial condition.
In accordance with accounting guidance as it relates to the impairment of long-lived assets, such as property and equipment and operating right-of use assets with definitive lives, we make certain estimates and projections with regard to individual location operations, as well as our overall performance, in connection with our impairment analyses for long-lived assets. The determination of related estimated useful lives and whether these long-lived assets have been impaired involves significant judgment and subjective assessments, including as to our future business performance, and is subject to factors and events over which we have no control. If an impairment indicator is deemed to exist for any location, the sum of the location’s estimated undiscounted cash flows expected to be generated by the location’s asset group would be compared to its carrying value. If the location’s carrying value exceeds its estimated undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying value of the location’s asset group exceeds its fair value using the cost and income approach based on the current condition of the assets. If actual results differ from our estimated undiscounted cash flows, additional charges for long-lived asset impairments may be required in the future. For the year ended April 30, 2023, we recorded non-cash long-lived asset impairments of $2.4 million for property and equipment at a certain location. There can be no assurance that we will not record further impairment charges in future periods. If future impairment charges are significant, our reported operating results would be adversely affected.
Fluctuations in our tax obligations and effective tax rate and realization of our deferred tax assets may result in volatility of our operating results.
We are subject to income taxes federally and in various states. We record tax expense based on our estimates of future payments, which may include reserves for uncertain tax positions in multiple tax jurisdictions, and valuation allowances related to certain net deferred tax assets. At any one time, many tax years may be subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. We expect that throughout the year there could be ongoing variability in our quarterly tax rates as events occur and exposures are evaluated.
In addition, our effective tax rate in a given financial statement period may be materially impacted by a variety of factors including but not limited to changes in the mix and level of earnings, varying tax rates in the different jurisdictions in which we operate, fluctuations in the valuation allowance or by changes to existing accounting rules or regulations.
The U.S. government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate and the imposition of minimum taxes or surtaxes on certain types of income. No specific United States tax legislation has been proposed at this time and the likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur. If such changes are enacted or implemented, we are currently unable to predict the ultimate impact on our business.
Businesses in our industry have been the target of class action lawsuits and other proceedings that are costly, divert management attention and, if successful, could result in our payment of substantial damages or settlement costs.
Our business is subject to the risk of litigation by employees, customers, suppliers, stockholders or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action and regulatory actions, is difficult to assess or quantify. In past years, restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal deductions, overtime eligibility of assistant managers and failure to pay for all hours worked. While we have not been a party to any of these types of lawsuits in the past five years, there can be no assurance that we will not be named in any such lawsuit in the future or that we would not be required to pay substantial expenses and/or damages.
In the future, our customers may file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to one of our locations, including actions seeking damages resulting from food-borne illness, accidents in our locations or dram shop claims. We may also be subject to a variety of other claims from third parties arising in the ordinary course of our business, including contract claims.
Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. In addition, they may generate negative publicity, which could reduce customer traffic and location sales. Although we maintain what we believe to be adequate levels of insurance, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could adversely affect our business, results of operations and financial condition.
Customer complaints or litigation on behalf of our customers or employees may adversely affect our business, results of operations or financial condition.
Our business may be adversely affected by legal or governmental proceedings brought by or on behalf of our customers or employees. In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and a number of these lawsuits have resulted in the payment of substantial damages by the defendants. We could also face potential liability if we are found to have misclassified certain employees as exempt from the overtime requirements of the federal Fair Labor Standards Act and state labor laws. We have had from time to time such lawsuits pending against us.
Our procurement of new games and amusement and entertainment offerings is contingent upon availability, and in some instances, our ability to obtain licensing rights.
Our ability to continue to procure new games, amusement and entertainment offerings, and other entertainment-related equipment is important to our business strategy. The number of suppliers from which we can purchase games, amusement offerings and other entertainment-related equipment is limited. To the extent the number of suppliers declines, we could be subject to the risk of distribution delays, pricing pressure, lack of innovation and other associated risks. We may not be able to anticipate and react to changing amusement offerings cost by adjusting purchasing practices or game prices, and a failure to do so could have a material adverse effect on our operating results. In addition, any decrease in availability of new amusement offerings that appeal to guests could lead to decreases in revenues as guests negatively react to lack of new game options.
Our ability to develop future offerings is dependent on, among other things, obtaining rights to compelling game content and developing new amusement offerings that are accepted by our guests. There is no guarantee that additional licensing rights will be obtained by us or that our guests will accept the future offerings that we develop. The result could be increased expenses without increased revenues putting downward pressure on our results of operations and financial performance.
We face potential liability with our gift cards under the property laws of some states.
Our gift cards, which may be used to purchase bowling, bocce, food, beverages and merchandise credits in our locations, may be considered stored value cards. Certain states include gift cards under their abandoned and unclaimed property laws and require companies to remit to the state cash in an amount equal to all or a designated portion of the unredeemed balance on the gift cards based on certain card attributes and the length of time that the cards are inactive. To date we have not remitted any amounts relating to unredeemed gift cards to states based upon our assessment of applicable laws.
The analysis of the potential application of the abandoned and unclaimed property laws to our gift cards is complex, involving an analysis of constitutional, statutory provisions and factual issues. In the event that one or more states change their existing abandoned and unclaimed property laws or successfully challenge our position on the application of its abandoned and unclaimed property laws to our gift cards, our liabilities with respect to unredeemed gift cards may be materially higher than the amounts shown in our financial statements. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected.
Risks Related to Our Company and Our Organizational Structure
Pursuant to the Director Designation Agreement, Dale Schwartz, our Chairman and Chief Executive Officer, has the right to designate a specified number of directors (initially four of seven) to the Pinstripes Holdings Board and will retain certain other governance rights so long as he continues to beneficially own a certain number of shares of Pinstripes Holdings Class A Common Stock, and his interests may conflict with ours or our stockholders’ in the future.
Following consummation of the Business Combination, Mr. Schwartz holds approximately 24.3% of the Pinstripes Holdings Class A Common Stock and approximately 25.1% of the total voting power of Pinstripes capital stock. Pursuant to the Director Designation Agreement, Mr. Schwartz was granted certain rights to designate directors to be nominated for election by holders of the Pinstripes Holdings Class A Common Stock. For so long as certain criteria in the Director Designation Agreement are satisfied, Mr. Schwartz has the right to designate up to four (4) directors to the Pinstripes Holdings Board, representing a majority of the Pinstripes Holdings Board. Mr. Schwartz also has the right to remove directors he designates to the Pinstripes Holdings Board. Further, Mr. Schwartz has the right to designate a majority of the members of each committee of the Pinstripes Holdings Board for so long as Mr. Schwartz has the ability to designate at least four (4) individuals for nomination to the Pinstripes Holdings Board. At all other times that Mr. Schwartz has the ability to designate at least one (1) individual for nomination to the Pinstripes Holdings Board, Mr. Schwartz has the ability to designate at least one-third (1/3), but in no event fewer than one (1), of the members of each committee. Pursuant to the Director Designation Agreement, Pinstripes Holdings will not increase or decrease the size of the Pinstripes Holdings Board or amend or adopt new organizational documents, corporate policies or committee charters that might reasonably be deemed to adversely affect any of Mr. Schwartz’s rights under the Director Designation Agreement without the consent of Mr. Schwartz, so long as Mr. Schwartz has the ability to designate at least one (1) individual for nomination to the Pinstripes Holdings Board. For further discussion see the section entitled “Related Party Transactions — Director Designation Agreement”.
By virtue of his voting power and director designation rights, Mr. Schwartz has the power to significantly influence our business and affairs, including the election of our directors and amendments to our Charter and Bylaws. Mr. Schwartz’s influence over our business and affairs may not be consistent with the interests of some or all of our other stockholders and might negatively affect the market price of the Pinstripes Holdings Class A Common Stock.
Delaware law, the Charter and the Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Provisions of the Charter and the Bylaws, as well as provisions of Delaware law, could discourage, delay or prevent a merger, acquisition or other change in control of Pinstripes Holdings, even if such change in control would be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Pinstripes Holdings Class A Common Stock. Among other things, the Charter and the Bylaws include provisions regarding:
•authorizing the issuance of “blank check” preferred stock that could be issued by the Pinstripes Holdings Board to increase the number of outstanding shares and thwart a takeover attempt;

•establishing a classified board of directors so that not all members of the Pinstripes Holdings Board are elected at one time;
•the removal of directors only for cause and only by the affirmative vote of holders of 662∕3% of the voting power of all then outstanding shares of capital stock of Pinstripes Holdings;
•prohibiting the use of cumulative voting for the election of directors;
•denying the stockholders the ability to call special meetings;
•the limitation of the liability of, and the indemnification of, the directors and officers of Pinstripes Holdings;
•requiring the affirmative vote of holders of 66 2∕3% of the voting power of all then outstanding shares of capital stock of Pinstripes Holdings to amend the Bylaws and specified sections of the Charter;
•requiring all stockholder actions to be taken at a meeting of our stockholders; and
•establishing advance notice requirements for nominations for election to the Pinstripes Holdings Board or for proposing matters that can be acted upon by stockholders at stockholder meetings.
These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because the Pinstripes Holdings Board is responsible for appointing the members of the Pinstripes Holdings management team, these provisions could in turn affect any attempt by our stockholders to replace current members of the Pinstripes Holdings’ management team.
In addition, Section 203 of the DGCL, to which we will be subject, prohibits us, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who owns at least 15% of our common stock.
The Charter limits director and officer liability and provides for director and officer indemnification.
The Charter limits the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, except for liability for any:
•breach of their duty of loyalty to Pinstripes Holdings or its stockholders;
•act or omission not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•transactions for which the directors derived an improper personal benefit.
These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. The Charter and the Bylaws provide that Pinstripes Holdings will indemnify its directors and officers to the fullest extent permitted by law. The Charter also provides that Pinstripes Holdings is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. The limitation of liability in the Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Pinstripes Holdings’ results of operations and financial condition may be harmed to the extent Pinstripes Holdings pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We are an “emerging growth company” and are able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make the Pinstripes Holdings Class A Common Stock less attractive to investors.
Pinstripes Holdings is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pinstripes Holdings has in this prospectus taken advantage of, and Pinstripes Holdings plans in future filings with the SEC to continue to take advantage of, certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of certain golden parachute payments. As a result, Pinstripes Holdings stockholders may not have access to certain information they may deem important. We cannot predict if investors will find the Pinstripes Holdings Class A Common Stock less attractive because we may rely on these exemptions. If some investors find the Pinstripes Holdings Class A Common Stock less attractive as a result, there may be a less active trading market for the Pinstripes Holdings Class A Common Stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Banyan did not elect to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pinstripes Holdings, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pinstripes Holdings’ financial statements with another public company which is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Pinstripes Holdings will remain an emerging growth company until the earlier of (1) the last day of the first fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Pinstripes Holdings Class A Common Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.
We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of the Pinstripes Holdings Class A Common Stock, which could depress the price of the Pinstripes Holdings Class A Common Stock.
Our Charter authorizes us to issue one or more series of preferred stock. The Pinstripes Holdings Board has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Pinstripes Holdings Class A Common Stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for the Pinstripes Holdings Class A Common Stock at a premium to the market price and materially and adversely affect the market price and the voting and other rights of the holders of the Pinstripes Holdings Class A Common Stock.
We will incur increased costs as a result of becoming a public company and in the administration of our organizational structure.
We will incur significant legal, accounting, insurance and other expenses that Pinstripes did not incur as a private company, including costs associated with public company reporting requirements, and these expenses may increase even more after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as the rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder and the Public Company Accounting Oversight Board (the “PCAOB”) as well as the listing standards of the NYSE, impose additional reporting and other obligations on public companies. Compliance with public company requirements has increased costs and made certain activities more time-consuming. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing as SEC reporting requirements continue to increase. For example, the SEC recently finalized rules that have increased reporting requirements with respect to cybersecurity, insider trading and 10b5-1 trading plans. We expect our compliance with these rules and regulations to increase our legal and financial costs and make some activities more time-consuming and costly. In estimating these costs, we took into account expenses related to insurance, legal, accounting and compliance activities, as well as other expenses not currently incurred. Changes in these laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on the Pinstripes Holdings Board or our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to the delisting of the Pinstripes Holdings Class A Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.
We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act, which is applicable to us after the Business Combination and the transactions related thereto are consummated.
As a public company, Pinstripes Holdings is required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, Pinstripes Holdings is required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those that were required of Pinstripes when it was a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of Pinstripes Holdings are documented, designed or operating.
Pinstripes Holdings’ stockholders may be required to bring certain actions or proceedings relating to us in the Delaware Court of Chancery and certain actions asserting claims arising under the Securities Act in the federal district courts of the United States.
Our Charter requires that, unless Pinstripes Holdings consents in writing to an alternative forum, that the Delaware Court of Chancery be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers or employees to us or our stockholders; (3) civil actions to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. Under our Charter, if the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, then the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has jurisdiction over the parties. Because these Delaware forum provisions require our stockholders to bring certain types of actions and proceedings relating to Delaware law in the Delaware Court of Chancery or another state or federal court located in the State of Delaware, they may prevent our stockholders from bringing such actions or proceedings in another court that a stockholder may view as more convenient, cost-effective or advantageous to the stockholder or the claims made in such action or proceeding, or may discourage them from bringing such actions or proceedings.
In addition, pursuant to our Charter, unless Pinstripes Holdings consents in writing to an alternative forum, the U.S. federal district courts will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. This forum provision prevents our stockholders from bringing claims arising under the Securities Act in state court, which court our stockholders may view as more convenient, cost effective or advantageous to the claims made in such action and therefore may discourage such actions. While the Delaware Supreme Court has recently upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to this forum provision and courts in California and New York have also upheld similar exclusive forum provisions, there is currently a circuit split as to whether exclusive forum provisions requiring derivative litigation to be filed in the Delaware Court of Chancery could foreclose a derivative suit alleging a violation of the Exchange Act.
Neither the Delaware nor the Securities Act forum provisions are intended by us to limit the forums available to our stockholders for actions or proceedings asserting claims arising under the Exchange Act, which are already limited to the federal courts of the United States pursuant to the Exchange Act.
Members of Pinstripes Holdings’ management team have no or limited experience in operating a public company.
Members of Pinstripes Holdings’ leadership team have no or limited experience in the management of a publicly traded company. Pinstripes Holdings’ management team may not successfully or effectively manage its transition to a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that an increasing amount of their time may be devoted to these activities, resulting in less time being devoted to the management and growth of Pinstripes Holdings. Pinstripes Holdings will likely be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.
Our new independent auditing firm may interpret accounting rules differently than our old independent auditing firm.
In January 2024, we dismissed our prior independent accounting firm and engaged a new one to serve in that role. Consequently, our new independent auditor will be reviewing and auditing our financial reporting in the future. Given the complexities of public-company accounting rules and the differences in how those rules are interpreted by various accounting firms, it is possible that our new independent auditor will require us to characterize certain transactions and/or present financial data differently than was approved by our former auditor. Similarly, it is possible that our new auditor will disagree with the way we have presented financial results in prior periods, in which case we may be required to restate those financial results. In either case, these changes could negatively impact our future financial results and/or previously reported financial results, could subject us to the expense and other consequences of restating our prior financial statements, and could lead to government investigation and/or stockholder litigation.
Risks Related to the Ownership of our Securities
There can be no assurance that we will be able to comply with the continued listing standards of the NYSE, which could result in the delisting of our securities, limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
The Pinstripes Holdings Class A Common Stock and Public Warrants are currently listed on the NYSE under the symbol “PNST” and the “PNST WS,” respectively.

If we were to fail to meet the continued listing requirements of the NYSE or another national stock exchange, Pinstripes Holdings and its stockholders could face significant material adverse consequences, including:
•a limited availability of market quotations for our securities;
•reduced liquidity for our securities;
•a determination that the Pinstripes Holdings Class A Common Stock is a “penny stock,” which would require brokers trading in the Pinstripes Holdings Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•a limited amount of news and analyst coverage; and
•a decreased ability to issue additional securities or obtain additional financing in the future.
We cannot assure you that an active trading market for the Pinstripes Holdings Class A Common Stock will develop or be sustained after the closing of the Business Combination.
We cannot assure you that an active trading market for the Pinstripes Holdings Class A Common Stock will develop or be sustained after the closing of the Business Combination. If an active market does not develop, stockholders may have difficulty selling any shares of the Pinstripes Holdings Class A Common Stock. This risk has been exacerbated in connection with the high level of redemptions of shares of Banyan Class A Common Stock in connection with the Extension Meeting and further exacerbated by the redemptions of Public Shares in connection with the closing of the Business Combination, which led to a significantly reduced number of public stockholders holding Pinstripes Holdings securities subsequent to the Closing.
If securities analysts do not publish research or reports about our business or if they publish negative evaluations of the Pinstripes Holdings Class A Common Stock, the price of the Pinstripes Holdings Class A Common Stock could decline.
The trading market for the Pinstripes Holdings Class A Common Stock will rely in part on the research and reports that industry or financial analysts publish about Pinstripes Holdings. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of Pinstripes Holdings, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of the Pinstripes Holdings Class A Common Stock could decline. If one or more of these analysts cease to cover the Pinstripes Holdings Class A Common Stock, we could lose visibility in the market for our stock, which in turn could cause the Pinstripes Holdings Class A Common Stock price to decline.
If Pinstripes Holdings’ operating and financial performance in any given period does not meet the guidance that we provide to the public, our stock price may decline.
We have provided, and may in the future provide, public guidance on our expected operating and financial results for future periods. For example, in connection with the Business Combination, we provided projected financial and operating information which reflected estimates of future performance of our legacy locations, the opening dates of new locations and their anticipated performance, that we will continue to execute with our current team, while also adding certain key hires, and that we have incurred and will continue to incur additional costs in connection with being a public company. Such projected financial information was the basis for the 2024 EBITDA target in respect of the vesting of the EBITDA Earnout Shares. Any such guidance is comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided or will provide in the future, especially in times of economic uncertainty. If our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of the Pinstripes Holdings Class A Common Stock may decline as well.

The market price of Pinstripes Holdings Class A Common Stock and Warrants substantially declined following the Business Combination. If the perceived benefits of the Business Combination do not meet the expectations of investors, securityholders or financial analysts, the market price for the Pinstripes Holdings Class A Common Stock may further decline
Although the Business Combination valued Pinstripes at a $336.2 million pre-money equity valuation, based upon an assumed market value of $10.00 per share, the cash backed value per share of Pinstripes Holdings Class A Common Stock following the Business Combination was substantially less than $10.00 per share, and the market values of the securities of Pinstripes, including Pinstripes Holdings Class A Common Stock and Warrants, following the consummation of the Business Combination has declined significantly from the implied valuation of Pinstripes on the date the Business Combination Agreement was executed. Factors affecting the trading price of Pinstripes Holdings’ securities may include:
•variations in our financial results or those of companies that are perceived to be similar to us;
•actions by us or our competitors, such as sales initiatives, acquisitions or restructurings;
•changes in our earnings estimates or expectations as to our future financial performance, as well as financial estimates by securities analysts and investors, and our ability to meet or exceed those estimates or expectations;
•additions or departures of key management personnel;
•legal proceedings involving our company, our industry, or both;
•changes in our capitalization, including future issuances of the Pinstripes Holdings Class A Common Stock or the incurrence of additional indebtedness;
•changes in market valuations of companies similar to ours;
•the prospects of the industry in which we operate;
•actions by institutional and other stockholders;
•speculation or reports by the press or investment community with respect to us or our industry in general;
•general economic, market and political conditions; and
•other risks, uncertainties and factors described in this section entitled “Risk Factors” and in this prospectus.
Stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in Pinstripes Holdings’ industry. These and other factors may cause the market price and demand for the Pinstripes Holdings Class A Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of the Pinstripes Holdings Class A Common Stock and may otherwise negatively affect the liquidity of the Pinstripes Holdings Class A Common Stock. In the past, stockholders have instituted securities class action litigation following periods of volatility in the market price of their common stock. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.
Substantial future sales of the Pinstripes Holdings Class A Common Stock, or the perception in the public markets that these sales may occur, may depress our stock price.
The market price of the Pinstripes Holdings Class A Common Stock could decline significantly as a result of sales of a large number of shares of the Pinstripes Holdings Class A Common Stock in the market following the closing of the Business Combination. These sales, or the perception that these sales might occur, could depress the market price of the Pinstripes Holdings Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

All shares of Pinstripes Holdings Class A Common Stock issued as merger consideration in the Business Combination are freely tradable, subject to certain lock-ups, without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 under the Securities Act, referred to herein as “Rule 144”) and persons who were affiliates of Pinstripes at the time of the written consent of the Pinstripes stockholders to approve the Business Combination, including our directors, executive officers and other affiliates. Commencing one year following the filing of our Current Report on Form 8-K on January 5, 2024, shares held by certain of our securityholders will be eligible for resale, subject to, in the case of certain securityholders, Pinstripes Holdings being current in its Exchange Act reporting as well as volume, manner of sale and other limitations under Rule 144 and/or Rule 145 under the Securities Act.
If our current stockholders sell substantial amounts of the Pinstripes Holdings Class A Common Stock in the public market, or if the public perceives that such sales could occur, there could be an adverse impact on the market price of the Pinstripes Holdings Class A Common Stock, even if there is no relationship between such sales and the performance of our business. In addition, if certain price targets for the Pinstripes Holdings Class A Common Stock are reached, the Earnout Shares and Vesting Shares that will be initially subject to certain vesting conditions and transfer restrictions, will become freely tradeable. Additionally, if Pinstripes Holdings’ public issuance of an earnings release for Pinstripes Holdings’ fiscal quarter ending at the end of the EBITDA Earnout Period reports 2024 EBITDA equal or greater than $28,000,000, then one-hundred percent of the EBITDA Earnout Shares will immediately vest and convert into shares of Pinstripes Holdings Class A Common Stock and will no longer be subject to the vesting and forfeiture conditions set forth in the Charter. The vesting and sale of the Earnout Shares, the Vesting Shares and the EBITDA Earnout Shares, or the perception that these sales could occur, could adversely impact the market price of Pinstripes Holdings Class A Common Stock.
We also entered into the A&R Registration Rights Agreement with the Sponsor Holders, certain other of Pinstripes Holdings’ stockholders and members of Pinstripes Holdings’ management pursuant to which we have agreed to register for resale their shares of Pinstripes Holdings Class A Common Stock, including shares underlying Pinstripes Holdings Class B Common Stock, Warrants and other securities. . Pinstripes Holdings also agreed to register to register the resale of shares of Pinstripes Holdings Class A Common Stock issuable upon, the exercise of the Oaktree Warrants. To the extent shares of the Pinstripes Holdings Class A Common Stock are registered for resale pursuant to the A&R Registration Rights Agreement or otherwise, such shares may be resold by the holders thereof, including our affiliates, without limitation under the Securities Act. The registration statement of which this prospectus forms a part is registering for resale shares of Pinstripes Holdings Class A Common Stock as required by these agreements. See the section entitled “Related Person Transactions — A&R Registration Rights Agreement.”
In addition, the shares of Pinstripes Holdings Class A Common Stock reserved for future issuance under the 2023 EIP Plan and ESPP will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. The 2023 EIP Plan initially reserves for issuance 12,900,000 shares of Pinstripes Holdings Class A Common Stock and the ESPP will initially reserve for issuance 850,000 shares of Pinstripes Holdings Class A Common Stock. The 2023 EIP Plan also provides for an “evergreen provision” pursuant to which the number of shares of Pinstripes Holdings Class A Common Stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each calendar year, equal to the lesser of (a) fifteen percent (15%) of the aggregate number of shares of Pinstripes Holdings Common Stock outstanding on the last day of the immediately preceding calendar year and (b) such smaller number of shares of Pinstripes Holdings Class A Common Stock as determined by the Pinstripes Holdings Board, or a duly authorized committee thereof. Pinstripes Holdings is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Pinstripes Holdings Class A Common Stock or securities convertible into or exchangeable for shares of Pinstripes Holdings Class A Common Stock issued pursuant to the 2023 EIP Plan or the ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market and shares issued pursuant to the 2023 EIP Plan will result in dilution to our existing stockholders.
Also, in the future, we may issue shares of the Pinstripes Holdings Class A Common Stock in connection with investments or acquisitions. The number of shares of the Pinstripes Holdings Class A Common Stock issued in connection with an investment or acquisition could be material.

The shares of Pinstripes Holdings Class A Common Stock being offered in this prospectus represent a substantial percentage of the outstanding shares of Pinstripes Holdings Class A Common Stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the Pinstripes Holdings Class A Common Stock to decline significantly.
Under this prospectus, subject to any lockup or other transfer restrictions, the Selling Securityholders can resell up to a total of 36,605,141 shares of Pinstripes Holdings Class A Common Stock, including 4,969,777 shares issuable upon conversion of the Pinstripes Holdings Class B Common Stock, 11,910,000 shares issuable upon the exercise of the Private Placement Warrants and 2,912,500 shares issuable upon the exercise of the Oaktree Warrants. The shares of Pinstripes Holdings Class A Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders would represent approximately 61.0% of the shares of Pinstripes Holdings Class A Common Stock outstanding as of February 9, 2024 and 31.4% of the shares of Pinstripes Holdings Class A Common Stock outstanding assuming the issuance of all 37,727,500 shares of Pinstripes Holdings Class A Common Stock issuable upon full exercise of the Warrants and the Oaktree Warrants and upon conversion of all outstanding shares of Pinstripes Holdings Series B Common Stock (which may will become convertible only upon the satisfaction of the conditions described elsewhere in this prospectus). Given the substantial number of shares of Pinstripes Holdings Class A Common Stock being registered pursuant to this prospectus, the sale of such shares, or the perception in the market of the potential for the sale of a large number of shares, could increase the volatility of the market price of Pinstripes Holdings Class A Common Stock or result in a significant decline in the public trading price of Pinstripes Holdings Class A Common Stock.
Certain existing stockholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return.
Although the offering price to public stockholders in the IPO was $10.00 per unit (each unit consisting of one share of Banyan Class A Common Stock and one-half of one redeemable Warrant), the Selling Securityholders acquired the outstanding securities offered for resale by this prospectus at a range of effective purchase prices ranging from $0.003 per share to $10.00 per share of Pinstripes Holdings Class A Common Stock (or, in some cases, solely for services or other non-cash consideration), and at effective purchase prices ranging from $0 to $1.00 per Private Placement Warrant. As of February 9, 2024, the closing price of Class A Common Stock as reported on the NYSE was $3.41 per share. Because the current market price of the Pinstripes Holdings Class A Common Stock is higher than the effective purchase price certain Selling Securityholders paid for their securities, there may be a higher likelihood that those Selling Securityholders will sell their shares pursuant to the registration statement of which this prospectus is a part. Investors who purchased Pinstripes Holdings Class A Common Stock on the NYSE following the Business Combination may not experience a similar rate of return due to differences in the purchase prices they have paid and the purchase prices paid by the Selling Securityholders.
The historical financial results of Pinstripes and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what Pinstripes Holdings’ actual financial position or results of operations would have been.
The historical financial results of Pinstripes included elsewhere in this prospectus do not reflect the financial condition, results of operations or cash flows Pinstripes would have achieved as a public company during the periods presented or those Pinstripes Holdings will achieve in the future. This is the result of the following factors, among others: (i) Pinstripes Holdings will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Pinstripes Holdings’ capital structure will be different from that reflected in Pinstripes’ historical financial statements. Pinstripes Holdings’ financial condition and future results of operations could be materially different from amounts reflected in our historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare Pinstripes Holdings’ future results to historical results or to evaluate our relative performance or trends in our business.
Similarly, Banyan and Pinstripes previously operated as separate companies and had no prior history as a combined entity, and Pinstripes’ and Pinstripes Holdings’ operations have not previously been managed on a combined basis. The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and only and is not necessarily indicative of the financial position or results of operations that will actually occurred after the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Pinstripes Holdings. Furthermore, the unaudited pro forma financial information has been prepared based on a number of assumptions. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations following the Closing.
Accordingly, the pro forma financial information may not be indicative of Pinstripes Holdings’ future operating or financial performance and Pinstripes Holdings’ actual financial condition and results of operations may vary materially from Pinstripes Holdings’ pro forma results of operations and balance sheets included elsewhere in this prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
We do not expect to pay any cash dividends in the foreseeable future.
The continued operation and expansion of our business will require substantial funding. Accordingly, we do not currently expect to pay any cash dividends on shares of the Pinstripes Holdings Class A Common Stock. Any determination to pay dividends is at the discretion of the Pinstripes Holdings Board and depends upon results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors the Pinstripes Holdings Board deems relevant. Our ability to pay dividends is also restricted by the terms of Pinstripes Holdings’ current credit agreements and may be restricted by any future credit agreement or any future debt or preferred equity securities of ours or our subsidiaries. See the risk factor entitled “Our current or future indebtedness could impair our financial condition and reduce the funds available to us for growth or other purposes. Our debt agreements impose certain operating and financial restrictions, with which failure to comply could result in an event of default that could adversely affect our business.” Investors seeking cash dividends in the foreseeable future should not purchase our Pinstripes Holdings Class A Common Stock.
We are a holding company with no operations of our own, and will depend on its subsidiaries for cash.
We are a holding company and do not currently have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations will be conducted almost entirely through our subsidiary, Pinstripes, and our ability to generate cash to meet our obligations or to pay dividends will be highly dependent on the earnings of, and receipt of funds from, Pinstripes through dividends or intercompany loans. The ability of Pinstripes or any other subsidiary to generate sufficient cash flow from future operations to allow us and them to make scheduled payments on their obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which will be outside of our control. We cannot assure you that the cash flow and future earnings of our operating subsidiaries will be adequate for our subsidiaries to service our debt obligations. If our subsidiaries do not generate sufficient cash flow from future operations to satisfy corporate obligations, we may have to: undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. We cannot assure you that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations. Furthermore, we and our subsidiaries may incur substantial additional indebtedness in the future that may severely restrict or prohibit our subsidiaries from making distributions, paying dividends or making loans to us.
We have broad discretion in the use of the net proceeds from the Business Combination and related financings and may not use them effectively.
We cannot specify with certainty the particular uses of the net proceeds we received in connection with the Business Combination, specifically the Oaktree Loan, the additional borrowings pursuant to the Silverview Loan and the minimal funds remaining in the Trust Account following the Redemption. Our management has broad discretion in the application of the net proceeds. Our management may spend a portion or all of the net proceeds in ways that our stockholders may not desire or that may not yield a favorable return. We intend to use the net proceeds for general corporate purposes as well as for investing in growth initiatives and maintaining a strong balance sheet. If we do not invest or apply the net proceeds from the Business Combination and related financings in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.
Because Pinstripes Holdings became a public reporting company by means other than a traditional underwritten initial public offering, Pinstripes Holding's stockholders may face additional risks and uncertainties.
In a traditional underwritten initial public offering, underwriters may be subject to civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement, unless such underwriters can establish a “due diligence” defense by conducting a reasonable investigation of the disclosures in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because Pinstripes Holdings became a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Pinstripes Holdings and, accordingly, investors in Pinstripes Holdings did not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Although Banyan as well as the investment banks involved in the Business Combination performed a due diligence review and investigation of Pinstripes in connection with the Business Combination, each of them had different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore their due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. The lack of an independent due diligence review and investigation increases the risk of an investment in Pinstripes Holdings because it may not have uncovered facts that would be important to a potential investor.
In addition, because Pinstripes Holdings did not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of Pinstripes Holdings. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the combined company than they might if the combined company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the combined company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Pinstripes Holdings Class A Common Stock could have an adverse effect on our ability to develop a liquid market for the Pinstripes Holdings Class A Common Stock. See “Risk Factors – Pinstripes Holdings’ operating and financial results forecast relies in large part upon assumptions and analyses developed by Pinstripes Holdings’. If these assumptions or analyses prove to be incorrect, Pinstripes Holdings’ actual operating results may be materially different from forecasted results.”
There is no guarantee that the Public Warrants or the Private Placement Warrants will ever be in the money, and, as such, they may expire worthless and we may receive no proceeds from the exercise of the Public Warrants or Private Placement Warrants.
The exercise price for the Public Warrants and the Private Placement Warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of Pinstripes Holdings Class A Common Stock, the last reported sales price for which was $3.42 per share on February 9, 2024. If the trading price of the Pinstripes Holdings Class A Common Stock is less than $11.50 per share, we believe holders of Public Warrants and Private Placement Warrants will be unlikely to exercise their warrants. There is no guarantee that the Public Warrants or Private Placement Warrants will be in the money prior to their expiration, and as such, the Public Warrants and Private Placement Warrants may expire worthless and we may receive no proceeds from the exercise of the Public Warrants or Private Placement Warrants. Therefore, we do not expect to receive cash proceeds from any such exercise so long as the Public Warrants and Private Placement Warrants remain out of the money.

We may redeem the unexpired Public Warrants prior to their exercise at a time that is disadvantageous to the holders thereof, thereby making the Public Warrants worthless.
We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Pinstripes Holdings Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the Public Warrants become exercisable and ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the Public Warrants become redeemable, we may not exercise our redemption right if the issuance of shares of Pinstripes Holdings Class A Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. In such case, we will use our best efforts to register or qualify such shares of Pinstripes Holdings Class A Common Stock under the blue sky laws of the state of residence in those states in which the Public Warrants were offered. Redemption of the outstanding Public Warrants could force the holders thereof (i) to exercise the Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the Public Warrants at the then-current market price when the holder thereof might otherwise wish to hold the Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of the Public Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor, the IPO Underwriters or their permitted transferees. The closing price for the Pinstripes Holdings Class A Common Stock as of February 9, 2024, the most recent practicable date prior to the date of this prospectus, was $3.42 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.
In addition, we have the ability to redeem all, but not less than all, of the Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per Public Warrant, provided that the last reported sales price of the Pinstripes Holdings Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met, including that holders will be able to exercise their warrants on a “cashless basis” prior to redemption for a number of shares of Pinstripes Holdings A Common Stock determined based on the period of time to expiration of the warrants and the redemption fair market value of the Banyan Class A Common Stock, both as set forth in a table in the Warrant Agreement. See “Description of Securities — Warrants —Redemption of warrants when the price per share of Pinstripes Holdings Class A Common Stock equals or exceeds $10.00.” If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had been able to exercise their warrants at a later time at which the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received on a cashless exercise basis is capped at 0.361 of a share of Pinstripes Holdings Class A Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. If the closing price of the Pinstripes Holdings Class A Common Stock is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders, we may only redeem the warrants in accordance with these provisions if we concurrently redeem the outstanding Private Placement Warrants on the same terms.
The closing price of the Banyan Class A Common Stock for 20 trading days within a 30-trading-day period ending as of February 9, 2024, the most recent practicable date prior to the date of this prospectus, would not have exceeded the $10.00 closing price threshold or the $18.00 closing price threshold. It is not possible to predict what the trading price of the New Pinstripes Class A Common Stock will be after the Closing, and the trading price of the New Pinstripes securities may fluctuate following the consummation of the Business Combination and can vary due to general economic conditions and forecasts, our general business condition, the release of our financial reports and the risks and uncertainties set forth under “— The market price of the Pinstripes Holdings Class A Common Stock may be volatile or may decline regardless of our operating performance, and you may lose some or all of your investment.”
In the event we determine to redeem the warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that we elect to redeem all of the redeemable warrants as described above, we will fix a Redemption Date. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Accordingly, if a holder fails to actually receive the notice of or otherwise fails to respond on a timely basis, it could lose the benefit of being a holder of a Public Warrant. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via our posting of the redemption notice to the DTC.
We may amend the terms of the Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 65% of the then-outstanding Public Warrants. As a result, the exercise price of the Public Warrants could be increased, the exercise period could be shortened and the number of shares of Pinstripes Holdings Class A Common Stock purchasable upon exercise of a Public Warrant could be decreased, without the approval of all the Public Warrant holders.
The Public Warrants were issued in registered form under a warrant agreement between CST, as warrant agent, and Banyan. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or stock, shorten the exercise period or decrease the number of shares of Pinstripes Holdings Class A Common Stock purchasable upon exercise of a Public Warrant.
An investment in this offering may result in uncertain or adverse U.S. federal income tax consequences.
The U.S. federal income tax consequences of a cashless exercise of warrants and of a redemption of warrants for Pinstripes Holdings Common Stock are unclear under current law. Further, it is unclear whether the redemption rights with respect to our shares suspend the running of a U.S. holder’s holding period for purposes of determining whether any gain or loss realized by such holder on the sale or exchange of Pinstripes Holdings Common Stock is long-term capital gain or loss and for determining whether any dividend we pay would be considered “qualified dividends” for federal income tax purposes. See the section titled “Material United States Tax Consequences to Holders of Common Stock and Warrants” for a summary of the material U.S. federal income tax consequences of an investment in our securities. Prospective investors are urged to consult their tax advisors with respect to these and other tax consequences when purchasing, holding or disposing of our securities.

MARKET PRICE AND DIVIDEND INFORMATION
Market Price and Ticker Symbols
Pinstripes Holdings Class A Common Stock and Public Warrants commenced trading on the NYSE under the symbols “PNST” and “PNST WS,” respectively, on January 2, 2024. The closing price of Pinstripes Holdings Class A Common Stock and Public Warrants on February 9, 2024 was $3.42 and $0.30, respectively.
Holders of Pinstripes Holdings Class A Common Stock and Warrants should obtain current market quotations for their securities. The market price of our securities could vary at any time.
Holders
As of February 12, 2024, there were at least 235 holders of record of Pinstripes Holdings Class A Common Stock and four holders of record of Warrants.
Dividend Policy
We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of the Pinstripes Holdings Board, subject to compliance with applicable law and any contractual provisions, including under any existing or future agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. Accordingly, realization of a gain on your investment will depend on the appreciation of the price of the shares, which may never occur. Investors seeking cash dividends in the foreseeable future should not invest in shares.
Securities Authorized for Issuance under Equity Compensation Plans
In connection with the Business Combination, our stockholders approved our 2023 EIP Plan and our ESPP on December 27, 2023, both of which became effective immediately upon the Closing. We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Pinstripes Holdings Class A Common Stock issued or issuable under the 2023 EIP Plan and the ESPP. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

USE OF PROCEEDS
All of the Pinstripes Holdings Class A Common Stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of our securities by the Selling Securityholders pursuant to this prospectus.
We will receive any proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Pinstripes Holdings Class A Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants, if any, to facilitate the further growth of our business, including through the development of additional locations, and for general corporate purposes. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of the Pinstripes Holdings Class A Common Stock. As of the date of this prospectus, the trading price of the Pinstripes Holdings Class A Common Stock is substantially less than the $11.50 per share exercise price of the Warrants. For so long as the Warrants are “out of the money,” we believe holders of the Warrants will be unlikely to exercise their Warrants. There can be no assurance that the Warrants will be “in the money” prior to expiring, and thus we may never receive any proceeds from the exercise of such Warrants. Further, to the extent that the Warrants are exercised but on a “cashless basis,” the amount of cash we would receive from the exercise of Warrants, if any, would decrease. The Private Placement Warrants are exercisable on a cashless basis at any time, so long as they are held by the Sponsor, the IPO Underwriters and their permitted transferees, and the Public Warrants are exercisable on a cashless basis in certain limited circumstances.

DETERMINATION OF OFFERING PRICE
The offering price of Pinstripes Holdings Class A Common Stock underlying the Warrants is determined by reference to the exercise price of the Public Warrants of $11.50 per share. The Public Warrants are listed on The NYSE under the ticker symbol “PNST WS”.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined balance sheet as of October 15, 2023, unaudited pro forma condensed combined statement of operations for the fiscal year ended April 30, 2023, and unaudited pro forma condensed combined statement of operations for the twenty-four weeks ended October 15, 2023 presents the combination of the financial information of Banyan and Pinstripes adjusted to give effect to the transactions that were entered into in contemplation of, or that were contemplated by, that certain business combination agreement (as amended and restated from time to time, the “Business Combination Agreement”) by and among Banyan, Panther Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Banyan (“Merger Sub”), and Pinstripes, and the business combination contemplated thereby (the “Business Combination”).
The Business Combination is accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Banyan, which is the legal acquirer, is treated as the “acquired” company for financial reporting purposes and Pinstripes is treated as the accounting acquirer, as further described in Note 1, Basis of Presentation, to the unaudited pro forma condensed combined financial information. At the Closing of the Business Combination, Banyan changed its name to Pinstripes Holdings, Inc (“New Pinstripes”).
The fiscal year end of Pinstripes is the 52/53-week period ending on the last Sunday in April, which is April 30, 2023 for fiscal year 2023, while Banyan has a December 31, 2022, calendar year end. The calendar year end of Banyan has been adjusted to conform to the fiscal year end of Pinstripes for the purpose of presenting the unaudited pro forma condensed combined financial information, pursuant to Rule 11-02(c)(3) of Regulation S-X, given the most recent fiscal year ends differed by more than one fiscal quarter. At the Closing of the Business Combination, New Pinstripes changed its fiscal year end to the last Sunday in April. Refer to accompanying Note 1, Basis of Presentation, to the unaudited pro forma condensed combined financial information for further discussion.
As further described in Note 2, Description of the Business Combination, to the unaudited pro forma condensed combined financial information, immediately prior to the Closing of the Business Combination, on December 29, 2023, (i) all outstanding shares of Pinstripes’ Redeemable Convertible Preferred Stock, Pinstripes’ warrants, and Pinstripes Convertible Notes converted into shares of Pinstripes Common Stock; (ii) all outstanding shares of Pinstripes Common Stock (excluding shares of Pinstripes Common Stock issued in connection with the conversion of the Pinstripes’ Series I Redeemable Convertible Preferred Stock and settlement of the cumulative unpaid dividends thereon) were cancelled in exchange for a number of shares of New Pinstripes Class A Common Stock derived from the implied equity value for Pinstripes of $336.2 million (the “Equity Value”) (the “Exchange Ratio”); (iii) all outstanding shares of Pinstripes Common Stock received upon the conversion of Pinstripes’ Series I Redeemable Convertible Preferred Stock were cancelled and converted, based on the Series I Exchange Ratio as defined in the Business Combination Agreement, into shares of New Pinstripes Class A Common Stock; and (iv) each outstanding Pinstripes’ option (whether vested or unvested) converted into an option to purchase a number of New Pinstripes Class A Common Stock based on the Exchange Ratio.
The unaudited pro forma condensed combined financial statements do not necessarily reflect what New Pinstripes’ financial condition or results of operations would have been as if the Business Combination had occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of New Pinstripes. New Pinstripes’ actual financial condition and results of operations may differ significantly from the unaudited pro forma condensed combined amounts reflected herein due to a variety of factors. Banyan and Pinstripes did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information should be read in conjunction with Banyan’s and Pinstripes’ unaudited and audited historical financial statements and related notes, information regarding the Business Combination, management’s discussion and analysis of financial condition and results of operations of Banyan and Pinstripes and other financial information included in this prospectus.

Pinstripes Holding, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of October 15, 2023
(in thousands)

	Historical		Actual Redemptions
	As of September 30, 2023 (Unaudited) Banyan	As of October 15, 2023 (Unaudited) Pinstripes	Transaction Accounting Adjustment	Note	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$305	$7,991	$36,105	3(a)	$44,401
Accounts receivable	—	1,121	—		1,121
Inventories	—	830	—		830
Other current assets	105	662	—		767
Total current assets	410	10,604	36,105		47,118
Funds held in Trust Account	42,424	—	(42,424)	3(b)	—
Property and equipment, net	—	69,734	—		69,734
Operating lease right-out-use asset	—	49,185	—		49,185
Other long-term assets	—	11,780	(5,093)	3(c)	6,687
Total assets	$42,834	$141,303	$(11,412)		$172,725
LIABILITIES, MEZZANINE EQUITY, & STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$409	$24,027	$(827)	3(d)	$23,609
Accrued expenses	3,551	—	(3,541)	3(e)	10
Amounts due to customer	—	8,158	—		8,158
Current portion of long-term debt	—	2,243	—		2,243
Accrued occupancy costs	—	5,556	—		5,556
Other current liabilities	133	10,227	(3,966)	3(f)	6,394
Excise tax liability	2,100	—	—		2,100
Promissory notes, related parties	506	—	(506)	3(g)	—
Operating lease liabilities, current	—	10,824	—		10,824
Total current liabilities	6,699	61,035	(8,840)		58,894
Long-term debt	—	41,959	36,402	3(h)	78,361
Long-term accrued occupancy costs	—	699	—		699
Operating lease liabilities, noncurrent	—	89,888	—		89,888
Other long-term liabilities	—	1,038	—		1,038
Warrant liability	4,353	—	—		4,353
Deferred underwriting fees	3,623	—	(3,623)	3(i)	—
Total liabilities	14,675	194,619	23,939		233,233
Mezzanine Equity
Pinstripes’ Redeemable Convertible Preferred Stock	—	75,262	(75,262)	3(j)	—
Banyan Class A Common Stock	42,424	—	(42,424)	3(k)	—
Stockholders’ Deficit

	Historical		Actual Redemptions
	As of September 30, 2023 (Unaudited) Banyan	As of October 15, 2023 (Unaudited) Pinstripes	Transaction Accounting Adjustment	Note	Pro Forma Combined
Pinstripes Common Stock	—	62	(62)	3(l)	—
New Pinstripes Class A Common Stock	—	—	4	3(m)	4
New Pinstripes Series B-1 Common Stock	—	—	—		—
New Pinstripes Series B-2 Common Stock	—	—	—		—
New Pinstripes Series B-3 Common Stock	—	—	—		—
Banyan Class A Common Stock	—	—	—	3(n)	—
Banyan Class B Common Stock	1	—	(1)	3(o)	—
Additional paid-in capital	—	482	69,879	3(p)	70,361
Accumulated deficit	(14,266)	(129,122)	12,515	3(q)	(130,873)
Total stockholders’ deficit	(14,265)	(128,578)	82,335		(60,508)
Total liabilities, mezzanine equity, & stockholders’ deficit	$42,834	$141,303	$(11,412)		$172,725
The accompanying notes are an integral part of the unaudited pro forma condensed combined balance sheet.

Pinstripes Holding, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
As of April 30, 2023
(in thousands)

	Historical		Actual Redemptions
	Twelve Months Ended June 30, 2023 (Unaudited) Banyan	Twelve Months Ended April 30, 2023 Pinstripes	Transaction Accounting Adjustment	Note	Pro Forma Combined
Revenue
Food and beverage revenues	$—	$87,467	$—		$87,467
Recreation revenues	—	23,806	—		23,806
Total revenue	—	111,273	—		111,273

Operating Expenses
Cost of food and beverage	—	18,968	—		18,968
Store labor and benefits	—	40,415	—		40,415
Store occupancy costs, excluding depreciation	—	18,375	—		18,375
Other store operating expenses, excluding depreciation	—	18,655	—		18,655
Exchange listing fee	83	—	—		83
Legal fees	2,607	—	—		2,607
General and administrative expenses	1,472	13,205	30	4(a)	14,707
Depreciation expense	—	8,086	—		8,086
Impairment loss	—	2,363	—		2,363
Pre-opening expenses	—	4,935	—		4,935
Total operating expenses	4,162	125,002	30		129,194
Operating loss	(4,162)	(13,729)	(30)		(17,921)

Other Income (Expense)
Interest income	7,388	—	(7,388)	4(b)	—
Interest expense	—	(1,946)	(17,994)	4(c)	(19,940)
Other non-operating expenses	—	(13)	—		(13)
Gain on debt extinguishment	—	8,355	—		8,355
Unrealized loss on funds held in the Trust Account	(11)	—	11	4(d)	—
Change in fair value of warrant liability	(2,133)	—	—		(2,133)
Total other income (expense)	5,244	6,396	(25,371)		(13,731)

Income (loss) before income taxes	1,082	(7,333)	(25,401)		(31,652)
Income tax expense	1,475	192	—		1,667
Net loss	$(393)	$(7,525)	$(25,401)		$(33,319)

Weighted average shares outstanding – basic and diluted	27,507,247	6,210,254		6	39,918,036
Net loss per share – basic and diluted	$(0.01)	$(1.21)		6	$(0.83)
The accompanying notes are an integral part of the unaudited pro forma condensed combined statement of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWENTY-FOUR WEEKS ENDED OCTOBER 15, 2023
(in thousands, except for share and per share amounts)

	Historical		Actual Redemptions
	Six Months Ended September30, 2023 (Unaudited) Banyan	Twenty-Four Weeks Ended October 15, 2023 (Unaudited) Pinstripes	Transaction Accounting Adjustment	Note	Pro Forma Combined
Revenue
Food and beverage revenues	$—	$39,952	$—		$39,952
Recreation revenues	—	10,412	—		10,412
Total revenue	—	50,364	—		50,364

Operating Expenses
Cost of food and beverage	—	8,715	—		8,715
Store labor and benefits	—	18,634	—		18,634
Store occupancy costs, excluding depreciation	—	5,590	—		5,590
Other store operating expenses, excluding depreciation	—	9,556	—		9,556
Exchange listing fee	42	—	—		42
Legal fees	3,377	—	—		3,377
General and administrative expenses	1,285	7,302	—		8,587
Depreciation expense	—	3,341	—		3,341
Impairment loss	—	5,304	—		5,304
Pre-opening expenses	4,704	58,442	—		63,146
Total operating expenses	(4,704)	(8,078)	—		(12,782)

Other Income (Expense)
Interest income	1,696	—	(1,696)	5(a)
Interest expense	—	(3,601)	(8,590)	5(b)	(12,191)
Change in fair value of warrant liability	(3,301)	1,350	—		(1,951)
Unrealized loss on funds held in the Trust Account	(47)	—	47	5(c)
Total other expense	(1,652)	(2,251)	(10,239)		(14,142)

Loss before income taxes	(6,356	(10,329)	(10,239)		(26,924)
Income tax expense	335	—	—		335
Net loss	$(6,691)	$(10,329)	$(10,239)		$(27,259)
Less: cumulative unpaid dividends and change in redemption amount of Pinstripes’ Series I Redeemable Convertible Preferred Stock	—	(1,951)	1,951	5(d)
Net loss available to common stockholders	$(6,691)	(12,280)	$(8,288)		$(27,259)

Weighted average shares outstanding – basic and diluted	13,568,839	6,550,290		6	39,918,036
Net loss per share – basic and diluted	$(0.49)	(1.87)		6	$(0.68)
The accompanying notes are an integral part of the unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 – Basis of Presentation
The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared pursuant with Article 11 of SEC Regulation S-X, as amended by final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquire and Disposed Business.” The fiscal year end of Pinstripes is the 52/53-week period ending on the last Sunday in April, which is April 30, 2023, for fiscal year end 2023, while Banyan has a December 31, 2022, calendar year end. The calendar year end of Banyan has been adjusted to conform to the fiscal year end of Pinstripes, for purposes of presenting the unaudited pro forma condensed combined financial information, pursuant to Rule 11-02(c)(3) of Regulation S-X, given the most recent fiscal year ends differed by more than one fiscal quarter. At the Closing of the Business Combination, Pinstripes Holdings changed its fiscal year end to the last Sunday in April. Accordingly, the accompanying unaudited pro forma condensed combined balance sheet as of October 15, 2023, combines the unaudited historical condensed consolidated balance sheet of Banyan as of September 30, 2023, with the unaudited historical consolidated balance sheet of Pinstripes as of October 15, 2023, after giving effect to the Closing of the Business Combination as if it occurred on October 15, 2023. The unaudited pro forma condensed combined statement of operations for the fiscal year end April 30, 2023, was derived by adding the results of the unaudited historical condensed consolidated statement of operations of Banyan for the six months ended June 30, 2023, to the results of the audited historical statement of operations of Banyan for the calendar year ended December 31, 2022, removing the results of the unaudited historical condensed statement of operations of Banyan for the six months ended June 30, 2022, and combining the results of the audited historical consolidated statement of operations of Pinstripes for the fiscal year ended April 30, 2023 after giving effect to the Business Combination, as if the Closing of the Business Combination had occurred on April 25, 2022. The unaudited pro forma condensed combined statement of operations for the twenty-four weeks ended October 15, 2023, was derived by removing the results of the unaudited historical statement of operations of Banyan for the three months ended March 31, 2023, from the results of the unaudited historical condensed consolidated statement of operations of Banyan for the nine months ended September 30, 2023, and combining the unaudited historical results of Pinstripes for the twenty-four weeks ended October 15, 2023, after giving effect to the Business Combination, as if the Closing of the Business Combination had occurred on April 25, 2022.
Banyan’s and Pinstripes’ unaudited and audited financial statements were prepared in accordance with GAAP and presented in U.S. dollars. Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination is accounted for as a reverse recapitalization of Pinstripes, as Pinstripes has been determined to be the accounting acquirer primarily based on the evaluation of the following facts and circumstances:
•Existing Pinstripes Stockholders comprise a relative majority of the voting power of Pinstripes Holdings;
•Pinstripes’ operations prior to the Closing of the Business Combination comprise the only ongoing operations subsequent to the Closing of the Business Combination;
•The substantial majority of the Pinstripes Holdings Board were appointed by Pinstripes; and
•All of Pinstripes Holdings’ senior management are comprised of Pinstripes’ senior management.
Accordingly, the Business Combination is reflected as the equivalent of Pinstripes issuing stock for the net assets of Banyan, accompanied by a reverse recapitalization. Under this method of accounting, Banyan, which is the legal acquirer, is treated as the “acquired” company for financial reporting purposes. The net assets of Banyan are stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Closing of the Business Combination are those of Pinstripes.
Following the Closing, holders of Banyan Class A Common Stock exercising redemption rights received their per share redemption price from the funds held in the Trust Account. Each Banyan equityholder that was a holder of shares of Banyan Class A Common Stock may have elected to redeem all or a portion of the Banyan Class A Common Stock at a per share price, payable in cash, equal to a pro rata share of the aggregate amount of the funds held in the Trust Account, calculated as of two business days prior to the Closing, including any interest earned on the funds held in the Trust Account (net of any taxes payable).
Management is performing a comprehensive review of Banyan’s and Pinstripes’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Pinstripes Holdings. Based on its initial analysis, management did not identify any differences that would have a material impact on the financial statements of Pinstripes Holdings. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Closing of the Business Combination and has been prepared for information purposes only. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Pinstripes Holdings filed consolidated income tax returns during the periods presented.

Note 2 – Description of the Business Combination
As previously announced, Banyan, Merger Sub, and Pinstripes entered into the Business Combination Agreement, dated as of June 22, 2023, as amended by the Amended and Restated Business Combination Agreement, dated as of September 26, 2023, and the Second Amended and Restated Agreement, dated as of November 22, 2023 (as amended, the “Business Combination Agreement”). On September 11, 2023, in connection with the Business Combination, Banyan first filed with the SEC a Registration Statement on Form S-4 (No. 333-274442) (as amended, the “Registration Statement”) containing a the definitive joint proxy statement/consent solicitation statement/prospectus, which Registration Statement was declared effective by the SEC on December 4, 2023, and Banyan commenced mailing the definitive joint proxy statement/consent solicitation statement/prospectus, which was filed with the SEC on December 5, 2023.
As contemplated by the Merger Agreement and described in the section titled “Proposal No. 1 – The Business Combination Proposal” of the definitive joint proxy statement/consent solicitation statement/prospectus, the Closing of the Business Combination was effected on December 29, 2023 and Merger Sub merged with and into Pinstripes, with Pinstripes as the surviving entity and a wholly-owned subsidiary of Banyan (“Pinstripes Holdings”).
Immediately prior to the Closing of the Business Combination (1) all 11,089,698 outstanding shares of Pinstripes’ Redeemable Convertible Preferred Stock (including the 850,648 shares of Pinstripes’ Series I Redeemable Convertible Preferred Stock and the 35,102 shares payable for the settlement of the cumulative unpaid dividends) automatically converted into 11,089,698 shares of Pinstripes Common Stock in accordance with the governing documents of Pinstripes; (2) the 354,426 outstanding Pinstripes’ warrants were automatically converted into 365,426 shares of Pinstripes Common Stock; and (3) the Pinstripes Convertible Notes were automatically converted into 500,000 shares of Pinstripes Common Stock (collectively, the “Conversion Shares”).
The equity and financing relating matters that occurred at, or following, the Closing of the Business Combination on December 29, 2023 are summarized as follows:
i.Each of the then-issued and outstanding 17,422,009 shares of Pinstripes Common Stock held by the Pinstripes Stockholders (including the Conversion Shares, with exception to the shares of Pinstripes Common Stock held by the investors of Pinstripes’ Series I Redeemable Convertible Preferred Stock (the “Series I Investors”)) were automatically cancelled and converted into 32,206,458 shares of Pinstripes Holdings Class A Common Stock (based on the Exchange Ratio of approximately 1.85 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Common Stock) equal to the aggregate Equity Value. For the avoidance of doubt, the Series I Investors are not, and do not constitute, Pinstripes Stockholders as referenced herein.
ii.The 885,750 shares of Pinstripes Common Stock held by the Series I Investors were cancelled and exchange into 2,214,375 shares of Pinstripes Holdings Class A Common Stock (based on the Series I Exchange Ratio of approximately 2.50 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Common Stock).
iii.All 32,203 of the then-issued and outstanding shares of Banyan Class A Common Stock held by Banyan equityholders converted (on a one-for-one basis) into 32,203 shares of Pinstripes Holdings Class A Common Stock.
iv.The Sponsor Holders forfeited 1,242,975 shares of the then-issued and outstanding Banyan Class A Common Stock, which were re-issued as 1,242,975 shares of Pinstripes Holdings Series A Common Stock to the Pinstripes Stockholders pursuant to the provisions of the Amended Sponsor Letter dated as of November 22, 2023. For the avoidance of doubt, the Series I Investors are not, and do not constitute, Pinstripes Stockholders as referenced herein.
v.The Sponsor Holders forfeited 507,025 shares of the then-issued and outstanding Banyan Class A Common Stock, which were re-issued as 507,025 shares of Pinstripes Holdings Class A Common Stock to the Series I Investors in connection with the Series I Financing.

vi.The Sponsor Holders forfeited 1,018,750 shares of the then-issued and outstanding Banyan Class A Common Stock, which were re-issued as 1,018,750 shares of Pinstripes Holdings Class A Common Stock to certain Banyan equityholders pursuant to certain non-redemption agreements.
vii.915,000 of the then-issued and outstanding shares of Banyan Class A Common Stock held by the Sponsor Holders converted (on a one-for-one basis) into 915,000 shares of Pinstripes Holdings Series B-1 Common Stock, 570,000 of the then-issued and outstanding shares of Banyan Class A Common Stock held by the Sponsor Holders converted (on a one-for-one basis) into 570,000 shares of Pinstripes Holdings Series B-2 Common Stock, and all 345,000 of the then-issued and outstanding shares of Banyan Class B Common Stock held by the Sponsor Holders converted (on a one-for-one basis) into 345,000 shares of Pinstripes Holdings Series B-2 Common Stock (collectively, the “Sponsor Earnout Shares”). The Sponsor Earnout Shares are subject to forfeiture and/or vesting upon the satisfaction of certain stock trading price conditions and represent an equity-linked contract that is classified in equity.
viii.The remaining 2,646,520 of the then-issued and outstanding shares of Banyan Class A Common Stock held by the Sponsor Holders continued as 2,646,520 shares of Pinstripes Holdings Class A Common Stock.
ix.An aggregate of 5,000,000 shares (comprised of 2,500,000 shares of Pinstripes Holdings Series B-1 Common Stock and 2,500,00 shares of Pinstripes Holdings Series B-2 Common Stock) were issued to Pinstripes Stockholders, subject to forfeiture and/or vesting upon the satisfaction of certain stock trading price conditions (the “Earnout Shares”). The Earnout Shares represent an equity-linked contract that is classified in equity. For the avoidance of doubt, the Series I Investors are not, and do not constitute, Pinstripes Stockholders as referenced herein.
x.4,000,000 shares of Pinstripes Holdings Series B-3 Common Stock were issued to Pinstripes Stockholders, subject to forfeiture and/or vesting upon the satisfaction of a financial performance condition (the “EBITDA Earnout Shares”). The EBITDA Earnout Shares represent an equity-linked contract that is classified in equity. For the avoidance of doubt, the Series I Investors are not, and do not constitute, Pinstripes Stockholders as referenced herein.
xi.All 2,722,593 of the then-issued and outstanding Pinstripes’ options held by Pinstripes Stockholders (whether vested or unvested) were automatically cancelled and converted into 5,032,434 Pinstripes Options (based on the Exchange Ratio of approximately 1.85 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Holdings Common Stock). Each outstanding vested Pinstripes Option entitles the holder the right to purchase one (1) share of Pinstripes Holdings Class A Common Stock. For the avoidance of doubt, the Series I Investors are not, and do not constitute, Pinstripes Stockholders as referenced herein.
xii.Simultaneously with, and in contemplation of, the Closing of the Business Combination, Pinstripes and Banyan entered into a loan agreement with Oaktree Fund Administration, LLC, as Agent, and the lender party thereto for aggregate cash proceeds of $50.0 million (the “Tranche 1 Loan”) with an interest that will accrue based on a 360-day year at a rate per annum equal to (i) 12.5% payable quarterly in arrears, at Pinstripes’ option either in cash or in kind (subject to certain procedures and conditions); provided that the interest payable in respect of any period following December 31, 2024, interest under this clause (i) will be required to be paid solely in cash, plus (ii) 7.5% payable quarterly in arrears, at Pinstripes’ option, either in cash or in kind (subject to certain procedures and conditions). The maturity date of the Tranche 1 Loan is December 29, 2028. Concurrently with the closing of the Tranche 1 Loan, the lender party was granted fully detachable warrants exercisable for 2,500,000 shares of Pinstripes Holdings Class A Common Stock at an exercise price of $0.01 per share. In connection with the closing of the Tranche 1 Loan, Banyan, Merger Sub, and Pinstripes agreed to waive the Minimum Cash Amount condition set forth by the Business Combination Agreement.
xiii.Pinstripes borrowed an additional $5.0 million under its credit facility with Silverview Credit Partners LP.
xiv.Within five (5) business days after the Closing of the Business Combination, 50,000 shares of Pinstripes Holdings Class A Common Stock are being issued to a third party as payment for $0.5 million of

Pinstripes’ incurred transaction costs. The transaction costs were incurred in connection with the Closing of the Business Combination.
On December 21, 2023, Banyan held the Extension Meeting to approve the Extension Amendment and the Redemption Limitation Amendment (the “Extension Meeting”). In connection with the vote to approve the Extension Amendment and the Redemption Limitation Amendment, the holders of 1,314,065 shares of Banyan Class A Common Stock exercised their right to redeem the shares for cash at an aggregate redemption price of $14.1 million, calculated using the actual redemption price of approximately $10.73 per share.
On December 5, 2023, Banyan filed the definitive joint proxy statement/consent solicitation statement/prospectus for the solicitation of proxies in connection with a special meeting (the “Business Combination Meeting”) to approve the Business Combination Agreement and the Business Combination contemplated thereby. The Business Combination Meeting was held on December 27, 2023 whereby Banyan’s stockholders approved the Business Combination Agreement and the consummation of the transactions to effect the Closing of the Business Combination. In connection with the vote to approve the Business Combination Agreement and the Business Combination contemplated thereby, the holders of 2,652,419 shares of Banyan Class A Common Stock exercised their right to redeem the shares for cash at an aggregate redemption price of $28.5 million, calculated using the actual redemption price of approximately $10.76 per share.
The following table summarizes the unaudited pro forma combined shares of Pinstripes Holdings Class A Common Stock issued and outstanding immediately after the Closing of the Business Combination, excluding the potential dilutive effect of outstanding vested and unvested Pinstripes Holdings Options:

	Share Ownership in Pinstripes Holdings
	Shares	%
Pinstripes Holdings Stockholders(1)	33,449,433	83.8%
Series I Investors(2)	2,721,400	6.8%
Sponsor Holders(3)	2,646,250	6.6%
Banyan equity holders(4)	1,050,953	2.7%
Other(5)	50,000	0.1%
Total shares after the Closing of the Business Combination	39,918,036	100.0%
__________________
(1)The number of shares held by the Pinstripes Stockholders is comprised of (i) the 6,363,628 then-issued and outstanding shares of Pinstripes Common Stock that were automatically cancelled and converted into 11,763,851 shares of Pinstripes Holdings Class A Common Stock, based on the Exchange Ratio of approximately 1.85 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Holdings Common Stock, at the Closing of the Business Combination; (ii) the 924,304 then-issued and outstanding shares of Pinstripes Holdings Common Stock (that resulted from the automatic conversion of Pinstripes Convertible Notes immediately prior to the Closing of the Business Combination) that were automatically cancelled and converted into 924,304 shares of Pinstripes Holdings Class A Common Stock, based on the Exchange Ratio of approximately 1.85 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Holdings Common Stock or common stock equivalent, at the Closing of the Business Combination; (iii) the 354,436 of the then-issued and outstanding shares of Pinstripes Holdings Common Stock (that resulted from the automatic conversion of Pinstripes’ warrants immediately prior to the Closing of the Business Combination) that were automatically cancelled and converted into 655,213 shares of Pinstripes Holdings Class A Common Stock, based on the Exchange Ratio of approximately 1.85 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Holdings Common Stock or common stock equivalent, at the Closing of the Business Combination; (iv) the 10,203,945 then-issued and outstanding shares of Pinstripes Holdings Common Stock (that resulted from the automatic conversion of the Pinstripes’ Redeemable Convertible Preferred Stock, excluding Pinstripes’ Series I Redeemable Convertible Preferred Stock and the cumulative unpaid dividends accrued thereon, immediately prior to the Closing of the Business Combination) that were automatically cancelled and converted into 18,863,090 shares of Pinstripes Holdings Class A Common Stock, based on the Exchange Ratio of approximately 1.85 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Holdings Common Stock or common stock equivalent; and (v) the 1,242,975 shares of Pinstripes Holdings Class A Common Stock (that resulted from the Sponsor Holders forfeiting 1,242,975 shares of the then-issued and outstanding Banyan Class A Common Stock which were re-issued as 1,242,975 shares of Pinstripes Holdings Class A Common Stock) issued to the Pinstripes Stockholders at the Closing of the Business Combination.
(2)Represents (i) the 850,648 then-issued and outstanding shares of Pinstripes Common Stock (that resulted from the automatic conversion of Pinstripes’ Series I Redeemable Convertible Preferred Stock immediately prior to the Closing of the Business Combination) that were automatically cancelled and exchanged into 2,126,620 shares of Pinstripes Holdings Class A Common Stock, based on the Series I Exchange Ratio of approximately 2.5 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Holdings Common Stock or common stock equivalent, at the Closing of the Business Combination; (ii) the 35,102 then-issued and outstanding shares of Pinstripes Common Stock (that resulted from the automatic conversion of the cumulative unpaid dividends on Pinstripes’ Series I

Redeemable Convertible Preferred Stock immediately prior to the Closing of the Business Combination) that were automatically cancelled and exchanged into 87,755 shares of Pinstripes Holdings Class A Common Stock, based on the Series I Exchange Ratio of approximately 2.5 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Holdings Common Stock or common stock equivalent, at the Closing of the Business Combination; and (iii) the 507,025 shares of Pinstripes Holdings Class A Common Stock (that resulted from the Sponsor Holders forfeiting 507,025 shares of the then-issued and outstanding Banyan Class A Common Stock, which were re-issued as 507,025 shares of Pinstripes Holdings Class A Common Stock) issued to the Series I Investors at the Closing of the Business Combination.
(3)Reflects the 2,646,520 of the then-issued and outstanding shares of Banyan Class A Common Stock held by the Sponsor Holders that continued as 2,646,520 shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination.
(4)Represents (i) the 32,203 of the then-issued and outstanding shares of Banyan Class A Common Stock that converted, on a one-for-one basis, into 32,203 shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination; and (ii) the 1,018,750 shares of Pinstripes Holdings Class A Common Stock (that resulted from the Sponsor Holders forfeiting 1,018,750 shares of the then-issued and outstanding Banyan Class A Common Stock, which were re-issued as 1,018,750 shares of Pinstripes Holdings Class A Common Stock) issued to Banyan equityholders, pursuant to certain non-redemption agreements, at the Closing of the Business Combination.
(5)Reflects the 50,000 shares of Pinstripes Holdings Class A Common Stock being issued within five (5) business days after the Closing of the Business Combination to a third-party as payment for $0.5 million of Pinstripes’ incurred transaction costs. The $0.5 million of transaction costs primarily represent fees incurred by Pinstripes for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination.

Note 3 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of October 15, 2023
Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet as of October 15, 2023:
3(a)Cash and cash equivalents – Reflects the impact of the Business Combination on the cash and cash equivalents balance of Pinstripes Holdings. The table summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Proceeds from Pinstripes ‘ financing arrangements, net debt issuance costs	3 (a)(i)	$9,700
Payments of interest on Pinstripes’ financing arrangements	3 (a)(ii)	(1,561)
Proceeds from the exercise of Pinstripes’ liability-classified warrants	3 (a)(iii)	1
Proceeds from Banyan’s promissory notes	3 (a)(iv)	10
Proceeds from the Tranche 1 Loan closed in connection with the Closing of the Business Combination	3 (a)(v)	50,000
Payment of Banyan’s outstanding promissory notes	3 (a)(vi)	(516)
Payment of Banyan’s transaction costs	3 (a)(vii)	(16,381)
Payment of Pinstripes’ transaction costs	3 (a)(viii)	(5,494)
Reclassification of the funds held in the Trust Account at the Closing of the Business Combination	3 (a)(ix)	346
Pro Forma Adjustment – Cash and cash equivalents		$36,105
3(a)(i)Represents the $9.7 million of proceeds received from Pinstripes’ financing arrangements issued subsequent to October 15, 2023, net $0.3 million of aggregate payments in settlement of debt issuance costs. See Note 3(c)(i), Other long-term assets, and Note 3(h)(i), Long-term debt, for the corresponding pro forma adjusting entries
3(a)(ii)Reflects the $1.6 million of aggregate interest payments on Pinstripes’ financing arrangements through the Closing of the Business Combination. $1.2 million of the total $1.6 million aggregate interest payments represents the payments for interest accreted on Pinstripes’ financing arrangements subsequent to October 15, 2023. $0.4 million of the total $1.6 million aggregate interest payments represents payments for interest accrued on Pinstripes’ unaudited historical consolidated balance sheet as of October 15, 2023, as a component of the other current liabilities balance. Refer to Note 3(f)(i), Other current liabilities, and Note 3(q)(i), Accumulated deficit, for the corresponding pro forma adjusting entries.
3(a)(iii)Reflects the proceeds received for the exercise of 160,149 shares of Pinstripes’ liability-classified warrants subsequent to October 15, 2023, in exchange for the issuance of 160,149 shares of Pinstripes Common Stock. See Note 3(f)(ii), Other current liabilities, Note 3(l)(i), Pinstripes Common Stock, and Note 3(p)(i), Additional paid-in capital, for the corresponding pro forma adjusting entries.
3(a)(iv)Reflects the proceeds received from Banyan’s promissory notes issued to related parties subsequent to September 30, 2023. Refer to Note 3(g)(i), Promissory notes, related parties, for the corresponding pro forma adjusting entry.
3(a)(v)Reflects the $50.0 million of proceeds received from the Tranche 1 Loan closed in connection with the Business Combination. See Note 3(h)(ii), Long-term debt, and Note 3(p)(xv), Additional paid-in capital, for the corresponding pro forma adjusting entries.
3(a)(vi)Reflects the $0.5 million payment for the settlement of Banyan’ outstanding promissory notes due to related parties, at the Closing of the Business Combination. Refer to Note 3(g)(ii), Promissory notes, related parties, for the corresponding pro forma adjusting entry.

3(a)(vii)Reflects the $16.4 million aggregate payments for nonrecurring transaction costs incurred by Banyan and settled at the Closing of the Business Combination. The transaction costs primarily represent fees incurred by Banyan for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination. Of the $16.4 million of transaction costs, (1) $0.4 million were included on Banyan’s unaudited historical condensed consolidated balance sheet as of September 30, 2023, as a component of the accounts payable balance (see corresponding pro forma adjustment entry at Note 3(d)(i), Accounts payable); (2) $3.5 million were accrued on the unaudited historical condensed consolidated balance sheet of Banyan as of September 30, 2023, as a component of the accrued expense balance (refer to Note 3(e), Accrued expenses, for the corresponding pro forma adjusting entry); (3) $3.3 million were for the settlement of the deferred underwriting fees accrued on Banyan’s unaudited historical condensed consolidated balance sheet as of September 30, 2023 (see corresponding pro forma adjusting entry at Note 3(i), Deferred underwriting fees); and (4) the approximate remaining $9.2 million were for the settlement of transaction costs that were incurred by Banyan subsequent to September 30, 2023 (refer to Note 3(q)(vii), Accumulated deficit, the corresponding pro forma adjusting entry).
4(a)(vii)Reflects the $5.5 million aggregate payments for nonrecurring transaction costs incurred by Pinstripes and settled at the Closing of the Business Combination. The transaction costs primarily represent fees incurred by Pinstripes for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination. Of the $5.5 million of transaction costs, (1) $1.4 million were for the settlement of transaction costs included on Pinstripes’ unaudited historical consolidated balance sheet as of October 15, 2023, as a component of the accounts payable balance (see corresponding pro forma adjustment entries at Note 3(d)(ii), Accounts payable); (2) $0.3 million were for the settlement of transaction costs accrued on the unaudited historical consolidated balance sheet of Pinstripes as of October 15, 2023, as a component of the other current liabilities balance (refer to Note 3(f)(iv), Other current liabilities, for the corresponding pro forma adjusting entry); and (3) the approximate remaining $3.8 million were for the settlement of transaction costs that were incurred by Pinstripes subsequent to October 15, 2023. Refer to Note 3(p)(v), Additional paid-in capital, for the corresponding pro forma adjusting entry.
3(a)(ix)Represents the $0.4 million release of the funds held in the Trust Account, which was dissolved and liquidated at the Closing of the Business Combination. Refer to Note 3(b)(v), Funds held in the Trust Account, for the corresponding pro forma adjusting entry.
3(b)Funds held in the Trust Account – Represents the reclassification of the funds held in Trust Account that became available at the Closing of the Business Combination after giving effect to the impact of the Extension Amendment and the Redemption Limitation Amendment. The table summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Redemption of Banyan Class A Common Stock in connection with the Extension Amendment and the Redemption Limitation Amendment	3 (b)(i)	$(14,103)
Increase to the funds held in the Trust Account in connection with the Extension Amendment	3 (b)(ii)	53
Net increase to the funds held in the Trust Account in connection with the Closing of the Business Combination	3 (b)(iii)	516
Redemption of Banyan Class A Common Stock in connection with the Closing of the Business Combination	3 (b)(iv)	(28,544)
Reclassification of the funds held in the Trust Account at the Closing of the Business Combination	3 (b)(v)	(346)
Pro Forma Adjustment – Funds held in the Trust Account		$(42,424)
3(b)(i)Reflects the $14.1 million aggregate redemption price for the redemption of 1,314,065 shares of Banyan Class A Common Stock in connection with the Extension Amendment and the Redemption Limited Amendment subsequent to September 30, 2023. The $14.1 million aggregate redemption price was calculated using the redemption price of approximately $10.73 per share (based on the $42.9 million of funds held in the Trust Account at the Extension Amendment and the Redemption Limitation Amendment date of December 21, 2023). See Note 3(k)(i), Banyan Class A Common Stock, for the corresponding pro forma adjusting entry.
3(b)(ii)Reflects the $0.1 million deposit to the funds held in the Trust Account in connection with the Extension Amendment subsequent to September 30, 2023, calculated at an amount of $0.02 per outstanding share of Banyan Class A Common Stock (based on the 2,684,622 outstanding shares of Banyan Class A Common Stock as of December 22, 2023), for the settlement of the Sponsor Holders’ contractual obligation to remit the $0.1 million deposit following the approval of the Extension Amendment. Refer to Note 3(q)(iii), Accumulated deficit, for the corresponding pro forma adjusting entry.
3(b)(iii)Reflects the $0.5 million net increase to the funds held in the Trust Account as of the Closing of the Business Combination. The increase is comprised of interest earned on the funds held in the Trust Account during the period from October 1, 2023 to the Closing of the Business Combination, net of (1) taxes and fees payable thereon and (2) the Sponsor Holders’ $0.1 million deposit to the funds held in the Trust Account. See Note 3(q)(xii), Accumulated deficit, for the corresponding pro forma adjusting entry.
3(b)(iv)Reflects the $28.5 million aggregate redemption price for the redemption of 2,652,419 shares of Banyan Class A Common Stock in connection with the Closing of the Business Combination. The $28.5 million aggregate redemption price was calculated using the actual redemption price of approximately $10.76 per share (based on the $28.9 million of funds held in the Trust Account at the Closing of the Business Combination). Refer to Note 3(k)(iv), Banyan Class A Common Stock, for the corresponding pro forma adjusting entry.
3(b)(v)Represents the $0.4 million release of the funds held in the Trust Account, which was dissolved and liquidated at the Closing of the Business Combination. Refer to Note 3(a)(ix), Cash and cash equivalents, for the corresponding pro forma adjusting entry.
3(c)Other long-term assets – Reflects the impact of Pinstripes’ financing arrangements and the Closing of the Business Combination on the pro forma combined other long-term assets balance. The table summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Elimination of Pinstripes’ loan commitment asset associated with Pinstripes’ financing arrangements	3(c)(i)	$(967)
Reclassification of Pinstripes’ capitalized transaction costs	3(c)(ii)	(4,126)
Pro Forma Adjustment – Other long-term assets		$(5,093)
3(c)(i)Reflects the $1.0 million elimination of Pinstripes’ loan commitment asset associated with Pinstripes’ right to additional financing, on amounts received from Pinstripes’ financing arrangements issued subsequent to October 15, 2023. Refer to Note 3(a)(i), Cash and cash equivalents, and Note 3(h)(i), Long-term debt, for the corresponding pro forma adjusting entries.
3(c)(ii)Reflects the reclassification of Pinstripes’ $4.1 million capitalized transaction costs from classification within the other long-term assets balance to classification as a component of the additional paid-in capital balance at the Closing of the Business Combination in accordance with Staff Accounting Bulletin (“SAB”) Topic 5.A. The capitalized transaction costs primarily represent fees incurred by Pinstripes for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination. Of the total $4.1 million capitalized transaction costs, $2.3 million relate to fees that were accrued on Pinstripes’ unaudited historical consolidated balance sheet as of October 15, 2023, as a component of the accounts payable balance; $0.3 million represent fees accrued on the unaudited historical consolidated balance sheet of Pinstripes as of October 15, 2023, as a component of the other current liabilities balance. The approximate remaining $1.5 million relates to fees incurred and paid by Pinstripes prior to October 16, 2023. See Note 3(p)(vii), Additional paid-in capital, for the corresponding pro forma adjusting entry.
3(d)Accounts payable - Reflects the impact of the Closing of the Business Combination on the pro forma combined accounts payable balance. The table summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Payment of Banyan’s transaction costs	3(d)(i)	$(365)
Payment of Pinstripes’ accounts payable, net transaction costs incurred subsequent to October 15, 2023	3(d)(ii)	(462)
Pro Forma Adjustment – Accounts payable		$(827)
3(d)(i)Reflects the $0.4 million aggregate payments for the settlement of the nonrecurring transaction costs accrued as a component of the accounts payable balance on Banyan’s unaudited historical condensed consolidated balance sheet as of September 30, 2023, at the Closing of the Business Combination. The transaction costs primarily represent legal fees incurred by Banyan in connection with the Closing of the Business Combination. See Note 3(a)(vii), Cash and cash equivalents, for the corresponding pro forma adjusting entry.
3(d)(ii)Reflects the $1.4 million aggregate payments for the settlement of the nonrecurring transaction costs accrued as a component of the accounts payable balance on Pinstripes’ unaudited historical consolidated balance sheet as of October 15, 2023, at the Closing of the Business Combination, net (1) approximately $0.7 million of transaction costs incurred by Pinstripes subsequent to October 15, 2023 and (2) $0.2 million of fees incurred by Pinstripes subsequent to October 15, 2023 for non-transaction related services. The transaction costs primarily represent fees incurred by Pinstripes for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination. Refer to Note 3(a)(viii), Cash and cash equivalents, Note 3(p)(v), Additional paid-in capital, and Note 3(q)(viii), Accumulated deficit, for the corresponding pro forma adjusting entries.
3(e)Accrued expenses - Represents the $3.5 million aggregate payments for the settlement of the nonrecurring transaction costs accrued as a component of the accrued expense balance on Banyan’s unaudited historical condensed consolidated balance sheet as of September 30, 2023, at the Closing of the Business Combination. The transaction costs primarily represent fees incurred by Banyan for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination. See Note 3(a)(vii), Cash and cash equivalents, for the corresponding pro forma adjusting entry.
3(f)Other current liabilities – Represents the pro forma impact of the Business Combination of Pinstripes Holdings’ other current liabilities balance. The table summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Payments of interest on Pinstripes’ financing arrangements	3(f)(i)	$(386)
Exercise of Pinstripes’ liability-classified warrants	3(f)(ii)	(2,202)
Reclassification of Pinstripes’ liability-classified warrants to equity-classification	3(f)(iii)	(1,049)
Payment of Pinstripes’ transaction costs	3(f)(iv)	(340)
Accretion of interest on Pinstripes Convertible Notes	3(f)(v)	11
Pro Forma Adjustment – Other current liabilities		$(3,966)
3(f)(i)Reflects the $0.4 million of aggregate interest payments for the settlement of the interest accrued on Pinstripes’ unaudited historical consolidated balance sheet as of October 15, 2023, payable on Pinstripes’ financing arrangements. See Note 3(a)(ii), Cash and cash equivalents, for the corresponding pro forma adjusting entry.

3(f)(ii)Reflects the $2.2 million derecognition of Pinstripes’ warrant liability upon the exercise of 160,149 shares of Pinstripes’ liability-classified warrants subsequent to October 15, 2023, for the issuance of 160,149 shares of Pinstripes Common Stock. Refer to Note 3(a)(iii), Cash and cash equivalents, Note 3(l)(i), Pinstripes Common Stock, and Note 3(p)(i), Additional paid-in capital, for the corresponding pro forma adjusting entries.
3(f)(iii)Reflects the $1.0 million reclassification of 76,285 shares of Pinstripes’ liability-classified warrants to equity-classification upon the resolution of the warrants’ issuance contingency (as the warrants no longer met the liability-classification requirements and meet all other conditions for equity-classification under ASC 815-40) subsequent to October 15, 2023. See Note 3(p)(vi), Additional paid-in capital, for the corresponding pro forma entry.
3(f)(iv)Reflects the $0.3 million aggregate payments for the settlement of the nonrecurring transaction costs accrued as a component of the other current liabilities balance on Pinstripes’ unaudited historical consolidated balance sheet as of October 15, 2023, at the Closing of the Business Combination. The transaction costs primarily represent fees incurred by Pinstripes for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination. Refer to Note 3(a)(viii), Cash and cash equivalents, for the corresponding pro forma adjusting entry.
3(f)(v)Reflects the accretion of interest on Pinstripes Convertible Notes during the period from October 16, 2023 to the Closing of the Business Combination, which were converted to shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination. See Note 3(q)(ix), Accumulated deficit, for the corresponding pro forma adjusting entry.
3(g)Promissory notes, related parties – Reflects the impact of Banyan’s promissory notes and the Closing of the Business Combination on the pro forma combined promissory notes, related parties, balance. The table summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Proceeds from Banyan’s promissory notes	3(g)(i)	$10
Payment of Banyan’s outstanding promissory notes	3(g)(ii)	(516)
Pro Forma Adjustment – Promissory notes, related parties		$(506)
3(g)(i)Reflects the proceeds received from Banyan’s promissory notes issued to related parties subsequent to September 30, 2023. Refer to Note 3(a)(iv), Cash and cash equivalents, for the corresponding pro forma adjusting entry.
3(g)(ii)Reflects the $0.5 million payment for the settlement of the outstanding promissory notes due to related parties, at the Closing of the Business Combination. See Note 3(a)(vi), Cash and cash equivalents, for the corresponding pro forma adjusting entry.

3(h)Long-term debt – Reflects the impact of Pinstripes Holdings’ financing arrangements and the Closing of the Business Combination on the pro forma combined long-term debt balance. The table summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Proceeds from Pinstripes’ financing arrangements, net of debt discounts and debt issuance costs	3(h)(i)	$8,733
Proceeds from the Tranche 1 Loan closed in connection with the Closing of the Business Combination, net of debt discount	3(h)(ii)	32,669
Conversion of Pinstripes Convertible Notes into shares of Pinstripes Common Stock	3(h)(iii)	(5,000)
Pro Forma Adjustment – Long-term debt		$36,402
3(h)(i)Reflects the $10.0 million of proceeds received from Pinstripes’ financing arrangements issued subsequent to October 15, 2023, net of debt financing costs (1) the $1.0 million debt discount relating to the elimination of Pinstripes’ loan commitment asset associated the amounts received from Pinstripes’ financing arrangements issued subsequent to October 15, 2023, and (2) the $0.3 million aggregate payments for debt issuance costs. Refer to Note 3(a)(i), Cash and cash equivalents, and Note 3(c)(i), Other long-term assets, for the corresponding pro forma adjusting entries.
3(h)(ii)Reflects the $50.0 million of proceeds received from the Tranche 1 Loan closed in connection with the Closing of the Business Combination., net of the estimated $17.3 million debt discount associated with the allocation of $17.3 million of the total $50.0 million proceeds to the Pinstripes Holdings’ equity-classified warrants issued simultaneously with, and in contemplation of, the Tranche 1 Loan. See Note 3(a)(v), Cash and cash equivalents, and Note 3(p)(xv), Additional paid-in capital, for the corresponding pro forma adjusting entries.
3(h)(iii)Reflects the conversion of the outstanding $5.0 million Pinstripes Convertible Notes into 500,000 shares of Pinstripes Common Stock immediately prior to the Closing of the Business Combination. Refer to Note 3(l)(iii), Pinstripes Common Stock, and Note 3(p)(vix), Additional paid-in capital, for the corresponding pro forma adjusting entries.
3(i)Deferred underwriting fees– Reflects the settlement of $3.3 million of Banyan’s deferred underwriting fees payable at the Closing of the Business Combination from the funds held in Trust Account, after taking into effect the reduction of $0.3 million reduction of the deferred underwriting fees subsequent to September 30, 2023. Refer to Note 3(a)(vii), Cash and cash equivalents, and Note 3(q)(ii), Accumulated deficit, for the respective corresponding pro forma adjusting entries.
3(j)Pinstripes’ Redeemable Convertible Preferred Stock – Represents the impact of the accretion of cumulative unpaid dividends on Pinstripes’ Series I Redeemable Convertible Preferred Stock and the Closing of the Business Combination on the pro forma combined Pinstripes’ Redeemable Convertible Preferred Stock balance. The table summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Accretion of cumulative unpaid dividends on Pinstripes’ Series I Redeemable Convertible Preferred Stock	3(j)(i)	350
Conversion of Pinstripes’ Redeemable Convertible Preferred Stock into shares of Pinstripes Common Stock	3(j)(ii)	(75,612)
Pro Forma Adjustment – Pinstripes’ Redeemable Convertible Preferred Stock		$(75,262)
3(j)(i)Reflects the $0.3 million accretion of cumulative unpaid dividends on Pinstripes’ Series I Redeemable Convertible Preferred Stock during the period from October 16, 2023 to the Closing of the Business

Combination. The $0.3 million of cumulative unpaid dividends are payable in 13,988 shares of Pinstripes’ Series I Redeemable Convertible Preferred Stock. Refer to Note 3(q)(x), Accumulated deficit, for the corresponding pro forma adjusting entry.
3(j)(ii)Represents the $75.6 million conversion of the outstanding 11,089,698 shares of Pinstripes’ Redeemable Convertible Preferred Stock into 11,089,698 shares of Pinstripes Common Stock (including the 850,648 shares converted from Pinstripes’ Series I Redeemable Convertible Preferred Stock, the 21,114 shares converted from the cumulative unpaid dividends accrued thereon as of October 15, 2023, and the 13,988 shares converted relating to the accretion of cumulative unpaid dividends on Pinstripes’ Series I Redeemable Convertible Preferred Stock during the period from October 15, 2023) immediately prior to the Closing of the Business Combination. See Note 3(l)(iv), Pinstripes Common Stock, and Note 3(p)(x), Additional paid-in capital, for the corresponding adjusting pro forma entries.
3(k)Banyan Class A Common Stock – Represents the impact of the Extension Amendment, the Redemption Limitation Amendment, and the Closing of the Business Combination on the pro forma combined Banyan Class A Common Stock balance. The table summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Redemption of Banyan Class A Common Stock in connection with the Extension Amendment and the Redemption Limitation Amendment	3(k)(i)	$(14,103)
Remeasurement of Banyan Class A Common Stock to redemption value in connection with the Extension Amendment	3(k)(ii)	53
Remeasurement of Banyan Class A Common Stock to redemption value in connection with the Closing of the Business Combination	3(k)(iii)	516
Redemption of Banyan Class A Common Stock in connection with the Closing of the Business Combination	3(k)(iv)	(28,544)
Conversion of Banyan Class A Common Stock into shares of Pinstripes Holdings Class A Common Stock	3(k)(v)	(346)
Pro Forma Adjustment – Banyan’s Redeemable Class A Common Stock		$(42,424)
3(k)(i)Reflects the $14.1 million aggregate redemption price for the redemption of 1,314,065 shares of Banyan Class A Common Stock in connection with the Extension Amendment and the Redemption Limited Amendment subsequent to September 30, 2023. The $14.1 million aggregate redemption price was calculated using the redemption price of approximately $10.73 per share (based on the $42.9 million of funds held in the Trust Account at the Extension Amendment and the Redemption Limitation Amendment date of December 21, 2023). See Note 3(b)(i), Funds held in the Trust Account, for the corresponding pro forma adjusting entry.
3(k)(ii)Reflects the $0.1 million remeasurement of Banyan Class A Common Stock to redemption value in connection with the $0.1 million deposit to the funds held in the Trust Account subsequent to September 30, 2023, calculated at an amount of $0.02 per outstanding share of Banyan Class A Common Stock (based on the 2,684,622 outstanding shares of Banyan Class A Common Stock as of December 22, 2023), for the settlement of the Sponsor Holders’ contractual obligation to remit the $0.1 million deposit following the approval of the Extension Amendment. Refer to Note 3(q)(iv), Accumulated deficit, for the corresponding pro forma adjusting entry.
3(k)(iii)Reflects the $0.5 million remeasurement of Banyan Class A Common Stock to redemption value as of the Closing of the Business Combination, reflective of the net increase to the funds held in the Trust Account. The increase resulted from the interest earned on the funds held in the Trust Account during the period from October 1, 2023 to the Closing of the Business Combination, net of (1) taxes and fees payable thereon and (2) the Sponsor Holders’ $0.1 million deposit to the funds held in the Trust Account. Refer to Note 3(q)(xiii), Accumulated deficit, for the corresponding pro forma adjusting entry.

3(k)(iv)Reflects the $28.5 million aggregate redemption price for the redemption of 2,652,419 shares of Banyan Class A Common Stock in connection with the Closing of the Business Combination. The $28.5 million aggregate redemption price was calculated using the actual redemption price of approximately $10.76 per share (based on the $28.9 million of funds held in the Trust Account at the Closing of the Business Combination). See Note 3(b)(iv), Funds held in the Trust Account, for the corresponding pro forma adjusting entry.
3(k)(v)Reflects the $0.4 million conversion of the outstanding 32,203 shares of Banyan Class A Common Stock into 32,303 shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination. Refer to Note 3(m)(i), Pinstripes Holdings Class A Common Stock, and Note 3(p)(xii), Additional paid-in capital, for the corresponding pro forma adjusting entries.
3(l)Pinstripes Common Stock – Represents the impact of the exercise of Pinstripes’ liability-classified warrants, the exercise of Pinstripes’ options, and the Closing of the Business Combination on the pro forma combined Pinstripes Holdings Common Stock balance. The table summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Exercise of Pinstripes’ liability-classified warrants	3(l)(i)	$2
Exercise of Pinstripes’ options	3(l)(ii)	0
Conversion of Pinstripes Convertible Notes into shares of Pinstripes Common Stock	3(l)(iii)	5
Conversion of Pinstripes’ Redeemable Convertible Preferred Stock into shares of Pinstripes Common Stock	3(l)(iv)	111
Conversion of Pinstripes’ equity-classified warrants into shares of Pinstripes Common Stock	3(l)(v)	4
Conversion of Pinstripes Common Stock to shares of Pinstripes Holdings Class A Common Stock	3(l)(vi)	(184)
Pro Forma Adjustment – Pinstripes Common Stock		$(62)
3(l)(i)Reflects the exercise of 160,149 shares of Pinstripes’ liability-classified warrants subsequent to October 15, 2023, for the issuance of 160,149 shares of Pinstripes Common Stock at a par value of $0.01 per share resulting in an aggregate par value of $1,601. Refer to Note 3(a)(iii), Cash and cash equivalents, Note 3(f)(ii), Other current liabilities, and Note 3(p)(i), Additional paid-in capital, for the corresponding pro forma adjusting entries.
3(l)(ii)Reflects the cashless exercise of Pinstripes’ options subsequent to October 15, 2023, for the issuance of 24,517 shares of Pinstripes Common Stock at a par value of $0.01 per share resulting in an aggregate par value of $245. See Note 3(p)(xi), Additional paid-in capital, for the corresponding pro forma adjusting entry.
3(l)(iii)Reflects the conversion of the outstanding Pinstripes Convertible Notes into 500,000 shares of Pinstripes Common Stock at a par value of $0.01 per share immediately prior to the Closing of the Business Combination, resulting in an aggregate par value of $5,000. Refer to Note 3(h)(iii), Long-term debt, and Note 3(p)(xiv), Additional paid-in capital, for the corresponding pro forma adjusting entries.
3(l)(iv)Represents the conversion of the outstanding 11,089,698 shares of Pinstripes’ Redeemable Convertible Preferred Stock into 11,089,698 shares of Pinstripes Common Stock at a par value of $0.01 per share immediately prior to the Closing of the Business Combination, resulting in an aggregate par value of $110,897. See Note 3(j)(ii), Pinstripes’ Redeemable Convertible Preferred Stock, and Note 3(p)(x), Additional paid-in capital, for the corresponding adjusting pro forma entries.
3(l)(v)Reflects the conversion of the outstanding 354,426 shares of Pinstripes’ equity-classified warrants into 354,436 shares of Pinstripes Common Stock at a par value of $0.01 per share immediately prior to the

Closing of the Business Combination, resulting in an aggregate par value of $3,544. Refer to Note 3(p)(xi), Additional paid-in capital, for the corresponding pro forma adjusting entry.
3(l)(vi)Reflects the conversion of the outstanding 18,307,759 shares of Pinstripes Common Stock into 34,420,833 shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination, as consideration for the reverse recapitalization. Refer to Note 3(m)(ii), Pinstripes Holdings Class A Common Stock, and Note 3(p)(xiii), Additional paid-in capital, for the corresponding pro forma adjusting entries.
3(m)Pinstripes Holdings Class A Common Stock - Represents the impact of the Business Combination on the pro forma combined Pinstripes Holdings Class A Common Stock balance. The table below summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Conversion of Banyan Class A Common Stock into shares of Pinstripes Holdings Class A Common Stock	3(m)(i)	$0
Conversion of Pinstripes Common Stock into shares of Pinstripes Holdings Class A Common Stock	3(m)(ii)	3
Conversion of Banyan Class A Common Stock into shares of Pinstripes Holdings Class A Common Stock	3(m)(iii)	0
Conversion of Banyan Class B Common Stock into shares of Pinstripes Holdings Class A Common Stock	3(m)(iv)	1
Issuance of Pinstripes Holdings Class A Common Stock as payment for Pinstripes’ transaction costs	3(m)(v)	0
Pro Forma Adjustment – Pinstripes Holdings Class A Common Stock		$4
___________________
3(m)(i)Reflects the conversion of the outstanding 32,203 shares of Banyan Class A Common Stock into 32,203 shares of Pinstripes Holdings Class A Common Stock at a par value of $0.001 per share upon the Closing of the Business Combination, resulting in an aggregate par value of $3. Refer to Note 3(k)(v), Banyan Class A Common Stock, and Note 3(p)(xii), Additional paid-in capital, for the corresponding pro forma adjusting entries.
3(m)(ii)Reflects the conversion of the outstanding 18,307,759 shares of Pinstripes Common Stock into 34,420,833 shares of Pinstripes Holdings Class A Common Stock at a par value of $0.001 per share upon the Closing of the Business Combination as consideration for the reverse recapitalization, resulting in an aggregate par value of $3,442. See Note 3(l)(vi), Pinstripes Common Stock, and Note 3(p)(xiii), Additional paid-in capital, for the corresponding pro forma adjusting entries.
3(m)(iii)Reflects the conversion of the outstanding 2,000,000 shares of Banyan Class A Common Stock into 2,000,000 shares of Pinstripes Holdings Class A Common Stock at a par value of $0.001 per share upon the Closing of at Business Combination, resulting in an aggregate par value of $200. Refer to Note 3(n), Banyan Class A Common Stock, for the corresponding pro forma adjusting entry.
3(m)(iv)Reflects the conversion of the outstanding 5,245,000 shares of Banyan Class B Common Stock into 5,245,000 shares of Pinstripes Holdings Class A Common Stock at a par value of $0.001 per share upon the Closing of the Business Combination, resulting in an aggregate par value of $525. See Note 3(o), Banyan Class B Common Stock, for corresponding pro forma adjusting entry.
3(m)(v)Reflects the 50,000 shares of Pinstripes Holdings Class A Common Stock at a par value of $0.001 per share, being issued within five (5) business days after the Closing of the Business Combination for the settlement of $0.5 million of Pinstripes’ incurred transaction costs resulting in an aggregate par value of $5. The $0.5 million transaction costs primarily represent fees incurred by Pinstripes for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination. Refer to Note 3(p)(xvi), Additional paid-in capital, for the corresponding pro forma adjusting entry.
3(n)Banyan Class A Common Stock - Reflects the conversion of 5,415,000 shares of Banyan Class A Common Stock into 5,415,000 shares of Pinstripes Holdings Class A Common Stock, at a par value of $0.0001 per share, and the conversion of 1,485,000 shares of Banyan Class A Common Stock into 915,000 shares of Pinstripes Holdings Series B-1 Common Stock, at a par value of $0.0001 per share, and 570,000 shares of Pinstripes Holdings Series B-2 Common Stock, at a par value of $0.0001 per share, upon the Closing of the Business Combination, after giving effect to the conversion of 4,900,000 shares of Banyan Class B Common Stock to Banyan Class A Common Stock in connection with the Extension Amendment. Refer to Note 3(m)(iii), Pinstripes Holdings Class A Common Stock, for the corresponding pro forma adjusting entry.

3(o)Banyan Class B Common Stock – Reflects the conversion of the 345,000 outstanding shares of Banyan Class B Common Stock into 345,000 shares of Pinstripes Holdings Series B-2 Common Stock, at a par value of $0.0001 per share, upon the Closing of the Business Combination, after giving effect to the conversion of 4,900,000 shares of Banyan Class B Common Stock to Banyan Class A Common Stock in connection with the Extension Amendment. See Note 3(m)(iv), Pinstripes Holdings Class A Common Stock, for the corresponding pro forma adjusting entry.
3(p)Additional paid-in capital – Represents the impact of Pinstripes’ liability-classified warrants, the issuance of Pinstripes’ equity-classified warrants, the exercise and forfeitures of Pinstripes’ options, and the Closing of the Business Combination on the pro forma combined additional paid-in capital balance. The table below summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Exercise of Pinstripes’ liability-classified warrants	3(p)(i)	$2,201
Issuance of Pinstripes’ equity-classified warrants	3(p)(ii)	22
Exercise of Pinstripes’ options	3(p)(iii)	0
Forfeiture of Pinstripes’ options	3(p)(iv)	(17)
Transaction costs incurred by Pinstripes’ subsequent to October 15, 2023	3(p)(v)	(4,512)
Reclassification of Pinstripes’ liability-classified warrants to equity-classification	3(p)(vi)	1,049
Reclassification of Pinstripes’ capitalized transaction costs	3(p)(vii)	(4,126)
Accelerated vesting of Pinstripes’ options	3(p)(viii)	30
Conversion of Pinstripes Convertible Notes into shares of Pinstripes Common Stock	3(p)(ix)	4,995
Conversion of Pinstripes’ Redeemable Convertible Preferred Stock into shares of Pinstripes Common Stock	3(p)(x)	75,501
Conversion of Pinstripes’ equity-classified warrants into shares of Pinstripes Common Stock	3(p)(xi)	(4)
Conversion of Banyan Class A Common Stock into shares of Pinstripes Holdings Class A Common Stock	3(p)(xii)	346
Conversion of Pinstripes Common Stock into shares of Pinstripes Holdings Class A Common Stock	3(p)(xiii)	181
Reclassification of Banyan’s accumulated deficit to additional paid-in capital (elimination)	3(p)(xiv)	(23,118)
Issuance of Pinstripes Holdings’ equity-classified warrants associated with the Tranche 1 Loan	3(p)(xv)	17,331
Issuance of Pinstripes Holdings Class A Common Stock as payment for Pinstripes’ transaction costs	3(p)(xvi)	0
Pro Forma Adjustment –Additional paid-in capital		$69,879
__________________
3(p)(i)Reflects the exercise of 160,149 shares of Pinstripes’ liability-classified warrants in exchange for the issuance of 160,149 shares of Pinstripes Common Stock subsequent to October 15, 2023, resulting in a $2.2 million adjustment to additional paid-in capital. Refer to Note 3(a)(iii), Cash and cash equivalents, Note 3(f)(ii), Other current liabilities, and Note 3(l)(i), Pinstripes Common Stock, for the corresponding pro forma adjusting entries.
3(p)(ii)Reflects the issuance of 18,070 shares of Pinstripes’ equity-classified warrants (exercisable for 18,070 shares of Pinstripes Common Stock) subsequent to October 15, 2023. See Note 3(q)(v), Accumulated deficit, for the corresponding pro forma adjusting entry.
3(p)(iii)Reflects the cashless exercise of 24,517 Pinstripes’ options in exchange for the issuance of 24,517 shares of Pinstripes Common Stock subsequent to October 15, 2023. Refer to Note 3(l)(ii), Pinstripes Common Stock, for the corresponding pro forma adjusting entry.
3(p)(iv)Reflects the impact of the reversal of Pinstripes’ previously recognized compensation cost on the additional paid-in capital balance, resulting from the forfeiture of 147,742 Pinstripes’ options subsequent to October 15, 2023. See Note 3(q)(vi), Accumulated deficit, for the corresponding pro forma adjusting entry.
3(p)(v)Reflects the $4.5 million aggregate transaction costs incurred by Pinstripes subsequent to October 15, 2023. The transaction costs primarily represent fees incurred by Pinstripes for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination. $3.8 million of the total $4.5 million aggregate transaction costs were paid by Pinstripes at the Closing of the Business Combination while the remaining $0.7 million of the total $4.5 million aggregate transaction costs are included as a component of the pro forma combined accounts payable balance. Refer to Note 3(a)(viii), Cash and cash equivalents, and Note 3(d)(ii), Accounts payable, for the corresponding pro forma adjusting entries.
3(p)(vi)Reflects the $1.0 million reclassification of 76,285 shares of Pinstripes’ liability-classified warrants to equity-classification upon the resolution of the warrants’ issuance contingency (as the warrants no longer met the liability-classification requirements and meet all other conditions for equity-classification under ASC 815-40) subsequent to October 15, 2023. See Note 3(f)(iii), Other current liabilities, for the corresponding pro forma entry.
3(p)(vii)Reflects the reclassification of Pinstripes’ $4.1 million capitalized transaction costs from classification within the other long-term assets balance to classification as a component of the additional paid-in capital balance at the Closing of the Business Combination in accordance with SAB Topic 5.A. The capitalized transaction costs primarily represent fees incurred by Pinstripes for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination. $2.3 million of the total $4.1 million capitalized transaction costs relate to the fees included on Pinstripes’ unaudited historical consolidated balance sheet as of October 15, 2023, as a component of accounts payable. $0.3 million of the total $4.1 million capitalized transaction costs represent the fees accrued on the unaudited historical consolidated balance sheet of Pinstripes as of October 15, 2023. The approximate remaining $1.5 million of the total $4.1 million capitalized transaction costs relates to fees incurred and paid by Pinstripes prior to October 16, 2023. Refer to Note 3(c)(ii), Other long-term assets, for the corresponding pro forma adjusting entry.
3(p)(viii)Reflects the accelerated vesting of certain Pinstripes’ options with the historical share-based compensation plan of Pinstripes immediately prior to the Closing of the Business Combination. These Pinstripes’ options fully vested at the Closing of the Business Combination, a qualifying event. See Note 3(q)(xi), Accumulated deficit, for the corresponding pro forma adjusting entry.
3(p)(ix)Reflects the conversion of the outstanding $5.0 million Pinstripes Convertible Notes into 500,000 shares of Pinstripes Common Stock immediately prior to the Closing of the Business Combination, resulting in a $5.0 million reclassification to additional paid-in capital. Refer to Note 3(h)(iii), Long-term debt, and Note 3(l)(iii), Pinstripes Common Stock, for the corresponding pro forma adjusting entries.
3(p)(x)Represents the conversion of the outstanding 11,089,698 shares of Pinstripes’ Redeemable Convertible Preferred Stock into 11,089,698 shares of Pinstripes Common Stock (including the 850,648 shares converted from Pinstripes’ Series I Redeemable Convertible Preferred Stock, the 21,114 shares converted from the cumulative unpaid dividends accrued thereon as of October 15, 2023, and the 13,988 shares converted relating to the accretion of cumulative unpaid dividends on Pinstripes’ Series I Redeemable Convertible Preferred Stock during the period from October 16, 2023 to the Closing of the Business Combination) immediately prior to the Closing of the Business Combination, resulting in a $75.5 million reclassification to additional paid-in capital. See Note 3(j)(ii), Pinstripes’ Redeemable Convertible Preferred Stock, and Note 3(l)(iv), Pinstripes Common Stock, for the corresponding adjusting pro forma entries.
3(p)(xi)Reflects the conversion of the outstanding 354,436 shares of Pinstripes’ equity-classified warrants into 354,436 shares of Pinstripes Common Stock immediately prior to the Closing of the Business Combination, resulting in a reclassification to additional paid-in capital. Refer to Note 3(l)(v), Pinstripes Common Stock, for the corresponding pro forma adjusting entry.
3(p)(xii)Reflects the conversion of the outstanding 32,203 shares of Banyan Class A Common Stock into 32,203 shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination, resulting in a $0.4 million reclassification to additional paid-in capital See Note 3(k)(v), Banyan Class A Common Stock, and Note 3(m)(i), Pinstripes Holdings Class A Common Stock, for the corresponding pro forma adjusting entries.
3(p)(xiii)Reflects the conversion of the outstanding 18,307,759 shares of Pinstripes Common Stock into 34,420,833 shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination as consideration for the reverse recapitalization, resulting in the reclassification of $0.2 million to additional paid-in capital. Refer to Note 3(l)(vi), Pinstripes Common Stock, and Note 3(m)(ii), Pinstripes Holdings Class A Common Stock, for the corresponding pro forma adjusting entries.
3(p)(xiv)Reflects the $23.1 million elimination of Banyan’s historical accumulated deficit as part of the reverse recapitalization at the Closing of the Business Combination. See Note 3(q)(xiv), Accumulated deficit, for the corresponding pro forma adjusting entry.
3(p)(xv)Reflects the $17.3 million of the total $50.0 million of proceeds received from the Tranche 1 Loan allocated to the issuance of 2,500,000 shares of Pinstripes Holdings’ equity-classified warrants (exercisable for 2,500,000 shares of Pinstripes Holdings Class A Common Stock) issued simultaneously with, and in contemplation of, the Tranche 1 Loan, at the Closing of the Business Combination. The Tranche 1 Loan was closed in connection with the Closing of the Business Combination. Refer to Note 3(a)(v), Cash and cash equivalents, and Note 3(h)(ii), Long-term debt, for the corresponding pro forma adjusting entries.
3(p)(xvi)Reflects the 50,000 shares of Pinstripes Holdings Class A Common Stock being issued within five (5) business days after the Closing of the Business Combination for the settlement of $0.5 million of Pinstripes’ incurred transaction costs. The $0.5 million of transaction costs primarily represent the fees incurred by Pinstripes for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination. See Note 3(m)(v), Pinstripes Holdings Class A Common Stock, for the corresponding pro forma adjusting entry.
3(q)Accumulated deficit – Represents the impact of Pinstripes’ financing arrangements, the reduction of the deferred financing fees, the Extension Amendment, issuance of Pinstripes’ equity-classified warrants, the forfeiture of Pinstripes’ options, and the Closing of the Business Combination on the pro forma combined accumulated deficit balance. The table below reflects the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Payments of interest on Pinstripes’ financing arrangements	3(q)(i)	$(1,175)
Reduction of deferred underwriting fees	3(q)(ii)	362
Increase to the funds held in the Trust Account in connection with the Extension Amendment	3(q)(iii)	53
Remeasurement of Banyan Class A Common Stock to redemption value in connection with the Extension Amendment	3(q)(iv)	(53)
Issuance of Pinstripes’ equity-classified warrants	3(q)(v)	(22)
Forfeiture of Pinstripes’ options	3(q)(vi)	17
Payment of Banyan’s transaction costs	3(q)(vii)	(9,214)
Costs incurred by Pinstripes’ subsequent to October 15, 2023	3(q)(viii)	(180)
Accretion of interest on Pinstripes Convertible Notes	3(q)(ix)	(11)
Accretion of cumulative unpaid dividends on Pinstripes’ Series I Redeemable Convertible Preferred Stock	3(q)(x)	(350)
Accelerated vesting of Pinstripes’ options	3(q)(xi)	(30)
Net increase to the funds held in the Trust Account in connection with the Closing of the Business Combination	3(q)(xii)	516
Remeasurement of Banyan Class A Common Stock to redemption value in connection with the Closing of the Business Combination	3(q)(xiii)	(516)
Reclassification of Banyan’s accumulated deficit to additional paid-in capital (elimination)	3(q)(xiv)	23,118
Pro Forma Adjustment – Accumulated deficit		$12,515
__________________
3(q)(i)Reflects the $1.2 million of aggregate interest payments on Pinstripes’ financing arrangements subsequent to October 15, 2023. Pinstripes’ financing arrangements. Refer to Note 3(a)(ii), Cash and cash equivalents, for the corresponding pro forma adjusting entry.
3(q)(ii)Reflects the $0.3 million reduction of the deferred underwriting fees accrued on Banyan’s unaudited historical condensed consolidated balance sheet as of September 30, 2023 subsequent to September 30, 2023. See Note 3(i), Deferred underwriting fees, for the corresponding pro forma adjusting entry.
3(q)(iii)Reflects the $0.1 million deposit to the funds held in the Trust Account in connection with the Extension Amendment subsequent to September 30, 2023, calculated at an amount of $0.02 per outstanding share of Banyan Class A Common Stock (based on the 2,684,622 outstanding shares of Banyan Class A Common Stock as of December 22, 2023), for the settlement of the Sponsor Holders’ contractual obligation to remit the $0.1 million deposit following the approval of the Extension Amendment. Refer to Note 3(b)(ii), Funds held in the Trust Account, for the corresponding pro forma adjusting entry.
3(q)(iv)Reflects the $0.1 million remeasurement of Banyan Class A Common Stock to redemption value in connection with the $0.1 million deposit to the funds held in the Trust Account subsequent to September 30, 2023, calculated at an amount of $0.02 per outstanding share of Banyan Class A Common Stock (based on the 2,684,622 outstanding shares of Banyan Class A Common Stock as of December 22, 2023), for the settlement of the Sponsor Holders’ contractual obligation to remit the $0.1 million deposit following the approval of the Extension Amendment. See Note 3(k)(ii), Banyan Class A Common Stock, for the corresponding pro forma adjusting entry.
3(q)(v)Reflects the issuance of 18,070 shares of Pinstripes’ equity-classified warrants (exercisable for 18,070 shares of Pinstripes Common Stock) subsequent to October 15, 2023. Refer to Note 3(p)(ii), Additional paid-in capital, for the corresponding pro forma adjusting entry.
3(q)(vi)Reflects the impact of the reversal of Pinstripes’ previously recognized compensation cost on the additional paid-in capital balance, resulting from the forfeiture of 147,742 Pinstripes’ options subsequent to October 15, 2023. See Note 3(p)(iv), Additional paid-in capital, for the corresponding pro forma adjusting entry.
3(q)(vii)Reflects the $9.2 million aggregate payments of nonrecurring transaction costs incurred by Banyan and settled at the Closing of the Business Combination. The transaction costs primarily represent fees incurred by Banyan for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination. These costs are not reflected in the unaudited pro forma condensed combined statement of operations as they represent costs expected to be incurred and recognized by Banyan, not Pinstripes (e.g., the accounting acquirer for financial reporting purposes). Refer to Note 3(a)(vii), Cash and cash equivalents, for the corresponding pro forma adjusting entry.
3(q)(viii)Reflects the $0.2 million aggregate costs incurred by Pinstripes subsequent to October 15, 2023 not related to the Closing of the Business Combination. See Note 3(d)(ii), Accounts payable, for the corresponding pro forma adjusting entry.

3(q)(ix)Reflects the accretion of interest on Pinstripes Convertible Notes during the period from October 16, 2023 to the Closing of the Business Combination, which were converted to shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination. Refer to Note 3(f)(v), Other current liabilities, for the corresponding pro forma adjusting entry.
3(q)(x)Reflects the $0.3 million accretion of cumulative unpaid dividends on Pinstripes’ Series I Redeemable Convertible Preferred Stock during the period from October 16, 2023 to the Closing of the Business Combination, payable in 13,988 shares of Pinstripes’ Series I Redeemable Convertible Preferred Stock. See Note 3(j)(i), Pinstripes’ Redeemable Convertible Preferred Stock, for the corresponding pro forma adjusting entry.
3(q)(xi)Reflects the accelerated vesting of certain Pinstripes’ options with the historical share-based compensation plan of Pinstripes immediately prior to the Closing of the Business Combination. These Pinstripes’ options fully vested at the Closing of the Business Combination, a qualifying event. Refer to Note 3(p)(viii), Additional paid-in capital, for the corresponding pro forma adjusting entry.
3(q)(xii)Reflects the $0.5 million net increase to the funds held in the Trust Account as of the Closing of the Business Combination. The increase is comprised of interest earned on the funds held in the Trust Account during the period from October 1, 2023 to the Closing of the Business Combination, net of (1) taxes and fees payable thereon and (2) the Sponsor Holders’ $0.1 million deposit to the funds held in the Trust Account. See Note 3(b)(iii), Funds held in the Trust Account, for the corresponding pro forma adjusting entry.
3(q)(xiii)Reflects the $0.5 million remeasurement of Banyan Class A Common Stock to redemption value at the Closing of the Business Combination reflective of the net increase to the funds held in the Trust Account. The increase resulted from the interest earned on the funds held in the Trust Account during the period from October 1, 2023 to the Closing of the Business Combination, net of (1) taxes and fees payable thereon and (2) the Sponsor Holders’ $0.1 million deposit to the funds held in the Trust Account. Refer to Note 3(k)(iii), Banyan Class A Common Stock, for the corresponding pro forma adjusting entry.
3(q)(xiv)Reflects the $23.1 million elimination of Banyan’s historical accumulated deficit as part of the reverse recapitalization at the Closing of the Business Combination. See Note 3(p)(xiv), Additional paid-in capital for the corresponding pro forma adjusting entry.

Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Fiscal Year Ended April 30, 2023
Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined statement of operations for the fiscal year ended April 30, 2023:
4(a)Recognition of share-based payment expense - Reflects the stock compensation expense related to the accelerated vesting of certain Pinstripes’ options pursuant to the terms of the historical share-based compensation plan on Pinstripes. These Pinstripes Option awards fully vested at the Closing of the Business Combination. The accelerated vesting adjustment is considered to be a one-time charge and is not expected to recur.
4(b)Elimination of interest income - Represents the $7.4 million elimination of Banyan’s historical interest income earned on the funds held in the Trust Account, which was dissolved and liquidated at the Closing of the Business Combination.
4(c)Interest expense - Represents the impact of Pinstripes’ financing arrangements and the Closing of the Business Combination on the pro forma combined interest expense for the fiscal year ended April 30, 2023. The table below summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Elimination of historical interest expense	4(c)(i)	$406
Accretion of interest on Pinstripes’ financing arrangements issued subsequent to April 30, 2023	4(c)(ii)	(3,138)
Accretion of interest on the Tranche 1 Loan closed subsequent to April 30, 2023, in connection with the Closing of the Business Combination	4(c)(iii)	(15,262)
Pro Forma Adjustment – Interest expense		$(17,994)
__________________
4(c)(i)Reflects the $0.4 million elimination of historical interest expense on Pinstripes Convertible Notes, which were converted to shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination.
4(c)(ii)Represents the recognition of interest expense in the amount of $3.1 million including the amortization of debt issuance costs on Pinstripes’ financing arrangements issued subsequent to April 30, 2023 in Pinstripes Holdings’ unaudited pro form consolidated statement of operations for the twelve months ended April 30, 2023 giving effect to the Business Combination, had the Business Combination occurred on April 25, 2022.
4(c)(iii)Represents the recognition of interest expense in the amount of $15.3 million including the amortization of debt issuance costs on the Tranche 1 Loan closed in connection with the Closing of the Business Combination in Pinstripes Holdings’ unaudited pro form consolidated statement of operations for the twelve months ended April 30, 2023 giving effect to the Business Combination, had the Business Combination occurred on April 25, 2022.
4(d)Elimination of the unrealized loss on funds held in the Trust Account - Represents the elimination of the historical unrealized loss on the funds held in the Trust Account, which was dissolved and liquidated at the Closing of the Business Combination.

Note 5 – Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Twenty-Four Weeks Ended October 15, 2023
Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined statement of operations for the twenty-four weeks ended October 15, 2023:
5(a)Elimination of interest income - Represents the $1.7 million elimination of Banyan’s historical interest income earned on the funds held in the Trust Account, which was dissolved and liquidated at the Closing of the Business Combination.
5(b)Interest expense - Represents the impact of Pinstripes financing arrangements and the Closing of the Business Combination on the pro forma combined interest expense for the twenty-four weeks ended October 15, 2023. The table below summaries the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Elimination of historical interest expense	5(b)(i)	$186
Accretion of interest on Pinstripes’ financing arrangements issued subsequent to October 15, 2023	5(b)(ii)	(897)
Accretion of interest on the Tranche 1 Loan closed subsequent to October 15, 2023, in connection with the Closing of the Business Combination	5(b)(iii)	(7,879)
Pro Forma Adjustment – Interest expense		$(8,590)
____________________
5(b)(i)Reflect the $0.2 million elimination of historical interest expense on Pinstripes Convertible Notes, which were converted to shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination.
5(b)(ii)Represents the recognition of interest expense in the amount of $0.9 million including the amortization of debt issuance costs on Pinstripes’ financing arrangements issued subsequent to October 15, 2023 in Pinstripes Holdings’ unaudited pro form consolidated statement of operations for the twenty-four weeks ended October 15, 2023 giving effect to the Business Combination, had the Business Combination occurred on April 25, 2022.
5(b)(iii)Represents the recognition of interest expense in the amount of $7.9 million including the amortization of debt issuance costs on the Tranche 1 Loan closed in connection with the Closing of the Business Combination in Pinstripes Holdings’ unaudited pro form consolidated statement of operations for the twenty-four weeks ended October 15, 2023 giving effect to the Business Combination, had the Business Combination occurred on April 25, 2022.
5(c)Elimination of the unrealized loss on funds held in the Trust Account - Represents the approximate $0.1 million elimination of the historical unrealized loss on funds held in the Trust Account, which was dissolved and liquidated at the Closing of the Business Combination.
5(d)Elimination of the cumulative unpaid dividends and change in redemption amount of Pinstripes’ Series I Redeemable Convertible Preferred Stock - Represents the $2.0 million elimination of historical cumulative unpaid dividends and change in redemption amount of Pinstripes’ Series I Redeemable Convertible Preferred Stock, which was converted into shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination.

Note 6 – Pro Forma Net Loss Per Share
Represents the pro forma net loss per share calculated using the weighted average shares outstanding that resulted from the Business Combination, assuming the shares were outstanding since April 25, 2022, the beginning of the earliest period presented. As the Business Combination is reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination had been outstanding for the entire period presented.

Description	Twenty-Four Weeks Ended October 15, 2023	Fiscal Year Ended April 30, 2023
Pro Forma Weighted Average Shares Outstanding – Basic and Diluted
Por forma net loss attributable to stockholders	$(27,259)	$(33,319)
Weighted average shares outstanding - basic and diluted	39,918,036	39,918,036
Pro Forma Net Loss Per Share - Basic and Diluted	$(0.68)	$(0.83)

Pro Forma Weighted Average Shares Outstanding – Basic and Diluted
Pinstripes Stockholders(1)	33,449,433	33,449,433
Series I Investor(2)	2,721,400	2,721,400
Sponsor Holders(3)	2,646,250	2,646,250
Banyan equityholders(4)	1,050,953	1,050,953
Other(5)	50,000	50,000
Pro Forma Weighted Average Shares Outstanding – Basic and Diluted	39,918,036	39,918,036
__________________
(1)The number of shares held by the Pinstripes Stockholders is comprised of (i) the 6,363,628 then-issued and outstanding shares of Pinstripes Common Stock that were automatically cancelled and converted into 11,763,851 shares of Pinstripes Holdings Class A Common Stock, based on the Exchange Ratio of approximately 1.85 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Common Stock, at the Closing of the Business Combination; (ii) the 924,304 then-issued and outstanding shares of Pinstripes Common Stock (that resulted from the automatic conversion of Pinstripes Convertible Notes immediately prior to the Closing of the Business Combination) that were automatically cancelled and converted into 924,304 shares of Pinstripes Holdings Class A Common Stock, based on the Exchange Ratio of approximately 1.85 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Common Stock or common stock equivalent, at the Closing of the Business Combination; (iii) the 354,436 of the then-issued and outstanding shares of Pinstripes Common Stock (that resulted from the automatic conversion of Pinstripes’ warrants immediately prior to the Closing of the Business Combination) that were automatically cancelled and converted into 655,213 shares of Pinstripes Holdings Class A Common Stock, based on the Exchange Ratio of approximately 1.85 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Common Stock or common stock equivalent, at the Closing of the Business Combination; (iv) the 10,203,945 then-issued and outstanding shares of Pinstripes Common Stock (that resulted from the automatic conversion of the Pinstripes’ Redeemable Convertible Preferred Stock, excluding Pinstripes’ Series I Redeemable Convertible Preferred Stock and the cumulative unpaid dividends accrued thereon, immediately prior to the Closing of the Business Combination) that were automatically cancelled and converted into 18,863,090 shares of Pinstripes Holdings Class A Common Stock, based on the Exchange Ratio of approximately 1.85 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Common Stock or common stock equivalent; and (v) the 1,242,975 shares of Pinstripes Holdings Class A Common Stock (that resulted from the Sponsor Holders forfeiting 1,242,975 shares of the then-issued and outstanding Banyan Class A Common Stock which were re-issued as 1,242,975 shares of Pinstripes Holdings Class A Common Stock) issued to the Pinstripes Stockholders at the Closing of the Business Combination.
The number of shares held by the Pinstripes Stockholders does not include (i) the 2,500,000 shares of Pinstripes Holdings Series B-1 Common Stock that are subject to certain subject to certain vesting conditions pursuant to the Charter of Pinstripes Holdings; (ii) the 2,500,000 shares of Pinstripes Holdings Series B-2 Common Stock held by the Pinstripes Stockholders that are subject to certain vesting conditions pursuant to the Charter of Pinstripes Holdings; or (iii) the 4,000,000 shares of Pinstripes Holdings Series B-3 Common Stock held by the Pinstripes Stockholders that are subject to certain vesting conditions pursuant to the Charter of Pinstripes Holdings.
For the avoidance of doubt, the Series I Investors are not, and do not constitute, Pinstripes Stockholders as referenced herein.
(2)Represents (i) the 850,648 then-issued and outstanding shares of Pinstripes Common Stock (that resulted from the automatic conversion of Pinstripes’ Series I Redeemable Convertible Preferred Stock immediately prior to the Closing of the Business Combination) that were automatically cancelled and exchanged into 2,126,620 shares of Pinstripes Holdings Class A Common Stock, based on the Series I Exchange Ratio of approximately 2.5 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Common Stock or common stock equivalent, at the Closing of the Business Combination; (ii) the 35,102 then-issued and outstanding shares of Pinstripes Common Stock (that resulted from the automatic conversion of the cumulative unpaid dividends on Pinstripes’ Series I Redeemable Convertible Preferred Stock immediately prior to the Closing of the Business Combination) that were automatically cancelled and exchanged into 87,755 shares of Pinstripes Holdings Class A Common Stock, based on the Series I Exchange Ratio of approximately 2.5 shares of Pinstripes Holdings Class A Common Stock for each share of Pinstripes Common Stock or common stock equivalent, at the Closing of the Business Combination; and (iii) the 507,025 shares of Pinstripes Holdings Class A Common Stock (that resulted from the Sponsor Holders forfeiting 507,025 shares of the then-issued and outstanding Banyan Class A Common Stock, which were re-issued as 507,025 shares of Pinstripes Holdings Class A Common Stock) issued to the Series I Investors at the Closing of the Business Combination.
(3)Reflects the 2,646,520 of the then-issued and outstanding shares of Banyan Class A Common Stock held by the Sponsor Holders that continued as 2,646,520 shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination.
(4)Represents (i) the 32,203 of the then-issued and outstanding shares of Banyan Class A Common Stock that converted, on a one-for-one basis, into 32,203 shares of Pinstripes Holdings Class A Common Stock at the Closing of the Business Combination; and (ii) the 1,018,750 shares of Pinstripes Holdings Class A Common Stock (that resulted from the Sponsor Holders forfeiting 1,018,750 shares of the then-issued and outstanding Banyan Class A Common Stock, which were re-issued as 1,018,750 shares of Pinstripes Holdings Class A Common Stock) issued to Banyan equityholders, pursuant to certain non-redemption agreements, at the Closing of the Business Combination.
(5)Reflects the 50,000 shares of Pinstripes Holdings Class A Common Stock being issued within five (5) business days after the Closing of the Business Combination to a third-party as payment for $0.5 million of Pinstripes’ incurred transaction costs. The $0.5 million of transaction costs primarily represent fees incurred by Pinstripes for financial advisory, legal, and other professional services in connection with the Closing of the Business Combination.
The potentially dilutive shares presented in the table below have been excluded from the calculation of net loss per share as the effect of inclusion would be anti-dilutive. The number of potentially dilutive shares is based on the maximum number of shares issuable upon exercise or conversion of the related securities as of the period end. Such amounts have not been adjusted for the treasury stock method or weighted average shares outstanding calculations as would have been required if the securities were dilutive.

Potentially Dilutive Shares	Shares
Pinstripes Holdings Warrants (exercisable for an equal amount of shares of Pinstripes Holdings Class A Common Stock)(1)	26,485,000
Pinstripes Holdings Options	5,033,006
Unvested shares of Pinstripes Holdings Series B-1 Common Stock –Earnout Shares(2)	2,500,000
Unvested shares of Pinstripes Holdings Series B-2 Common Stock –Earnout Shares(2)	2,500,000
Unvested shares of Pinstripes Holdings Series B-3 Common Stock –EBITDA Earnout Shares(3)	4,000,000
Unvested shares of Pinstripes Holdings Series B-1 Common Stock – Sponsor Earnout Shares(4)	915,000
Unvested shares of Pinstripes Holdings Series B-2 Common Stock – Sponsor Earnout Shares(4)	915,000
Pro Forma Common Stock Equivalents	42,348,006
__________________
(1)The number of Pinstripes Holdings Warrants (exercisable for an equal amount of shares of Pinstripes Holdings Class A Common Stock) gives effect to (1) the conversion of the historical 12,075,000 Banyan Public Warrants into 12,750,000 Pinstripes Holdings Warrants (exercisable for an equal amount of shares of Pinstripes Holdings Class A Common Stock); (2) the conversion of the historical 11,910,000 Banyan Private Placement Warrants into 11,910,000 Pinstripes Holdings Warrants (exercisable for an equal amount of shares of Pinstripes Holdings Class A Common Stock); and (3) the grant of 2,500,000 Pinstripes Holdings Warrants (exercisable for an equal amount of shares of Pinstripes Holdings Class A Common Stock) issued simultaneously with, and in contemplation of, the Tranche 1 Loan at the Closing of the Business Combination. Each whole Pinstripes Holdings Warrant entitles the holder thereof to purchase one (1) share of Pinstripes Holdings Class A Common Stock.
(2)Pursuant to the provisions of the Charter of Pinstripes Holdings, an aggregate of 5,000,000 shares (comprised of 2,500,000 shares of Pinstripes Holdings Series B-1 Common Stock and 2,500,000 shares of Pinstripes Holdings Series B-2 Common Stock) held by the Pinstripes Stockholders are subject to certain vesting conditions. For the avoidance of doubt, the Series I Investors are not, and do not constitute, Pinstripes Stockholders as referenced herein.
(3)Pursuant to the provisions of the Charter of Pinstripes Holdings, 4,000,000 shares of Pinstripes Holdings Series B-3 Common Stock held by the Pinstripes Stockholders are subject to certain vesting conditions. For the avoidance of doubt, the Series I Investors are not, and do not constitute Pinstripes Stockholders as referenced herein.
(4)Pursuant to the provisions of the Charter of Pinstripes Holdings, an aggregate of 1,830,000 shares of common stock (comprised of 915,000 shares of Pinstripes Holdings Series B-1 Common Stock and 915,000 shares of Pinstripes Holdings Series B-2 Common Stock) held by the Sponsor Holders are subject to certain vesting conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, any reference in this section to the “Company,” “we,” “us,” “our,” or “Pinstripes” refers to Pinstripes, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination and to Pinstripes Holdings and its consolidated subsidiaries after the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
We have a 52- or 53- week fiscal year ending on the last Sunday of April. All references to fiscal 2023, fiscal 2022 and fiscal 2021 reflect the results of the 53-week fiscal year ended April 30, 2023, the 52-week fiscal year ended April 24, 2022, and the 52-week fiscal year ended April 25, 2021 respectively. Our first three fiscal quarters are comprised of 12 weeks each, and the fourth quarter 16 weeks, except for fiscal years consisting of 53 weeks for which the fourth quarter will consist of 17 weeks, and end on the 12th Sunday of each quarter (16th Sunday of the fourth quarter, and, when applicable, the 17th Sunday of the fourth quarter).
Overview
Pinstripes is an experiential dining and entertainment concept combining exceptional Italian-American cuisine with bowling, bocce, and private events. Our large-format community venues offer a winning combination of sophisticated fun for the consumer longing for human connectedness across generations, and we deliver a broad range of experiences, from a 300-person wedding in one of our many event spaces, to an intimate date night for two in one of our dining rooms, to a birthday party on our bowling lanes or bocce courts. This ability to offer curated and engaging experiences across a broad range of occasions enables us to generate revenue from numerous sources, including dining, bowling and bocce and private events and off-site events and catering.
As of January 5, 2024, we owned and operated 15 restaurants in nine states and Washington D.C., and employed approximately 2,000 PinMembers. We are highly disciplined in our site selection process, and we design and construct large-format locations that are each 26,000 to 38,000 square feet of interior space, plus additional outdoor patio space that includes outdoor dining, bocce courts, fire-pits and decorative fountains. Each location can host over 900 guests at a time, with dining capacity of approximately 300 guests, bar capacity of 75 guests, 11 to 20 bowling lanes, 6 to 12 indoor/outdoor bocce courts and multiple private event spaces that can accommodate groups of 20 to 1,000 guests. Our locations generated average unit volumes (“AUV”), as further defined below, of $8.6 million for the fiscal year ended April 30, 2023, demonstrating the scale of our operating model and ability to tailor our space in bespoke ways. Our overall revenue growth over the past few years has primarily been driven by increases in same store sales and is expected in the future to be primarily driven by revenues from new location openings and increases in same store sales.
Factors Affecting Our Business
Expanding Footprint
We have developed a disciplined new venue growth strategy in both new and existing markets, and target certain initial sales, profitability and payback period goals for each new venue opening. We employ a sophisticated, data-based site selection strategy that is highly collaborative with our real estate development partners and network of brokers around the country and focuses on markets with high income and education levels, population density and strong co-tenants. We expect to benefit from a powerful density effect as we continue to open new venues in existing markets, which increases market awareness and generates staffing synergies.

Macroeconomic Conditions
Consumer spending on food and entertainment outside the home fluctuates with macroeconomic conditions. Consumers tend to allocate higher spending to food outside the home when macroeconomic conditions are stronger, and rationalize spending on food outside the home during weaker economies. While we have been able to partially offset inflation and other increases, such as wage increases, in the costs of core operating resources by gradually increasing menu prices, coupled with more efficient purchasing practices, productivity improvements, and greater economies of scale, there can be no assurance that we will be able to continue to do so in the future. In particular, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our customers without any resulting change to their visit frequencies or purchasing patterns.
Fiscal Calendar and Seasonality
We operate on a 52-week or 53-week fiscal year that ends on the last Sunday of April. In a 52-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains sixteen weeks. In a 53-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains seventeen weeks.
Our revenues are influenced by seasonal shifts in consumer spending. Typically, our average sales per location are highest during the holiday season (specifically the period from the last week of November to the second week of January) and summer, and lowest in the winter and the fall (other than during the holiday season). This seasonality is due to increases in spending and private events during the holiday season, following by continued increased activity as the weather improves in the spring and summer. The fall and winter are our lowest sales seasons due to the fact that the weather is typically deteriorating and children are returning to school. However, throughout fiscal 2021, a variety of factors, including the impacts of COVID-19 on our business, government actions taken to respond to COVID-19 and to stimulate the United States’ recovery from COVID-19, and changing consumer preferences caused fluctuations in our sales volumes that were different than our typical seasonality. Additionally, holidays, changes in the economy, severe weather and similar conditions may impact sales volumes seasonally in some operating regions.
As a result of these factors and the differences among our fiscal quarters, our quarterly operating results and comparable restaurant sales, as well as our key performance measures, may fluctuate significantly from quarter to quarter and our results for any one quarter are not indicative of any other quarter.
The COVID-19 Pandemic and Other Impacts to our Operating Environment
For much of our fiscal year ended April 25, 2021, the COVID-19 pandemic resulted in a significant reduction in guest traffic due to changes in consumer behavior as public health officials encouraged social distancing and required personal protective equipment. Also, state and local governments mandated restrictions including suspension of dine-in operations, reduced restaurant seating capacity, table spacing requirements, bar closures and additional physical barriers. Once COVID-19 vaccines were approved and moved into wider distribution in the United States in early 2021, public health conditions improved and almost all of the COVID-19 restrictions on businesses eased.
During our fiscal year ended April 24, 2022, increases in the number of cases of COVID-19 throughout the United States including those as a result of the Omicron variant which significantly impacted our locations in January 2022, subjected some of our locations to other COVID-19-related restrictions such as mask and/or vaccine requirements for team members, guests or both. Exclusions and quarantines of PinMembers or groups thereof disrupt an individual location’s operations and often come with little or no notice to the local management. During fiscal 2022, fiscal 2023 and the first twenty-four weeks of fiscal 2024 along with COVID-19, our operating results were impacted by geopolitical and other macroeconomic events, leading to higher than usual inflation of wages and other cost of goods sold. These events also impacted the availability of PinMembers needed to staff our locations and caused additional disruptions in our product supply chain. The market for qualified talent is competitive and we must provide increasingly attractive wages, benefits, and workplace conditions to retain qualified PinMembers, particularly with respect to managerial positions where the pool of qualified candidates can be small. Increases in wage and benefits costs, including as a result of increases in minimum wages, including sub minimum wages applicable to tipped positions, and other governmental regulations affecting labor costs, have significantly increased our labor costs and operating expenses and have made it more difficult to fully staff our restaurants.
The Company continues to monitor and address impacts of the COVID-19 pandemic, including any related governmental actions. Although we believe our operating results will continue to improve as we expand our footprint and continue to implement operating efficiencies, we may incur future expenses related to wage inflation, staffing challenges, product cost inflation and disruptions in the supply chain.
The Business Combination
Pinstripes, Banyan and Merger Sub, entered into the Second Amended and Restated Business Combination Agreement on November 22, 2023. Upon consummation of the Business Combination, on December 29, 2023, Pinstripes merged with and into Merger Sub, with Pinstripes surviving the merger as a wholly owned subsidiary of Banyan. In connection with the Closing, Banyan was renamed “Pinstripes Holdings, Inc.” References below to “Pinstripes Holdings” denote the post-Business Combination entity that was formerly Banyan.
The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Banyan is treated as the acquired company and Pinstripes is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Pinstripes Holdings represent a continuation of the financial statements of Pinstripes, with the Business Combination treated as the equivalent of Pinstripes issuing stock for the historical net assets of Banyan, accompanied by a recapitalization. The net assets of Banyan will be stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Pinstripes.
As a consequence of the Business Combination, Pinstripes, became a subsidiary of an SEC- registered and NYSE-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Key Performance Metrics
We track the following key business metrics to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. We believe that these key business metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team. These key business metrics are presented for supplemental informational purposes only, and may be different from similarly titled metrics or measures presented by other companies.
Selected Metrics:
Average Unit Volumes (AUV)

	Fiscal Year Ended
(dollar amounts in millions)	April 30, 2023	April 24, 2022	April 25, 2021
Total Locations	13	13	13
AUV	8.6	5.9	1.9
Average unit volume (“AUV”) is the total revenue generated by operating Pinstripes locations for the entire fiscal year, divided by the number of operating Pinstripes locations for the entire fiscal year. This measurement allows us to assess, and our investors to understand, changes in guest spending patterns of our restaurants and the overall performance of our existing locations. An increase or decrease in AUV is the result of changes in guest traffic and average guest check. We gather daily sales data and regularly analyze the restaurant traffic counts and the mix of menu items sold to aid in developing menu pricing, product offerings and promotional strategies designed to produce sustainable AUV. When opening locations in new markets, we typically generate significant revenues in the first year of operation as a result of guests wanting to experience a new concept open in the market, and typically continue to generate significant revenues in the second year and years thereafter as our overall brand awareness increases in the surrounding areas, coupled with an increase in many types of private events that are booked months, or years, in advance (i.e., weddings, bar mitzvahs, graduation parties, and others).
Store Labor and Benefits Percentage

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Store labor and benefits	$18,634	$18,066	3.0%
As a percentage of total revenue	37.0%	36.9%

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Store labor and benefits	$40,415	$24,145	67.4%
As a percentage of total revenue	36.3%	31.3%

	12 Weeks Ended
(dollar amounts in thousands)	July 23, 2023	July 17, 2022	Percentage Change
Store labor and benefits	$9,297	$9,015	3.1%
As a percentage of total revenue	36.1%	36.1%
Store Labor and Benefits Percentage is store labor and benefits costs measured under GAAP divided by total revenue.
Same Store Sales Growth

	Twenty-Four Weeks Ended
	October 15, 2023	October 9, 2022
Same Store Sales Growth	2.5%	45.2%
Store Base	13	13

	Fiscal Year Ended
	April 30, 2023	April 24, 2022	April 25, 2021
Same Store Sales Growth	44.3%	N/A	N/A
Store Base	13	N/A
Same store sales growth refers to the change in year-over-year sales for the comparable store base. We include stores in the comparable store base that have been in operation for at least 12 full months prior to the accounting period presented. The COVID-19 pandemic impacted our store operations in fiscal year 2021 and resulted in stores being closed or capacity severely limited during our fiscal year 2021. Therefore, our stores were not comparable until the first quarter of fiscal year 2023, and therefore comparable same store sales growth can only be measured for periods beginning with the first quarter of fiscal year 2023.
Since opening new stores will be a significant component of our sales growth, comparable restaurant sales growth is only one measure of how we evaluate our performance.

Number of Store Openings
The number of store openings reflects the number of stores opened during a particular reporting period. Before we open new stores, we incur pre-opening expenses. The number and timing of store openings has had, and is expected to continue to have, an impact on our results of operations. For both the twelve and twenty-four weeks ended October 15, 2023 we had one new store opening.
Components of Results of Operations
Revenue
We recognize food and beverage revenue, net of discounts and incentives, when payment is tendered at the point of sale as the performance obligation has been satisfied. Food and beverage revenues include the sale of food and beverage products. Recreation revenue includes bowling and bocce sales. Revenues are recognized net of discounts and taxes. Event deposits received from guests are deferred and recognized as revenue when the event is held. Events sales consisting of charges for bowling or bocce play are recognized as “recreation revenue,” while all other event sales are recognized as “food and beverage revenue.”
We sell gift cards, which do not have expiration dates and do not deduct non-usage fees from outstanding gift card balances. We record gift card sales as a liability and recognized as revenue upon redemption by the customer. For unredeemed gift cards that we expect to be entitled to breakage and for which there is no legal obligation to remit the unredeemed gift card balances to the relevant jurisdictions, we recognize expected breakage as revenue in proportion to the pattern of redemption by the customers. The determination of the gift card breakage is based on our specific historical redemption patterns.
Revenues are reported net of sales tax collected from customers. Sales tax collected is included in other accrued liabilities on the Consolidated Balance Sheets until the taxes are remitted to the appropriate taxing authorities.
Restaurant Operating Costs
Cost of food and beverage
The components of food and beverage are variable in nature, increase as sales volumes increase and are influenced by sales mix, commodity costs, and inflation.
Store labor and benefits
Store labor and benefits consists of all restaurant-level management and hourly labor costs including salaries, wages, benefits, bonuses, and payroll taxes. Corporate-level employees are otherwise classified within general and administrative expenses on the consolidated statements of operations.
Factors that influence labor costs include minimum wage and payroll tax legislation, health care costs, and size and location of our stores.
Store occupancy costs, excluding depreciation
Store occupancy costs, excluding depreciation, consists of rent expense, common area maintenance costs, real estate taxes, and utilities.
Other store operating expenses, excluding depreciation
Other store operating expenses include other operating expenses incidental to operating our locations, such as third-party delivery fees, non-perishable supplies, repairs and maintenance, credit card fees and property insurance.

Operating Expenses
General and administrative expenses
General and administrative expenses consist primarily of operations, finance, advertising, legal, human resources, administrative personnel, and other personnel costs that support development and operations, as well as stock-based compensation expense.
Depreciation expense
Depreciation expense includes the depreciation of fixed assets, including leasehold improvements and equipment.
Impairment loss
Long-lived assets, such as property and equipment, and operating lease right-of-use assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment loss is recognized for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. See Note 2, Significant Accounting Policies, to our audited consolidated financial statements included in the definitive proxy statement/consent solicitation statement/prospectus and the notes to our unaudited financials filed as an exhibit to the Current Report on Form 8-K for further information.
Pre-opening expenses
Pre-opening costs include costs associated with the opening and organizing of new stores, including the cost of pre-opening rent, training, relocation, recruiting and travel costs for team members engaged in such pre-opening activities. All pre-opening costs are expensed as incurred.
Interest expense
Interest expense includes mainly the interest incurred on our outstanding indebtedness, as well as amortization of deferred financing costs, mainly debt origination and commitment fees.
Other expenses
Other expenses have to date been immaterial.
Gain on debt extinguishment
Gain on debt extinguishment includes forgiveness of Paycheck Protection Program Loans (“PPP Loans”).
Gain on change in fair value of warrant liability
Changes in the fair value of our outstanding warrant liabilities are recognized in the statement of operations. Decreases or increases on the liability are based changes to our fair market valuation.
Income tax expense
Our income tax expense consists primarily of federal and state income taxes and has historically not been material.
Results of Operations
We operate in one operating and reportable segment.

Comparison of twenty-four weeks ended October 15, 2023 and twenty-four weeks ended October 9, 2022
The following table summarizes our results of operations:

	Twenty-Four Weeks Ended		Dollar Change	Percentage Change
(dollar amounts in thousands)	October 15, 2023	October 9, 2022
Food and beverage revenues	$39,952	$39,398	$554	1.4%
Recreation revenues	10,412	9,527	885	8.5%
Total revenue	50,364	48,925	1,439	2.9%
Cost of food and beverage	8,715	8,627	88	1.0%
Store labor and benefits	18,634	18,066	568	3.0%
Store occupancy costs, excluding depreciation	5,590	8,246	(2,656)	(32.2)%
Other store operating expenses, excluding depreciation	9,556	8,178	1,378	14.4%
General and administrative expenses	7,302	7,311	(9)	(0.1)%
Depreciation expense	3,341	3,714	(373)	(11.2)%
Pre-opening expenses	5,304	985	4,319	1
Operating loss	(8,078)	(6,202)	(1,876)	(30.2)%
Interest expense	(3,601)	(457)	(3,144)	(87.3)%
Gain on change in fair value of warrant liability	1,350	—	1,350	100.0%
Gain (loss) on debt extinguishment	—	8,448	(8,448)	(100.0)%
Income (loss) before income taxes	(10,329)	1,789	(12,118)	(677.4)%
Income tax expense	—	144	(144)	(100.0)%

Net income (loss)	$(10,329)	$1,645	$(11,974)	(727.9)%
Revenue
The increase in revenue for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to price increases in menu items and events, contributing 89% of the increase in revenue in the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022. In addition, revenue also benefited one new location being open for a portion of the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022.
Restaurant Operating Costs
Cost of food and beverage

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Cost of food and beverage	$8,715	$8,627	1.0%
As a percentage of total revenue	17.3%	17.6%
The increase in food and beverage costs for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was entirely due to an increase in food and beverage sales which was partially offset by reduced food and beverage costs of approximately $33,309.66 as efficiency efforts began in fiscal 2024.
As a percentage of revenue, the decrease in food and beverage costs for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to efficiencies resulting from

(i) an increase in event sales, which generally result in higher margins due to a favorable pricing model, scale and simplicity of menus, and (ii) the use of a higher percentage of lower-cost spirit sales versus beer and wine.
Store labor and benefits

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Store labor and benefits	$18,634	$18,066	3.0%
As a percentage of total revenue	37.0%	36.9%
The increase in store labor and benefits expenses for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to an increased number of event sales employees in connection with the growth of our private events operations and one new location open in a portion of the twenty-four weeks ended October 15, 2023.
As a percentage of revenue, store labor and benefits for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 remained consistent resulting from an increase in event sales, which generally result in more predictable and favorable labor costs offset by modest increases in wages and other labor related costs.
Store occupancy costs, excluding depreciation

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Store occupancy costs, excluding depreciation	$5,590	$8,246	(32.2)%
As a percentage of total revenue	11.1%	16.9%
The decrease in store occupancy costs, excluding depreciation for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to the impact of the amendment of our lease agreement entered in June 2023 for our Georgetown location, resulting in a reduction of occupancy cost in the period of $3,281,265, offset in part by modest increases in common area maintenance charges at various locations due to normal increases in operating costs passed on by various landlords pursuant to our leases, as well as modest increases in real estate taxes for similar locations.
As a percentage of revenue, the decrease in store occupancy costs, excluding depreciation for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to the Georgetown lease restructuring and an increase in sales in the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022.
Other store operating expenses, excluding depreciation

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Other store operating expenses, excluding depreciation	$9,556	$8,178	14.4%
As a percentage of total revenue	19.0%	16.7%
The increase in other store operating expenses, excluding depreciation for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to overall store supply and location infrastructure expenses increasing due to increased utilization and inflation driven cost increases plus one new store opening.

As a percentage of revenue, the increase in other store operating expenses, excluding depreciation for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to inflation and utilization rates for supply and location infrastructure expenses outpacing revenue increases.
General and administrative expenses

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
General and administrative expenses	$7,302	$7,311	(0.1)%
As a percentage of total revenue	14.5%	14.9%
The decrease in general and administrative expenses for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to reductions in consulting and legal fees as compared to fiscal 2023.
As a percentage of revenue, the decrease in general and administrative expenses for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to the reductions discussed in the preceding paragraph and an increase in sales.
Depreciation expense

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Depreciation expense	$3,341	$3,714	(11.2)%
As a percentage of total revenue	6.6%	7.6%
The decrease in depreciation expense for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to a change in our fixed asset depreciation schedule, most notably assets being fully depreciated and removed from the schedule.
As a percentage of revenue, the decrease in depreciation expense for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to lower depreciation expense as described in the preceding paragraph and an increase in sales.
Pre-opening expenses

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Pre-opening expenses	$5,304	$985	438.5%
As a percentage of total revenue	10.5%	0.2%
The increase in pre-opening expenses, including as a percentage of total revenue, for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to training and hiring, marketing and legal expenses associated with the opening of the planned six new venues scheduled to open in fiscal 2024 compared to one new location in fiscal 2023.

Interest expense

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Total interest expense	$(3,601)	$(457)	(688.0)%
As a percentage of total revenue	7.1%	0.1%
The increase in interest expense for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to an increase in indebtedness near the end of the twenty-four weeks ended October 15, 2023.
As a percentage of revenue, the interest expense for the twenty-four weeks ended October 15, 2023 increased due to the increase in indebtedness as compared to the twenty-four weeks ended October 9, 2022.
Gain on change in fair value of warrant liability

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Gain on change in fair value of warrant liability	$1,350	$—	100.0%
As a percentage of total revenue	2.7%	—
The increase in gain on change in fair value of warrant liability is primarily due to the decrease in our fair market valuation in the second quarter of fiscal 2024 and its impact on the value of warrants outstanding.
Gain (loss) on debt extinguishment

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Gain (loss) on debt extinguishment	$—	$8,448	(100.0)%
As a percentage of total revenue	—	17.3%
The decrease in gain on debt extinguishment was due to no PPP Loans being forgiven in the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022.
Income (loss) before income taxes

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Income (loss) before income taxes	$(10,329)	$1,789	(677.4)%
The increase in loss before income taxes for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to the factors described above.
Net (Loss)/Income

	Twenty-Four Weeks Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	Percentage Change
Net (loss)/income	$(10,329)	$1,645	(727.9)%

The increase in net loss for the twenty-four weeks ended October 15, 2023 compared to the twenty-four weeks ended October 9, 2022 was primarily due to the factors described above.
Comparison of Fiscal Year 2023 and Fiscal Year 2022
The following table summarizes our results of operations for fiscal year 2023 and fiscal year 2022:

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Dollar Change	Percentage Change
Food and beverage revenues	$87,467	$63,650	23,817	37.4%
Recreation revenues	23,806	13,448	10,358	77.0%
Total revenue	111,273	77,098	34,175	443.0%
Cost of food and beverage	18,968	16,027	2,941	18.4%
Store labor and benefits	40,415	24,145	16,270	67.4%
Store occupancy costs, excluding depreciation	18,375	12,592	5,783	45.9%
Other store operating expenses, excluding depreciation	18,655	14,531	4,124	28.4%
General and administrative expenses	13,205	12,316	889	7.2%
Depreciation expense	8,086	8,818	(732)	(8.3)%
Impairment loss	2,363	—	2,363	100.0%
Pre-opening expenses	4,935	—	4,935	100.0%
Operating loss	(13,729)	(11,331)	(2,398)	(21.2)%
Interest expense	(1,946)	(1,348)	(598)	44.4%
Other expense	(13)	—	(13)	100.0%
Gain on debt extinguishment	8,355	2,800	5,555	198.4%
Loss before income taxes	(7,333)	(9,879)	2,546	(25.8)%
Income tax expense	192	38	154	405.3%
Net loss	$(7,525)	$(9,917)	$2,392	24.1%
Revenue
The increase in revenue in fiscal 2023 compared to fiscal 2022 was primarily due to the increase in foot traffic and customer visits at our existing locations, contributing 70% of increase in revenue in fiscal 2023 compared to fiscal 2022, following the continued abatement of the COVID-19 pandemic and associated roll-backs of state and local government mandated restrictions and closures that began in the spring of 2022. In addition, revenue also benefited from strategic and modest price increases during this time contributing 30% of increase in revenue in fiscal 2023 compared to fiscal 2022. In particular, three of our locations that opened shortly before the COVID shutdown in March 2020 (the Houston, San Mateo and Norwalk locations) increased same store revenues and same store recreation revenues by 41.6% and 64.0% on average year over year, respectively, and the remaining ten locations benefited from pent up demand for experiential offerings, with same store revenue increasing 45.0% on average year over year and same store recreation revenue increasing 78.7% on average year over year in such stores. There were no new locations opened in fiscal 2022 or fiscal 2023. Same store revenue is defined as the period-over-period sales comparison for Pinstripes locations that have been open for 365 days or longer. Same store recreation revenue refers to revenue generated exclusively from our gaming offerings, bowling and bocce, for Pinstripes locations that have been open for 365 days or longer.

Restaurant Operating Costs
Cost of food and beverage

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Cost of food and beverage	$18,968	$16,027	18.4%
As a percentage of total revenue	17.0%	20.8%
The increase in food and beverage costs for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in food and beverage sales, as well as minor commodity price increases. Because of our diverse menu mix and the scratch nature of our kitchens, we are not significantly impacted by an increase in any particular food product (as opposed to increases in prices generally) and the ingredients we purchase are not affected by labor cost increases to the same extent as more heavily processed products.
As a percentage of revenue, the decrease in food and beverage costs for fiscal 2023 compared to fiscal 2022 was primarily due to efficiencies resulting from (i) an increase in event sales, which generally result in higher margins due to a favorable pricing model, scale and simplicity of menus, (ii) the reduction of the number of menu items and the strategic reduction in the number of ingredients in various dishes as a result of cross-utilization of product, and (iii) the use of a higher percentage of lower-cost spirit sales versus beer and wine.
Store labor and benefits

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Store labor and benefits	$40,415	$24,145	67.4%
As a percentage of total revenue	36.3%	31.3%
The increase in store labor and benefits expenses for fiscal 2023 compared to fiscal 2022 was primarily due to an increased number of hourly employees to meet increased demand and customer traffic, an increased number of event sales employees in connection with the growth of our private events operations, coupled with increased training and hiring costs associated with re-staffing efforts following COVID-19, higher wages in various markets and the fact that the Company did not receive Employee Retention Credits (“ERC”) under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) in fiscal 2023, as compared to $7.9 million of ERC received in fiscal 2022.
As a percentage of revenue, the increase in store labor and benefits expenses for fiscal 2023 compared to fiscal 2022 was primarily due to the normalization of operations and sales following COVID-19 (with no closures due to COVID-19), the re-hiring and associated higher training costs associated with resuming operations following COVID-19 and higher wages in various markets; and various incremental training costs associated with preparations related to new store openings planned for fiscal 2024, partially offset by an increase in sales.
Store occupancy costs, excluding depreciation

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Store occupancy costs, excluding depreciation	$18,375	$12,592	45.9%
As a percentage of total revenue	16.5%	16.3%
The increase in store occupancy costs, excluding depreciation for fiscal 2023 compared to fiscal 2022 was primarily due to modest increases in common area maintenance charges at various locations due to normal increases in operating costs passed on by various landlords pursuant to our leases, as well as modest increases in real estate taxes for similar locations.
As a percentage of revenue, the decrease in store occupancy costs, excluding depreciation for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in sales.
Other store operating expenses, excluding depreciation

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Other store operating expenses, excluding depreciation	$18,655	$14,531	28.4%
As a percentage of total revenue	16.8%	18.8%
The increase in other store operating expenses, excluding depreciation for fiscal 2023 compared to fiscal 2022 was primarily due to increased credit card fees and an increase in packaging (e.g. “to go” containers and pizza boxes), cleaning and other supply costs due to higher utilization and inflation driven cost increases.
As a percentage of revenue, the decrease in other store operating expenses, excluding depreciation for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in sales, as well as benefits from various strategic initiatives to reduce operating expenses, such as a modest reduction in store hours, reduction of various supply costs, and other cost saving initiatives.
General and administrative expenses

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
General and administrative expenses	$13,205	$12,316	7.2%
As a percentage of total revenue	11.9%	16.0%
The increase in general and administrative expenses for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in audit fees and accounting consulting fees of $0.8 million, an increase in marketing costs to reestablish awareness coming out of COVID-19 and drive customer traffic and an increase in corporate labor costs of $0.7 million.
As a percentage of revenue, the decrease in general and administrative expenses for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in sales.
Depreciation expense

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Depreciation expense	$8,086	$8,818	(8.3)%
As a percentage of total revenue	7.3%	11.4%
The decrease in depreciation expense for fiscal 2023 compared to fiscal 2022 was primarily due to a change in our fixed asset depreciation schedule.
As a percentage of revenue, the decrease in depreciation expense for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in sales.

Impairment loss

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Impairment loss	$2,363	$—	100.0%
As a percentage of total revenue	2.1%	—
The impairment loss increased to $2.4 million for fiscal year 2023, compared to no amounts recorded in fiscal year 2022. The fiscal year 2023 charges consisted of impairment of a certain location’s assets as described below.
As a result of our annual long-lived asset impairment assessment as of April 30, 2023, we recorded a long-lived asset impairment charge of $2.4 million related to the non-cash impairment of property and equipment specific to our Norwalk location. The non-cash charges included $1.7 million for leasehold improvements and $0.7 million for furniture, fixtures, and equipment specific to the Norwalk location. There were no indicators of impairment for any other locations.
Pre-opening expenses

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Pre-opening expenses	$4,935	$—	100.0%
As a percentage of total revenue	4.4%	—
The increase in pre-opening expenses for fiscal 2023 compared to fiscal 2022 was primarily due to training and hiring, marketing and legal expenses associated with the opening of the planned six new venues scheduled to open in fiscal 2024, as compared to when we did not have any new venues nearing opening.
Interest expense

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Total interest expense	$(1,946)	$(1,348)	44.4%
As a percentage of total revenue	1.7%	1.7%
The increase in interest expense for fiscal 2023 compared to fiscal 2022 was primarily due to an increase in indebtedness near the end of fiscal 2023.
As a percentage of revenue, the interest expense for fiscal 2023 remained the same as compared to fiscal 2022 primarily due to an increase in sales.
Gain on debt extinguishment

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Gain on debt extinguishment	$8,355	$2,800	198.4%
As a percentage of total revenue	7.5%	3.6%
The increase in gain on debt extinguishment for fiscal 2023 compared to fiscal 2022 was primarily due to $8.5 million of PPP Loan forgiveness in fiscal 2023 compared to $2.8 million of PPP Loan forgiveness in fiscal 2022.

Loss before income taxes

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Loss before income taxes	$(7,333)	$(9,879)	(25.8)%
The decrease in loss before income taxes for fiscal 2023 compared to fiscal 2022 was primarily due to the factors described above.
Income Tax Expense

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Income Tax Expense	$192	$38	405.3%
Our income tax expense has to date not been material.
Net Loss

	Fiscal Year Ended
(dollar amounts in thousands)	April 30, 2023	April 24, 2022	Percentage Change
Net loss	$(7,525)	$(9,917)	24.1%
The decrease in net loss for fiscal 2023 compared to fiscal 2022 was primarily due to the factors described above.
Comparison of Fiscal Year 2022 and Fiscal Year 2021
The following table summarizes our results of operations for fiscal 2022 and fiscal 2021:

	Fiscal Year Ended
(dollar amounts in thousands)	April 24, 2022	April 25, 2021	Dollar Change	Percentage Change
Food and beverage revenues	$63,650	$20,791	42,859	206.1%
Recreation revenue	13,448	4,226	9,222	218.2%
Total revenue	77,098	25,017	52,081	208.2%
Cost of food and beverage	16,027	6,697	9,330	139.3%
Store labor and benefits	24,145	10,776	13,369	124.1%
Store occupancy costs, excluding depreciation	12,592	14,920	(2,328)	(15.6)%
Other store operating expenses, excluding depreciation	14,531	7,037	7,494	106.5%
General and administrative expenses	12,316	6,320	5,996	94.9%
Depreciation expense	8,818	8,805	(13)	(0.1)%
Operating loss	(11,331)	(29,538)	18,207	(61.6)%
Interest expense	(1,348)	(835)	(513)	61.4%
Gain on debt extinguishment	2,800	388	2,412	621.6%
Loss before income taxes	(9,879)	(29,985)	20,106	(67.1)%
Income tax expense	38	13	25	192.3%
Net loss	$(9,917)	$(29,998)	$20,081	(66.9)%

Revenue
The increase in revenue in fiscal 2022 compared to fiscal 2021 primarily due to the increase in foot traffic and customer visits at our existing locations following the initial roll-back of state and local government mandated restrictions and closures related to the COVID-19 pandemic. In addition, revenue also benefited from strategic and modest price increases during this time contributing less than 10% of increase in revenue in fiscal 2022 compared to fiscal 2021. In particular, three of our locations that opened shortly before the COVID-19 shutdown in March 2020 (the Houston, San Mateo and Norwalk locations) increased same store revenues and same store recreation revenues by 271.7% and 269.4% on average year over year, respectively, and the remaining ten locations benefited from pent up demand for experiential offerings, with same store revenue increasing 194.4% on average year over year and same store recreation revenue increasing 190.1% on average year over year in such stores. There were no new locations opened in fiscal 2021 or fiscal 2022. Same store revenue is defined as the period-over-period sales comparison for Pinstripes locations that have been open for 365 days or longer. Same store recreation revenue refers to revenue generated exclusively from our gaming offerings, bowling and bocce, for Pinstripes locations that have been open for 365 days or longer.
Restaurant Operating Costs
Cost of food and beverage

	Fiscal Year Ended
(dollar amounts in thousands)	April 24, 2022	April 25, 2021	Percentage Change
Cost of food and beverage	$16,027	$6,697	139.3%
As a percentage of total revenue	20.8%	26.8%
The increase in food and beverage costs for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in food and beverage sales, as well as occasional commodity price increases. Because of our diverse menu mix and the scratch nature of our kitchens, we are not significantly impacted by an increase in any particular food product (as opposed to increases in prices generally) and the ingredients we purchase are not affected by labor cost increases to the same extent as more heavily processed products.
As a percentage of revenue, the decrease in food and beverage costs for fiscal 2022 compared to fiscal 2021 was primarily due to (i) an increase in event sales, which generally result in higher margins due to a favorable pricing model, scale and simplicity of menus, (ii) the reduction of the number of menu items and the strategic reduction in the number of ingredients in various dishes as a result of cross-utilization of product, and (iii) the use of a higher percentage of lower-cost spirit sales versus beer and wine.
Store labor and benefits

	Fiscal Year Ended
(dollar amounts in thousands)	April 24, 2022	April 25, 2021	Percentage Change
Store labor and benefits	$24,145	$10,776	124.1%
As a percentage of total revenue	31.3%	43.1%
The increase in store labor and benefits expenses for fiscal 2022 compared to fiscal 2021 was primarily due to sales increases, as costs associated with team members returning to work, and the wage inflation costs of hiring team members during COVID-19, partially offset by ERC of $7.9 million in fiscal 2022 as compared to ERC of $4.0 million in fiscal 2021.
As a percentage of revenue, the decrease in store labor and beverage expenses for fiscal 2022 compared to fiscal 2021 was primarily due to increased sales as COVID-19 receded and state and local government mandated restrictions and closures were rolled-back.

Store occupancy costs, excluding depreciation

	Fiscal Year Ended
(dollar amounts in thousands)	April 24, 2022	April 25, 2021	Percentage Change
Store occupancy costs, excluding depreciation	$12,592	$14,920	(15.6)%
As a percentage of total revenue	16.3%	59.6%
The decrease in store occupancy costs, excluding depreciation for fiscal 2022 compared to fiscal 2021 was primarily due to COVID-19 related amendments to our operating leases that resulted in partial rent abatement for select locations.
As a percentage of revenue, the decrease in store occupancy costs, excluding depreciation for fiscal 2022 compared to fiscal 2021 was primarily due to the above and increased sales.
Other store operating expenses, excluding depreciation

	Fiscal Year Ended
(dollar amounts in thousands)	April 24, 2022	April 25, 2021	Percentage Change
Other store operating expenses, excluding depreciation	$14,531	$7,037	106.5%
As a percentage of total revenue	18.8%	28.1%
The increase in other store operating expenses, excluding depreciation for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in maintenance costs, credit card fees, packaging and other supply costs due to higher utilization and some inflationary increases.
As a percentage of revenue, the decrease in other store operating expenses, excluding depreciation for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in sales.
General and administrative expenses

	Fiscal Year Ended
(dollar amounts in thousands)	April 24, 2022	April 25, 2021	Percentage Change
General and administrative expenses	$12,316	$6,320	94.9%
As a percentage of total revenue	16.0%	25.3%
The increase in general and administrative expenses for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in professional service fees, an increase in marketing costs to reestablish awareness coming out of COVID-19 and the rehiring of our team following the COVID-19 closures and a return to normalcy.
As a percentage of revenue, the decrease in general and administrative expenses for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in sales.
Depreciation expense

	Fiscal Year Ended
(dollar amounts in thousands)	April 24, 2022	April 25, 2021	Percentage Change
Depreciation expense	$8,818	$8,805	0.1%
As a percentage of total revenue	11.4%	35.2%
Depreciation expense remained largely unchanged in fiscal 2022 compared to fiscal 2021 due to the fact that no new venues opened in fiscal 2022.

As a percentage of revenue, the decrease in depreciation expense for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in sales.
Interest expense

	Fiscal Year Ended
(dollar amounts in thousands)	April 24, 2022	April 25, 2021	Percentage Change
Total interest expense	$(1,348)	$(835)	61.4%
As a percentage of total revenue	1.7%	3.3%
The increase in interest expense for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in indebtedness.
As a percentage of revenue, the decrease in interest expense for fiscal 2022 compared to fiscal 2021 was primarily due to an increase in sales.
Gain on debt extinguishment

	Fiscal Year Ended
(dollar amounts in thousands)	April 24, 2022	April 25, 2021	Percentage Change
Gain on debt extinguishment	$2,800	$388	621.6%
As a percentage of total revenue	3.6%	1.6%
The increase in gain on debt extinguishment for fiscal 2022 compared to fiscal 2021 was primarily due to the forgiveness of $2.8 million principal amount of one of our PPP Loans in fiscal 2022.
Loss before income taxes

	Fiscal Year Ended
(dollar amounts in thousands)	April 24, 2022	April 25, 2021	Percentage Change
Loss before income taxes	$(9,879)	$(29,985)	(67.1)%
The decrease in loss before income taxes for fiscal 2022 compared to fiscal 2021 was primarily due to the factors described above.
Income Tax Expense

	Fiscal Year Ended
(dollar amounts in thousands)	April 24, 2022	April 25, 2021	Percentage Change
Income Tax Expense	$38	$13	192.3%
As a percentage of total revenue	—	—
The increase in income tax expense for fiscal 2022 compared to fiscal 2021 was not material.
Net Loss

	Fiscal Year Ended
(dollar amounts in thousands)	April 25, 2022	April 25, 2021	Percentage Change
Net loss	$(9,917)	$(29,998)	(66.9)%

The decrease in net loss for fiscal 2022 compared to fiscal 2021 was primarily due to the factors described above.
Liquidity and Capital Resources
To date, we have funded our operations through proceeds received from previous common stock and preferred stock issuances, through borrowings under various lending commitments and through cash flow from operations. As of October 15, 2023 and April 30, 2023 we had $8.0 million and $8.4 million in cash and cash equivalents, respectively. In fiscal 2023, we borrowed $22.5 million under a loan facility (the “Silverview Facility”) with Silverview Credit Partners LP (“Silverview”) and had access to second tranche in the amount of $12.5 million through the Silverview Facility. In fiscal 2023 we borrowed $11.5 million under an equipment loan facility (the “Granite Creek Facility”) with Granite Creek Partners (“Granite Creek”). In the first twenty-four weeks of fiscal 2024, we borrowed an additional $7.5 million under such facilities. On December 29, 2023, we borrowed an additional $5.0 million under the Silverview Facility for a total of $35 million in conjunction with entering into a new Loan Agreement with Oaktree Fund Administration, LLC, as Agent, and the lender party thereto, under which we borrowed an additional $50.0 million. As of December 29, 2023 we had approximately $40.0 million in cash and cash equivalents. If we are unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations, and there can be no assurance that such financing will be available to us on commercially reasonable terms, or at all.
Historically, our primary liquidity and capital requirements have been for new location development, initiatives to improve the customer experience in our locations, working capital and general corporate needs. We have not required significant working capital because landlords have provided substantial tenant improvement allowances for construction, customers generally pay using cash or credit and debit cards and, as a result, our operations do not generate significant receivables. We have benefited from tenant improvement allowances. Additionally, our operations do not require significant inventories due, in part, to our use of numerous fresh ingredients, and we are able to sell most of our inventory items before payment is due to the supplier of such items.
In the first twenty-four weeks of fiscal 2024, we completed the closing of $21.3 million of Series I Convertible Preferred Stock, representing the sale of an aggregate of 850,648 shares of our Series I Convertible Preferred Stock at a purchase price of $25.00 per share. In connection with Closing, the shares of Series I Convertible Preferred Stock were automatically cancelled and extinguished and converted into the right to receive shares of Pinstripes Holdings Class A Common Stock, in accordance with the Business Combination Agreement.
Based on our current operating plan, we believe our existing cash and cash equivalents, additional cash from the Business Combination (primarily the proceeds from the Oaktree Loan Agreement, as described below), and additional tenant improvement allowances will be sufficient to fund our operating lease obligations, capital expenditures, and working capital needs for at least the next 12 months following the date of this Current Report on Form 8-K. We expect the proceeds from the Oaktree Loan Agreement will also facilitate further growth in our business, including through the development of additional locations. Furthermore, our ability to organically generate cash from continuing operations of existing and new locations will provide additional liquidity and resources beyond the next 12 months following the date of this Current Report on Form 8-K.
Indebtedness
As of October 15, 2023 and April 30, 2023, we had an aggregate of $44.2 million and $37.3 million of indebtedness outstanding under a variety of credit facilities and other instruments, respectively. On March 7, 2023, we borrowed $22.5 million under the Silverview Facility (the “Silverview Term Loan”), which loan is disbursable in two tranches and matures on June 7, 2027. On April 19, 2023, we borrowed $11.5 million under a term loan with GCP II Agent, LLC (the “Granite Creek Term Loan”), which loan matures on April 19, 2028. During the first twenty-four weeks of fiscal 2024, we borrowed an additional $7.5 million under such facilities. On December 29, 2023, we borrowed an additional $5.0 million under the Silverview Facility and $50.0 million under the Oaktree Loan Agreement. Total indebtedness on December 29, 2023 was approximately $99.2 million. The proceeds of the Granite Creek Term Loan were used to finance the purchase of furniture, trade fixtures, equipment and other personal property in connection with five of our new locations (the “Purchased FF&E”). We may enter into further equipment financings from time to time. On June 4, 2021, we issued $5.0 million aggregate principal amount of convertible notes, which convertible notes automatically converted into Pinstripes Common Stock immediately prior to the consummation of the Business Combination and converted into the right to receives shares of Pinstripes Holdings Class A Common Stock, in accordance with the Business Combination Agreement. During Fiscal 2021, we borrowed a total of $3.3 million of PPP Loans, of which $500,000 remained outstanding as of October 15, 2023.
Oaktree Loan Agreement
Also on December 29, 2023, following the Business Combination, Pinstripes and Pinstripes Holdings entered into a Loan Agreement (the “Oaktree Loan Agreement”) with Oaktree Fund Administration, LLC, as agent (the “Agent”) and the lenders party thereto (the “Lenders), providing for a term loan commitment of $50.0 million to Pinstripes (the “Oaktree Tranche 1 Loan”) from the Lenders. The Loan Agreement provides that:
• interest on the Oaktree Tranche 1 Loan accrue on a daily basis calculated based on a 360-day year at a rate per annum equal to (i) 12.5% payable quarterly in arrears, at Pinstripes’ option either in cash or in kind (subject to certain procedures and conditions); provided that the interest payable in respect of any period following December 31, 2024, interest under this clause (i) will be required to be paid solely in cash, plus (ii) 7.5% payable quarterly in arrears, at Pinstripes’ option, either in cash or in kind (subject to certain procedures and conditions);
•the maturity date of the Oaktree Tranche 1 Loan is December 29, 2028;
•the obligations of Pinstripes under the Oaktree Tranche 1 Loan are unconditionally guaranteed (the “Guarantees”) by Pinstripes Holdings, Inc. and certain other subsidiaries of Pinstripes (collectively, the “Guarantors”);
•the obligations under the Oaktree Tranche 1 Loan and the Guarantees are secured by a second lien security interest in substantially all assets of Pinstripes and the Guarantors, subordinate to the first lien security interests of the other senior secured lenders of Pinstripes, and including a pledge of the equity of Pinstripes;
•Pinstripes and the Guarantors are subject to certain financial covenants that require the Company and its subsidiaries to maintain a minimum specified total net leverage ratio, beginning on January 6, 2025 and thereafter throughout the term of the loan as follows:

January 6, 2025	6.00:1.00
January 7, 2025 – January 4, 2026	5.00:1.00
January 5, 2026 – January 3, 2027	4.50:1.00
January 4, 2027 – January 2, 2028	4.00:1.00
After January 2, 2028	3.75:1.00
• Pinstripes and the Guarantors are subject to negative covenants restricting the activities of Pinstripes and the Guarantors, including, without limitation, limitations on: dispositions; mergers or acquisitions; incurring indebtedness or liens; paying dividends or redeeming stock or making other distributions; making certain investments; and engaging in certain other business transactions;
• any prepayment of the Oaktree Tranche 1 Loan prior to its maturity date will be subject to a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points; and
• in connection with the Oaktree Tranche 1 Loan Closing, the Lenders were granted fully detachable warrants exercisable for an aggregate of 2,500,000 shares of Class A Common Stock, at a strike price equal to $0.01 per share (the “Oaktree Warrants”). In the event that the volume-weighted average price per share of Class A Common Stock during the period commencing on the 91st day after the Oaktree Tranche 1 Loan Closing and ending 90 days thereafter is less than $8.00 per share, the Lenders will be granted additional Oaktree Warrants exercisable for an aggregate of 187,500 shares of Class A Common Stock, and in the event that the volume-

weighted average price per share of Pinstripes Holdings Class A Common Stock during the period commencing on the 91st day after the Oaktree Tranche 1 Loan Closing and ending 90 days thereafter is less than $6.00 per share, the Lenders will instead be granted additional Oaktree Warrants exercisable for 412,500 shares of Class A Common Stock. The Loan Agreement further provides that (i) the Oaktree Warrants may be exercised at any time after the Oaktree Tranche 1 Loan Closing, and prior to the date that is ten years from the Oaktree Tranche 1 Loan Closing and (ii) subject to customary exceptions, the Lenders will agree not to transfer, assign or sell any Tranche 1 Warrants, or the shares of Class A Common Stock underlying such Tranche 1 Warrants, until twelve months after the Oaktree Tranche 1 Loan Closing.
The Loan Agreement also provides that the Lenders will have the option at their sole discretion and election, but not the obligation, subject to satisfaction of certain conditions, to fund an additional loan of $40.0 million (the “Tranche 2 Loans”) no earlier than nine months and no later than 12 months following the Oaktree Tranche 1 Loan Closing. The Loan Agreement provides that in connection with the funding of Tranche 2 Loans, the Lenders will be granted additional warrants exercisable for an aggregate of 1,750,000 shares of Class A Common Stock, at a strike price equal to $0.01 per share (the “Tranche 2 Warrants” and, together with the Tranche 1 Warrants, the “Oaktree Warrants”) and that in the event that the volume-weighted average price per share of Class A Common Stock during the period commencing on the 91st day after the Oaktree Tranche 1 Loan Closing and ending 90 days thereafter is less than $6.00 per share, the Lenders will instead be granted Tranche 2 Warrants exercisable for an aggregate of 1,900,000 shares Class A Common Stock, at a strike price equal to $0.01 per share. The Oaktree Warrants will be exercisable on a cashless basis and the Company will provide for the registration for resale of the shares of Class A Common Stock underlying the Oaktree Warrants.
The Loan Agreement also provides that the Agent will have the right to either appoint a director to the Pinstripes Holdings Board or an observer to the Pinstripes Holdings Board, at the election of the Agent. The Agent has initially elected to appoint an observer to the Pinstripes Holdings Board.
Silverview Loan
On March 7, 2023, we borrowed $22.5 million under the Silverview Facility (the “Silverview Term Loan”), which loan was disbursable in two tranches of up to $35.0 million in the aggregate and matures on June 7, 2027. On July 27, 2023, September 29, 2023 and October 20, 2023, we borrowed an additional $1.0 million, $1.5 million and $5.0 million, respectively, pursuant to the Silverview Term Loan. Interest on the amounts outstanding under the Silverview Term Loan accrues at a rate of 15.0% per annum and is payable in monthly installment payments. The Silverview Term Loan is guaranteed by all of our subsidiaries and secured by substantially all of our assets. As of October 15, 2023 and April 30, 2023, the principal outstanding was $25.0 million and $22.5 million, respectively.
Under the Silverview Term Loan, we are subject to financial covenants, as well as to customary events of default that, if triggered, could result in acceleration of the maturity of the Silverview Term Loan. Pursuant to the financial covenants contained in the Silverview Term Loan, we must (i) maintain a minimum liquidity of $1.0 million and (ii) maintain a total net leverage ratio of no more than 5.00:1.00 for the measurement period ending March 31, 2024, of no more than 5.00:1.00 for the measurement period ended September 30, 2024, of no more than 3.00:1.00 for the measurement period ended March 31, 2025 and of no more than 2.50:1.00 for the measurement period ended September 30, 2025 and each semiannual period thereafter. Subject to certain exceptions, the Silverview Term Loan also limits distributions with respect to our equity interests, such as cash dividends and share repurchases, based on a defined ratio, and also sets forth negative covenants that restrict indebtedness, liens, investments, sales of assets, fundamental changes and other matters. At October 15, 2023, we were in compliance with all covenants in effect at that date.
On December 29, 2023, Pinstripes, the other guarantors party thereto, Silverview Credit Partners LP, as agent (“Silverview”), and the lenders party thereto entered into the Fifth Amendment (the “Fifth Amendment”) to the Loan Agreement, dated as of March 7, 2023 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Silverview Loan Agreement”) and Second Amendment to Pledge and Security Agreement. On December 29, 2023 Pinstripes Holdings also entered into that certain Omnibus Joinder (the “Joinder”) with Silverview pursuant to which Pinstripes Holdings agreed to become a party to (i) that certain continuing Guaranty Agreement, dated Mach 7, 2023 among Pinstripes, the other guarantors defined therein, and

Silverview and (ii) Pledge and Security Agreement, dated Mach 7, 2023 among Pinstripes and the other grantors (as defined therein). Pursuant to the Fifth Amendment, the Silverview Loan Agreement was modified to (x) permit the transactions contemplated in connection with the Business Combination, (y) permit the Oaktree Tranche 1 Loan, subject to the terms of an intercreditor agreement between Silverview and Oaktree Fund Administration, LLC, and (z) conform the representations, warranties, and financial covenants owed by Pinstripes to Silverview to be substantially similar to those set forth in the Oaktree Tranche 1 Loan. In connection with the Joinder, Pinstripes Holdings agreed to guarantee payment in full of the amounts owed by Pinstripes pursuant to the Silverview Loan Agreement and granted a first lien security interest and pledge of all shares of stock of Pinstripes held by Holdings.
On December 29, 2023, Pinstripes also borrowed an additional $5.0 million pursuant to the Silverview Loan Agreement.
Granite Creek Financing
On April 19, 2023, we borrowed $11.5 million pursuant to the Granite Creek Term Loan, which loan matures on April 19, 2028. On July 27, 2023 we borrowed an additional $5.0 million pursuant to the Granite Creek Term Loan. The proceeds of the Granite Creek Term Loan were used to finance the Purchased FF&E. Interest on the amounts outstanding under the Granite Creek Term Loan accrues at the rate of 12.00% per annum and is payable monthly and principal payments are amortized and paid beginning in fiscal 2024 on a quarterly basis. The Granite Creek Term Loan is secured by the Purchased FF&E. As of October 15, 2023 and April 30, 2023, the principal outstanding was $16.5 million and $11.5 million, respectively.
Granite Creek Loan Agreement Amendment and Joinder
On December 29, 2023, Pinstripes, GCCP II Agent, LLC, as agent (“Granite Creek”) and the lenders party thereto entered into Amendment No. 2 to (the “Amendment No. 2”) to the Term Loan and Security Agreement, dated as of April 19, 2023 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Granite Creek Loan Agreement”). On December 29, 2023, Pinstripes Holdings also entered into that certain Guaranty with Granite Creek pursuant to which Pinstripes Holdings has guaranteed payment of amounts owed by Pinstripes pursuant to the Granite Creek Loan Agreement. Pursuant to Amendment No. 2, the Granite Creek Loan Agreement was modified to (i) permit the transactions contemplated in connection with the Business Combination, and (ii) permit the Oaktree Tranche 1 Loan, subject to the terms of an intercreditor agreement between Granite Creek and Oaktree Fund Administration, LLC.
Live Oak Loans
On April 27, 2017, we borrowed $1.82 million pursuant to a note payable with Live Oak that was scheduled to mature on April 27, 2027. The note was payable in monthly installment payments of $21,000, including interest at the prime rate plus 1.50%. The effective interest rate on the note payable was 5.00% and 4.75% as of April 24, 2022 and April 25, 2021, respectively. The note was guaranteed by Dale Schwartz and collateralized by the assets of the business and Dale Schwartz’s life insurance policy. As of April 30, 2023, April 24, 2022 and April 25, 2021, the principal outstanding was $0, $1.19 million and $1.38 million, respectively.
On December 18, 2017, we borrowed $5 million pursuant to a note payable with Live Oak that was scheduled to mature on September 18, 2028. The note was payable in monthly installment payments of $55,000, including interest at the prime rate plus 1.50%. The effective interest rate on the note payable was 5.00% and 4.75% as of April 24, 2022 and April 25, 2021, respectively. The note was guaranteed by Dale Schwartz and collateralized by the assets of the business and Dale Schwartz’s life insurance policy. As of April 30, 2023, April 24, 2022, April 24, 2021 the principal outstanding was $0, $3.83 million and $4.27 million, respectively.
On December 18, 2017, we borrowed $2.412 million pursuant to a note payable with Live Oak that matured on January 5, 2023. The note was payable in monthly installment payments of $48,000, including interest at the prime rate plus 2.00%. The effective interest rate on the note payable was 5.50% and 5.25% as of April 24, 2022 and April 25, 2021, respectively. The note was guaranteed by Dale Schwartz and collateralized by the assets of the business and an owner’s life insurance policy. As of April 30, 2023, April 24, 2022 and April 25, 2021, the principal outstanding was $0, $574,000 and $1.30 million, respectively.

All outstanding Live Oak indebtedness was repaid with the proceeds from the Silverview Term Loan.
Convertible Notes
On June 4, 2021, we issued $5 million aggregate principal amount of convertible note pursuant to two agreements. The convertible notes accrued interest at 1.07% annually and were to mature on June 4, 2025. Holders of the convertible notes had the right, at their option, to convert all of the outstanding principal and accrued interest to shares of common stock equal to the quotient of (i) the outstanding principal on the convertible note divided by (ii) the Conversion Price of $10 per share. If the holder elected to not convert the loans, such holder is entitled to an annual premium payment equal to 6.93% of the outstanding principal amount owed. Interest related to the premium on the convertible notes for the first quarter of fiscal 2024, fiscal 2023 and fiscal 2022 was $740,000, $660,000 and $308,000, respectively. Accrued and unpaid interest to date on the notes was due on June 4, 2023, with the remaining accrued interest and principal due at maturity if not exercised. The Convertible Notes converted to shares of Pinstripes Common Stock in connection with the Business Combination, and such shares of Pinstripes Common Stock were automatically cancelled and extinguished and converted into the right to receive shares of Pinstripes Holdings Common Stock in accordance with the Business Combination Agreement.
Finance Obligation
In 2011, we entered into a failed sale leaseback at our Northbrook, Illinois location. We sold the building, fixtures, and certain personal property and assigned the ground lease to a new lessor. We borrowed $7.0 million pursuant to the transaction, which was accounted for as a financing obligation with repayment terms of 15 years. We make monthly installment payments of principal and interest at an 8.15% annual rate. As of October 15, 2023, April 30, 2023, April 24, 2022 and April 25, 2021, the principal outstanding was $3.318 million, $3.995 million, $4.49 million and $4.92, respectively.
Other Loans
In November 2019, we entered into seven notes payable with Ascentium Capital LLC, with an outstanding principal of $119,000, $127,000 and $180,000 as of July 23, 2023, April 30, 2023 and April 24, 2022, respectively, that all mature on November 14, 2024. The notes were payable in monthly installment payments ranging from $700 and $1,000, including interest at the fixed rate of 8.50% as of each of October 15, 2023, April 30, 2023, April 24, 2022 and April 25, 2021.
PPP and SBA Loans
During Fiscal 2020, we borrowed $7.725 million of PPP Loans. During fiscal 2021, we executed three PPP Loans for a total of $3.265 million in borrowings. Each PPP Loan matures two years after issuance. The interest rate on each PPP Loan was 1.0% annually.
During fiscal 2022, we amended one of our PPP Loans to increase the borrowing capacity to $500,000. In fiscal 2022, we borrowed an additional $350,000 under the amended agreement. The loan is payable in monthly installments of $3,000, including interest at 3.75% annually, and matures on June 6, 2050.
As authorized by the provisions of the CARES Act, we applied for forgiveness of the PPP Loans. In fiscal 2023 and fiscal 2022, we recorded a gain on the extinguishment of debt for $8,458 and $2,800, respectively, in connection with PPP Loan forgiveness. As of October 15, 2023, April 30, 2023 and April 24, 2022, the principal outstanding under the PPP loans was $500,000, $500,000 and $8.79 million, respectively.
Redeemable Convertible Preferred Stock
As of October 15, 2023, we had nine classes of preferred stock: Series A, B, C, D, E, F, G, H and I (collectively, the “Preferred Stock”). In the first twenty-four weeks of fiscal 2024, we completed the closing of the sale of an aggregate of 850,648 shares of our Series I Convertible Preferred Stock at a purchase price of $25.00 per share. The common stock and Preferred Stock voted on all matters as one class, with each share of common stock and each share of the Preferred Stock being entitled to one vote, and all have a par value of $0.01. Each share of each series of Preferred Stock was convertible at any time into shares of Pinstripes Common Stock at a ratio of one to one. Each share of Preferred Stock converted to a share of Pinstripes Common Stock in connection with the Business Combination and such shares of Pinstripes Common Stock were automatically cancelled and extinguished and converted into the right to receive shares of Pinstripes Holdings Common Stock in accordance with the Business Combination Agreement.
Warrants
As of October 15, 2023 and April 30, 2023, we had 532,179 and 483,649, respectively, of warrants outstanding with certain financing providers in connection with the issuance of certain debt and leasing obligations and other service providers. Upon surrender of the warrants, the holder was entitled to purchase one share of Pinstripes Common Stock at the predetermined exercise price, as defined in the warrant agreement, ranging from $0.01 to $10.00. The warrants expired at the earlier of 10 years from the date of issue (various dates during fiscal years 2022 through 2028) or upon consummation of an initial public offering by Pinstripes or certain other company transactions. During the first twenty-four weeks of fiscal 2024, there were no warrants exercised. During the fiscal year ended April 30, 2023, there were no warrants exercised. Each outstanding warrant automatically converted to shares Pinstripes Common Stock upon consummation of the Business Combination and such shares of Pinstripes Common Stock were automatically cancelled and extinguished and converted into the right to receive shares of Pinstripes Holdings Common Stock in accordance with the Business Combination Agreement.
On December 29, 2023, in connection with the closing of the Oaktree Tranche 1 Loan, we issued the Oaktree Warrants. See “—Indebtedness—Oaktree Loan Agreement.”
Cash Flows
The following table summarizes our cash flows for the periods indicated:

	Twenty-Four Weeks Ended		Fiscal Year Ended
(dollar amounts in thousands)	October 15, 2023	October 9, 2022	April 30, 2023	April 24, 2022	April 25, 2021
Net cash (used in) operating activities	$(15,924)	$(997)	$(12,040)	$(5,586)	$(8,185)
Net cash provided by (used in) investing activities	9,793	(3,539)	(12,987)	(1,898)	(644)
Net cash provided by (used in) financing activities	25,272	(893)	24,556	11,063	5,791
Net (decrease) increase in cash and cash equivalents	$(455)	$3,478	$(471)	$3,579	$(3,038)
Operating Activities ($ in thousands)
Net cash used in operating activities was $15,924 for the twenty-four weeks ended October 15, 2023 compared to $997 for the twenty-four weeks ended October 9, 2022. The increase in net cash used in operating activities was due to a higher operating loss driven by higher pre-opening expenses and other store operating expenses in the twenty-four weeks ended October 15, 2023 as compared to the twenty-four weeks ended October 9, 2022.
Net cash used in operating activities was $12,040 for fiscal 2023, as compared to $5,586 for fiscal 2022. The increase in net cash used in operating activities in fiscal 2023 was primarily attributable to a $9,371 decrease in our accounts payable balance, due to paydown of vendor balances with debt proceeds, offset by a $2,392 decrease in net loss, which was the result of increased operating performance due to the continued abatement of COVID-19.
Net cash used in operating activities was $5,586 for fiscal 2022, as compared to $8,185 for fiscal 2021. The decrease in net cash used in operating activities in fiscal 2022 was primarily attributable to a $20,081 decrease in net loss, which was the result of increased operating performance due to the abatement of COVID-19, offset by a $21,463 change in accrued occupancy costs, which increased to $16,100 in fiscal 2021 and decreased to $(5,363) in fiscal 2022, primarily due to deferred COVID-19 rent agreements commencing in fiscal 2021, offset by payments made against the agreements in fiscal 2022.

Investing Activities ($ in thousands)
Net cash used in investing activities was $9,793 for the twenty-four weeks ended October 15, 2023 compared to $3,539 for the twenty-four weeks ended October 9, 2022. Our purchase of property and equipment of $5,244, increased in the twenty-four weeks ended October 15, 2023 from $579 in the twenty-four weeks ended October 9, 2022 in connection with construction of six locations that are expected to open in the remainder of fiscal 2024.
Net cash used in investing activities was $12,987 for fiscal 2023, as compared to $1,898 for fiscal 2022. Our purchase of property and equipment of $12,987, increased in fiscal 2023 from $1,898 in fiscal year 2022 in connection with construction of six locations that are expected to open in the remainder of fiscal 2024.
Net cash used in investing activities was $1,898 for fiscal 2022, as compared to $644 for fiscal 2021. Our purchase of property and equipment of $1,898, was primarily related to maintenance capital expenditures at the thirteen legacy locations and purchases for the six locations that were expected to open in the remainder of fiscal 2024 (two of which opened prior to calendar year end 2023). Our purchase of property and equipment of $644, related to maintenance capital expenditure on the thirteen legacy locations, was the primary component of net cash used in investing activities for fiscal 2021.
Financing Activities ($ in thousands)
Net cash provided by financing activities was $25,272 for the twenty-four weeks ended October 15, 2023 compared to net cash used in financing activities of $893 for the twenty-four weeks ended October 9, 2022. The primary component of net cash provided by financing activities for the twenty-four weeks ended October 15, 2023 was proceeds from the issuance of the Series I Preferred Stock and incurrence of indebtedness under the Silverview Facility and the Granite Creek Facility.
Net cash provided by financing activities was $24,556 for fiscal 2023 as compared to $11,063 for fiscal 2022. Net proceeds from long-term notes payable of $29,080 was the main component of net cash provided by financing activities in fiscal 2023, offset by payments of debt and equity warrant issuance costs of $2,304, proceeds from warrant issuances of $3,758 and principal payments on long-term notes payable of $6,144. Proceeds from long-term notes payable of $5,350 and proceeds from issuance of preferred stock of $7,500 were the main component of net cash provided by financing activities in fiscal 2022, offset by principal payments on long-term notes payable of $2,618.
Net cash provided by financing activities was $11,063 for fiscal 2022 as compared to $5,791 for fiscal 2021. Proceeds from long-term notes payable of $5,350 and proceeds from issuance of preferred stock of $7,500 were the main component of net cash provided by financing activities in fiscal 2022, offset by principal payments on long-term notes payable of $2,618. Proceeds from long-term notes payable of $3,415 and proceeds from issuance of preferred stock of $2,700 were the main component of net cash provided by financing activities in fiscal 2021, offset by principal payments on long-term notes payable of $779.
Contractual Obligations and Commitments
Our contractual obligations and commitments as of October 15, 2023 were as follows:

(in thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating lease obligations	$253,684	$22,187	$53,345	$46,207	$131,945
Long-term debt (principal)	$43,484	$1,055	$13,176	$28,753	$500
Interest expense	$19,176	$5,536	$9,467	$3,759	$414
	$316,344	$28,778	$75,988	$78,719	$132,859
Off-Balance Sheet Arrangements
As of the date of this prospectus, we do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with GAAP requires us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. Our most significant estimates and judgments involve difficult, subjective, or complex judgements made by management. Actual results may differ from these estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations. For further information, see Note 2 to our audited consolidated financial statements included in the definitive proxy statement/consent solicitation statement/prospectus.
Leases
We have made an accounting policy election applicable to all asset classes not to record leases with an initial term of twelve months or less on the balance sheet as allowed within ASC 842. We lease all of our locations from third parties. For leases with an initial term greater than twelve months, a related lease liability is recorded on the balance sheet at the present value of future fixed payments discounted at our estimated fully collateralized borrowing rate corresponding with the lease term (i.e. incremental borrowing rate). In addition, a right-of-use asset is recorded as the initial amount of the lease liability, plus any initial direct costs incurred and lease prepayment, less any tenant improvement allowance incentives received. Most of our leases include one or more options to renew, with terms that can extend from five to ten years. To determine the expected lease term, we excluded all options to renew as it is not reasonably certain we would exercise these options.
Lease payments include fixed payments and variable payments for common area maintenance costs, real estate taxes, insurance related to leases or additional rent based upon sales volume (variable lease cost). Variable lease costs are expensed as incurred whereas fixed lease costs are recorded on a straight-line basis over the life of the lease. We do not separate lease and non-lease components (e.g. common area maintenance), which is a policy maintained for all asset classes. Leases do not contain any material residual value guarantee or material restrictive covenants.
The discount rate used to determine the amount of right-of-use assets and lease liabilities is the interest rate implicit in the lease, when known. If the rate is not implicit in the lease, we use our incremental borrowing rate, which is derived based on available information at the commencement date.
Impairment of Long-lived Assets
We review long-lived assets, such as property and equipment, and operating lease right-of-use assets with definitive lives, for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We perform our long-lived asset impairment analysis by grouping assets and liabilities at the individual store level, since this is the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows.
In determining the undiscounted future cash flows, we consider historical cash flows and other relevant factors and circumstances, including the maturity of the store, changes in the economic environment, unfavorable changes in business climate and future operating plans. The significant inputs used in determining our estimate of the projected undiscounted future cash flows include future revenue growth, changes in store labor and operating costs, future lease payments and projected operating margins as well as the estimate of the remaining useful life of the assets.

Revenue Recognition
We recognize food and beverage revenues and recreation revenue when payment is tendered at the point of sale as the performance obligation has been satisfied. Food and beverage revenues include the sale of food and beverage products. Recreation revenue includes bowling and bocce sales. We recognize revenues net of discounts and taxes. We defer event deposits received from guests and recognized such deposits as revenue when the event is held. Event deposits received from customers in advance are included in amounts due to customers, and we recognize revenues from events when the event takes place.
We sell gift cards, which do not have expiration dates, and do not deduct non-usage fees from outstanding gift card balances. We record gift card sales as a liability and recognized as revenue upon redemption by the customer. For unredeemed gift cards that we expect to be entitled to breakage and for which there is no legal obligation to remit the unredeemed gift card balances to the relevant jurisdictions, we recognize expected breakage as revenue in proportion to the pattern of redemption by the customers. The determination of the gift card breakage is based on our specific historical redemption patterns. The contract liability related to our gift cards is included in amounts due to customers in the Consolidated Balance Sheets. We report revenues net of sales tax collected from customers. We include sales tax collected in other accrued liabilities on the Consolidated Balance Sheets until the taxes are remitted to the appropriate taxing authorities.
Classification of Instruments as Liabilities or Equity
We have applied ASC 480, “Distinguishing Liabilities from Equity,” to classify as a liability or equity certain redeemable and/or convertible instruments, including the Company’s preferred stock. We determine the liability classification if the financial instrument is mandatorily redeemable for cash or by issuing a variable number of equity shares.
If we determine that a financial instrument should not be classified as a liability, we then determine whether the financial instrument should be presented between the liability section and the equity section of the balance sheet as temporary equity. We determine financial instruments as temporary equity if the redemption of the preferred stock or other financial instrument is outside the control of the Company. Otherwise, we account for the financial instrument as permanent equity.
Emerging Growth Company
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies for up to five years or until we are no longer an emerging growth company. We expect to qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We have elected not to opt out of such extended transition period, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.
Quantitative and Qualitative Disclosure about Market Risk
Commodities Price Risk
We are exposed to commodity price risks. Many of the ingredients we use to prepare our food, as well as our packaging materials and utilities to run our locations, are ingredients or commodities that are affected by the price of other commodities, exchange rates, foreign demand, weather, seasonality, production, availability and other factors outside our control. We work closely with our suppliers and use a mix of forward pricing protocols under which we agree with our supplier on fixed prices for deliveries at some time in the future, fixed pricing protocols under which we agree on a fixed price with our supplier for the duration of that protocol, formula pricing protocols under which the prices we pay are based on a specified formula related to the prices of the goods, such as spot prices, and range forward protocols under which we agree on a price range for the duration of that protocol. Generally, our pricing agreements with suppliers range from one to three years, depending on the outlook for prices of the particular ingredient. In some cases, we have minimum purchase obligations. We have tried to increase, where practical, the number of suppliers for our ingredients, which we believe can help mitigate pricing volatility, and we follow industry news, trade issues, exchange rates, foreign demand, weather, crises, and other world events that may affect our ingredient prices. Increases in ingredient prices could adversely affect our results if we choose for competitive or other reasons not to increase menu prices at the same rate at which ingredient costs increase, or if menu price increases result in customer resistance. We also could experience shortages of key ingredients if our suppliers need to close or restrict operations due to unforeseen events, such as during the COVID-19 outbreak.
Interest Rate Risk
An increase in interest rates could impact our ability to secure financing to fund growth initiatives, such as growth capital expenditures and acquisitions. In addition, rising interest rates could also limit our ability to refinance our existing debt obligations as they come due or result in us paying higher interest rates upon refinancing our existing debt obligations.
Inflation Risk
We have a substantial number of hourly employees who are paid wage rates at or based on the applicable federal, state, or local minimum wage, and increases in the minimum wage, the elimination of the sub-minimum wage applicable to tipped positions, and other upward pressure on wage rates, will increase our labor costs. While we have been able to partially offset inflation and other changes in the costs of core operating resources by gradually increasing menu prices, coupled with more efficient purchasing practices, productivity improvements and greater economies of scale, there can be no assurance that we will be able to continue to do so in the future. From time to time, competitive conditions could limit our menu pricing flexibility. In addition, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our customers without any resulting change to their visit frequencies or purchasing patterns. In addition, there can be no assurance that we will generate same stores sales growth in an amount sufficient to offset inflationary or other cost pressures.

BUSINESS
Unless the context otherwise requires, any reference in this section of this prospectus to the “Company,” “we,” “us,” “our,” or “Pinstripes” refers to Pinstripes and its consolidated subsidiaries prior to the consummation of the Business Combination and to Pinstripes Holdings and its consolidated subsidiaries after the consummation of the Business Combination. Some of the information contained in this section or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties.
Our Company
Pinstripes is an experiential dining and entertainment concept combining exceptional Italian-American cuisine with bowling, bocce, and private events. We founded Pinstripes in 2007 to create the fun interactions and celebrations that people crave by uniquely combining made-from-scratch dining with the timeless games of bowling and bocce. Every day and everywhere, our passionate and dedicated Pinstripes team is committed to creating extraordinary, magical connections — from the first strike, to the first bite, to the first kiss, to the first laugh — that bring out the best in everyone. Our large-format community venues offer a winning combination of sophisticated fun for the consumer longing for human connectedness across generations, and we deliver a broad range of experiences, from a 300-person wedding in one of our many event spaces, to an intimate date night for two in one of our dining rooms, to a birthday party on our bowling lanes or bocce courts. This ability to offer curated and engaging experiences across a broad range of occasions enables us to generate revenue from numerous sources, including:
•Dining: Made-from-scratch dining features lunch, dinner and weekend brunch menus, beer and wine dinner pairings featuring wineries and local craft breweries, and exceptional service that supports Pinstripes’ top-tier food and beverage offerings.
•Bowling and Bocce: Pinstripes combines the casual elegance of a local bistro serving Italian-American cuisine with the entertainment and excitement of bowling and bocce, providing the perfect venue for competitive socializing with family, friends and co-workers.
•Private Events and Off-Site Events Catering: Dynamic ballrooms and private event spaces provide a wide range of options for our event team members to tailor extraordinarily unique gatherings of 20 to 2,000 people for social events (i.e., weddings, birthdays, bar-mitzvahs, anniversaries) and corporate events (i.e., team-building, board meetings, recruiting and holiday parties). In addition, we provide off-site catering (typically breakfast and lunch) to surrounding businesses and off-site weddings and other celebrations.
We opened our first Pinstripes location in 2007 in Northbrook, Illinois. Sixteen years later, Pinstripes has become a leading experiential dining and entertainment concept in the country. As of January 5, 2024, we owned and operated 15 restaurants in nine states and Washington D.C., and employed approximately 2,000 team members. When combined with and our robust pipeline of additional locations, we are positioned for significant future growth.
We design and construct large-format locations that are each 26,000 to 38,000 square feet of interior space, plus additional outdoor patio space that includes outdoor dining, bocce courts, fire-pits and decorative fountains. Each location can host over 900 guests at a time, with dining capacity for approximately 300, bar capacity of 75, 11 to 20 bowling lanes, 6 to 12 indoor/outdoor bocce courts and multiple private event spaces that can accommodate groups of 20 to 1,000 people. We generated an average of $8.6 million of revenue per location in our fiscal year ended April 30, 2023 (fiscal 2023), commonly referred to as average unit volumes, or AUV, demonstrating the scale of our operating model and ability to tailor our space in bespoke ways.

The below chart illustrates the breakdowns of our revenues, based on gross sales, by offering, event type and venue type.
The Market Opportunity
Pinstripes provides a “home away from home” where guests can celebrate life while eating delicious food amongst competitive socializing. Despite the increase in virtual connectivity over the last several years, we believe people feel less physically connected than ever before and that they are seeking ways to bring back the human-to-human connections they have lost. We address this problem by offering curated experiences to create meaningful connections, and we believe that Pinstripes operates at the intersection of three dynamic markets with broad consumer appeal: full-service restaurants, out-of-home entertainment and events. According to the Full-Service Restaurants: Global Strategic Business Report, the U.S. full-service restaurant market is estimated to be greater than $400 billion. The out-of-home entertainment market represents over $100 billion of the broader $2.6 trillion global entertainment and media market, per the PWC Report and the IAAPA Report. The events market, comprised of both corporate events and weddings, represents an estimated market of more than $160 billion, according to the AMR Report and the IBISWorld Weddings Report. We believe that consumers are continuing to prioritize spending on experiences, and Pinstripes is well-positioned to capitalize on this shift in consumer preferences.

Competitive Strengths
A Best-in-Class Experiential Dining and Entertainment Brand
Authentic Bistro Experience
Pinstripes delivers an elevated and distinctive culinary experience by combining high-quality cuisine, an inviting and exciting atmosphere and superior customer service. We offer an extensive bistro menu of Italian-American favorites, ranging from maple-glazed salmon, wood-fired pizzas, pastas and sandwiches to seasonal gelato. Our menu items are served in an upscale casual setting, complete with natural stone, wood floors and custom-made millwork throughout our venue and a visible, wood burning pizza oven. These offerings are complemented by an extensive, award-winning wine list, visible in our 800-bottle wine cellars, a rotating selection of craft beers from local breweries and a broad selection of handcrafted cocktails from our elevated bar program.
Timeless Gaming & Entertainment
Our bistro dining is complemented by our differentiated entertainment offerings of bowling and bocce, which provide a memorable experience that attracts and retains customers. Our Italian-American cuisine offering reflects the respective origins of bocce and bowling, reinforcing the synergy of Italian and American cultures reflected in our concept. Guests are encouraged to indulge in our delicious cuisine and signature cocktails while playing bocce and bowling with their friends, family and coworkers, further strengthening the cultural fusion of our unique bistro and gaming offerings. Our commitment to providing a sophisticated atmosphere for bowlers and bocce players of all skill levels is proven by our meticulously maintained bowling lanes and bocce courts, all with décor that includes carefully selected artwork from local artists, culminating in a truly unforgettable experience for our guests. Our gaming business is highly accretive to our profitability, with 100% gross margin each of fiscal 2023, fiscal 2022 and fiscal 2021.
A Perfect Venue for Any Occasion
Pinstripes is a dining and entertainment venue of choice to host corporate and social private events of all sizes. As of January 5, 2024, each of our 13 locations that has been open for at least one year generally hosts over 1,000 private events per year and can typically accommodate up to 12 simultaneous events. Not only do private events make up a significant portion of our business, but they also serve as a seamless introduction to our unique concept for new customers. The memorable experiences created for new guests through private events naturally translates to returning business to dine and play. Additionally, private events allow for greater revenue visibility through pre-bookings and increase our ability to forecast future sales. Each Pinstripes locations has a dedicated event sales team supporting private events.
Distinctive Offering and Broad Appeal
Pinstripes provides a differentiated offering to consumers by leveraging the seamless integration between our bistro and gaming offerings to deliver one-of-a-kind experiences for our guests. We believe Pinstripes provides an unmatched combination of best-in-class dining and experiential entertainment. While there are restaurant brands that focus exclusively on dining, and there are experiential lifestyle and entertainment brands that predominantly focus on entertainment, we believe Pinstripes provides the best of both worlds: scratch-made, chef-driven cuisine with timeless entertainment in an inviting and exciting atmosphere. This unique value proposition attracts a broad range of consumers.

A BEST-IN-CLASS EXPERIENTIAL DINING AND ENTERTAINMENT BRAND

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CAVA
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HOT DOGS · BEEF · BURGERS · SALADS
SHAKE SHACK
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BISTRO BOWLING BOCCE
Bowlero
LIFE TIME
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SOHO HOUSE & CO Inc.
TOPGOLF
VAIL RESORTS

A DISTINCTIVE OFFERING

Offering	Scratch-Made, Chef-Driven Cuisine	✓
	Bowling & Bocce	✓
	Elevated Bar Program	✓
	Authentic Italian-American Experience	✓
	Seasonal Offerings	✓
	Superior Service	✓
Experience	Inviting & Exciting Atmosphere	✓
	Timeless Entertainment	✓
	Destination for All Occasions	✓
	Community Gathering Place	✓
	Family Friendly	✓

Unique Model Drives Attractive Venue-Level Economics
We have developed a disciplined new venue growth strategy in both new and existing markets, and target certain initial sales, profitability and payback period goals for each new venue opening. We employ a sophisticated, data-based site selection strategy that is highly collaborative with our real estate development partners and focuses on markets with high income and education levels, population density and strong co-tenants. We expect to benefit from a powerful density effect as we continue to open new venues in existing markets, which increases market awareness and generates staffing synergies.
Proven Portability Across Markets
Pinstripes has resonated with consumers across the country. In the sixteen years since the opening of the flagship Northbrook location, Pinstripes has successfully opened twelve additional locations in attractive markets throughout California, Connecticut, District of Columbia, Illinois, Kansas, Maryland, Ohio, and Texas. The brand’s distinctive concept has been well received in each community, as every iconic location features striking interior and exterior designs that are tailored to the local community and the specifics of the development project. As a result, our locations quickly become an integral part of the local community.
Uniquely Attractive Anchor Tenant for Real Estate Developers
We have strategic partnerships with several pre-eminent real estate developers such as Brookfield, Westfield, Macerich, Simon Property Group, HBC US Holdings and O’Connor/LaSalle, which own high quality real estate assets both in the U.S. and abroad, and we intend to source a significant number of our future locations from these partners and others. Recent changes in the retail landscape created a larger void in the mall space and has opened a door for Pinstripes to fill that void at the most prestigious and best trafficked Class A Malls across the country. As of January 5, 2024, these and other developers had made a combined minority investment in Pinstripes of $40 million and had further provided more than $100 million in non-dilutive tenant improvement funding for our nineteen current and then under construction locations. These partnerships and the corresponding financial commitment demonstrate the confidence our real estate developer partners have in the longevity and growth prospects of our brand.

Due to the broad appeal of our brand, the diversity and quality of our guest base and the consistently reliable traffic to our venues, we believe our concept is a preferred tenant for real estate developers. Retail developers and landlords have shifted toward experiential concepts to drive traffic. Pinstripes’ unique dining and entertainment concept is appealing to consumers both young and old looking for sophisticated fun, and landlords and developers in the U.S. welcome Pinstripes as a key anchor complementary to other high-quality retail brands. As of December 29, 2023, our locations averaged 800,000 guest visits per year, benefiting our co-tenants, and our consumer research showed that Pinstripes appeals to an affluent and educated customer base comprised of a balanced mix of male and female adults and families, across ages ranging from four to 85 years old.
As of January 5, 2024 our locations averaged 30,000 square feet of interior space, are customarily two levels and include an additional 3,000 to 25,000 square feet of outdoor patio space for bocce, fire-pits and dining. Moreover, we have flexibility to build a new, ground-up space or retrofit an existing space to our concept.
Founder-Led, Experienced Team Instilling a Winning Culture
Our experienced and passionate senior management team is led by our Founder and CEO, Dale Schwartz, who has over 40 years of industry experience. Dale is supported by an impressive senior leadership team with highly relevant experience, including Chris Soukup (Chief Operations Officer), Lida Ahn (Chief People Officer), Cesar Gutierrez (Chief Culinary Officer) and Anthony Querciagrossa (Chief Financial Officer). Our senior leadership team contributes powerful industry knowledge and expertise from years of industry experience at leading restaurant and entertainment companies such as Hillstone Restaurant Group, The Cheesecake Factory, J. Alexander’s, Maggiano’s and Lettuce Entertain You Restaurants. Under their leadership, Pinstripes has grown into a leading experiential dining and entertainment brand. The senior leadership team is supported by an experienced, independent board of directors, consisting of industry veterans.
As of January 5, 2024, there were approximately 2,000 Pinstripes team members supporting the business. We have developed a powerful culture that serves as a strong foundation for shared success. We have successfully recruited and retained highly skilled individuals across all functions of our business. Our talent pipeline is further augmented by our college recruitment program, which has produced numerous general managers across the organization. The significant investments we’ve made in our team have resulted in multiple layers of organizational leaders, providing us with the ability to scale our business with minimal disruptions to operations. Every team member completes a rigorous training process preparing them to provide best-in-class service to our customers. Our comprehensive approach to talent acquisition and development has resulted in a median executive team tenure of 11 years and strong retention rates of corporate and local team members.
Growth Strategies
We intend to expand our business by executing the following growth strategies:
Open New Venues
Since our first location opened in 2007, we have successfully demonstrated our ability to expand into attractive markets through the opening of new venues, introducing our highly unique concept to millions of new customers across eight states. Our ability to effectively identify and develop new markets is supported by our robust site selection process that focuses on markets with high income and education levels, population density and strong co-tenants. As a uniquely attractive anchor tenant, we partner with the leading real estate developers in the industry.
We opened our Topanga, CA location in September 2023 and our Aventura, FL location in December 2023, and at the time of the Closing we planned to open four other new Pinstripes locations during the remainder of fiscal 2024, increasing our footprint to 19 locations across the country. As of January 5, 2024, four locations were being developed in Coral Gables, FL, Paramus, NJ, Walnut Creek, CA, and Orlando, FL. These venues are located in highly attractive markets with high foot traffic and strong consumer demographics.
We have an exciting domestic whitespace opportunity of approximately 150 total venues across the United States, with the opportunity to expand internationally as well. We’re exploring the opportunity to expand across three types of locations: retail, iconic and hotel / resorts.
Retail Locations: Premium lifestyle centers and developments across the country with high median income and educations levels, employee density, and strong co-tenants.
Iconic Locations: Unique and signature real estate locations surrounded by high foot-traffic areas and population density. We place a strong emphasis on suburban areas with attractive real estate terms and proximity to both offices and residents.
Hotel / Resort Locations: Hotels and resorts represent attractive expansion opportunities given their substantial convention and private event synergies. We believe that Pinstripes also serves as an attractive amenity to guests, increasing resort occupancy and room rates for hotels and resorts.

Drive Continued Same Store Sales Growth
We have a diversified strategy in place to grow comparable same store sales, including:
Culinary Innovation to Drive Bistro Sales
Pinstripes has a differentiated bistro offering that resonates with consumers. Our dishes and drinks are fun, delicious, made from scratch, and authentic Italian-American. In addition to our current menu of customer favorites, we introduce seasonal chef specials and cocktail surprise and delights that are tailored to each location to add freshness and newness to the menu. We also plan on re-introducing our five-course wine, beer, scotch and tequila dinners to provide an even more comprehensive package of product offerings.
Gaming Innovation to Drive Open Play Sales
We provide our customers with a unique gaming experience, which helps drive traffic to our locations. We plan to continue innovating our gaming offerings to further drive open play sales. We plan to upgrade the décor and design elements in our bowling and bocce areas to augment the experiential excitement. Bowling lanes and bocce courts will also benefit from technological innovation, such as the introduction of projection mapping technology as a visual overlay of the playing areas.
Expand our Social & Corporate Private Events Business
Our private events business is a significant revenue driver. A broad range of customers have their private events at Pinstripes locations, where we deliver a great event experience and support future open play sales by introducing new customers to the brand. We plan to introduce additional teambuilding packages (i.e., cooking classes, wine tastings, etc.) to further expand the menu of private events options. We have also made investments in our private event sales team, enabling the team to continue executing at a high level while also focusing on tourism, convention, and national account markets.
Enhance the Experiential Offerings and Deliver Exceptional Service
Pinstripes consistently delivers an incredible experience with exceptional service, which helps support repeat customers. We are constantly refining our service offerings and customer engagement to optimize the customer experience. We plan to introduce a loyalty program and bowling and bocce gamification, whereby users can play bowling and bocce on a mobile device, to drive the cross-utilization of events and open play, we will continue to refresh the appearances of older locations and we plan to re-introduce bowling and bocce tournaments, limoncello-making contests, and offer more live music.
Increase Brand Awareness
We’ve implemented several corporate and local marketing strategies that we believe will serve as a valuable foundation to increase brand awareness and drive traffic to our one-of-a kind locations across the country. Our corporate marketing initiatives consist of robust monthly marketing strategies highlighting unique offerings such as holiday brunches, bottomless bowling and bocce, location anniversary events and more. We have also made significant improvements to drive digital connectivity with our customers through the redesign of our website, enhancing the user experience and the use of call-to-action elements to engage our customer base. The success of our marketing campaigns is enabled by our comprehensive customer relationship management tool and customer database of approximately 350,000 email addresses to effectively segment our audience and increase engagement, as of January 5, 2024. Additionally, we look forward to engaging our loyal customer base by growing our presence on social media platforms such as Instagram, Facebook, LinkedIn, TikTok and X (f/k/a Twitter).
Our local marketing strategies allow us to personalize the customer experience from initial discovery through experiencing our unique dining and entertainment offering firsthand. In each of the nine markets where we are located, we’ve created strong partnerships with developers, influencers, local breweries and more, which allow us to successfully reach consumers who are less receptive to large-scale corporate marketing campaigns. Each location is assigned a team of dedicated marketing ambassadors who increase brand awareness through market-specific channels such as local events, festivals and fairs. We also participate in strategic marketing outreach to local businesses and organizations such as schools, condominiums and corporate offices, which bring our brand front and center throughout consumers’ everyday lives.
Our diverse multichannel marketing strategy is supported by additional initiatives such as in-venue print and digital graphics, third-party advertising, traditional media (print and direct mail), tourism organization partnerships and more.
Expand Margins Through Continued Operational Improvements and Leveraging Our Infrastructure
As we continue to scale the business, we plan to capitalize on several key operational efficiencies expected to enhance our margin profile including:
•Menu Optimization: We evaluate our core menu every six months and produce analytics on product mix, comparative analysis and guest reviews. Leveraging this data, we routinely optimize our menu by streamlining the item preparation process while maintaining the highest quality for our guests. Additionally, the continued momentum of new, high margin items such as bottomless mimosas, big ballers, tuna poke and more creates exciting opportunities for further margin expansion.
•Operating Efficiencies: Our team has identified multiple opportunities across the organization to improve operational efficiency. We are actively managing costs by changing the pay structure for event sales team members, as well as periodically refining vendor pricing to optimize purchasing. We also plan to capture additional efficiencies through updating hours of operations for busier dayparts and re-evaluating how lanes are assigned to events versus open play to maximize seating.
•Technology Initiatives: Our comprehensive technology ecosystem allows us to leverage real-time data from cloud-based platforms to provide a seamless operational user experience. We continue to look for ways to improve our technology infrastructure as seen by the recent additions of five new technology platforms since 2020: Fourth Analytics, a tool used to warehouse and analyze our data; Micros Simphony, a point of sale system; Olo, an online ordering system, Kickfin, cashless tipping software, and Restaurant 365, an accounting and inventory system. As a result of our significant investment in these tools, we are exceptionally well-equipped to capitalize on our key growth initiatives, including new venue openings, with only a modest amount of additional selling, general and administrative costs.
•Increase Gaming Mix: Gaming is a 100% gross margin business, presenting a significant opportunity to increase our overall profitability. We plan to increase gaming revenue through the enhanced aesthetics of our bowling and bocce areas, the implementation of cutting-edge projection mapping technology to create immersive experiences and the incorporation of innovative variations of bowling such as Angry Birds and Horse to complement our traditional 10-pin bowling offering.
Our Business and Operations
Management
We believe that high-quality management is critical to our long-term success. We issue detailed operations manuals covering all aspects of operations, as well as food and beverage manuals that detail the preparation procedures for our recipes. Each of our locations is managed by that location’s general manager, head chef and event sales team, who collectively manage a total of approximately 100 PinMembers per location, as of January 5, 2024. At each location, we have a specialized team focused on event sales, consisting of approximately four to six team members per location, which are responsible for selling, booking, and detailing private events. Each location has approximately four front of the house managers that report to the General Manager, and approximately four sous chefs that report to the Head Chef.
Human Capital Management
Our PinMembers are the heart of our Company. We depend on our PinMembers to provide great service and maintain consistently strong operations. Our ability to attract and retain an engaged and experienced team is critical to the successful execution of our business strategies. While we continue to operate in a competitive labor environment, we believe our culture, policies, and labor practices contribute to strong relations with our PinMembers.
We have assembled a dedicated team that provides exceptional service across a broad range of experiences, providing the foundation for our further growth. This team delivers the Pinstripes experience across our nationwide footprint. We have successfully recruited talent from many well-known hospitality and retail companies, and our talent pipeline of future Pinstripes leaders is further augmented by annual recruiting visits to over twenty of the best colleges and universities across the U.S. Throughout the year, we provide substantial training opportunities with a focus on continued development, and we maintain a culture of excellence and team dedication. At the beginning of COVID-19 in the spring of 2020, we had to furlough all 1,435 of our team members for over four months; we were successful in re-hiring over 95% of our salaried team members and were successful in re-hiring many of our hourly team members, attesting to the loyalty of our team and the strength of our culture.
As of January 5, 2024, Pinstripes had approximately 2,000 employees, of whom approximately 1,700 were hourly team members, 260 were managers and 40 were corporate team members. Our culture is guided by our mission statement, which is to maintain a passionate and dedicated team culture that consistently delivers guests extraordinary dining and entertainment experiences. This mission statement is executed by our PinMembers, who are to adhere to the following six commitments:
1.Positive Mental Attitude: PinMembers exude positive mental attitudes in their interactions with each other and guests. This is shown through their personalities, professionalism, and constant desire to create a positive environment.
2.Hunger for Knowledge: We believe that our ability to continuously improve stems from our culture of learning. PinMembers constantly strive to gain deeper knowledge not only in food and wine, but also in the subtleties and varieties of what Pinstripes offers the guests.
3.Teamwork: PinMembers embody the culture of teamwork and camaraderie. Our unique system requires every PinMember to trust each other and to perform at the highest level in order to accommodate every guest’s needs.
4.Image: PinMembers uphold high standards of professionalism and integrity towards guests and coworkers in every situation
5.Efficiency: Resources should not be wasted and PinMembers should always work to be efficient. Efficiency increases productivity.
6.Fun: We believe each PinMember has the ability to create the Pinstripes experience with their personality in order to enhance a fun experience.
We believe we hire the best talent available and retain them by fostering an environment of respect, guided by our core commitments and mission statement. We strive to offer an atmosphere of inclusion and belonging for all. We are committed to providing equal opportunities and seek to ensure equity in hiring, development and advancement.
We invest significant resources to ensure our PinMembers receive best-in-class training in order to maximize their potential. We encourage the career advancement of our PinMembers and encourage internal promotion, with a significant percentage of our managers being formerly hourly wage employees. In addition to seeking to hire from within, we also focus on recruiting graduates from some of the top hospitality management programs across the country by offering competitive compensation and training programs.
Advertising and Marketing
We use advertising and marketing to build awareness and strengthen our brand. Our marketing efforts consist primarily of paid digital advertising (through Google Adwords, Instagram and Facebook), direct mailing, email marketing, newspaper advertising and billboards, and partnerships with social media influencers. In addition, each location has a dedicated four to six-person event sales team. Our special events programs are supported by targeted print and online media plans, as well as promotional incentives at appropriate times during the year. Our event sales team also engages in direct outreach to both potential corporate customers as well as community organizations such as schools, chambers of commerce, churches, synagogues, wedding and private party planners and wedding dress salons to increase awareness of Pinstripes as a private events venue and to generate bookings. In addition, we have online booking to provide additional convenience for our customers to be able to book events.
When planning the opening of a new location, we focus primarily on hiring an event sales team approximately four to five months prior to opening in order to pre-book events. While we initially focus primarily on private events marketing, we also engage in traditional forms of marketing such as press releases, updating our website to generate excitement about our new location, and partnering with the location’s developer to publicize the opening. We will also routinely hire a local public relations firms to further enhance our marketing efforts in connection with the opening of a new location. On opening day of a new location, we typically host a grand opening party, inviting approximately 1,500 to 2,000 people, including community leaders such as the mayor of the locality. For example, on September 22, 2023, we held a grand opening party for our new Topanga, CA location and received over 2,700 RSVPs. Our advertising and marketing efforts in a new location are tailored to each specific location, with higher spending and focus on locations opening in new states or regions where we do not have other Pinstripes locations and therefore lack awareness of our brand.
We also seek to drive additional traffic to our locations through special events and promotions, such as happy hours, monthly BBQ’s, multi-course dinners with wine or beer pairings, New Year’s Eve, Halloween, Mardi Gras and Super Bowl parties, live music nights, movie nights, Santa Clause meet and greets, influencer fan meet and greets, bowling and bocce tournaments, art exhibitions and wedding showcases with wedding planners
Finally, Pinstripes leverages the power of traditional advertising through hotel programs, digital and print media, coupons and on-site events. By capitalizing on hotel programs, Pinstripes targets hotel guests seeking dining experiences outside their accommodations, offering the convenience of both culinary and gaming entertainment. Traditional advertising plays a pivotal role in our marketing campaign by driving profitability by increasing brand awareness through television, print media, digital platforms, banners, pamphlets, and websites. Additionally, Pinstripes utilizes coupons to entice customers with discounts and value-added benefits and also to boost brand recognition and market presence. Through on-site event marketing campaigns, whether by hosting networking events or partnering with external entities, Pinstripes creates immersive live experiences that enhance brand visibility, loyalty and sales. These events allow for meaningful connections with customers, prospects and partners while showcasing our establishment’s ambiance, cuisine, gaming options and services, fostering brand loyalty and increasing sales. By employing a targeted mix of advertising strategies, we can continue to drive sales and influence customer preferences.
Sourcing and Supply Chain
We believe we have established excellent long-term relationships with our key food product supplier, Sysco, and our key restaurant equipment supplier, Edward Don, which has allowed us to develop a reliable supply chain. We currently plan on continuing to rely on Sysco’s and Edward Don’s nationwide wholesale distribution networks as we execute our expansion plans and open new locations in various parts of the United States, while supplementing with certain other nationwide and local suppliers. As part of our mission to be viewed as a local player despite being a nationwide brand, we continuously curate our wine and craft beer lists, with the goal of offering choices from local wineries, breweries and distilleries at each of our locations.
Food Safety and Quality Assurance
We strive to maintain quality and consistency at our locations through careful training and supervision of personnel and adherence to standards established for food and beverage preparation, maintenance of facilities and conduct of personnel. We are also committed to food safety. We have an extensive food safety site inspection process to ensure food safety across all our locations. Our procedures are designed to mitigate the risk of contamination and food-borne illness and to ensure compliance with regulatory requirements and industry standards. In addition, we perform routine management reviews, third-party health inspections and food safety audits and are subject to random regulatory agency inspections.

Competition
Our competition can be grouped into three main categories: dining and entertainment combination businesses, private events venues and restaurants. Our competitors within the dining and entertainment combination businesses category offer a broad spectrum of entertainment options at various price points. Our competition within the private events category includes all of the above-mentioned venues, in addition to hotels and banquet facilities. Our competition within the traditional restaurant industry includes a wide variety of locally owned restaurants and national and regional chains, offering a range from fast casual to upscale dining. We also generally compete for customers’ discretionary entertainment dollars with providers of out-of-home entertainment, including movie theaters, sporting events, bowling alleys, sports activity centers, arcades and entertainment centers, night clubs and theme parks.
We believe there are several key differentiating elements of our brand that create one-of-a-kind experiences for our customers and help position us relative to the competitive landscape. These elements include our authentic, Italian-American bistro experience and award-winning wine list, timeless gaming and entertainment offerings centered around bowling and bocce, and our unique and dynamic gathering spaces designed for a multitude of events including weddings, birthdays, anniversaries, social gatherings, and corporate events.
Seasonality
We operate on a 52-week or 53-week fiscal year that ends on the last Sunday of April. In our 52-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains sixteen weeks. In our 53-week fiscal year, the first, second and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains seventeen weeks.
Our revenues are influenced by seasonal shifts in consumer spending. Typically, our average sales per location are highest during the holiday season (specifically the period from the last week of November to the second week of January) and summer, and lowest in the winter (excluding the holiday season) and the fall. This seasonality is due to increases in spending and private events during the holiday season, followed by continued increased activity as the weather improves in the spring and summer. The fall and winter are our lowest sales seasons due to the fact that the weather is typically deteriorating and children are returning to school. Additionally, holidays, changes in the economy, severe weather and similar conditions may impact sales volumes seasonally in some operating regions. Because of the historical seasonality of our business and these other factors, financial results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.
Information Technology
We have implemented technology-enabled business solutions to improve financial control, cost management, guest service and employee effectiveness. Our strategy is to fully integrate systems to drive operational efficiencies and enable our teams to focus on operational excellence. All of our locations use computerized management information systems, which we believe are scalable to support our future growth plans. These systems are designed to enable functionality, improve operating efficiencies, provide us with timely access to financial and marketing data and reduce location and corporate administrative time and expense. In addition, our in-location systems are used to process customer orders, credit card payments, employee time-keeping and scheduling.
Pinstripes utilizes Sevenrooms as our online reservation system provider, offering a comprehensive solution for managing reservations across our bowling, bocce, and dining services. With Sevenrooms’ capabilities, we can efficiently handle various types of reservations, ensuring our customers have a seamless experience and booking process. We have also expanded to include online ordering for delivery or pickup; these services may be accessed through our user-friendly website or through our delivery partners, which include UberEats, Doordash, and Postmates. By leveraging technology and strategic partnerships, we aim to expand our customer base and provide a range of convenient options.
We have successfully implemented an array of new technology tools at Pinstripes. Since 2020, we have launched five new technology platforms that have helped us streamline our operations. These include Fourth Analytics, a tool used to warehouse and analyze our data; Micros Simphony, a point of sale system; Olo, an online ordering system, Kickfin, cashless tipping software, and Restaurant 365, an accounting and inventory system. Tripleseat, our event booking system, has been optimized through its integration with Salesforce to reduce manual entry and increase the efficiency of our sales process. We have used KnowledgeForce to run a “secret shopper program,” which is a program where paid guests observe and report on their experience at Pinstripes. The program has had a significant impact, with a notable increase in PinMembers’ adherence to certain procedures, from approximately 48% of those observed following the procedures in Q2 of Fiscal Year 2022 to approximately 92% in Q2 of Fiscal Year 2024. The secret shopper program has also led to valuable coaching opportunities. Additionally, the introduction of LinkedIn Navigator has helped our sales team in its outreach efforts by connecting our sales team with decision makers nationwide. To enhance PinMembers’ work-life balance, we have also launched Hotschedules to increase scheduling transparency and offer one day of remote work per week. Lastly, Google Classroom centralizes training programs and reduces the time spent onboarding. Collectively, these technology tools have increased operational efficiency across our business and reflect our dedication to innovation and excellent service delivery.
Our Properties
We do not currently own any real estate, and we lease all of our 15 restaurant locations. The leases typically provide for a base rent plus costs associated with maintenance and taxes and, in some instances, provide for the respective landlord to receive a percentage of the gross receipts above a certain threshold earned at the location governed by such lease. We believe our facilities are adequate and suitable for our current needs, and that suitable additional or alternative space will be available to accommodate our operations when needed. Our corporate offices are located at 1150 Willow Road, Northbrook, IL 60062.
Intellectual Property
As of January 5, 2024, Pinstripes has one domestically registered trademark “Pinstripes”. This trademark is registered in multiple trademark classes, including for restaurant services, food services and non-alcoholic beverages. Pinstripes also owns the domain www.pinstripes.com. Our ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks, proprietary products and other intellectual property, including our name and logos and the unique character and atmosphere of our locations. We rely on trademark and trade secret laws, as well as license agreements to protect our intellectual property.
Government Regulations and Environmental Matters
We are subject to extensive federal, state and local government regulation, including those relating to, among others, health care legislation, building and zoning requirements and laws and regulations relating to the preparation and sale of food. Such laws and regulations, including local ordinances, which often vary among jurisdictions, are subject to change from time to time. Failure to comply with these laws and regulations could adversely affect our operating results. Typically, licenses, permits and approvals under such laws and regulations must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Failure to obtain or retain food or other licenses and registrations or exemptions would adversely affect the operations of our locations. Although we have not experienced and do not anticipate any significant problems in obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such licenses, permits, registrations, exemptions or approvals could delay or prevent the opening of, or adversely impact the viability of, a location in a particular area. The development and operation of locations depend, to a significant extent, on the selection of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. We are also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards. We believe federal and state environmental regulations have not had a material effect on operations, but more stringent and varied requirements of local government bodies with respect to zoning, land use and environmental factors could delay construction and increase development costs for new locations.
We are also subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various federal and state laws governing such matters as minimum wages, overtime, unemployment tax rates, workers’ compensation rates, citizenship requirements and other working conditions. We are also subject to the Americans With Disabilities Act, which prohibits discrimination on the basis of disability in public accommodations and employment, which may require us to design or modify our locations to make reasonable accommodations for disabled persons.
Approximately one-third of our food and beverage revenues is attributable to the sale of alcoholic beverages. Alcoholic beverage control regulations require each of our locations to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our locations, including the minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance.
In California, we are subject to the Private Attorneys General Act, which authorizes employees to file lawsuits to recover civil penalties on behalf of themselves, other employees and the State of California for labor code violations.
A significant number of our hourly staff members receive income from gratuities. Many of our locations participate voluntarily in a Tip Reporting Alternative Commitment (“TRAC”) agreement with the IRS. By complying with the educational and other requirements of the TRAC agreement, we reduce the likelihood of potential employer-only FICA tax assessments for unreported or underreported tips.
For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors — We are subject to many federal, state and local laws with which compliance is both costly and complex” and “— Our business is subject to risks related to our sale of alcoholic beverages.”
Legal Proceedings
We have been involved in various claims and legal actions that arose in the ordinary course of business and were not material to our operations or financial results, as of January 5, 2024. From time to time, we may in the future be a party to various claims and routine litigation arising in the ordinary course of business.

MANAGEMENT
The business and affairs of Pinstripes Holdings is managed by or under the direction of the Pinstripes Holdings Board. The following table lists the names, ages as of February 12, 2024, and positions of the persons who serve as executive officers, directors and/or key employees of Pinstripes Holdings.

Name	Age	Position(s)
Dale Schwartz	63	Chairperson of the Board, President and Chief Executive Officer
Anthony Querciagrossa	39	Chief Financial Officer
Diane Aigotti	59	Independent Director
Jack Greenberg	81	Independent Director
Daniel P. Goldberg, MD	63	Independent Director
Jerry Hyman	68	Independent Director
Larry Kadis	75	Independent Director
George Koutsogiorgas	69	Independent Director
Information regarding the persons who serve as executive officers, directors and key employees of Pinstripes Holdings is set forth below:
Executive Officers and Directors
Dale Schwartz founded Pinstripes in 2006 and has served as Pinstripes’ Chief Executive Officer since inception and Chairperson of the Pinstripes Board since inception. From 2000 until 2006 Mr. Schwartz was a co-founder and Co-Chief Executive Officer of Pharmaca Integrative Pharmacy, Inc., a natural pharmacy retailer. From 1997 to 2000, Mr. Schwartz served as Chief Executive Officer of Infigen, Inc., a private biotechnology company developing its proprietary nuclear transfer/cloning and genomic technologies. From 1991 to 1996, he served as Chief Financial Officer of Ribozyme Pharmaceuticals, Inc., a biotechnology company commercializing its Nobel prize-winning genetic engineering technology. From 1987 to 1990, Mr. Schwartz was a Principal with Odyssey Partners, L.P., a private limited partnership engaged in leveraged buyouts, venture capital and recapitalizations. From 1983 to 1985, he was an Analyst in Morgan Stanley’s Mergers & Acquisitions group, and from 1979 to 1988, he held the role of founder and President of D&J Sealcoating, Inc., an asphalt sealcoating company. Mr. Schwartz received a Bachelor of Arts degree from Colgate University and a Master’s degree in Business Administration from Harvard Business School. Mr. Schwartz is qualified to serve on Pinstripes Holdings Board because of his role as founder and Chief Executive Officer of Pinstripes and because of his leadership and finance experience, including with other companies he founded prior to founding Pinstripes.
Anthony Querciagrossa has served as the Chief Financial Officer at Pinstripes since September 5, 2023. Anthony Querciagrossa has over 15 years of finance, business strategy and operational leadership experience. He began his career at General Electric in their Financial Management Program and was a part of the senior leadership team of GE’s Corporate Audit Staff. He later transitioned to Medline Industries, Inc., where he served as Vice President of Finance. From February 2018 until May 2019, he held the role of Group GFO at Filtration Group Inc. Mr. Querciagrossa then joined Purafil, Inc., serving as the company’s President from May 2019 until February 2022. After that, Mr. Querciagrossa served as President of Columbus Industries, Inc., a private equity-backed residential filtration manufacturer with operations in the US, Mexico and Europe, from February 2022 until August 2023. Mr. Querciagrossa holds a Bachelor of Science degree in finance from Northern Illinois University and is the president of the NIU Executive Club.
Diane Aigotti, 59, served as Executive Vice President, Managing Director and Chief Financial Officer of Ryan Specialty Group, LLC, a global insurance services organization, from January 2010 to March 2021. Prior to joining Ryan Specialty Group, Ms. Aigotti served as Senior Vice President, Chief Risk Officer and Treasurer of Aon plc (f/k/a Aon Corp.) from 2000 to 2008. Earlier in her career, she served as the Vice President of Finance at The University of Chicago Hospitals and Health System from 1998 to 2000 and as Budget Director for the City of Chicago from 1995 to 1997. She also serves on the board of OneDigital Health and Benefits, Inc., which provides consulting and technology solutions to employers for their employees’ health and welfare benefits and also serves on the board and as Audit Committee Chair of GATX Corporation (NYSE: GATX), a global railcar lessor. Ms. Aigotti is qualified to serve on the Pinstripes Holdings Board because of her extensive financial expertise, including regarding capital markets transactions, financial reporting and internal controls as well as her substantial expertise in key areas such as financial planning and reporting, operations, risk management, treasury management, mergers and acquisitions, information technology, and tax regulatory compliance.
Jack Greenberg has served as a member of the Pinstripes Board since 2008. Mr. Greenberg is the former Chairman and Chief Executive Officer of McDonald’s Corporation (NYSE: MCD), a publicly traded global food service retailer, having served as McDonald’s Chairman from May 1999 and its Chief Executive Officer from August 1998, in each case until his retirement in 2002, as well Vice Chairman from 1991 until 2006, President of McDonald’s USA from 1996 until 1998, and Executive Vice President and Chief Financial Officer from 1982 to 1996. Mr. Greenberg also previously served on the board of InnerWorkings, Inc., a publicly traded company that procured, managed and delivered printed products, from October 2005 until its acquisition in October 2020, including service as Chairman of the Board from June 2010 to April 2018 and from September 2018 until October 2020. Mr. Greenberg also previously served on the boards of IQVIA from 2016 until April 2019, Quintiles Corporation from 2002 to 2016, and held the role of Chairman in 2016, was Chairman of The Western Union Company from 2000 until his retirement in 2017, served as a Director of The Allstate Corporation and of Hasbro, Inc. from 2000 until 2015 and as a Director of Manpower, Inc. from 2003 until 2014. Before joining McDonald’s in 1982, Mr. Greenberg was a Partner and Director of Tax Services for both the Midwest Region and Chicago office of Arthur Young & Company, and served on the firm’s management committee. From 1996 until the present, Mr. Greenberg has served on the board of the Field Museum, a natural history museum in Chicago, IL. Mr. Greenberg also serves on the board of the Institute of International Education, a nonprofit organization that focuses on international education and exchange programs, and has held this role since 2003. He also has served as a Director on the board of trustees at De Paul University since 1978. From 2003 until 2013 he served on the Executive Committee of the Chicago Community Trust, a philanthropic organization that aims to address critical needs in the Chicago area.
Mr. Greenberg is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society, and the Chicago Bar Association. Mr. Greenberg’s civic involvement includes service on the board of DePaul University, where he previously served as Chairman of the Institute of International Education. Mr. Greenberg is a graduate of DePaul University’s School of Commerce and School of Law. Mr. Greenberg is qualified to serve on the Pinstripes Holdings Board because of his extensive management experience, food industry experience and significant public company experience, which, along with being a certified public accountant and an attorney, provide additional value and perspective to the Pinstripes Holdings Board.
Daniel P. Goldberg has served as a Director on Pinstripes Board since its inception. Dr. Goldberg is a retired board-certified plastic and reconstructive surgeon. Post-retirement, Dr. Goldberg has been involved in private investing, focusing on small, burgeoning medical and non-medical companies. Dr. Goldberg is the founder of the Hurlingham Clinic for Plastic Surgery in London, where he served as Director and Surgeon-in-Chief from 1998 until the clinic was sold in 2006. Prior to this role, Dr. Goldberg served as Assistant Professor of Surgery at Case Western Reserve University, staff surgeon at University Hospitals in Cleveland and Chief of Plastic Surgery at the Veterans Administration Hospital of Cleveland from 1995 to 1998. He also serves as an Adviser and a Director on the board of Landsdowne Labs since 2018. Dr. Goldberg is a Fellow of the American Board of Plastic Surgery and holds a Bachelor of Science degree from Northwestern University, a Doctorate of Medicine from Northwestern University’s Feinberg School of Medicine and is a graduate of the Harvard Business School. Dr. Goldberg is qualified to serve on the Pinstripes Holdings Board because of his expansive management and business experience, along with his deep knowledge of the Pinstripes Holdings brand, culture and company.
Jerry Hyman has served as Banyan’s Chairman since its inception in March 2021. Mr. Hyman is a foodservice industry veteran who serves as Vice Chairman of TriMark USA and previously served as Chairman of TriMark USA from 2020 to June 2022 and as Chief Executive Officer of TriMark USA from 2003 to January 2020. Mr. Hyman joined the business that became TriMark USA in 1981. In addition, from 2008 until January 2020, Mr. Hyman served as President and member of the board of directors of NexGen Procurement Corp., a unique industry buying group. My Hyman is also a Director of Delorios Foods. Mr. Hyman holds a Bachelor of Arts in psychology from Cornell University. Mr. Hyman is qualified to serve on the Pinstripes Holdings Board because of his public company experience and experience as a food service industry executive, including 17 years as Chief Executive Officer of TriMark USA.
Larry Kadis has served as a member of the Pinstripes Board since 2008. Mr. Kadis is also the Chief Executive Officer of Federal Equipment Company, a global leader in supplying, processing and packaging equipment to the pharmaceutical and chemical industries. Mr. Kadis has served on the boards of, and has held leadership positions at numerous non-profit organizations including: the Jewish Federation of Cleveland, and ORT America, a global education network, where he has served as its President from 2016 until 2020, and served on the Board of Directors of World ORT from 2014 until 2020. Mr. Kadis attended the University of Cincinnati and is an alumnus of the Wexner Heritage Program. Mr. Kadis is qualified to serve on the Pinstripes Holdings Board because of his executive leadership experience, board experience and substantive knowledge of the Pinstripes brand.
George Koutsogiorgas has served as a member of the Pinstripes Board since 2008. Mr. Koutsogiorgas is the President and Chief Executive Officer of VPC Pizza Operating Corp., the parent company of Giordano’s, a national operator and franchisor of a pizza centric restaurant group with 65 restaurants in nine states. Mr. Koutsogiorgas was appointed President and CEO of VPC Pizza Operating Corp. in November 2011, when Victory Park Capital Advisors (VPC), a Chicago based private equity company, acquired Giordano’s. Previously, between 2005 and 2011, Mr. Koutsogiorgas served as President and COO of Go Roma, a fast casual restaurant group which he had co-founded and later sold to GESD Capital Partners, LLC, a San Francisco based private equity company. During the same time, he also served as President and COO of Austin Entertainment Center, LLC, a family entertainment company in the portfolio of companies controlled by GESD Capital Partners, LLC. From 1996 to 2005, Mr. Koutsogiorgas served in various executive positions, including Vice President of Operations and Chief People Officer for the Maggiano’s Little Italy, a restaurant group which is owned by Brinker International, a Dallas based, publicly owned corporation, also the owner Chili’s Grill and Bar. Between 1990 and 1996, Mr. Koutsogiorgas served in leadership positions at Lettuce Entertain You Enterprises (LEYE), a Chicago-based, privately owned multi concept restaurant group. He was instrumental in the development of two successful restaurant concepts, Papagus Greek Taverna, and Maggiano’s Little Italy. In April of 1994, Mr. Koutsogiorgas was appointed Managing Partner and Vice President of Operations by the Board of Directors of Lettuce Entertain You Enterprises, and two years later, in 1996, when the company sold Maggiano’s Little Italy to Brinker International, Mr. Koutsogiorgas transitioned to a senior executive position with the new parent of Maggiano’s Little Italy.
Mr. Koutsogiorgas holds a Bachelor of Arts degree from the University of Athens, in Greece. He continued his studies in Political Science and Public Administration at Southern Methodist University (SMU), in Dallas, Texas, where he graduated with a Master of Arts degree. George Koutsogiorgas is qualified to serve on the Pinstripes Holdings Board because of his vast experience in the hospitality sector, coupled with his astute leadership skills and board member experience.
Other Key Employees
Lida Ahn serves as the Chief People Officer at Pinstripes Holdings and has held this role since 2022. From 2017 to 2022, she held the role of Chief Training Officer and has worked at Pinstripes Holdings for 16 years. She began her career in the hospitality industry with J. Alexander’s, an upscale national restaurant franchise, where she advanced to a leadership position and held the role of Lead Trainer from 2005 until 2006. Ms. Ahn then joined the Cenitare Restaurant Group, a restaurant development and management company based in Wheeling, IL, where she participated in the opening of Tramonto’s Steak and Seafood Restaurant and the RT Lounge. Ms. Ahn is 42 and has a Bachelor of Arts degree from Oberlin College, studied at Trinity International University, and holds a Masters of Arts degree from University of Nevada-Las Vegas in Hospitality Management.
Cesar Gutierrez is 48 years old and has served as the Chief Culinary Officer at Pinstripes from 2017 until the present and has previously served as Pinstripes Holdings’ Director of Culinary Operations from 2011 to 2017. He has over 30 years of culinary experience. From 1993 until 2006, he worked with the Lettuce Entertain You Restaurant Group, where held various roles and eventually held the position of Executive Chef at Maggiano’s Little Italy, a national restaurant franchise specializing in Italian-American cuisine. Mr. Gutierrez then joined the Cenitare Restaurant Group, a restaurant group that operates several successful restaurants, as its Corporate Chef from 2006 until 2007, where he opened and operated Osteria DiTramonto, Tramonto Steak, and Seafood & RT Lounge. Mr.

Gutierrez has also served as an Executive Chef at various restaurant brands, most recently Francesca’s on Chestnut and at DiSotto Enoteca Gold Coast from 2008 until 2011.
Chris Soukup has served as Pinstripes’ Chief Operations Officer from February 2017 until the present and served as Pinstripes Holdings’ Director of Operations from its inception until February 2017. Mr. Soukup manages the Operations Team and the Event Sales Team at Pinstripes Holdings. He has 17 years of experience at Pinstripes Holdings and over 35 years of industry experience, holding leadership roles in running both the front and back of the house at restaurants. Mr. Soukup began his career with the Larimer Group, a restaurant group, where he managed a collection of restaurants in Denver, CO, from 1993 until 1996, including Mexicali Café, Cadillac Ranch, Josephina’s, Champion Brewery and Tommy Tsunami. From 1997 to 2004, he worked with the Hillstone Restaurant Group, where he held the role of Service Manager and Kitchen Manager for a variety of restaurants, and was on the opening team for Cherry Creek Grill in Denver, CO. From 2004 until 2006, Mr. Soukup held the combined roles of Service Manager and Kitchen Manager at Grand Lux Café in Chicago, IL. Mr. Soukup is 53 years old and has studied communications at the Metropolitan State University of Denver, CO, and completed the Culinary & Service program at the Culinary Institute of America at Greystone, in Napa Valley, CA.
Board of Directors Composition
Pinstripes Holdings’ business and affairs are organized under the direction of the Pinstripes Holdings Board. The primary responsibilities of the Pinstripes Holdings Board are to provide oversight, strategic guidance, counseling and direction to Pinstripes Holdings’ management. The Pinstripes Holdings Board is required to meet on a regular basis and additionally as required.
Pinstripes Holdings entered into a Director Designation Agreement with Dale Schwartz on the Closing Date. Pursuant to the Director Designation Agreement, Mr. Schwartz has the right to designate (i) up to four directors to the Pinstripes Holdings Board and (ii) up to a majority of the members of each committee of the Pinstripes Holdings Board, for so long as Mr. Schwartz beneficially owns a number of shares of Pinstripes Holdings Class A Common Stock at least equal to a specific percentage of the shares issued to him in the Business Combination as set forth in the Director Designation Agreement. Further, pursuant to the Director Designation Agreement, Pinstripes Holdings will not (i) increase or decrease the size of the board or (ii) approve any amendments to or adopt new organizational documents, committee charters or policies that could reasonably be deemed to be adverse to Mr. Schwartz, without the approval of Mr. Schwartz, for so long as Mr. Schwartz beneficially owns a number of shares of Pinstripes Holdings Class A Common Stock at least equal to a specific percentage of the shares issued to him in the Business Combination as set forth in the Director Designation Agreement. In addition, Mr. Schwartz has the ability to request the removal of each of his board designees and take any and all actions reasonably necessary or appropriate to cause the removal of his board designee from the Pinstripes Holdings Board. Pursuant to letter agreements between Mr. Schwartz and each of his board designees, each designee has agreed to tender his or her resignation upon such request from Mr. Schwartz. Mr. Schwartz named Diane Aigotti as his director designee in Class I, Larry Kadis and Jack Greenberg as his director designees in Class II and Mr. Schwartz himself as his director designee in Class III.
In accordance with the terms of the Charter, the Pinstripes Holdings Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except that the Class I directors were appointed to an initial one-year term (and three-year terms subsequently), the Class II directors were appointed to an initial two-year term (and three-year terms subsequently) and the Class III directors were appointed to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors. Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
As of the Closing Date, the Pinstripes Holdings Board is divided into the following classes:
•Class I, which consist of Jerry Hyman and Diane Aigotti, whose terms will expire at the Company’s first annual meeting of stockholders to be held after the completion of the Business Combination;

•Class II, which consists of George Koutsogiorgas and Larry Kadis, whose terms will expire at the Company’s second annual meeting of stockholders to be held after the completion of the Business Combination; and
•Class III, which consist of Dale Schwartz, Jack Greenberg and Dan Goldberg, whose terms will expire at the Company’s third annual meeting of stockholders to be held after the completion of the Business Combination.
Mr. Schwartz has been appointed by the Pinstripes Holdings Board to serve as its chairperson, and Mr. Greenberg has been designated by the Pinstripes Holdings Board to serve as its lead independent director.
Messrs. Kadis and Greenberg and Ms. Aigotti serve as members of the Audit Committee of the Pinstripes Holdings Board, with Mr. Kadis serving as its chairperson. Messrs. Greenberg and Goldberg and Ms. Aigotti serve as members of the Compensation and Human Capital Committee of the Pinstripes Holdings Board, with Mr. Greenberg serving as its chairperson. Messrs. Koutsorgiorgas, Hyman and Kadis serve as members of the Nominating, Corporate Governance and Sustainability Committee of the Board, with Mr. Koutsorgiorgas serving as its chairperson.
At Pinstripes Holdings’ first annual meeting of stockholders expected to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified or their earlier resignation, retirement or removal. This classification of the Pinstripes Holdings Board may have the effect of delaying or preventing potential changes of control in the Pinstripes Holdings Board.
Director Independence
The NYSE listing standards require that a majority of the members of the Pinstripes Holdings Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Company currently has six “independent directors” as defined in the NYSE listing standards and applicable SEC rules and as determined by the Board using its business judgment: Messrs. Greenberg, Kadis, Goldberg, Koutsogiorgas, Hyman and Ms. Aigotti. The Pinstripes Holdings Board also determined that each of the members of the Compensation and Human Capital Committee and the Audit Committee satisfy the additional independence standards for service on compensation committees and audit committees contained as defined in the NYSE listing standards.
Board Leadership Structure
Pinstripes Holdings does not have a policy regarding whether the role of the Chairperson of the board and Chief Executive Officer should be separate or combined, and the Pinstripes Holdings Board maintains the flexibility to select the Chairperson of the board and Chief Executive Officer and reorganize the leadership structure, from time to time, based on criteria that are in the best interests of Pinstripes Holdings and the best interests of its stockholders. Pinstripes Holdings’ Chief Executive Officer, Dale Schwartz, serves as Chairperson of Pinstripes Holdings Board. Pinstripes Holdings Board believes that Mr. Schwartz’ familiarity with the company and extensive knowledge of the hospitality industry will qualify him to serve as the Chairperson of the Pinstripes Holdings Board and that combining the roles of Chief Executive Officer and Chairperson of the board will enable Mr. Schwartz to drive strategy and agenda setting at the board level while maintaining responsibility for executing on that strategy by serving as Pinstripes Holdings’ Chief Executive Officer. As discussed more fully under the section entitled “Description of Securities— Director Designation Agreement,” the Pinstripes Holdings Board will nominate, appoint or elect Mr. Schwartz to the Pinstripes Holdings Board so long as he is serving as Chief Executive Officer or Executive Chairman of Pinstripes Holdings.
The Bylaws of Pinstripes Holdings provide that at any time when the Chairperson is not an independent director, the Pinstripes Holdings Board will designate a lead independent director. Mr. Greenberg has been designated by the Pinstripes Holdings Board to serve as its lead independent director. In such role, the lead independent director has the responsibility for: (a) presiding at meetings of the board of directors at which the

Chairperson of the Pinstripes Holdings Board is not present, including executive sessions of the independent directors; (b) approving information sent to the Pinstripes Holdings Board; (c) approving the agenda and schedule for board of directors meetings to provide that there is sufficient time for discussion of all agenda items; (d) serving as liaison between the Chairperson of the Pinstripes Holdings Board and the independent directors; (e) being available for consultation and communication with major stockholders upon request; and (f) performing such other designated duties as the Pinstripes Holdings Board may determine from time to time.
Audit Committee
Each member of Pinstripes Holdings’ Audit Committee qualifies as an independent director under the NYSE listing standards and the independence standards of Rule 10A-3 of the Exchange Act. Each member of Pinstripes Holdings’ Audit Committee is financially literate and the Pinstripes Holdings Board has determined that each of Larry Kadis, Diane Aigotti and Jack Greenberg of Pinstripes Holdings’ Audit Committee qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
Pinstripes Holdings’ Audit Committee is responsible for, among other things:
•selecting and hiring Pinstripes Holdings’ independent auditors, and approving the audit and non-audit services to be performed by Pinstripes Holdings’ independent auditors;
•assisting Pinstripes Holdings Board in evaluating the qualifications, performance and independence of Pinstripes Holdings’ independent auditors;
•assisting Pinstripes Holdings Board in monitoring the quality and integrity of its financial statements and Pinstripes Holdings’ accounting and financial reporting;
•assisting Pinstripes Holdings Board in monitoring compliance with legal and regulatory requirements;
•overseeing the systems of internal control, which management and Pinstripes Holdings Board will establish;
•assisting Pinstripes Holdings Board in monitoring the performance of the internal audit function;
•reviewing with management and Pinstripes Holdings’ independent auditors the annual and quarterly financial statements;
•establishing procedures for the receipt, retention and treatment of complaints received by Pinstripes Holdings regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Pinstripes Holdings’ employees of concerns regarding questionable accounting or auditing matters; and
•preparing the audit committee report that the rules and regulations of the SEC require to be included in Pinstripes Holdings’ annual proxy statement.
Compensation and Human Capital Committee
Each member of Pinstripes Holdings’ Compensation and Human Capital Committee qualifies as an independent director under the NYSE listing standards.
Pinstripes Holdings’ Compensation and Human Capital Committee is responsible for, among other things:
•reviewing and approving corporate goals and objectives relevant to the compensation of Pinstripes Holdings’ Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving Pinstripes Holdings’ Chief Executive Officer’s compensation level based on such evaluation;

•reviewing and approving, or making recommendations to the Pinstripes Holdings Board with respect to, the compensation of its other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;
•reviewing and recommending the compensation of Pinstripes Holdings’ directors;
•reviewing and overseeing Pinstripes Holdings’ policies and practices relating to human capital management;
•reviewing, monitoring and providing recommendations to the Pinstripes Holdings Board on Pinstripes Holdings’ workplace policies and practices, including corporate culture and employee engagement, talent management and leadership development, employee diversity and inclusion, and ensuring a respectful workplace free of discrimination and harassment;
•reviewing and discussing annually with management the “Compensation Discussion and Analysis” disclosure by Pinstripes Holdings required under SEC rules;
•preparing the Compensation and Human Capital Committee’s report required by the SEC to be included in Pinstripes Holdings’ annual proxy statement; and
•reviewing and making recommendations with respect to Pinstripes Holdings’ equity compensation plans.
Nominating, Corporate Governance and Sustainability Committee
Each member of Pinstripes Holdings’ Nominating, Corporate Governance and Sustainability Committee qualifies as an independent director under the NYSE listing standards.
Pinstripes Holdings’ Nominating, Corporate Governance and Sustainability Committee is responsible for, among other things:
•subject to the Director Designation Agreement, assisting the Pinstripes Holdings Board in identifying prospective director nominees and recommending nominees to the Pinstripes Holdings Board;
•overseeing the evaluation of the Pinstripes Holdings Board and management;
•providing general oversight in respect of corporate governance, social responsibility, and sustainability matters;
•reviewing developments in corporate governance practices and developing and recommending corporate governance guidelines and changes thereto; and
•recommending members for each committee of the Pinstripes Holdings Board.
Code of Ethics
In connection with the Business Combination, on December 29, 2023, Pinstripes Holdings adopted a Code of Ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and the Board approved and adopted a new Code of Ethics for Principal and Senior Financial Officers. Pinstripes Holdings’ Code of Ethics and Code of Ethics for Principal and Senior Financial Officers are available on Pinstripes Holdings’ website at https://investor.pinstripes.com/governance/governance-documents/default.aspx. In addition, Pinstripes Holdings posts on its website all disclosures that are required by law or the listing standards of NYSE concerning any amendments to, or waivers from, any provision of the code. The reference to Pinstripes Holdings’ website address does not constitute incorporation by reference of the information that will be contained at or available through Pinstripes Holdings’ website, and you should not consider it to be a part of this prospectus.

Director and Officer Indemnification Agreements
In connection with the completion of the Business Combination, Pinstripes Holdings entered into indemnification agreements with each of its directors and executive officers. These agreements require Pinstripes Holdings to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Pinstripes Holdings, and to advance expenses incurred as a result of any proceeding as to which they could be indemnified. Pinstripes Holdings is also expected to enter into indemnification agreements with its future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or persons controlling Pinstripes Holdings pursuant to the foregoing, Pinstripes Holdings will be informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pinstripes Holdings of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered in the registration statement of which this prospectus forms a part, Pinstripes Holdings will, unless in the opinion of Pinstripes Holdings’ counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and Pinstripes Holdings will be governed by the final adjudication of such issue.
Compensation Committee Interlocks and Insider Participation
No interlocking relationship exist between Pinstripes Holdings Board or its Compensation and Human Capital Committee and the board of directors or compensation committee of any other entity.
Corporate Governance Guidelines
In connection with the Business Combination, the Pinstripes Holdings Board adopted corporate governance guidelines in accordance with the corporate governance rules of the New York Stock Exchange that serve as a flexible framework within which Pinstripes Holdings Board and its committees operate. These guidelines cover a number of areas, including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairperson of the board, Chief Executive Officer and presiding director, meeting of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of Pinstripes Holdings’ corporate governance guidelines is posted on Pinstripes Holdings’ website at https://investor.pinstripes.com/governance/governance-documents/default.aspx. The reference to Pinstripes Holdings’ website address does not constitute incorporation by reference of the information that will be contained at or available through Pinstripes Holdings’ website, and you should not consider it to be a part of this prospectus.
Related Person Policy of the Company
Pinstripes Holdings adopted a formal written policy providing that Pinstripes Holdings’ officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Pinstripes Holdings’ voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with Pinstripes Holdings without the approval of the Pinstripes Holdings’ Nominating, Corporate Governance and Sustainability Committee, subject to the exceptions described below.
A related person transaction is generally expected to comprise a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Pinstripes Holdings and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services to be provided to Pinstripes Holdings as an employee or director will not be covered by this policy.
Under the policy, Pinstripes Holdings will collect information that Pinstripes Holdings deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholders to enable

Pinstripes Holdings to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under Pinstripes Holdings’ Code of Ethics, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Pinstripes Holdings’ Audit Committee, or other independent body of the Pinstripes Holdings Board, must consider, in light of known circumstances, whether the transaction is in. or is not inconsistent with, Pinstripes Holdings’ best interests and those of Pinstripes Holdings’ stockholders, as Pinstripes Holdings’ Audit Committee, or other independent body of Pinstripes Holdings Board, determines in the good faith exercise of its discretion.
The Pinstripes Holdings’ Audit Committee determined that certain transactions do not require the approval of the Audit Committee, including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of Pinstripes Holdings Common Stock and all holders of Pinstripes Holdings Common Stock receive the same benefit on a pro rata basis and transactions available to all employees generally.

EXECUTIVE COMPENSATION
Unless the context otherwise requires, any reference in this section of this proxy statement to the “Company,” “we,” “us,” “our,” or “Pinstripes” refers to Pinstripes, Inc. together with its subsidiaries, prior to the Business Combination. Any reference in this section of this proxy statement to “Pinstripes Holdings,” “combined company” and “post-Business Combination company” refers to Pinstripes Holdings and its subsidiaries following the consummation of the Business Combination.
Pinstripes Holdings currently qualifies, as an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. This section provides an overview of Pinstripes Holdings’ executive compensation program for Pinstripes’ principal executive officer for Pinstripes’ last two completed fiscal years. Pinstripes’ fiscal year ends on the last Sunday of each April. This section also includes a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For fiscal year 2023, Pinstripes’ principal executive officer was Dale Schwartz, our Chief Executive Officer.
Summary Compensation Table
The following table summarizes the compensation awarded to, earned by, or paid to Pinstripes’ principal executive officer, its sole named executive officer(1) for the fiscal years ending on April 24, 2022 and April 30, 2023:

Name and Position	Fiscal Year	Salary(2) ($)	Bonus(3) ($)	Total ($)
Dale Schwartz, Chief Executive Officer	2022	316,246	125,000	441,246
	2023	356,731	229,530	586,261
__________________
(1)Apart from its principal executive officer, Pinstripes had no executive officers for the fiscal years ending April 24, 2022 and April 30, 2023. Accordingly, there are no named executive officers listed in the Summary Compensation Table other than Mr. Schwartz.
(2)The amounts reported in this column represent the base salary paid to Mr. Schwartz for the fiscal years ending April 24, 2022 and April 30, 2023.
(3)The amounts reported in this column represent the annual discretionary bonus paid to Mr. Schwartz for the fiscal years ending April 24, 2022 and April 30, 2023.
Narrative Disclosure to Summary Compensation Table
Employment Arrangements
Our principal executive officer is not party to any employment agreement, severance agreement or restrictive covenant agreement.
Base Salary
Our principal executive officer receives a base salary as compensation for services rendered, which is intended to provide a fixed component of compensation that reflects his skill set, experience, role and responsibilities. For fiscal years ending April 24, 2022 and April 30, 2023, Mr. Schwartz’s base salary was $316,246 and $356,731, respectively.
Annual Bonuses
Our principal executive officer is eligible to receive an annual discretionary bonus. For fiscal years ending April 24, 2022 and April 30, 2023, Mr. Schwartz was paid an annual discretionary bonus of $125,000 and $229,530, respectively.
Other Benefits
We currently provide broad-based health and welfare benefits that are available to our full-time salaried employees, including our principal executive officer. In addition, we currently make available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees (including our principal executive officer) may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.
Equity-Based Compensation
On the Closing Date, Pinstripes Holdings’ 2023 EIP Plan became effective. The 2023 EIP Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of the Company’s service providers with those of its stockholders. Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the EIP, 12,900,000 shares of Pinstripes Holdings Class A Common Stock have been initially be reserved for issuance pursuant to awards under the 2023 EIP Plan. The number of shares available for issuance under the 2023 EIP Plan will be subject to an annual increase on the first day of each fiscal year of the Company beginning April 29, 2024, equal to the lesser of (i) 15% of the aggregate number of shares outstanding on the final day of the immediately preceding fiscal year on a fully diluted basis (inclusive of all outstanding awards granted pursuant to the 2023 EIP Plan as of such last day and, if applicable, all outstanding purchase rights pursuant to an employee stock purchase plan maintained by the Company as of such last day) and (ii) any such smaller number of shares as is determined by the Pinstripes Holdings Board. The 2023 EIP Plan was approved by the stockholders of Banyan at the special meeting held on December 27, 2023, and prior to that, Banyan’s board of directors approved the 2023 EIP Plan, subject to the approval by Banyan’s stockholders at the special meeting and subject to, and conditioned upon, the consummation of the Business Combination. Each option (whether vested or unvested) to purchase shares of Pinstripes Common Stock that was outstanding as of immediately prior to the Effective Time was converted into an option to purchase a number of Pinstripes Holdings Class A Common Stock based on the Exchange Ratio, which options are issued pursuant to and in accordance with the 2023 EIP Plan.
The Pinstripes Holdings’ ESPP was also approved by the stockholders of Banyan at the special meeting held on December 27, 2023, and prior to that, Banyan’s board of directors approved the ESPP, subject to the approval by Banyan’s stockholders at the special meeting and subject to, and conditioned upon, the consummation of the Business Combination. The ESPP will, once implemented by the Company, provide employees of the Company and its participating subsidiaries with the opportunity to purchase Class A Common Stock at a discount through accumulated payroll deductions during successive offering periods. The Company believes that the ESPP will enhance such employees’ sense of participation in its performance, aligns their interests with those of the Company’s stockholders, and will be an incentive and retention tool that benefits the Company’s stockholders. Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the ESPP, 850,000 shares of Pinstripes Holdings Class A Common Stock will initially be reserved for issuance pursuant to awards under the ESPP. The number of shares available for issuance under the 2023 EIP Plan will be subject to an annual increase on the first day of each fiscal year of the Company beginning April 29, 2024, equal to the lesser of (i) 1% of the aggregate number of shares outstanding on the final day of the immediately preceding fiscal year on a fully diluted basis (inclusive of all outstanding awards granted pursuant to the ESPP as of such last day and, if applicable, all outstanding purchase rights pursuant to an employee stock purchase plan maintained by the Company as of such last day) and (ii) any such smaller number of shares as is determined by the Pinstripes Holdings Board.
Outstanding Equity Awards at 2023 Fiscal Year-End
Mr. Schwartz has not received equity awards and had no outstanding equity awards as of April 30, 2023.
Potential Payments upon Termination or Change-In-Control
Our principal executive officer is not entitled to receive any potential payments upon termination of employment or a change in control.

Company Executive Compensation
Pinstripes Holdings intends to develop an executive compensation program that is designed to align compensation with Pinstripes Holdings’ business objectives and the creation of stockholder value, while enabling Pinstripes Holdings to attract, motivate and retain individuals who contribute to the long-term success of Pinstripes Holdings. Decisions on the executive compensation program will be made by the Compensation and Human Capital Committee of the Pinstripes Holdings Board.
Director Compensation
None of our non-employee directors received compensation for their service on the Pinstripes Holdings Board (or any committee thereof) for the fiscal year ended April 30, 2023. In addition, none of our employees who served as a director on the Pinstripes Holdings Board (or any committee thereof) received compensation for their service as such directors.
On January 19, 2024, the Pinstripes Holdings Board adopted a new board of directors compensation program that is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage their ownership of stock to further align their interests with those of our stockholders. Pursuant to such director compensation program, our non-employee directors will be paid a $50,000 cash retainer for their service on the Pinstripes Holding Board for the period from January 19, 2024 to the end of Pinstripes Holdings’ 2025 fiscal year (April 28, 2025), which shall be paid in quarterly installments. Further, for such period, (i) the Lead Independent Director will receive an additional $25,000 cash retainer, (ii) the Audit Committee chair will receive an additional $15,000 cash retainer and (iii) each of the Compensation and Human Capital Committee chair and Nominating, Corporate Governance and Sustainability Committee chair will receive an additional $10,000 cash retainer. In addition, for such period, on January 19, 2024, each non-employee director received a grant of restricted stock units having a fair market value of $125,000 based on the average of the high and low trading price of the Pinstripes Holdings Class A Common Stock on such date, 100% of which shall vest on the first anniversary of the grant date. Mr. Schwartz will receive no compensation for his service on the Pinstripes Holdings Board.

DESCRIPTION OF SECURITIES
The following summary of the material terms of the Company’s securities and reflects the state of affairs upon completion of the Business Combination. It is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Charter in its entirety for a complete description of the rights and preferences of the Company’s securities.
Authorized and Outstanding Stock
Our Charter authorizes the issuance of 400,000,000 shares of Pinstripes Holdings Class A Common Stock, 30,000,000 shares of Pinstripes Holdings Class B Common Stock, of which 10,000,000 shares are designated as Pinstripes Holdings Series B-1 Common Stock, 10,000,000 shares are designated as Pinstripes Holdings Series B-2 Common Stock and 10,000,000 shares are designated as Pinstripes Holdings Series B-3 Common Stock and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The outstanding and issued shares of Pinstripes Holdings Common Stock are duly authorized, validly issued, fully paid and non-assessable.
Common Stock
Our Charter provides for two classes of Pinstripes Holdings Common Stock: Pinstripes Holdings Class A Common Stock and Pinstripes Holdings Class B Common Stock, consisting of Pinstripes Holdings Series B-1 Common Stock, Pinstripes Holdings Series B-2 Common Stock and Pinstripes Holdings Series B-3 Common Stock. Following the completion of the Business Combination, all outstanding shares of Banyan Class A Common Stock were reclassified as shares of Pinstripes Holdings Class A Common Stock on a one-to-one basis, other than the Vesting Shares, which were reclassified as shares of Pinstripes Holdings Class B Common Stock on a one-to-one basis. The outstanding Banyan Class B Common Stock was automatically converted into shares of Banyan Class A Common Stock in connection with the Business Combination.
Voting power
Except as otherwise required by law or as otherwise provided in our Charter, including any certificate of designation for any series of preferred stock, the holders of Pinstripes Holdings Common Stock possess all voting power for the election of Pinstripes Holdings’ directors and all other matters requiring stockholder action. Holders of Pinstripes Holdings Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of shares of Pinstripes Holdings Common Stock vote together as a single class on all matters properly submitted to a vote of the stockholders.
Dividends
Our Charter provides that holders of Pinstripes Holdings Class A Common Stock (including Pinstripes Holdings Class A Common Stock which converted to Pinstripes Holdings Class A Common Stock from Pinstripes Holdings Class B Common Stock) will be entitled to receive such dividends, if any, as may be declared from time to time by the Pinstripes Holdings Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Pinstripes Holdings Class A Common Stock unless the shares of Pinstripes Holdings Class A Common Stock at the time outstanding are treated equally and identically.
Liquidation, dissolution and winding up
Our Charter provides that the event of Pinstripes Holdings’ voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of Pinstripes Holdings, the holders of shares of Pinstripes Holdings Class A Common Stock (including shares of Pinstripes Holdings Class A Common Stock issued upon conversion of Pinstripes Holdings Class A Common Stock including as a result of a B-1 Vesting Event, B-2 Vesting Event, B-3 Vesting Event, Change of Control Vesting Event, First EBITDA Change of Control Vesting Event, or Second EBITDA Change of Control Vesting Event that occurred as a result of such liquidation) will be entitled to receive ratably in proportion to the number of shares of Pinstripes Holdings Common

Stock held by them, all Pinstripes Holdings’ remaining assets available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or other rights of Pinstripes Holdings’ stockholders
Pinstripes Holdings’ stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Pinstripes Holdings Common Stock.
Election of directors and vacancies
Under our Charter, the Pinstripes Holdings Board is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III, each of which is generally elected for a three-year term with only one class of directors being elected in each year. The holders of shares of Pinstripes Holdings Common Stock do not have cumulative voting rights. Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Under our Charter, subject to the Director Designation Agreement with respect to the rights of certain parties to fill vacancies on the Pinstripes Holdings Board (but only to the extent the Director Designation Agreement remains in effect), newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Quorum
Under our Charter, the holders of 33-1∕3% of the voting power of Pinstripes Holdings Common Stock issued and outstanding and entitled to vote there at, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Pinstripes Holdings Class B Common Stock
Earnout Shares and Vesting Shares
Our Charter provides that the Earnout Shares and Vesting Shares, 50% of which are designated as Pinstripes Holdings Series B-1 Common Stock and 50% of which are designated as Pinstripes Holdings Series B-2 Common Stock are subject to the following vesting conditions (any one or more of which may be satisfied at the same time) and transfer restrictions:
(a)if the daily volume-weighted average sale price of one share of Pinstripes Holdings Class A Common Stock quoted on the New York Stock Exchange (or, if not the New York Stock Exchange, the principal securities exchange on which the shares of Pinstripes Holdings Class A Common Stock are then listed) is greater than or equal to $12.00 for any twenty days on which shares of Pinstripes Holdings Class A Common Stock are actually traded on the New York Stock Exchange (or, if not the New York Stock Exchange, the principal securities exchange on which the shares of common stock of Pinstripes Holdings are then listed) (each such day, a “Trading Day”) (which twenty days may or may not be consecutive) within any thirty consecutive Trading Day period during the Earnout Period, then one-hundred percent of the shares of Pinstripes Holdings Series B-1 Common Stock will immediately vest and convert into shares of Pinstripes Holdings Class A Common Stock;
(b)if the daily volume-weighted average sale price of one share of Pinstripes Holdings Class A Common Stock quoted on the New York Stock Exchange (or, if not the New York Stock Exchange, the principal securities exchange on which the shares of Pinstripes Holdings Class A Common Stock are then listed) is greater than or equal to $14.00 for any twenty Trading Days (which twenty days may or may not be consecutive) within any thirty consecutive Trading Day Period during the Earnout Period, an aggregate of one-hundred percent of the Pinstripes Holdings Series B-2 Common Stock will immediately vest and convert into shares of Pinstripes Holdings Class A Common Stock;
(c)If a Change of Control occurs during the five-year period beginning on the first day after the Closing, the Pinstripes Holdings Series B-1 Common Stock and the Pinstripes Holdings Series B-2 Common Stock will vest and convert into shares of Pinstripes Holdings Class A Common Stock immediately prior to the consummation of such Change of Control as follows: (i) if the price per share paid or payable to the stockholders of Pinstripes Holdings in connection with such Change of Control is less than $12.00, then no Pinstripes Holdings Series B-1 Common Stock or Pinstripes Holdings Series B-2 Common Stock will vest in connection with such Change of Control and all outstanding shares of Pinstripes Holdings Series B-1 Common Stock and Pinstripes Holdings Series B-2 Common Stock will be immediately cancelled; (ii) if the price per share paid or payable to the stockholders of Pinstripes Holdings in connection with such Change of Control is equal to or greater than $14.00, then one-hundred percent of any outstanding shares of Pinstripes Holdings Series B-1 Common Stock and Pinstripes Holdings Series B-2 Common Stock will vest and convert into shares of Pinstripes Holdings Class A Common Stock immediately prior to the consummation of such Change of Control; and (iii) if the price per share paid or payable to the stockholders of Pinstripes Holdings in connection with such Change of Control is equal to or greater than $12.00 but less than $14.00, then one-hundred percent of any outstanding shares of Pinstripes Holdings Series B-1 Common Stock will vest and convert into shares of Pinstripes Holdings Class A Common Stock immediately prior to the consummation of such Change of Control and any outstanding shares of Pinstripes Holdings Series B-2 Common Stock will be forfeited for no consideration;
(d)Unvested Pinstripes Holdings Class B Common Stock will not entitle the holder of such Pinstripes Holdings Class B Common Stock to any consideration in connection with any sale or other transaction (other than as provided above) and will not be allowed to be offered, sold, transferred or otherwise disposed of by any holder of such Pinstripes Holdings Class B Common Stock and will bear a customary legend with respect to such transfer restrictions. Any attempt to sell, transfer or otherwise dispose of Pinstripes Holdings Class B Common Stock will be null and void. Notwithstanding the transfer restrictions described here, transfers and sales of shares of Pinstripes Holdings Class B Common Stock are permitted: (i) to any affiliate of a holder of Pinstripes Holdings Class B Common Stock, or as a distribution to a holder’s limited partners, members or stockholders; (ii) to Pinstripes Holdings’ directors or officers, or any affiliate or family member of any of Pinstripes Holdings’ officers or directors; (iii) in the case of an individual, by gift to a member of that individual’s immediate family or an affiliate of that individual, or to a charitable organization; (iv) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) in the case of a trust, by distribution to one or more of the permissible beneficiaries of the trust; (vii) in the case of an individual, to a partnership, limited liability company or other entity of which that individual and/or the immediately family of that individual are the legal and beneficial owners; (viii) in the case of an entity, by virtue of the laws of the state of that entity’s organization and that entity’s organizational documents upon dissolution of that entity; or (ix) to Pinstripes Holdings pursuant to any contractual arrangement that provides for the repurchase by Pinstripes Holdings, or forfeiture of Pinstripes Holdings Class B Common Stock in connection with the termination of a holder’s service to Pinstripes Holdings; and

(e)Our Charter provides that, as long as any Pinstripes Holdings Class B Common Stock remain subject to vesting and forfeiture, if Pinstripes Holdings pays or makes any dividends or distributions to the holders of Pinstripes Holdings Class A Common Stock, holders of Pinstripes Holdings Class B Common Stock that remain subject to vesting and forfeiture will not receive any dividends or distributions, but instead will receive the right to receive, from Pinstripes Holdings, upon the vesting of the Pinstripes Holdings Class B Common Stock for which such right is issued, the dividend or distribution paid or made in respect of each share of Pinstripes Holdings Class A Common Stock.
EBITDA Earnout Shares
The EBITDA Earnout Shares (which were issued as Pinstripes Holdings Series B-3 Common Stock) are subject to the following vesting condition and transfer restrictions:
(a)If Pinstripes Holdings’ public issuance of an earnings release for Pinstripes Holdings’ fiscal quarter ending at the end of the EBITDA Earnout Period reports 2024 EBITDA equal to or greater than $28,000,000, then one-hundred percent of the shares of Pinstripes Holdings Series B-3 Common Stock immediately vest and convert into shares of Pinstripes Holdings Class A Common Stock
(b)If there is a Change of Control during the EBITDA Earnout Period, then one-hundred percent of the shares of Pinstripes Holdings Series B-3 Common Stock vest and convert into shares of Pinstripes Holdings Class A Common Stock immediately prior to the consummation of the Change of Control;
(c)If a Change of Control occurs during the period beginning on the first day after the end of the EBITDA Earnout Period and ending on the date that Pinstripes Holdings publicly issues its earnings release for Pinstripes Holdings’ fiscal quarter ending on the last day of the EBITDA Earnout Period, then, as a condition to the consummation of such Change of Control, 2024 EBITDA shall be calculated prior to the consummation of such Change of Control. If the 2024 EBITDA equals or exceeds $28,000,000, all of the Series B-3 Common Stock shall vest and convert into shares of Pinstripes Holdings Class A Common Stock immediately prior to the consummation of the Change of Control, and if the 2024 EBITDA is less than $28,000,000, all of the Pinstripes Holdings Series B-3 Common Stock shall be forfeited for no consideration immediately prior to the consummation of the Change of Control;
(d)On the day immediately following the day on which Pinstripes Holdings public issues its earnings release for Pinstripes Holdings’ fiscal quarter ending on the last day of the EBITDA Earnout Period, all shares of Pinstripes Holdings Series B-3 Common Stock that have not converted to shares of Class A Common Stock pursuant to and in accordance with our Charter shall, automatically, without any further action on the part of any holder thereof, Pinstripes Holdings or any other person, be forfeited, cancelled and transferred to Pinstripes Holdings, without consideration;
(e)Unvested EBITDA Earnout Shares will not entitle the holder of such EBITDA Earnout Shares to any consideration in connection with any sale or other transaction and will not be allowed to be offered, sold, transferred or otherwise disposed of by any holder of such EBITDA Earnout Shares and will bear a customary legend with respect to such transfer restrictions. Any attempt to sell, transfer or otherwise dispose of unvested EBITDA Earnout Shares will be null and void. Notwithstanding the transfer restrictions described here, transfers and sales of unvested EBITDA Earnout Shares are permitted: (i) to any affiliate of a holder of unvested EBITDA Earnout Shares, or as a distribution to a holder’s limited partners, members or stockholders; (ii) to Pinstripes Holdings’ directors or officers, or any affiliate or family member of any of Pinstripes Holdings’ officers or directors; (iii) in the case of an individual, by gift to a member of that individual’s immediate family or an affiliate of that individual, or to a charitable organization; (iv) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) in the case of a trust, by distribution to one or more of the permissible beneficiaries of the trust; (vii) in the case of an individual, to a partnership, limited liability company or other entity of which that individual and/or the immediately family of that individual are the legal and beneficial owners; (viii) in the case of an entity, by virtue of the laws of the state of that entity’s organization and that entity’s organizational documents upon dissolution of that entity; or (ix) to Pinstripes Holdings pursuant to any contractual arrangement that provides for the repurchase by Pinstripes Holdings, or forfeiture of Earnout Shares in connection with the termination of a holder’s service to Pinstripes Holdings; and
(f)As long as the EBITDA Earnout Shares remain subject to vesting and forfeiture, if Pinstripes Holdings pays or makes any dividends or distributions to the holders of Pinstripes Holdings Class A Common Stock, holders of EBITDA Earnout Shares will not receive any dividends or distributions, but instead will receive the right to receive, from Pinstripes Holdings, upon the vesting of the EBITDA Earnout Share for which such right is issued, the dividend or distribution paid or made in respect of each share of Pinstripes Holdings Class A Common Stock.
Preferred stock of Pinstripes Holdings
Our Charter provides, that shares of preferred stock may be issued from time to time in one or more series. The Pinstripes Holdings Board is authorized to fix the voting rights, if any, designations, powers and preferences, and the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The Pinstripes Holdings Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Pinstripes Holdings Common Stock and could have anti-takeover effects. The ability of the Pinstripes Holdings Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. Pinstripes Holdings had no preferred stock outstanding as of February 9, 2024.
Warrants
As of the Closing, there was 26,485,000 warrants to purchase shares of Pinstripes Holdings Class A Common Stock, consisting of 12,075,000 Public Warrants, 11,910,000 Private Placement Warrants and 2,500,000 Oaktree Warrants.
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of Pinstripes Holdings Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Pinstripes Holdings Class A Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-half of one warrant, such warrant will not be exercisable. The warrants will expire five years after the Closing, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.
Pinstripes Holdings is not be obligated to deliver any shares of Pinstripes Holdings Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Pinstripes Holdings Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Pinstripes Holdings satisfying Pinstripes Holdings’ obligations described below with respect to registration. No warrant is exercisable and Pinstripes Holdings is not obligated to issue shares of Pinstripes Holdings Class A Common Stock upon exercise of a warrant unless Pinstripes Holdings Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event is Pinstripes Holdings required to cashless settle any warrant, or issue securities or other compensation in exchange for the warrants, in the event that Pinstripes Holdings is unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available.
Pinstripes Holdings agreed that it would use commercially reasonable efforts to file with the SEC the registration statement, of which this prospectus forms a part, covering the issuance, under the Securities Act, of the shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the warrants. Pinstripes Holdings has agreed to use commercially reasonable efforts to cause the registration statement to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of the registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the Pinstripes Holdings Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Pinstripes Holdings may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption and, in the event Pinstripes Holdings so elects, Pinstripes Holdings will not be required to file or maintain in effect a registration statement, but will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent exemptions are not available.
Redemption of warrants when the price per share of Pinstripes Holdings Class A Common Stock equals or exceeds $18.00.
Once the warrants become exercisable, Pinstripes Holdings may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder;
•if, and only if, the last reported sale price of Pinstripes Holdings Class A Common Stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which Pinstripes Holdings sends the notice of redemption to the warrant holders (referred to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).
Pinstripes Holdings will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Pinstripes Holdings Class A Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by Pinstripes Holdings, Pinstripes Holdings may exercise its redemption right even if Pinstripes Holdings is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Pinstripes Holdings has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Pinstripes Holdings issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise their warrants prior to the scheduled redemption date. However, the price of the Pinstripes Holdings Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of Pinstripes Holdings Class A Common Stock equals or exceeds $10.00.
Once the warrants become exercisable, Pinstripes Holdings may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Pinstripes Holdings Class A Common Stock (as defined below) except as otherwise described below;
•if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and
•if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Pinstripes Holdings Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by Pinstripes Holdings pursuant to this redemption feature, based on the “fair market value” of Pinstripes Holdings Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of Pinstripes Holdings Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Pinstripes Holdings will provide its warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value (defined below) and the Newly Issued Price (defined below) and the denominator of which is $10.00 and (b) in the case of an adjustment, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Pinstripes Holdings Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Pinstripes Holdings Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of Pinstripes Holdings Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Pinstripes Holdings Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Pinstripes Holdings Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Pinstripes Holdings Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Pinstripes Holdings Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Pinstripes Holdings pursuant to this redemption feature, since they will not be exercisable for any shares of Pinstripes Holdings Class A Common Stock.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Pinstripes Holdings Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of Pinstripes Holdings Class A Common Stock is below the exercise price of the warrants. Pinstripes Holdings has established this redemption feature to provide Pinstripes Holdings with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Pinstripes Holdings Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of January 19, 2022. This redemption right provides Pinstripes Holdings with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to Pinstripes Holdings’ capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Pinstripes Holdings will be required to pay the applicable redemption price to warrant holders if Pinstripes Holdings chooses to exercise this redemption right and it will allow Pinstripes Holdings to quickly proceed with a redemption of the warrants if Pinstripes Holdings determines it is in its best interest to do so. As such, Pinstripes Holdings would redeem the warrants in this manner when Pinstripes Holdings believes it is in its best interest to update Pinstripes Holdings’ capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, Pinstripes Holdings can redeem the warrants when the shares of Pinstripes Holdings Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Pinstripes Holdings’ capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Pinstripes Holdings chooses to redeem the warrants when the shares of Pinstripes Holdings Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Pinstripes Holdings Class A Common Stock than they would have received if they had chosen to exercise their warrants for shares of Pinstripes Holdings Class A Common Stock if and when such shares of Pinstripes Holdings Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Pinstripes Holdings Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Pinstripes Holdings will round down to the nearest whole number of the number of shares of Pinstripes Holdings Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Pinstripes Holdings Class A Common Stock pursuant to the warrant agreement (for instance, if Pinstripes Holdings is not the surviving company in a Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Pinstripes Holdings Class A Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption procedures
A holder of a warrant may notify Pinstripes Holdings in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Pinstripes Holdings Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution adjustments
If the number of issued and outstanding shares of Pinstripes Holdings Common Stock is increased by a stock dividend payable in shares of Pinstripes Holdings Common Stock, or by a split-up of shares of Pinstripes Holdings Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Pinstripes Holdings Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of Pinstripes Holdings Common Stock. A rights offering made to all or substantially all holders of Pinstripes Holdings Common Stock entitling holders to purchase shares of Pinstripes Holdings Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares Pinstripes Holdings Common Stock equal to the product of (1) the number of shares of Pinstripes Holdings Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Pinstripes Holdings Common Stock) and (2) one minus the quotient of (x) the price per share of Pinstripes Holdings Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1)

if the rights offering is for securities convertible into or exercisable for shares of Pinstripes Holdings Common Stock, in determining the price payable for Pinstripes Holdings Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Pinstripes Holdings Common Stock during the ten-trading day period ending on the trading day prior to the first date on which the shares of Pinstripes Holdings Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Pinstripes Holdings, at any time while the warrants are outstanding and unexpired, pays to all or substantially all of the holders of Pinstripes Holdings Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of Pinstripes Holdings Common Stock on account of such shares of Pinstripes Holdings Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Pinstripes Holdings Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each shares of Pinstripes Holdings Common Stock in respect of such event.
If the number of issued and outstanding shares of Pinstripes Holdings Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Pinstripes Holdings Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Pinstripes Holdings Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of Pinstripes Holdings Common Stock.
Whenever the number of shares of Pinstripes Holdings Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Pinstripes Holdings Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Pinstripes Holdings Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding shares of Pinstripes Holdings Common Stock (other than those described above or that solely affects the par value of such shares of Pinstripes Holdings Common Stock), or in the case of any merger or consolidation of Pinstripes Holdings with or into another corporation (other than a merger or consolidation in which Pinstripes Holdings is the continuing corporation and that does not result in any reclassification or reorganization of Pinstripes Holdings’ issued and outstanding shares of Pinstripes Holdings Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pinstripes Holdings as an entirety or substantially as an entirety in connection with which Pinstripes Holdings is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Pinstripes Holdings Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Pinstripes Holdings Common Stock by the company if a proposed Business Combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Pinstripes Holdings Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Pinstripes Holdings Common Stock in such a transaction is payable in the form of Pinstripes Holdings Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
The warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the IPO prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, at least 65% of the then outstanding Private Placement Warrants.
The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of Pinstripes Holdings Common Stock. After the issuance of shares of Pinstripes Holdings Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
Private Placement Warrants
The Private Placement Warrants are identical to the Public Warrants sold as part of the units in the IPO, except that, so long as they are held by the Sponsor, the IPO Underwriters or their permitted transferees: (i) they will not be redeemable by us , except under certain circumstances when the price per share of the Pinstripes Holdings Class A Common Stock equals or exceeds $10.00; (ii) they (including the shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Private Placement Warrants) are entitled to certain resale registration rights. If the Private Placement Warrants are held by holders other than the Sponsor, the IPO Underwriters or their permitted transferees, the Private Placement Warrants will be redeemable by Pinstripes Holdings in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants included in the units sold in the IPO. In addition, for as long as the Private Placement Warrants sold to the IPO Underwriters are held by the IPO Underwriters or their designees or affiliates, they will be subject to the lock-up and registration rights limitations imposed by FINRA Rule 5110 and may not be exercised after five years from the commencement of sales in the IPO.
Except as described above, if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Pinstripes Holdings Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pinstripes Holdings Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Pinstripes Holdings Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that Pinstripes Holdings has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, the IPO Underwriters and their permitted transferees is because it was not known whether they will be affiliated with Pinstripes Holdings following a business combination. If they remain affiliated with Pinstripes Holdings, their ability to sell Pinstripes Holdings’ securities in the open market will be significantly limited. Pinstripes Holdings expects to have policies in place that restrict insiders from selling Pinstripes Holdings’ securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Pinstripes Holdings’ securities, an insider cannot trade in Pinstripes Holdings’ securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Pinstripes Holdings Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Pinstripes Holdings believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Dividends
Pinstripes Holdings has not paid any cash dividends on Pinstripes Holdings Common Stock to date. The payment of cash dividends in the future will be dependent upon Pinstripes Holdings’ revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of the Pinstripes Holdings Board. In addition, the Pinstripes Holdings Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, Pinstripes Holdings’ ability to declare dividends may be limited by restrictive covenants Pinstripes Holdings may agree to in connection with any indebtedness incurred.
Exclusive forum for certain lawsuits
Our Charter requires, unless Pinstripes Holdings consents in writing to an alternative forum, that the Delaware Court of Chancery be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of Pinstripes Holdings; (2) actions asserting a claim of fiduciary duty owed by any of Pinstripes Holdings’ directors, officers or employees to Pinstripes Holdings or Pinstripes Holdings’ stockholders; (3) civil actions to interpret, apply, enforce or determine the validity of Pinstripes Holdings’ Charter or Bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. Under our Charter, if the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, then the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has jurisdiction over the parties. Because these Delaware forum provisions require Pinstripes Holdings’ stockholders to bring certain types of actions and proceedings relating to Delaware law in the Delaware Court of Chancery or another state or federal court located in the State of Delaware, they may prevent Pinstripes Holdings’ stockholders from bringing such actions or proceedings in another court that a stockholder may view as more convenient, cost-effective or advantageous to the stockholder or the claims made in such action or proceeding, or may discourage them from bringing such actions or proceedings.
In addition, pursuant to our Charter, the U.S. federal district courts are, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. This forum provision prevents Pinstripes Holdings’ stockholders from bringing claims arising under the Securities Act in state court, which court Pinstripes Holdings’ stockholders may view as more convenient, cost effective or advantageous to the claims made in such action and therefore may discourage such actions. While the Delaware Supreme Court has recently upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to this forum provision and courts in California and New York have also upheld similar exclusive forum provisions, there is currently a circuit split as to whether exclusive forum provisions requiring derivative litigation to be filed in the Delaware Court of Chancery could foreclose a derivative suit alleging a violation of the Exchange Act.
Neither the Delaware nor the Securities Act forum provisions are intended by Pinstripes Holdings to limit the forums available to Pinstripes Holdings’ stockholders for actions or proceedings asserting claims arising under the Exchange Act, which are already limited to the federal courts of the United States pursuant to the Exchange Act.
Limitations on liability and indemnification of officers and directors
Our Charter provides, to the fullest extent that the DGCL or any other law of the State of Delaware (as any such law exists on the date hereof or as it may hereafter be amended) permit the limitation or elimination of the liability of directors or officers, no director or officer of Pinstripes Holdings shall be liable to Pinstripes Holdings or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, Pinstripes Holdings shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of Pinstripes Holdings or, while a director or officer of Pinstripes Holdings, is or was serving at the request of Pinstripes Holdings as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.
Under our Charter, Pinstripes Holdings is, to the fullest extent not prohibited by applicable law, to pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.
Director and officer indemnification agreements
Pinstripes Holdings has entered into indemnification agreements with each of its directors and executive officers. These agreements require Pinstripes Holdings to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Pinstripes Holdings, and to advance expenses incurred as a result of any proceeding as to which they could be indemnified. Pinstripes Holdings also entered into indemnification agreements with its future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or persons controlling Pinstripes Holdings pursuant to the foregoing, Pinstripes Holdings will be informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pinstripes Holdings of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered on a registration statement filed with the SEC by Pinstripes Holdings, Pinstripes Holdings will, unless in the opinion of Pinstripes Holdings’ counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and Pinstripes Holdings will be governed by the final adjudication of such issue.

Quotation of Securities
Pinstripes Holdings Class A Common Stock and the Warrants are listed on the NYSE under the symbols “PNST” and “PNST WS,” respectively. See “Risk Factors —  There can be no assurance that we will be able to comply with the continued listing standards of the NYSE.”
Transfer Agent and Warrant Agent
The transfer agent for Pinstripes Holdings Common Stock and warrant agent for the Pinstripes Holdings Warrants is Continental Stock Transfer & Trust Company. Pinstripes Holdings has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of our Charter and our Bylaws
Classified board of directors
Our Charter provides that the Pinstripes Holdings Board is classified into three classes of directors, as nearly equal in number as possible and designated Class I, Class II and Class III, each of which is generally elected for a three-year term with only one class of directors being elected in each year. As a result, in most circumstances, a person can gain control of the Pinstripes Holdings Board only by successfully engaging in a proxy contest at two or more annual meetings.
Under our Charter, subject to the Director Designation Agreement with respect to the rights of certain parties to fill vacancies on the board of directors (but only to the extent the Director Designation Agreement remains in effect), newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In addition, under the Director Designation Agreement, Mr. Dale Schwartz has the ability to request the removal of each of his board designees and take any and all actions reasonably necessary or appropriate to cause the removal of his board designee from the Pinstripes Holdings Board. Pursuant a letter agreement between Mr. Schwartz and each of his board designees, each designee has agreed to tender his or her resignation upon such request from Mr. Schwartz.
Authorized but unissued capital stock
Authorized but unissued Pinstripes Holdings Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Pinstripes Holdings Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Special meeting of stockholders
Our Bylaws provide that special meetings of Pinstripes Holdings’ stockholders may be called only by a majority vote of the Pinstripes Holdings Board, by Pinstripes Holdings’ Chief Executive Officer or by Pinstripes Holdings Chairperson of the board.
Action by written consent
Under our Bylaws, unless otherwise required by law, and subject to the rights of the holders of one or more series of Pinstripes Holdings’ preferred stock then outstanding, as may be set forth in the certificate of designations for such series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of Pinstripes Holdings’ stockholders at such meeting duly noticed and called in accordance with our Bylaws and may not be taken by written consent of stockholders without a meeting.
Advance notice requirements for stockholder proposals and director nominations
Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely under our Bylaws, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 120th day nor earlier than the open of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Pinstripes Holdings’ annual proxy statement must comply with the notice periods contained therein. Our Bylaws specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Director Designation Agreement
Mr. Dale Schwartz, the President and Chief Executive Officer of Pinstripes, entered into the Director Designation Agreement, pursuant to which, among other things (but only to the extent the Director Designation Agreement remains in effect), Mr. Schwartz has the right to designate: (i) four directors for election to the board of the Pinstripes Holdings so long as he or any trusts or family partnerships he controls (collectively, the “Schwartz Group”) beneficially own a number of shares (provided that no member of the Schwartz Group will be deemed to beneficially own any unvested Earnout Shares or unvested EBITDA Earnout Shares) equal to at least 70% of the number of Ken Individual Shares, (ii) three directors for election to the board of Pinstripes Holdings so long as the members of the Schwartz Group beneficially own a number of shares equal to at least 50% (but less than 70%) of the number of Key Individual Shares, (iii) two directors for election to the board of Pinstripes Holdings so long as the members of the Schwartz Group beneficially own a number of shares equal to at least 25% (but less than 50%) of the number of Key Individual Shares and (iv) one director for election to the board of Pinstripes Holdings so long as the members of the Schwartz Group beneficially own a number of shares equal to at least 10% (but less than 25%) of the number of Key Individual Shares. Pursuant to the Director Designation Agreement, Mr. Schwartz also has the right to designate a majority of the members of each committee of the board of Pinstripes Holdings for so long as Mr. Schwartz has the ability to designate at least four individuals for nomination to the board. At all other times that Mr. Schwartz has the ability to designate at least one individual for nomination to the board of Pinstripes Holdings, Mr. Schwartz will have the ability to designate at least one-third, but in no event fewer than one, of the members of each committee. In addition, Mr. Schwartz has the ability to request the removal of each of his board designees and take any and all actions reasonably necessary or appropriate to cause the removal of his board designee from Pinstripes Holdings Board. Pursuant to a letter agreement between Mr. Schwartz and each of his board designees, each designee has agreed to tender his or her resignation upon such request from Mr. Schwartz. Pursuant to the Director Designation Agreement, Pinstripes Holdings will not increase or decrease the size of the Pinstripes Holdings Board or take certain other actions that might reasonably be deemed to adversely affect any of Mr. Schwartz’ rights thereunder without the consent of Mr. Schwartz, so long as Mr. Schwartz has the ability to designate at least one individual for nomination to the board of Pinstripes Holdings. Each of Mr. Schwartz’s designees (other than himself) must qualify as independent directors under the rules of the New York Stock Exchange (or, if not the New York Stock Exchange, the principal U.S. national securities exchange upon which the Pinstripes Holdings Class A Common Stock is then listed).

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to the Company regarding beneficial ownership of shares of Common Stock as of February 9, 2024 by:
•each person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
•each of the Company’s executive officers and directors; and
•all of the Company’s executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including stock options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. Shares subject to stock options and warrants that are currently exercisable or exercisable within 60 days of the Closing Date are considered outstanding and beneficially owned by the person holding such warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

	Pinstripes Holdings Class A Common Stock		Pinstripes Holdings Series B-1 Common Stock		Pinstripes Holdings Series B-2 Common Stock		Pinstripes Holdings Series B-3 Common Stock
Name of Beneficial Owners	Number of Shares	Ownership Percentage (1)	Number of Shares	Ownership Percentage	Number of Shares	Ownership Percentage	Number of Shares	Ownership Percentage	Percentage of Total Voting Power
Banyan Acquisition Sponsor LLC(1)	13,456,762	26.5%	896,104	26.2%	896,103	26.2%	—	—	24.8%
BPR Cumulus (2)	2,759,932	6.9%	206,276	6.0%	206,276	6.0%	330,042	8.3%	6.9%
NONSUCH LLC (3)	2,399,941	6.0%	179,371	5.3%	179,371	5.3%	286,993	7.2%	6.0%
Dale Schwartz	9,671,762	24.2%	722,864	21.2%	722,864	21.2%	1,156,583	28.9%	24.2%
Jack Greenberg(4)	406,022	1.0%	23,438	*	23,438	*	37,500	*	1.0%
Daniel P. Goldberg(5)	960,408	2.4%	64,872	1.9%	64,872	1.9%	103,796	2.6%	2.3%
Jerry Hyman	125,000	*	—	—%	—	—%	—	—	*
Larry Kadis(6)	812,412	2.0%	53,811	1.6%	53,811	1.6%	86,098	2.2%	2.0%
George Koutsogiorgas(7)	188,427	*	7,175	*	7,175	*	11,480	*	*
Diane Aigotti	—	—	—	—	—	—	—	—	—
Anthony Querciagrossa(8)	41,594	*	—	—	—	—	—	—	*
All directors and executive officers as a group (8 individuals)(9)	12.164,031	30.6%	872,160	25.5%	872,160	25.5%	1,395,457	34.9%	30.3%
_________________
*Less than 1%
(1)Includes (i) 2,596,762 shares of Class A Common Stock and (ii) 10,860,000 shares of Class A Common Stock issuable upon exercise of 10,860,000 Private Placement Warrants purchased by Banyan Acquisition Sponsor LLC in connection with Banyan’s initial public offering. Keith Jaffee, Otis Carter and George Courtot are the managers of Banyan Acquisition Sponsor LLC, which acts by majority vote of such managers. As such, no individual manager of Banyan Acquisition Sponsor LLC exercises voting or dispositive control over, or will be deemed to have beneficial ownership of, any of the securities held by Banyan Acquisition Sponsor LLC.The address of the Sponsor is 400 Skokie Blvd., Suite 820, Northbrook, Illinois, 60062.
(2)Held by (i) BPR Cumulus LLC, a Delaware limited liability company (“BPR Cumulus”), in its capacity as direct owner of the Pinstripes Holdings Class A Common Stock and Pinstripes Holdings Class B Common Stock, (ii) BPR OP, LP, a Delaware limited partnership (“BPR OP”), in its capacity as managing member of BPR Cumulus, (iii) BPR Real Estate Holding II LLCC, a Delaware limited liability company (“BPR Real Estate II”), in its capacity as general partner of BPR OP, (iv) BPR Real Estate Holding I LLCC, a Delaware limited liability company (“BPR Real Estate I”), in its capacity as shareholder of BPR Real Estate II, (v) Brookfield Properties Retail Holdings LLC, a Delaware limited liability company (“Retail Holding”), in its capacity as shareholder of BPR Real Estate I, (vi) BPR Fin I Subco Inc., a

Delaware corporation (“BPR Fin I”), in its capacity as a shareholder of Retail Holding, (vii) BPR Fin II Inc., a Delaware corporation (“BPR Fin II”), in its capacity as a shareholder of Retail Holding and BPR Fin I, (viii) BPR Holding REIT I LLC, a Delaware limited liability company (“BPR Holding REIT”), in its capacity as shareholder of BPR Fin II, (ix) Brookfield Property L.P., a Bermuda limited partnership (“BPY OP”), in its capacity as shareholder of BPR Holding REIT, (x) Brookfield Property Partners L.P., a Bermuda limited partnership (“BPY”), in its capacity as managing general partner of BPY OP, (xi) Brookfield Property Partners Limited, a Bermuda corporation (“BPY GP”), in its capacity as general partner of BPY, (xii) Brookfield Corporation, an Ontario corporation (“BN”), in its capacity as indirect sole shareholder of BPY GP, and (xiii) BAM Partners Trust, a trust established under the laws of Ontario (“BN Partnership”), in its capacity as the sole owner of Class B Limited Voting Shares of BN. The address for BPR Cumulus, BPR OP, BPR Real Estate II, BPR Real Estate I and Retail Holding is 350 N Orleans St., Suite 300, Chicago, IL 60654. The address for BPR Fin I, BPR Fin II and BPR Holding REIT is Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281. The address for BPY OP, BPY and BPY GP is 73 Front Street, 5th Floor, Hamilton, HM12, Bermuda. The address for BN and BN Partnership is Brookfield Place, 181 Bay Street, Suite 300, Toronto, ON M5J 2T3. Based on a Schedule 13G filed with the SEC on January 8, 2024.
(3)The subject securities are directly held by Nonsuch LLC, with a business address of 225 Liberty Street, 31st Floor, New York, NY 10281. Nonsuch LLC is member-managed by its sole member, HBC US Holdings LLC. HBC US Holdings LLC is managed by a board of directors, which consists of more than three (3) individuals, and has the investment and voting power with respect to the subject securities. Since the board of directors will not be deemed “beneficial owner” we do not believe disclosure of the individuals is required. Based on a Schedule 13G filed with the SEC on January 8, 2024.
(4)Includes 92,430 shares of Pinstripes Holdings Class A Common Stock subject to vested options.
(5)Includes 92,430 shares of Pinstripes Holdings Class A Common Stock subject to vested options.
(6)Includes 92,430 shares of Pinstripes Holdings Class A Common Stock subject to vested options.
(7)Includes 92,430 shares of Pinstripes Holdings Class A Common Stock subject to vested options.
(8)Includes 13,865 shares of Pinstripes Holdings Class A Common Stock subject to vested options and 27,729 shares of Pinstripes Holdings Class A Common Stock subject to options vesting within the next 60 days.
(9)Unless otherwise noted, the business address of each of the directors and officers of the Company is 1150 Willow Road, Northbrook, Illinois, 60062.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Pinstripes Holdings Class A Common Stock and Private Placement Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants after the date of this prospectus. The following table sets forth certain information as of the date of this prospectus provided by or on behalf of the Selling Securityholders regarding the beneficial ownership of the Selling Securityholders of Pinstripes Holdings Class A Common Stock and the shares of Pinstripes Holdings Class A Common Stock and Private Placement Warrants being offered by the Selling Securityholders, assuming that each Selling Securityholders will sell all of their Pinstripes Holdings Class A Common Stock or Private Placement Warrants and will make no other purchases or sales of Pinstripes Holdings Class A Common Stock or Private Placement Warrants.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Pinstripes Holdings Class A Common Stock or Private Placement Warrants in transactions exempt from the registration requirements of the Securities Act.

	Number of Securities Owned Prior to Offering		Number of Securities Being Offered		Securities Owned After the Offering Assuming the Offered Securities are Sold
Name of Selling Securityholder	Shares of Class A Common Stock	Private Placement Warrants	Shares of Class A Common Stock	Private Placement Warrants	Number of Shares of Class A Common Stock	Percent of Outstanding Shares of Class A Common Stock	Number of Private Placement Warrants	Percent of Outstanding Private Placement Warrants
Banyan Acquisition Sponsor LLC(1)	4,388,969	10,860,000	4,388,969	10,860,000	—	*	—	*
BTIG LLC(2)	—	997,500	—	997,500	—	*	—	*
I-Bankers Securities Inc.(3)	—	52,500	—	52,500	—	*	—	*
Roth Capital Partners, LLC(4)	50,000	—	50,000	—	—	*	—	*
Oaktree Capital Management, L.P.(5)	2,912,500	—	2,912,500	—	—	*	—	*
Keith W. Jaffee S. Trust (6)	125,000	—	23,290	—	101,710	*	—	*
Bruce Lubin(7)	22,970	—	22,970	—	—	*	—	*
Kimberly Gill Rimsza(8)	15,312	—	15,312	—	—	*	—	*
Otis Carter(9)	27,812	—	17,641	—	10,171	*	—	*
George Courtot(10)	3,063	—	3,063	—	—	*	—	*
Brett Briggs(11)	46,562	—	21,134	—	25,428	*	—	*
Matthew P Jaffee(12)	15,312	—	15,312	—	—	*	—	*
Matthew P. Jaffee Gift Trust dtd 6/30/20(13)	6,250	—	1,164	—	5,086	*	—	*
Jerry Hyman(14)	130,512	—	130,512	—		*	—	*
Dale Schwartz(15)	12,274,073	—	12,274,073	—	—	*	—	*
Dan Goldberg(16)	1,222,749	—	1,222,749	—	—	*	—	*
Jack Greenberg(17)	519,199	—	519,199	—	—	*	—	*
Larry Kadis(18)	1,034,933	—	1,034,933	—	—	*	—	*
George Koutsogiorgas(19)	243,058	—	243,058	—	—	*	—	*
Diane Aigotti(20)	28,801	—	28,801	—	—	*	—	*
Anthony Querciagrossa(21)	277,291	—	277,291	—	—	*	—	*
Polar Multi-Strategy Master Fund(22)	139,900	—	139,900	—	—	*	—	*
Highbridge Tactical Credit Master Fund, L.P.(23)	79,700	—	79,700	—	—	*	—	*
Highbridge Tactical Credit Institutional Fund, Ltd. (23)	20,300	—	20,300	—	—	*	—	*
TQ Master Fund LP(24)	70,642	—	70,642	—	—	*	—	*
Walleye Opportunities Master Fund Ltd(25)	63,698	—	63,698	—	—	*	—	*
Walleye Investments Fund LLC(25)	40,709	—	40,709	—	—	*	—	*
Sea Hawk Multi-Strategy Master Fund Ltd.(25)	9,993	—	9,993	—	—	*	—	*
Entities Affiliated with Sandia Investment Management LP (26)	31,509	—	31,509	—	—	*	—	*
Omega Capital Partners, LP(27)	68,824	—	68,824	—	—	*	—	*
RLH SPAC Fund LP(28)	14,625	—	14,625	—	—	*	—	*
Perga Capital Partners, LP(29)	18,750	—	18,750	—	—	*	—	*
Kepos Alpha Master Fund LP(30)	78,400	—	78,400	—	—	*	—	*
Kepos Special Opportunities Master Fund L.P.(30)	21,600	—	21,600	—	—	*	—	*
Fir Tree Value Master Fund LP(31)	1,279	—	1,279	—	—	*	—	*
Fir Tree Capital Opportunity Master Fund III, LP(31)	1,358	—	1,358	—	—	*	—	*
FT SOF XIII (SPAC) Holdings LLC(31)	23,483	—	23,483	—	—	*	—	*
BOSTON PATRIOT MERRIMACK St, LLC(32)	73,880	—	73,880	—	—	*	—	*
Radcliffe SPAC Master Fund, L.P.(33)	50,000	—	50,000	—	—	*	—	*
Sea Otter Trading LLC(34)	22,600	—	22,600	—	—	*	—	*
AQR Absolute Return Master Account, L.P. (35)	25,000	—	25,000	—	—	*	—	*
AQR SPAC Opportunities Offshore Fund, L.P (35)	15,000	—	15,000	—	—	*	—	*
AQR Diversified Arbitrage Fund, a series of AQR Funds (35)	25,000	—	25,000	—	—	*	—	*
AQR Global Alternative Investment Offshore Fund, L.P. (35)	35,000	—	35,000	—	—	*	—	*
Morgan Creek – Exos SPAC+ Fund, LP(36)	87,500	—	87,500	—	—	*	—	*
997 Capital LLC(37)	6,250	—	1,164	—	5,086	*	—	*
Adam R Weiss Revocable Trust(38)	3,125	—	582	—	2,543	*	—	*
AKCV - MONROE LLC(39)	2,500	—	465	—	2,035	*	—	*
Andrew C & Esther E Platowski JTWROS(40)	3,125	—	582	—	2,543	*	—	*
Andrew R. Heyer(41)	116,227	—	23,289	—	92,938	*	—	*
B Cohn Family LLC(42)	8,881	—	1,281	—	7,600	*	—	*
Barry Cohn (43)	17,631	—	2,911	—	14,720	*	—	*
Bradley R Nardick Gift Trust(44)	12,500	—	2,329	—	10,171	*	—	*
Britni N. Jaffee Gift Trust dtd 6/30/20(45)	6,250	—	1,164	—	5,086	*	—	*
Bryan ORourke(46)	12,500	—	2,329	—	10,171	*	—	*
Cameron L. Jacobsen 2021 Family Trust(47)	12,500	—	2,329	—	10,171	*	—	*
Caryl Trotta Jaffee Revocable Trust(48)	25,000	—	4,658	—	20,342	*	—	*
Charles P. Barkley(49)	12,500	—	2,329	—	10,171	*	—	*
Cobb Trust UAD 2/10/95 as Amended 4/20/16(50)	150,000	—	27,946	—	122,054	*	—	*
Dan M Blaylock(51)	187,500	—	34,933	—	152,567	*	—	*
David & Susan Sherman Joint Investment Trust(52)	12,500	—	2,329	—	10,171	*	—	*
David B. McCulloch TTE UAD 9/12/08(53)	12,500	—	2,329	—	10,171	*	—	*
Debra Hanson(54)	12,500	—	2,329	—	10,171	*	—	*
Denise Forman(55)	1,250	—	233	—	1,017	*	—	*
EDC Discretionary Trust for Steven R Don(56)	12,500	—	2,329	—	10,171	*	—	*
Edward M Atkins Revocable Trust(57)	12,500	—	2,329	—	10,171	*	—	*
Eric L. Wasowicz 2008 Trust(58)	3,125	—	582	—	2,543	*	—	*
Food and Beverage, Corp.(59)	6,250	—	1,164	—	5,086	*	—	*
Ganjibhai Enterprises, LLC(60)	12,500	—	2,329	—	10,171	*	—	*
Gary Greenfield Trust under Anne Greenfield Trust, Gary Greenfield Trustee added 12/4/1992(61)	6,250	—	1,164	—	5,086	*	—	*
Gerald Heller Trust(62)	10,000	—	1,864	—	8,136	*	—	*
Gill Irrv. Gifting Trust dtd 2/06/2010(63)	50,000	—	9,316	—	40,684	*	—	*
Gill Real Estate Ventures, LLLP(64)	12,500	—	2,329	—	10,171	*	—	*
Gladys Greenberg Revocable Trust(65)	12,500	—	2,329	—	10,171	*	—	*
Green BFE LLC(66)	12,500	—	2,329	—	10,171	*	—	*
Gregg Schneider Family Trust(67)	72,217	—	8,328	—	63,889	*	—	*
Grey Investments LLC - PE(68)	15,000	—	2,794	—	12,206	*	—	*
Heyer Investment Management(69)	62,500	—	11,645	—	50,855	*	—	*
Holstein Family Partnership(70)	12,500	—	2,329	—	10,171	*	—	*
Howard M. Katz Living Trust UAD 2/06/01(71)	12,500	—	2,329	—	10,171	*	—	*
Jacobson Consulting Group LLC 401(K) Profit Sharing Plan(72)	74,500	—	13,880	—	60,620	*	—	*
JAMANA INVESTMENTS, LLC(73)	12,500	—	2,329	—	10,171	*	—	*
James Dunn(74)	12,500	—	2,329	—	10,171	*	—	*
James Schneider Family Trust, James Schneider Trustee, ua dtd 3/4/1983(75)	12,500	—	2,329	—	10,171	*	—	*
Jason Teitelbaum(76)	3,125	—	582	—	2,543	*	—	*
Jay Hutchinson(77)	6,250	—	1,164	—	5,086	*	—	*
JEAL MMP, LLC(78)	6,250	—	1,164	—	5,086	*	—	*
Joseph Thibert(79)	25,000	—	4,658	—	20,342	*	—	*
Joesph R Christie Jr(80)	25,000	—	4,658	—	20,342	*	—	*
John E Huguenard Spouse and Descendants Trstu, Kelly P Huguenard Trustee u/a dtd 12/16/2020(81)	25,000	—	4,658	—	20,342	*	—	*
John G. Nackley(82)	12,500	—	2,329	—	10,171	*	—	*
Joseph Mark Suchecki(83)	40,625	—	7,569	—	33,056	*	—	*
Josh Katlin(84)	3,125	—	582	—	2,543	*	—	*
Keith J. Wenk Declaration of Trust dated April 12, 2013(85)	12,500	—	2,329	—	10,171	*	—	*
Kendall G. Jacobsen 2021 Family Trust(85)	12,500	—	2,329	—	10,171	*	—	*
Kendall G. Jacobsen 2021 Family Trust(86)	12,500	—	2,329	—	10,171	*	—	*
Koin Kapital LLC(87)	31,250	—	5,822	—	25,428	*	—	*
Laura L. Finkel Revocable Trust dated February 20, 2012, as amended(88)	6,250	—	1,164	—	5,086	*	—	*
Laura Leigh Jacobsen Living Trust dtd 1/13/2003(89)	18,250	—	3,401	—	14,849	*	—	*
Lawrence M. Cohen Trust dtd 10/24/01(90)	18,329	—	2,329	—	16,000	*	—	*
Lori Mottlowitz(91)	1,250	—	233	—	1,017	*	—	*
Lynsey P. Jaffee Gift Trust dtd 6/30/20(92)	6,250	—	1,164	—	5,086	*	—	*
Mah Jong LLC(93)	12,500	—	2,329	—	10,171	*	—	*
Marilyn Cohen Revocable Trust(94)	3,125	—	582	—	2,543	*	—	*
Mark Chudacoff(95)	2,329	—	2,329	—	—	*	—	*
Mark Schneider(96)	44,700	—	8,328	—	36,372	*	—	*
Max Bareiss(97)	3,125	—	582	—	2,543	*	—	*
Melinda Harwood(98)	43,750	—	8,151	—	35,599	*	—	*
Michael Birndorf(99)	31,250	—	5,822	—	25,428	*	—	*
Michael P. Goldman Revocable Trust(100)	25,000	—	4,658	—	20,342	*	—	*
Michael D. Siegel Trust(101)	12,500	—	2,329	—	10,171	*	—	*
Michelle Burrell(102)	3,125	—	582	—	2,543	*	—	*
Midland Trust Co. as Cust. FBO Carolyn Winick #1638324(103)	6,250	—	1,164	—	5,086	*	—	*
Midland Trust Co. as Cust. FBO Hezi Levy #1712000(104)	6,250	—	1,164	—	5,086	*	—	*
Midland Trust Co. as Cust. FBO Hezi Levy #1712000(104)	3,125	—	582	—	2,543	*	—	*
Midland Trust Co. as Cust. FBO Michelle Silver #1730797(106)	3,125	—	582	—	2,543	*	—	*
Midland Trust Company As Custodian FBO Debra Yale # 1730336(107)	6,250	—	1,164	—	5,086	*	—	*
Midland Trust Company As Custodian FBO Robert Silver # 1730397(108)	6,250	—	1,164	—	5,086	*	—	*
Miller Mervis Investment Services LLLP(109)	25,000	—	4,658	—	20,342	*	—	*
Neal B Schneider Family Trust(100)	44,700	—	8,328	—	36,372	*	—	*
Next Harvest LLC(111)	31,250	—	5,822	—	25,428	*	—	*
Nicholas L Bellore(112)	12,500	—	2,329	—	10,171	*	—	*
Nikki B Nardick 1997 Gift Trust(113)	12,500	—	2,329	—	10,171	*	—	*
PLS Holdings LLC(114)	187,500	—	34,933	—	152,567	*	—	*
Robert A. Nardick Revocable Trust(115)	25,000	—	4,658	—	20,342	*	—	*
Robert D Jaffee Revocable Trust UAD 7/29/74(116)	12,500	—	2,329	—	10,171	*	—	*
Robert E. Feldgreber Revocable Trust, Dated October 27, 2009, as amended(117)	6,250	—	1,164	—	5,086	*	—	*
Rodeo Ventures LLC(118)	6,250	—	1,164	—	5,086	*	—	*
Samir Dhanani(119)	9,375	—	1,747	—	7,628	*	—	*
Schneider GC LLC(120)	44,700	—	8,328	—	36,372	*	—	*
Scott R. Dann Trust DTD 7/12/91(121)	3,493	—	3,493	—	—	*	—	*
SM Inv I LLC(122)	12,500	—	2,329	—	10,171	*	—	*
Steve L Spinner(123)	31,250	—	5,822	—	25,428	*	—	*
Steven M Winter Dynasty Trust(124)	12,500	—	11,645	—	855	*	—	*
STEVEN R. MAAHS REVOCABLE TRUST OF 2021(125)	62,500	—	11,645	—	50,855	*	—	*
STRG Acquisitions, LLC(126)	18,750	—	3,493	—	15,257	*	—	*
The Hilton Garner Revocable Trust 2020(127)	75,000	—	13,974	—	61,026	*	—	*
The Janna Trust(128)	12,500	—	2,329	—	10,171	*	—	*
The Jerome & Anastasia Angel Revocable Trust of 1985 As Amended(129)	75,000	—	13,974	—	61,026	*	—	*
Thomas D Schrack Jr(120)	12,500	—	2,329	—	10,171	*	—	*
Timothy Schrack(131)	6,250	—	1,164	—	5,086	*	—	*
Tom Szafranski(132)	12,500	—	2,329	—	10,171	*	—	*
VPP Technologies 401(k) PSP dtd 1/01/03(133)	12,500	—	2,329	—	10,171	*	—	*
Walker Family Trust(134)	6,250	—	1,164	—	5,086	*	—	*
William A Strenglis(135)	62,500	—	11,645	—	50,855	*	—	*
X-MEN LLC(136)	22,350	—	4,164	—	18,186	*	—	*
_______________
*less than 1%
(1)The shares include (i) 2,596,762 shares of Pinstripes Holdings Class A Common Stock, (ii) 896,104 shares of Pinstripes Holdings Class A Common Stock issued upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock, and (iii) 896,104 shares of Pinstripes Holdings Class A Common Stock issued upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock. The shares of Pinstripes Holdings Series B-1 Common Stock and Pinstripes Holdings Series B-2 Common Stock held by the Sponsor are each automatically convertible into Pinstripes Holdings Class A Common Stock upon the satisfaction of the vesting conditions described herein. See “Description of Securities—Pinstripes Holdings Class B Common Stock” Keith Jaffee, Otis Carter and George Courtot are the managers of the Sponsor, which acts by majority vote of such managers As such, no individual manager of the Sponsor exercises voting or dispositive control over, or will be deemed to have beneficial ownership of, any of the securities held by the Sponsor. Keith Jaffee, Otis Carter and George Courtot are affiliates of the Sponsor. In addition, Keith Jaffee served as a Chief Executive Officer and Director of Banyan until the completion of the Business Combination. Otis Carter served as a Director of Banyan until the completion of the Business Combination. George Courtot was Chief Financial Officer of Banyan prior to the Business Combination.
(2)Anton Leroy, in his capacity as Chief Executive Officer of BTIG, LLC may be deemed to have voting and investment control with respect to the shares held by BTIG, LLC, and therefore may be deemed to be the beneficial owner of such shares. Anton Leroy disclaims beneficial ownership of the securities held by BTIG, LLC except to the extent of his pecuniary interest therein.
(3)Shelley Leonard, in her capacity as the President of I-Bankers Securities, Inc., may be deemed to have voting and investment control with respect to the shares held by I-Bankers Securities, Inc. and therefore may be deemed to be the beneficial owner of such shares. Shelley Leonard disclaims beneficial ownership of the securities held by I-Bankers Securities, Inc, except to the extent of her pecuniary interest therein.
(4)The shares include 50,000 shares of Pinstripes Holdings Class A Common Stock issued to Roth Capital Partners, LLC in settlement of $0.5 million of transaction costs incurred by Pinstripes for financial advisor, legal and other professional services during the Business Combination. Roth Capital Partners, LLC is controlled by its Chief Executive Officer, Byron Roth and Chief Operations Officer / Chief Financial Officer, Gordon Roth. As a result, each of Byron Roth and Gordon Roth may be deemed to have voting and investment control with respect to the shares held by Roth Capital Partners, LLC and therefore may be deemed to be the beneficial owner of such shares, but each disclaims beneficial ownership of the securities held by Roth Capital Partners, LLC except to the extent of his pecuniary interest therein.
(5)The shares include up to 2,915,000 shares of Pinstripes Holdings Class A Common Stock issuable upon the exercise of the Oaktree Warrants, which were issued to Oaktree Capital Management, L.P. (“Oaktree”) in connection with the closing of the Business Combination and the Oaktree Tranche 1 Loan in consideration of Oaktree’s providing the Oaktree Tranche 1 Loan. Oaktree is the investment manager of certain funds and accounts within the Value Equities, Global Opportunities and Special Situations strategies. OCM Investments, LLC is a registered broker-dealer and an affiliate of Oaktree. Oaktree’s asset management business is indirectly controlled by Oaktree Capital Group, LLC (“OCG”) and Atlas OCM Holdings LLC (“Atlas OCM”). As of December 31, 2023, approximately 67.96% of Oaktree’s business is collectively owned by Brookfield Corporation and Brookfield Asset Management Ltd. (collectively “Brookfield”) and the remaining approximately 32.04% is owned by current and former Oaktree executives and employees and certain related persons. Brookfield’s ownership interest in Oaktree’s business is held through OCG, Atlas OCM and related entities. The current and former Oaktree executives and employees hold their interests through Oaktree Capital Group Holdings, L.P. and Oaktree Equity Plan, L.P. The boards of directors of OCG and of Atlas OCM is currently comprised of: (i) five Oaktree senior executives: Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B Frank, and Sheldon M. Stone; (ii) four independent directors: Stephen J. Gilbert, Mansco Perry, Marna C. Whittington, and Depelsha T. McGruder; and (iii) two Brookfield senior executives: Justin B. Beber and J. Bruce Flatt. Each of foregoing entities and individuals disclaims beneficial ownership of the securities, except to the extent of their pecuniary interest therein.
(6)The shares include (i) 101,710 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 23,290 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Keith W. Jaffee, in his capacity as Trustee of the Keith W. Jaffee S. Trust, has voting and investment power with respect to the shares held by the Keith W. Jaffee S. Trust. Mr. Jaffee is an affiliate of the Sponsor and served as Chief Executive Officer and a Director of Banyan until the completion of the Business Combination.
(7)The shares include (i) 13,023 shares of Pinstripes Holdings Class A Common Stock issued, (ii) 4,973 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock and (iii) 4,974 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock. Bruce Lubin has voting and investment power with respect to the shares held by Bruce Lubin. Mr. Lubin served as a Director of Banyan until the completion of the Business Combination.
(8)The shares include (i) 8,682 shares of Pinstripes Holdings Class A Common Stock, (ii) 3,315 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock and (iii) 3,315 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock.
(9)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement, (ii) 8,682 shares of Pinstripes Holdings Class A Common Stock, (iii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing, (iv) 3,315 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock and (v) 3,315 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock. Otis Carter has voting and investment power with respect to the shares held by Otis Carter. Mr. Carterserved as a Director of Banyan until the completion of the Business Combination.
(10)The shares include (i) 1,737 shares of Pinstripes Holdings Class A Common Stock issued, (ii) 663 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock and (iii) 663 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock. George Courtot has voting and investment power with respect to the shares held by George Courtot. Mr. Courtotis an affiliate of the Sponsor and was Chief Financial Officer of Banyan prior to the Business Combination.
(11)The shares include (i) 25,428 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement, (ii) 8,682 shares of Pinstripes Holdings Class A Common Stock, (iii) 5,822 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing, (iv) 3,315 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock and (v) 3,315 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock. Brett Briggs has voting and investment power over the shares held by Brett Biggs.
(12)The shares include (i) 8,682 shares of Pinstripes Holdings Class A Common Stock, (ii) 3,315 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock and (iii) 3,315 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(13)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Keith Jaffee, as Trustee of Matthew P. Jaffee Gift Trust dtd 6/30/20, has in such capacity voting power and investment power with respect to the shares held by Matthew P. Jaffee Gift Trust dtd 6/30/20. Keith Jaffee is an affiliate of the Sponsor and served as Chief Executive Officer and Director of Banyan until the completion of the Business Combination.
(14)The shares include (i) 101,711 shares of Pinstripes Holdings Class A Common Stock issued in exchange for Mr. Hyman’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement, (ii) 23,289 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing and (iii) 28,801 shares of Pinstripes Holdings Class A Common Stock underlying restricted stock units (“RSUs”) granted to Mr. Hyman on January 19, 2024, which vest on the first anniversary of the grant date, subject to Mr. Hyman’s continued service as a Director on the Pinstripes Holdings Board. Mr. Hyman served as Chairman of Banyan’s board of directors prior to the Business Combination.
(15)The shares include (i) 722,864 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock, (ii) 722,864 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock, and (iii) 1,156,583 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-3 Common Stock. Mr. Schwartz is the Chairperson of the Pinstripes Holdings Board and the President and Chief Executive Officer of the Company.
(16)The shares include (i) 64,872 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock, (ii) 64,872 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock, (iii) 103,796 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-3 Common Stock, and (iv) 92,430 shares of Pinstripes Holdings Class A Common Stock subject to vested Pinstripes Holdings Options. Also includes 28,801 shares of Pinstripes Holdings Class A Common Stock underlying RSUs granted to Mr. Goldberg on January 19, 2024, which vest on the first anniversary of the grant date, subject to Mr. Goldberg’s continued service as a Director on the Pinstripes Holdings Board.
(17)The shares include (i) 23,438 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock, (ii) 23,438 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock, (iii) 37,500 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-3 Common Stock, and (iv) 92,430 shares of Pinstripes Holdings Class A Common Stock subject to vested Pinstripes Holdings Options, each of which is held in the Jack M. Greenberg Declaration of Trust Dated 2/3/94 for which Mr. Goldberg is the beneficial owner. Also includes 28,801 shares of Pinstripes Holdings Class A Common Stock underlying RSUs granted to Mr. Greenberg on January 19, 2024, which vest on the first anniversary of the grant date, subject to Mr. Greenberg’s continued service as a Director on the Pinstripes Holdings Board.
(18)The shares include (i) 53,811 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock, (ii) 53,811 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock, (iii) 86,098 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-3 Common Stock, and (iv) 92,430 shares of Pinstripes Holdings Class A Common Stock subject to vested Pinstripes Holdings Options. Also includes 28,801 shares of Pinstripes Holdings Class A Common Stock underlying RSUs granted to Mr. Kadis on January 19, 2024, which vest on the first anniversary of the grant date, subject to Mr. Kadis’ continued service as a Director on the Pinstripes Holdings Board.
(19)The shares include (i) 7,175 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-1 Common Stock, (ii) 7,175 shares of Pinstripes Holdings Class A Common Stock issued upon the automatic conversion of Pinstripes Holdings Series B-2 Common Stock, (iii) 11,480 shares of Pinstripes Holdings Class A Common Stock issuable upon the automatic conversion of Pinstripes Holdings Series B-3 Common Stock, and (iv) 92,430 shares of Pinstripes Holdings Class A Common Stock subject to vested Pinstripes Holdings Options. Also includes 28,801 shares of Pinstripes Holdings Class A Common Stock underlying RSUs granted to Mr. Koutsogiorgas on January 19, 2024, which vest on the first anniversary of the grant date, subject to Mr. Koutsogiorgas’ continued service as a Director on the Pinstripes Holdings Board.
(20)The shares include 28,801 shares of Pinstripes Holdings Class A Common Stock underlying RSUs granted to Ms. Aigotti on January 19, 2024, which vest on the first anniversary of the grant date, subject to Ms. Aigotti’s continued service as a Director on the Pinstripes Holdings Board.
(21)The shares include 277,291 shares of Pinstripes Holdings Class A Common Stock underlying options granted to Mr. Querciagrossa on December 29, 2023 in connection with the Business Combination, comprised of (i) 13,865 shares of Pinstripes Holdings Class A Common Stock subject to vested options and (ii) 263,426 shares of Pinstripes Holdings Class A Common Stock subject to options that vest in 19 equal quarterly instalments, including in respect of 27,729 shares within the next 60 days. Mr. Querciagrossa is the Chief Financial Officer of the Company.
(22)The shares of Pinstripes Holding Class A Common Stock were re-issued to Polar Multi-Strategy Master Fund at the Closing of the Business Combination as consideration for its being a Non-Redeeming Investor. Polar Asset Management Partners Inc., the investment adviser of Polar Multi-Strategy Master Fund, is controlled by its Chief Investment Officer, Paul Sabourin. As a result, both Polar Asset Management Partners Inc. and Paul Sabourin could be deemed to share voting control and investment power over the shares held by Polar Multi-Strategy Master Fund, but Polar Asset Management Partners Inc. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.
(23)The shares of Pinstripes Holding Class A Common Stock were re-issued to TQ Master Fund LP at the Closing of the Business Combination as consideration for its being a Non-Redeeming Investor. The Quarry LP, the investment adviser of TQ Master Fund LP, is controlled by its Founder and Chief Investment Officer Peter Bremberg, who, in such capacity has voting power and investment power with respect to the shares held by TQ Master Fund LP, and therefore may be deemed to be the beneficial owner of such shares.
(24)The shares of Pinstripes Holding Class A Common Stock were re-issued to the TQ Master Fund LP at the Closing of the Business Combination. The Quarry LP, the investment adviser of TQ Master Fund LP, is controlled by its Founder and Chief Investment Officer Peter Bremberg, who, in such capacity has voting power and investment power with respect to the shares held by TQ Master Fund LP, and therefore may be deemed to be the beneficial owner of such shares.
(25)The shares of Pinstripes Holding Class A Common Stock were re-issued to each of Walleye Opportunities Master Fund Ltd, Walleye Investments Fund LLC and Sea Hawk Multi-Strategy Master Fund Ltd. (collectively, the “Walleye Funds”) at the Closing of the Business Combination as consideration for their being Non-Redeeming Investors. Walleye Capital LLC, the investment manager of the “Walleye Funds”, is the general partner of Walleye Trading LLC, a broker-dealer. Walleye Capital LLC is controlled by its Chief Executive Officer and Chief Investment Officer, William England. As a result of these relationships, each of the foregoing entities may be deemed to have shared voting power and shared investment power with respect to the shares held by the Walleye Funds and therefore may be deemed to share beneficial ownership of such shares.
(26)The shares of Pinstripes Holding Class A Common Stock were re-issued to investors managed by Sandia Investment Management LP (“Sandia”) at the Closing of the Business Combination as consideration for Sandia being a Non-Redeeming Investor. Sandia Investment Management LLC is the general partner of Sandia. Tim Sichler serves as Founder and Chief Investment Officer of the general partner of Sandia, and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein.
(27)The shares of Pinstripes Holding Class A Common Stock were re-issued to Omega Capital Partners, LP at the Closing of the Business Combination as consideration for its being a Non-Redeeming Investor. Omega Associates, L.L.C., the general partner of Omega Capital Partners, LP, is controlled by its managing member, Leon Cooperman. Omega Advisors, Inc. is the management company of Omega Capital Partners, LP. As a result, each of Omega Associates, L.L.C., Leon Cooperman and Omega Advisors, Inc. may be deemed to have voting and investment control with respect to the shares held by Omega Capital Partners, LP, and therefore, may be deemed to be the beneficial owner of such shares, but each party disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein.
(28)The shares of Pinstripes Holding Class A Common Stock were re-issued to RLH SPAC Fund LP at the Closing of the Business Combination as consideration for its being a Non-Redeeming Investor. RLH Capital LLC, the investment adviser of RLH SPAC Fund LP, is controlled by its Chief Investment Officer, Louis Camhi, who, in such capacity has voting power and investment power with respect to the shares held by RLH SPAC Fund LP and therefore may be deemed to be the beneficial owner of such shares.
(29)The shares of Pinstripes Holding Class A Common Stock were re-issued to Perga Capital Partners, LP at the Closing of the Business Combination as consideration for its being a Non-Redeeming Investor. Perga Capital Management, the general partner of Perga Capital Partners, LP, is controlled by its managing members Jonathan Hoke and Alex Sharp, who, in such capacity have shared voting power and shared investment power with respect to the shares held by Perga Capital Partners, LP and therefore may be deemed to be the beneficial owners of such shares.
(30)The shares of Pinstripes Holding Class A Common Stock were re-issued to each of Kepos Alpha Master Fund LP and Kepos Special Opportunities Master Fund L.P. (collectively, the “Kepos Funds”) at the Closing of the Business Combination as consideration for their being Non-Redeeming Investors. Kepos Capital LP is the investment manager of the “Kepos Funds”, and Kepos Partners LLC is the general partner of the Kepos Funds. Therefore, Kepos Capital LP and Kepos Partners LLC may each be deemed to have voting control and investment power with respect to the shares held by the Kepos Funds. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the managing member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Kepos Funds. Mr. Carhart disclaims beneficial ownership of the shares held by the Kepos Funds.
(31)The shares of Pinstripes Holding Class A Common Stock were re-issued to each of Fir Tree Value Master Fund LP, Fir Tree Capital Opportunity Master Fund III, LP and FT SOF XIII (SPAC) Holdings, LLC (collectively, the “Fir Tree Funds”), at the Closing of the Business Combination as consideration for their being Non-Redeeming Investors. Fir Tree Capital Management, LP, the investment manager of the “Fir Tree Funds” is controlled by its managing partners Clinton Biondo and David Sultan, who, in such capacity have shared voting power and shared investment power with respect to the shares held by the Fir Tree Funds and therefore may be deemed to be the beneficial owners of such shares.
(32)The shares of Pinstripes Holding Class A Common Stock were re-issued to BOSTON PATRIOT MERRIMACK St LLC at the Closing of the Business Combination as consideration for its being a Non-Redeeming Investor. Fir Tree Capital Management, LP, the SubAdviser of BOSTON PATRIOT MERRIMACK St LLC, is controlled by its managing partners, Clinton Biondo and David Sultan, who, in such capacity have shared voting power and shared investment power with respect to the shares held by BOSTON PATRIOT MERRIMACK St LLC and therefore may be deemed to be the beneficial owners of such shares.
(33)The shares of Pinstripes Holding Class A Common Stock were re-issued to Radcliffe SPAC Master Fund, L.P. at the Closing of the Business Combination as consideration for its being a Non-Redeeming Investor. Pursuant to an investment management agreement, Radcliffe Capital Management, L.P. (“RCM”) serves as the investment manager of Radcliffe SPAC Master Fund, L.P. RGC Management Company, LLC (“Management”) is the general partner of RCM. Steve Katznelson and Christopher Hinkel serve as the Managing Members of Management. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein.
(34)The shares of Pinstripes Holding Class A Common Stock were re-issued to Sea Otter Trading LLC at the Closing of the Business Combination as consideration for its being a Non-Redeeming Investor. Sea Otter Advisors, LLC, the investment manager of Sea Otter Trading LLC, is controlled by its Members Peter Smith and Nicholas Fahey. As a result, each of Sea Otter Advisors, LLC, Peter Smith and Nicholas Fahey, who, in such capacity have shared voting power and shared investment power with respect to the shares held by Sea Otter Trading LLC and therefore may be deemed to be the beneficial owners of such shares.
(35)The shares of Pinstripes Holding Class A Common Stock were re-issued to each of AQR Absolute Return Master Account, L.P., AQR SPAC Opportunities Offshore Fund, L.P., AQR Diversified Arbitrage Fund, a series of AQR Funds, and AQR Global Alternative Investment Offshore Fund, L.P (collectively, the “AQR Funds”) at the Closing of the Business Combination as consideration for their being Non-Redeeming Investors. AQR Capital Management, LLC, the investment adviser of the “AQR Funds”, has in such shared voting power and shared investment power with respect to the shares held by the AQR Funds and therefore may be deemed to be the beneficial owners of such shares.
(36)The shares of Pinstripes Holding Class A Common Stock were re-issued to Morgan Creek – Exos SPAC+ Fund, LP at the Closing of the Business Combination as consideration for its being a Non-Redeeming Investor. Morgan Creek Exos GP, LLC is the general partner of Morgan Creek – Exos SPAC+ Fund, LP, and Morgan Creek Capital Management, LLC is the investment manager of Morgan Creek – Exos SPAC+ Fund, LP. As a result of these relationships, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by Morgan Creek – Exos SPAC+ Fund, LP, and therefore, may be deemed to be the beneficial owner of such shares.
(37)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. 997 Capital LLC is controlled by Danny Wolfson and Josh Wolfson. As a result, each of 997 Capital LLC, Danny Wolfson, and Josh Wolfson could be deemed to share voting control and investment power over the shares held by 997 Capital LLC.
(38)The shares include (i) 2,543 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 582 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Adam R. Weiss holds voting power and investment power with respect to the shares held by the Adam R Weiss Revocable Trust.
(39)The shares include (i) 2,035 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 465 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(40)The shares include (i) 2,543 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 582 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(41)The shares include (i) 92,938 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 23,289 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(42)The shares include (i) 5,594 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement, (ii) 2006 shares of Pinstripes Holdings Class A Common Stock purchased after the Business Combination, and (iii) 1,281 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Barry Cohn, as Manager of B Cohn Family LLC, has in such capacity voting power and investment power with respect to the shares held by B Cohn Family LLC.
(43)The shares include (i) 12,714 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement, (ii) 2,006 shares of Pinstripes Holdings Class A Common Stock purchased after the Business Combination, and (ii) 2,911 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(44)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(45)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Keith Jaffee, as trustee of the Britni N. Jaffee Gift Trust dtd 6/30/20, has in such capacity voting power and investment power with respect to the shares held by the Britni N. Jaffee Gift Trust dtd 6/30/20. Keith Jaffee is an affiliate of the Sponsor and served as Chief Executive Officer and Director of Banyan until the completion of the Business Combination. The business address of the Britni N. Jaffee Gift Trust dtd 6/30/20 is Middleton Partners, 400 Skokie Blvd Ste 820, Northbrook, IL 60062.
(46)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(47)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Kimberly Gill Rimsza, as trustee of Cameron L. Jacobsen 2021 Family Trust, has in such capacity voting power and investment power with respect to the shares held by the Cameron L. Jacobsen 2021 Family Trust.
(48)The shares include (i) 20,342 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 4,658 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Caryl Trotta Jaffee, as trustee of the Caryl Trotta Jaffee Revocable Trust, has voting and investment power of the shares held by the Caryl Trotta Jaffee Revocable Trust.
(49)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(50)The shares include (i) 122,054 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 27,946 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Steven D. Cobb, as Trustee of Cobb Trust UAD 2/10/95 as Amended 4/20/16, has voting and investment power of the shares held by the Cobb Trust UAD 2/10/95 as Amended 4/20/16.
(51)The shares include (i) 152,567 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 34,933 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(52)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. David Sherman and Susan Sherman, as co-Trustees of the David & Susan Sherman Joint Investment Trust, each have shared voting and investment power of the shares held by the David & Susan Sherman Joint Investment Trust.
(53)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. David B. McCulloch, as trustee of the David B. McCulloch TTE UAD 9/12/08, has voting and investment power of the shares held by the David B. McCulloch TTE UAD 9/12/08.
(54)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the shares held by the Selling Securityholder.
(55)The shares include (i) 1,017 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 233 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(56)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Steven R Don, as Trustee of the EDC Discretionary Trust for Steven R Don, has voting and investment power of the shares held by the EDC Discretionary Trust for Steven R Don.
(57)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Edward Atkins, as Trustee of the Edward M Atkins Revocable Trust, has voting and investment power of the shares held by the Edward M Atkins Revocable Trust.
(58)The shares include (i) 2,543 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 582 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(59)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(60)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes
Holdings Class A Common Stock re-issued to investors in the Series I Financing. Chirag Dholakia, as Manager of Ganjibhai Enterprises, LLC, has voting and investment power of the shares held by Ganjibhai Enterprises, LLC.
(61)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Gary Greenfield, as Trustee of the Gary Greenfield Trust under Anne Greenfield Trust, Gary Greenfield Trust added 12/4/1992, has voting and investment power of the shares held by the Gary Greenfield Trust under Anne Greenfield Trust, Gary Greenfield Trust added 12/4/1992.
(62)The shares include (i) 8,136 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s holdings of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,864 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Gerald Heller, as Trustee of the Gerald Heller Trust has voting and investment power of the shares held by the Gerald Heller Trust.
(63)The shares include (i) 40,684 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 9,316 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Kimberly Gill Rimsza, as Trustee of Gill Irrv. Gifting Trust dtd 2/06/2010, has in such capacity voting power and investment power with respect to the shares held by the Gill Irrv. Gifting Trust dtd 2/06/2010.
(64)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Kimberly Gill Rimsza, as Partner of Gill Real Estate Ventures, LLLP, has in such capacity voting power and investment power with respect to the shares held by Gill Real Estate Ventures, LLLP.
(65)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Gladys Greenberg, as authorized signatory of the Gladys Greenberg Revocable Trust, has in such capacity voting power and investment power with respect to the shares held by Gladys Greenberg Revocable Trust.
(66)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Eric Greenfield, as Managing Member of Green BFE LLC, has in such capacity voting power and investment power with respect to the shares held by Green BFE LLC.
(67)The shares include (i) 36,372 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement, (ii) 27,517 shares of Pinstripes Holdings Class A Common Stock purchased after the Business Combination, (ii) 27,517 shares of Pinstripes Holdings Class A Common Stock purchased after the Business Combination, and (iii) 8,328 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Gregg Schneider, as Trustee of Gregg Schneider Family Trust, has in such capacity voting power and investment power with respect to the shares held by Gregg Schneider Family Trust.
(68)The shares include (i) 12,206 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,794 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(69)The shares include (i) 50,855 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 11,645 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Andrew Heyer, as Managing Member of Heyer Investment Management, has in such capacity voting power and investment power with respect to the shares held by Heyer Investment Management.
(70)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Peter Holstein and Lynn Holstein, as General Partners of Holstein Family Partnership, have in such capacity shared voting power and investment power with respect to the shares held by Holstein Family Partnership.
(71)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Howard M. Katz, as Trustee of Howard M. Katz Living Trust UAD 2/06/01, has in such capacity shared voting power and investment power with respect to the shares held by Howard M. Katz Living Trust UAD 2/06/01.
(72)The shares include (i) 60,620 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 13,880 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Scott Jacobson, as Trustee of the Jacobson Consulting Group LLC 401(K) Profit Sharing Plan, has voting and investment power of the shares held by the Jacobson Consulting Group LLC 401(K) Profit Sharing Plan.
(73)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(74)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(75)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Jim Schneider, as Trustee, of the James Schneider Family Trust, James Schneider Trustee, ua dtd 3/4/1983, has in such capacity voting power and investment power with respect to the shares held by the James Schneider Family Trust, James Schneider Trustee, ua dtd 3/4/1983.
(76)The shares include (i) 2,543 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 582 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(77)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(78)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Brian Cloch, as authorized signatoryof JEAL MMP, LLC, has in such capacity voting power and investment power with respect to the shares held by JEAL MMP, LLC.
(79)The shares include (i) 20,342 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 4,658 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the shares held by the Selling Securityholder.
(80)The shares include (i) 20,342 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 4,658 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(81)The shares include (i) 20,342 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 4,658 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Kelly Huguenard, as Trustee of John E Huguenard Spouse and Descendants Trust, Kelly P Huguenard Trustee u/a dtd 12/16/2020, has in such capacity voting power and investment power with respect to the shares held by the John E Huguenard Spouse and Descendants Trust, Kelly P Huguenard Trustee u/a dtd 12/16/2020.
(82)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(83)The shares include (i) 33,056 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 7,569 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(84)The shares include (i) 2,543 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 582 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(85)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Keith Wenk, as Trustee of Keith J. Wenk Declaration of Trust dated April 12, 2013, has in such capacity voting power and investment power with respect to the shares held by the Keith J. Wenk Declaration of Trust dated April 12, 2013.
(86)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Kimberly Gill Rimsza, as Trustee of Kendall G. Jacobsen 2021 Family Trust, has in such capacity voting power and investment power with respect to the shares held by the Kendall G. Jacobsen 2021 Family Trust.
(87)The shares include (i) 25,428 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 5,822 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Animesh Ravani, as Managing Member of Koin Kapital LLC, and Prasad Kanumury and Aseem Saklecha, as Members of Koin Kapital LLC, in such capacities have shared voting and investment power over the shares held by Koin Kapital LLC and may be deemed to share beneficial ownership of the shares held by Koin Kapital LLC.
(88)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Leon Finkel, as Trustee of Laura L. Finkel Revocable Trust dated February 20, 2012, as amended, has in such capacity voting power and investment power with respect to the shares held by the Laura L. Finkel Revocable Trust dated February 20, 2012, as amended.
(89)The shares include (i) 14,849 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 3,401 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Laura Leigh Jacobsen, as Trustee of the Laura Leigh
Jacobsen Living Trust dtd 1/13/2003, has in such capacity voting power and investment power with respect to the shares held by the Laura Leigh Jacobsen Living Trust dtd 1/13/2003.
(90)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement, (ii) 5,829 shares of Pinstripes Holdings Class A Common Stock purchased after the Business Combination, and (iii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Lawrence M. Cohen, as Trustee of the Lawrence M. Cohen Trust dtd 10/24/01, has in such capacity voting power and investment power with respect to the shares held by the Lawrence M. Cohen Trust dtd 10/24/01.
(91)The shares include (i) 1,017 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 233 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(92)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Keith Jaffee as Trustee of the Lynsey P. Jaffee Gift Trust dtd 6/30/20; has in such capacity voting power and investment power with respect to the shares held by Lynsey P. Jaffee Gift Trust dtd 6/30/20. Keith Jaffee is an affiliate of the Sponsor and served as Chief Executive Officer and Director of Banyan until the completion of the Business Combination.
(93)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s holdings of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Jeff Aeder, as Managing Member of Mah Jong LLC, has in such capacity voting power and investment power with respect to the shares held by Mah Jong LLC.
(94)The shares include (i) 2,543 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 582 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Marilyn Cohen, as Trustee of the Marilyn Cohen Revocable Trust, has in such capacity voting power and investment power with respect to the shares held by the Marilyn Cohen Revocable Trust.
(95)The shares include 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the shares held by the Selling Securityholder.
(96)The shares include (i) 36,372 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 8,328 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the shares held by the Selling Securityholder.
(97)The shares include (i) 2,543 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 582 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(98)The shares include (i) 35,599 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 8,151 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(99)The shares include (i) 25,428 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 5,822 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(100)The shares include (i) 20,342 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 4,658 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Michael Goldman, as Trustee of Michael P. Goldman Revocable Trust, has in such capacity voting power and investment power with respect to the shares held by Michael P. Goldman Revocable Trust.
(101)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Michael Siegel, as Trustee of Michael D. Siegel Trust, has in such capacity voting power and investment power with respect to the shares held by Michael D. Siegel Trust.
(102)The shares include (i) 2,543 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 582 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(103)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Midland Trust Company, as Custodian holds the securities for the beneficial ownership of Carolyn Winick #1638324.
(104)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Midland Trust Company, as Custodian holds the securities for the beneficial ownership of Hezi Levy #1712000.
(105)The shares include (i) 2,543 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 582 of the shares of Pinstripes
Holdings Class A Common Stock re-issued to investors in the Series I Financing. Midland Trust Company, as Custodian holds the securities for the beneficial ownership of Janet Silver-Maguire #1730703.
(106)The shares include (i) 2,543 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 582 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Midland Trust Company, as Custodian holds the securities for the beneficial ownership of Michelle Silver #1730797.
(107)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Midland Trust Company, as Custodian holds the securities for the beneficial ownership of Debra Yale # 1730336.
(108)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Midland Trust Company, as Custodian holds the securities for the beneficial ownership of Robert Silver # 1730397.
(109)The shares include (i) 20,342 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 4,658 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(110)The shares include (i) 36,372 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 8,328 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(111)The shares include (i) 25,428 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 5,822 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Cooper Management, LLC, the Manager of Next Harvest LLC, is controlled by its Managing Partner Carey Cooper. As a result, both Cooper Management, LLC and Carey Cooper could be deemed to share voting control and investment power over the shares held by Next Harvest LLC.
(112)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the shares held by the Selling Securityholder.
(113)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(114)The shares include (i) 152,567 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 34,933 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Patrick A Salvi, as Manager of PLS Holdings LLC, has in such capacity voting power and investment power with respect to the shares held by PLS Holdings LLC.
(115)The shares include (i) 20,342 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 4,658 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(116)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Robert D. Jaffee, as Trustee of Robert D. Jaffee Revocable Trust UAD 7/29/74, has in such capacity voting power and investment power with respect to the shares held by Robert D. Jaffee Revocable Trust UAD 7/29/74.
(117)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Robert Feldgreber, as Trustee of Robert E. Feldgreber Revocable Trust, Dated October 27, 2009, as amended, has in such capacity voting power and investment power with respect to the shares held by Robert Feldgreber, as Trustee of Robert E. Feldgreber Revocable Trust, Dated October 27, 2009, as amended.
(118)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Drew Levey, as Managing Member of Rodeo Ventures LLC, has in such capacity voting power and investment power with respect to the shares held by Rodeo Ventures LLC.
(119)The shares include (i) 7,628 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,747 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(120)The shares include (i) 36,372 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 8,328 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Schneider GC LLC is controlled by Mark Schneider, Gregg Schneider and Neal Schneider. As a result, each of Schneider GC LLC, Mark Schneider, Gregg Schneider and Neal Schneider could be deemed to share voting control and investment power over the shares held by Schneider GC LLC.
(121)The shares include (i) 3,493 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Scott R. Dann, as Trustee of the Scott R. Dann Trust DTD 7/12/91, has in such capacity voting power and investment power with respect to the shares held by the Scott R. Dann Trust DTD 7/12/91.
(122)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Scott McKibben, as Authorized Agent of SM Inv I LLC, has in such capacity voting power and investment power with respect to the shares held by SM Inv I LLC.
(123)The shares include (i) 25,428 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 5,822 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(124)The shares include (i) 855 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 11,645 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Terri Winter, as Trustee of the Steven M. Winter Dynasty Trust, has in such capacity voting power and investment power with respect to the shares held by Steven M. Winter Dynasty Trust.
(125)The shares include (i) 50,855 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 11,645 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Steve Maahs, as Trustee of the STEVEN R. MAAHS REVOCABLE TRUST OF 2021, has in such capacity voting power and investment power with respect to the shares held by the STEVEN R. MAAHS REVOCABLE TRUST OF 2021.
(126)The shares include (i) 15,257 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 3,493 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Shai Wolkowicki, as Manager of STRG Acquisitions, LLC, has in such capacity voting power and investment power with respect to the shares held by STRG Acquisitions, LLC.
(127)The shares include (i) 61,026 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 13,974 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(128)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(129)The shares include (i) 61,026 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 13,974 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Jerome Angel, as Trustee of the Jerome & Anastasia Angel Revocable Trust of 1985, As Amended, has in such capacity voting power and investment power with respect to the shares held by Jerome Angel.
(130)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the shares held by the Selling Securityholder.
(131)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(132)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the shares held by the Selling Securityholder.
(133)The shares include (i) 10,171 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 2,329 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing.
(134)The shares include (i) 5,086 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 1,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. Leon Walker, as Trustee of the Walker Family Trust, has in such capacity voting power and investment power with respect to the shares held by the Walker Family Trust.
(135)The shares include (i) 50,855 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 11,645 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. The Selling Securityholder has voting and investment power over the with respect to the shares held by the Selling Securityholder.
(136)The shares include (i) 18,186 shares of Pinstripes Holdings Class A Common Stock issued in exchange for the holder’s shares of Series I Convertible Preferred Stock in accordance with the Business Combination Agreement and (ii) 4,164 of the shares of Pinstripes Holdings Class A Common Stock re-issued to investors in the Series I Financing. X-MEN LLC is controlled by Mark Schneider, Gregg Schneider, Neal Schneider and James Schneider. As a result each of the aforementioned parties could be deemed to share voting control and investment power over the shares held by X-MEN LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Unless the context otherwise requires, any reference in this section to Pinstripes, Inc., the “Company,” “we,” “us,” “our,” or “Pinstripes” refers to Pinstripes, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination.
Banyan Related Party Transactions
The following is a description of certain relationships and transactions that exist or have existed or that Banyan has entered into with its directors, executive officers, or stockholders who are known to Banyan to beneficially own more than five percent of its voting securities and their respective affiliates and immediate family members.
Banyan Class B Common Stock
On March 16, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of Banyan’s offering costs in consideration for 8,625,000 shares of Banyan Class B Common Stock and an aggregate of 142,500 of such shares were subsequently transferred to Banyan’s independent directors, executive officers and other third parties. On November 30, 2021, the Sponsor voluntarily forfeited certain shares of Banyan Class B Common Stock such that the Sponsor Holders collectively held 6,900,000 shares of Banyan Class B Common Stock. On January 19, 2022, Banyan effectuated a 1.05-for-1 stock split by way of a stock dividend such that following such stock split, the Sponsor Holders collectively held 7,245,000 shares of Banyan Class B Common Stock.
On April 21, 2023, the Extension Amendment was approved by Banyan’s stockholders and Banyan filed the Extension Amendment with the Secretary of State for the State of Delaware, which became effective upon filing. The Extension Amendment provides that each of the holders of shares of Banyan Class B Common Stock has the right at any time to convert any and all of its shares of Banyan Class B Common Stock into shares of Banyan Class A Common Stock on a one-for-one basis prior to the closing of a business combination at the election of such holder. Also on April 21, 2023, following the filing and effectiveness of the Extension Amendment, the Sponsor converted 2,000,000 shares of Banyan Class B Common Stock into 2,000,000 shares of Banyan Class A Common Stock on a one-for-one basis, as a result of which the Sponsor Holders now collectively hold 5,095,375 shares of Banyan Class B Common Stock and the Sponsor held 2,000,000 shares of Banyan Class A Common Stock following the Extension Amendment.
On December 21, 2023, Banyan held a special meeting (the “Second Extension Meeting”) of the stockholders of the Company to amend Banyan’s amended and restated certificate of incorporation to (i) extend the date (the “Termination Date”) by which Banyan had to consummate a business combination from December 24, 2023 to January 24, 2024 (the “Charter Extension Date”) and to allow Banyan, without another stockholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to twelve times by an additional one month each time after the Charter Extension Date, by resolution of Banyan’s board of directors if requested by the Sponsor and upon five days’ advance notice prior to the applicable Termination Date, until January 24, 2025, unless the closing of an initial business combination shall have occurred prior thereto (the “Second Extension Amendment” and such proposal, the “Second Extension Amendment Proposal”) and (ii) eliminate from the amended and restated certificate of incorporation the limitation that Banyan may not redeem public stock to the extent that such redemption would result in Banyan having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended), of less than $5,000,001 (the “Redemption Limitation”) in order to allow Banyan to redeem public stock, irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment”, and such proposal, the “Redemption Limitation Amendment Proposal”). The stockholders of Banyan approved the Second Extension Amendment Proposal and the Redemption Limitation Amendment Proposal at the Second Extension Meeting and on December 21, 2023, Banyan filed the Extension Amendment and the Redemption Limitation Amendment with the Delaware Secretary of State. The Sponsor agreed that it (or one of its third-party designees) would deposit into the trust account established in connection with the Banyan’s initial public offering (the “Trust Account”) an amount of $0.02 per share of Banyan Class A Common Stock that was not redeemed in connection with the Second Extension Meeting. Accordingly, on December 22, 2023, an aggregate amount of $53,692.44 was deposited in the Trust Account.

Private Placement Warrants
Simultaneously with the IPO, Banyan completed the private placement of 11,910,000 Private Placement Warrants to the Sponsor, BTIG, LLC and I-Bankers Securities, Inc., including 1,260,000 Private Placement Warrants as a result of the IPO Underwriters’ exercise of their over-allotment option in full, at a purchase price of $1.00 per Private Placement Warrant, for an aggregate of $11,910,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the units in the IPO, except that, so long as they are held by the Sponsor, the IPO Underwriters or their permitted transferees: (i) they will not be redeemable by us , except under certain circumstances when the price per share of the Pinstripes Holdings Class A Common Stock equals or exceeds $10.00; (ii) they (including the shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Private Placement Warrants) are entitled to certain resale registration rights. If the Private Placement Warrants are held by holders other than the Sponsor, the IPO Underwriters or their permitted transferees, the Private Placement Warrants will be redeemable by Pinstripes Holdings in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants included in the units sold in the IPO. In addition, for as long as the Private Placement Warrants sold to the IPO Underwriters are held by the IPO Underwriters or their designees or affiliates, they will be subject to the lock-up and registration rights limitations imposed by FINRA Rule 5110 and may not be exercised after five years from the commencement of sales in the IPO.
Support Services Agreement
Prior to the consummation of the Business Combination, Banyan utilized office space at 400 Skokie Blvd, Suite 820, Northbrook, Illinois, 60062 from an affiliate of the Sponsor. Banyan paid the affiliate of the Sponsor $10,000 per month for office space, support and administrative services provided to members of the management team. During the year ended December 31, 2022, the Sponsor permanently waived its right to receive such fees from Banyan.
Sponsor and Insider Fees and Reimbursement
No compensation of any kind, including finder’s and consulting fees, were paid by Banyan to the Sponsor, the insiders, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, the Sponsor and the insiders, or any of their respective affiliates, were reimbursed for any out-of-pocket expenses incurred in connection with activities on Banyan’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Banyan’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, the insiders or our or any of their respective affiliates and determined which expenses and the amount of expenses that would be reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Banyan’s behalf.
Related Party Loans
Prior to the consummation of the IPO, the Sponsor had agreed to loan Banyan up to $300,000 under an unsecured promissory note to be used for a portion of the expenses of the IPO. This loan was non-interest bearing, unsecured and was due at the earlier of March 1, 2022 or the closing of the IPO. The outstanding loan balance of $290,000 was repaid the day of the closing of the IPO out of the offering proceeds held in Banyan’s operating account, and there are no amounts outstanding under the promissory note with the Sponsor.
In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Banyan’s directors and officers could, but were not obligated to, loan Banyan funds as may be required. If Banyan completed an initial business combination, it could repay such loaned amounts out of the proceeds of the Trust Account that are released. Otherwise, such loans could be repaid only out of funds held outside the Trust Account. In the event that an initial business combination did not close, Banyan could have used a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account could be used to repay such loaned amounts. Up to $1,500,000 of such loans were convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor and the IPO Underwriters.
On June 1, 2023, Banyan issued unsecured promissory notes to each of Jerry Hyman, Banyan’s chairman and Keith Jaffee, Banyan’s chief executive officer, to be used for general working capital purposes. Each of the notes was in the total principal amount of up to $1,000,000 and Jerry Hyman and Keith Jaffee funded an aggregate principal amount of $516,000. The notes did not bear interest and matured and were repaid in cash upon the Closing of the Business Combination.
Pinstripes Related Party Transactions
The following is a description of certain relationships and transactions that exist or have existed or that Pinstripes has entered into with its directors, executive officers (including those persons who became directors or executive officer of Pinstripes Holdings following the consummation of the Business Combination) or stockholders who are known to the Company to beneficially own more than five percent of its voting securities, which includes affiliates of Westfield, Brookfield, Macerich, HBC US Holdings, Simon Property Group, and their respective affiliates and immediate family members.
C. Rae Interiors, Ltd. Vendor Agreement, Design Agreement and Cohen Warrant
On April 19, 2023, Pinstripes entered into an agreement by and among GCCP II AGENT, LLC (“Granite”), C. Rae Interiors, Ltd. (the “Vendor”) and Pinstripes (the “C. Rae Interiors, Ltd. Vendor Agreement”) with the intention to purchase certain goods from the Vendor with the proceeds of a loan and security agreement dated April 19, 2023 between Granite and Pinstripes (the “Granite Loan Agreement”). The Vendor is 100% owned by Cindy Rae Cohen, the sister of Dale Schwartz, Pinstripes’ Founder, Chairperson of Pinstripes Board and Chief Executive Officer. Since the signing of the C. Rae Interiors, Ltd. Vendor Agreement, Pinstripes has paid $1,650,000 to the Vendor. The C. Rae Interiors, Ltd. Vendor Agreement will terminate at the Closing of the Business Combination.
On June 1, 2006, Pinstripes entered into an unwritten arrangement with the Vendor pursuant to which the Vendor was engaged to provide design services for the benefit of Pinstripes on an ongoing basis (the “Design Agreement”). The aggregate amount paid by Pinstripes to the Vendor pursuant to the Design Agreement since the beginning of Pinstripes’ fiscal year ended April 30, 2023 (fiscal 2023) through January 17, 2024 was $5,586.
In December 2017, Pinstripes entered into a warrant agreement (the “Cohen Warrant Agreement”) with Cindy Rae Cohen pursuant to which Pinstripes issued to Ms. Cohen an aggregate of 50,000 warrants as added consideration for services rendered under the Design Agreement. Each warrant entitles Ms. Cohen to purchase one share of Pinstripes Common Stock for a price of $8.00 per share, subject to such adjustment as provided in the Cohen Warrant Agreement. The warrants (including the Pinstripes Common Stock issuable upon exercise of the warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the Closing of the Business Combination. On June 22, 2023, Ms. Cohen and Pinstripes entered into an amendment to the Cohen Warrant Agreement pursuant to which the warrant was automatically deemed exercised on a cashless basis upon the Closing of the Business Combination.
On April 1, 2021, Pinstripes issued $125,000 aggregate principal amount convertible notes to Jeffrey Schwartz, the brother of Dale Schwartz. The convertible note accrued interest at 8% annually and matured on April 1, 2022. The holder of the convertible note had the right, at their option, to convert all of the outstanding principal to shares of Pinstripes Series G Convertible Preferred Stock equal to the quotient of (i) the outstanding principal on the convertible note divided by (ii) the conversion price. The conversion price was equal to $10 per share. The holder of the convertible note converted the convertible note to 12,500 shares of Pinstripes Series G Convertible Preferred Stock in June 2022.
Pinstripes Convertible Note Financing
On June 4, 2021, Pinstripes issued $5,000,000 aggregate principal amount of convertible notes (the “Convertible Notes”) to affiliates of Westfield (the “Note Holders”), a 5% stockholder of Pinstripes. The Convertible Notes accrue interest at an annual rate of 1.07% and mature on June 4, 2025. The Note Holders have the right, at their option, to convert all of the outstanding principal and accrued interest to shares of Pinstripes Common Stock equal to the quotient of (i) the outstanding principal on the Convertible Note divided by (ii) the conversion price of $10 per share. If the Note Holders elect not to convert, they are entitled to an annual premium payment equal to 6.93% of the outstanding principal amount owed. For fiscal 2023, interest related to the premium on the Convertible Notes was $660,000. Pursuant to an amendment to the Convertible Notes executed on June 22, 2023, immediately prior to the Closing of the Business Combination the outstanding principal owed by Pinstripes pursuant to the Convertible Notes, together with all accrued but unpaid interest thereon (the “Outstanding Balance”) was automatically converted into that number of shares of Pinstripes Common Stock equal to the quotient obtained by dividing the Outstanding Balance on the date of such conversion by $10.00.
Pinstripes Preferred Stock Financing
From time to time, Pinstripes sold Preferred Stock to its directors, including directors who became directors of Pinstripes Holdings, and to certain affiliates of its real estate partners, who were 5% stockholders of Pinstripes. Prior to the consummation of the Business Combination, each share of Preferred Stock could converted at any time into shares of Pinstripes Common Stock at a ratio of one to one. Each share of Preferred Stock was converted to a shares of Pinstripes Holdings Common Stock in connection with the Business Combination in accordance with the terms of the Business Combination Agreement. The following table summarizes the shares of Preferred Stock held by Pinstripes’ directors and 5% stockholders as of immediately prior to the consummation of the Business Combination:

Name of Purchaser	Financing Series	Purchase Price Per Share	Conversion Price	Principal Amount	Dividend Rate per Share	# of Shares of Preferred Stock
Jack Greenberg	Series C	$2.50	$2.50	$200,000	$0.20	80,000
	Series D-1	$3.00	$3.00	$99,999	$0.24	33,333
Daniel Goldberg	Series A	$0.50	$0.50	$62,500	$0.40	125,000
	Series B	$2.00	$2.00	$140,625	$0.16	56,250
	Series D-1	$3.00	$3.00	$187,500	$0.24	62,500
	Series D-2	$4.50	$4.50	$374,998.5	$0.36	83,333
Larry Kadis	Series A	$0.50	$0.50	$62,500	$0.40	125,000
	Series D-1	$3.00	$3.00	$187,500	$0.24	62,500
BPR Cumulus LLC, an affiliate of Brookfield and a 5% stockholder of Pinstripes	Series F	$8.00	$8.00	$11,500,000	$0.64	1,437,500
MP PS LLC, an affiliate of Macerich and a 5% stockholder of Pinstripes	Series H	$15.00	$15.00	$6,000,000	$1.20	400,000
NONSUCH LLC, an affiliate of Hudson’s Bay and a 5% stockholder of Pinstripes	Series F	$8.00	$8.00	$10,000,000	$0.64	1,250,000
SPG Pinstripes, Inc., an affiliate of Simon Property Group and a 5% stockholder of Pinstripes	Series F	$8.00	$8.00	$5,000,000	$0.64	625,000
The Stockholders’ Agreement
Dale Schwartz, affiliates of Brookfield, Macerich, HBC US Holdings, Simon Property Group and those other parties who become signatories thereto from time to time (collectively, with Dale Schwartz and the affiliates of Brookfield, Macerich, HBC US Holdings and Simon Property Group, the “Stockholders”) were each a party to the Pinstripes amended and restated stockholders agreement dated January 9, 2017 (the “Stockholders’ Agreement”).

The Stockholders’ Agreement, among other things, provided the terms for the constituency of directors. Pursuant to the terms of the Stockholders’ Agreement, each Stockholder agreed to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder had voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, all persons designated by Dale Schwartz shall be elected as directors.
Pursuant to the Stockholders’ Agreement, each Stockholder also agreed to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to the voting provisions of the Stockholders’ Agreement may be removed from office unless such removal is directed or approved by the affirmative vote of Mr. Schwartz, (ii) any vacancies created by the resignation, removal or death of a director shall be filled pursuant to the voting provisions of the Stockholders’ Agreement and (iii) upon the request of Mr. Schwartz to remove a director, such director shall be removed.
The Stockholders’ Agreement was terminated at the Closing of the Business Combination.
Other Agreements with Real Estate Partners
The Brookfield Norwalk Lease Agreement
On April 23, 2019, Pinstripes entered into a lease agreement, as amended on December 9, 2020 (the “Brookfield Norwalk Lease Agreement”) with Brookfield, an affiliate of BPR Cumulus LLC, a Pinstripes 5% stockholder, for approximately 25,796 square feet of indoor space and approximately 500 square feet of patio space for its location at 100 N Water St Suite 3300, Norwalk, CT 06854.
Under the Brookfield Norwalk Lease Agreement, Pinstripes is obligated to pay to Brookfield an annual minimum rent of $1,050,000, subject to periodic increase, plus a percentage of annual gross sales over a threshold amount, and Pinstripes may also receive tenant allowances from Brookfield. The initial term of the Brookfield Norwalk Lease Agreement is 10 years, and Pinstripes has the option to renew for two additional successive five-year periods.
Pinstripes has paid $752,599.09 and $2,116,378 in fiscal 2024 (through January 17, 2024) and fiscal 2023, respectively, in connection with this lease.
The Westfield Garden State Plaza Lease Agreement
On May 18, 2021, Pinstripes entered into a lease agreement (the “Westfield Garden State Plaza Lease Agreement”) with Westfield, an affiliate of Fashion Square Eco LP and URW US Services, Inc., Pinstripes 5% stockholders, for 29,598 square feet of indoor space and 700 square feet of patio space for its location at 1 Garden State Plaza Blvd, Paramus, NJ 07652.
Under the Westfield Garden State Plaza Lease Agreement, Pinstripes is obligated to pay to Westfield an annual minimum rent of $1,399,999.98, subject to periodic increase, plus a percentage of annual gross sales over a threshold amount, and Pinstripes has also received tenant allowances from Westfield. The initial term of the Westfield Garden State Plaza Lease Agreement is 15 years, and Pinstripes has the option to renew for one additional five-year period.
Pinstripes has received tenant allowances of $1,203,271 and $2,599,000 in fiscal 2024 (through January 17, 2024) and fiscal 2023, respectively, in connection with this lease.
The Westfield Topanga Lease Agreement
On May 18, 2021, Pinstripes entered into a lease agreement (the “Westfield Topanga Lease Agreement”) with Westfield, an affiliate of Fashion Square Eco LP and URW US Services, Inc., Pinstripes 5% stockholders, for 27,990 square feet of indoor space and 400 square feet of patio space for its location at 6600 Topanga Canyon Boulevard Canoga Park CA 91303.

Under the Westfield Topanga Lease Agreement, Pinstripes is obligated to pay to Westfield an annual minimum rent of $1,399,999.98 and subject to periodic increase, plus a percentage of annual gross sales over a threshold amount, and Pinstripes may also receive tenant allowances from Westfield. The initial term of the Westfield Topanga Lease Agreement is 10 years, and Pinstripes has the option to renew for two additional successive five-year periods.
Pinstripes has received tenant allowances of $0 and $5,000,000 in fiscal 2024 (through January 17, 2024) and fiscal 2023, respectively, in connection with this lease.
The Macerich Walnut Creek Lease Agreement
In August 2021, Pinstripes entered into a lease agreement (the “Walnut Creek Lease Agreement”) with MACERICH HHF BROADWAY PLAZA LLC, a Delaware limited liability company (“Macerich HHF”), an affiliate of MP PS LLC, a Pinstripes 5% stockholder, for 27,268 square feet of indoor space and 700 square feet of patio space for its location at 1115 Broadway Plaza, Walnut Creek, CA 94596, the terms of which were contingent upon the purchase of a mutually acceptable equity interest in Pinstripes by Macerich or its affiliate. Such contingency was satisfied by MP PS LLC purchase of 400,000 shares of Pinstripes Series H Preferred Stock.
Under the Walnut Creek Lease Agreement, Pinstripes is obligated to pay to Macerich HHF an annual fixed minimum rent of $1,357,761 per lease year, plus a percentage of annual gross sales over a threshold amount, and Pinstripes may also receive tenant allowances from Macerich HHF. The initial term of the Walnut Creek Lease Agreement is fifteen years, and Pinstripes has the option to renew for two additional successive five-year terms.
Pinstripes has received tenant allowances of $3,629,932 and $403,133 in fiscal 2024 (through January 17, 2024) and fiscal 2023, respectively, in connection with this lease.
The Simon Fort Worth Lease Agreement
On February 21, 2017, Pinstripes entered into a lease agreement for approximately 30,000 square feet of indoor space and approximately 3,000 square feet of patio space for its location at 5001 Trailhead Bnd Wy, Fort Worth, TX 76109, as amended by a first lease amendment on April 16, 2018, by a second lease amendment on May 27, 2020 and by a letter agreement dated November 29, 2016 (the “Fort Worth Lease Agreement”) with Clearfork Retail Venture, LLC (“Clearfork”). An affiliate of SPG Pinstripes, Inc. (which is an affiliate of Simon Property Group), a Pinstripes 5% stockholder, owns a minority interest in Clearfork.
Under the Fort Worth Lease Agreement, Pinstripes is obligated to pay to Clearfork an annual minimum rent, initially at $950,000 and subject to periodic increase, plus a percentage of annual gross sales over a threshold amount, and Pinstripes has also received tenant allowances from Clearfork. The initial term of the Fort Worth Lease Agreement is 10 years and Pinstripes has the option to renew for three additional successive five-year periods.
Pinstripes has paid Clearfork $1,791,986 and $1,439,901 in fiscal 2024 (through January 17, 2024) and fiscal 2023, respectively, in connection with this lease.
Related Person Transactions in Connection with the Business Combination
Director Designation Agreement
On the Closing Date, the Company and Mr. Dale Schwartz, the President and Chief Executive Officer of the Company, entered into the Director Designation Agreement, pursuant to which, among other things, Mr. Schwartz has the right to designate: (i) four directors for election to the Board so long as Mr. Schwartz or any trusts or family partnerships he controls (collectively, the “Schwartz Group”) beneficially own a number of shares (provided that no member of the Schwartz Group will be deemed to beneficially own any unvested Class B Common Stock) equal to at least 70% of the number of shares of Class A Common Stock the members of the Schwartz Group are issued in connection with the Business Combination, but excluding any unvested Class B Common Stock (the “Key Individual Shares”), (ii) three directors for election to the Board so long as the members of the Schwartz Group beneficially own a number of shares equal to at least 50% (but less than 70%) of the number of Key Individual Shares, (iii) two directors for election to the Pinstripes Holdings Board so long as the members of the Schwartz

Group beneficially own a number of shares equal to at least 25% (but less than 50%) of the number of Key Individual Shares and (iv) one director for election to the Board so long as the members of the Schwartz Group beneficially own a number of shares equal to at least 10% (but less than 25%) of the number Key Individual Shares. Mr. Schwartz also has the right to designate a majority of the members of each committee of the Pinstripes Holdings Board for so long as Mr. Schwartz has the ability to designate at least four individuals for nomination to the Pinstripes Holdings Board. At all other times that Mr. Schwartz has the ability to designate at least one individual for nomination to the Pinstripes Holdings Board, Mr. Schwartz will have the ability to designate at least one-third, but in no event fewer than one, of the members of each committee. Additionally, the Company will not increase or decrease the size of the Pinstripes Holdings Board or amend or adopt new organizational documents, corporate policies or committee charters that might reasonably be deemed to adversely affect any of Mr. Schwartz’ rights under the Director Designation Agreement without the consent of Mr. Schwartz so long as Mr. Schwartz has the ability to designate at least one individual for nomination to the Pinstripes Holdings Board. Each of Mr. Schwartz’s designees (other than himself) must qualify as independent directors under the rules of the New York Stock Exchange (or, if not the New York Stock Exchange, the principal U.S. national securities exchange upon which the Class A Common Stock is then listed). Mr. Schwartz named Diane Aigotti as his director designee in Class I, Larry Kadis and Jack Greenberg as his director designees in Class II and Mr. Schwartz himself as his director designee in Class III (such classes being discussed above in the section entitled “Management”).
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, Banyan, the Sponsor Holders and Pinstripes entered into the Sponsor Letter Agreement, pursuant to which, among other things, the Sponsor Holders agreed to (i) vote in favor of all proposals at the special meeting held on December 27, 2023, (ii) waive the anti-dilution or similar protections with respect to the Banyan Class B Common Stock held by the Sponsor Holders, (iii) not redeem any of their respective shares in connection with the vote to approve the Business Combination and (iv) not further amend or modify the IPO Letter Agreement. Additionally, each of the Sponsor Holders acknowledged that the IPO Letter Agreement would continue to be in effect and would survive the consummation of the Business Combination; provided, however, that effective from the Closing, the lock-up period contained in Section 7 of the IPO Letter Agreement would be shortened to six months from the Closing.
In addition, the Sponsor Holders agreed that two-thirds of the Banyan Class B Common Stock (or Banyan Class A Common Stock, if converted) held by the Sponsor Holders (excluding up to approximately 1,000,000 shares of Banyan Class B Common Stock that will be transferred at Closing by the Sponsor pursuant to the Non- Redemption Agreements and up to 2,000,000 shares of Banyan Class B Common Stock that may be transferred by the Sponsor to investors in the Series I Financing) shall be subject to vesting conditions and forfeiture. The vesting and forfeiture conditions, as well as transfer restrictions will be implemented in the Charter by the issuance of Pinstripes Holdings Series B-1 Common Stock and Pinstripes Holdings Series B-2 Common Stock representing the Vesting Shares, which shall convert to Pinstripes Holdings Class A Common Stock upon the satisfaction of the vesting conditions described herein. The Vesting Shares are subject to vesting conditions and forfeiture as follows: (i) 50% of the Vesting Shares were issued as Pinstripes Holdings Series B-1 Common Stock and shall vest and no longer be subject to forfeiture if the volume weighted average share price of the Pinstripes Holdings Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period commencing five months after the Closing; and (ii) 50% of the Vesting Shares were issued as Pinstripes Holdings Series B-2 Common Stock and shall vest and no longer be subject to forfeiture if the volume weighted average share price of the Pinstripes Holdings Class A Common Stock equals or exceeds $14.00 per share for any 20 trading days within any consecutive 30-trading day period commencing five months after the Closing. Any Vesting Shares remain unvested upon the five-year anniversary of the Closing will be forfeited by the Sponsor Holders.
Concurrently with the execution of the Second Amended and Restated Business Combination Agreement, Banyan, the Sponsor Holders and Pinstripes, entered into an amendment to the Sponsor Letter Agreement, pursuant to which, the parties agreed that, if the number of Released Shares is less than 2,000,000, then the lesser of (i) fifty percent (50%) of the Non-Transferred Reserved Shares and (ii) 250,000 Non-Transferred Reserved Shares, shall be retained by the Sponsor and all Non-Transferred Reserved Shares in excess of the Sponsor Non-Transferred Reserved Shares will be forfeited by the Sponsor at Closing for no consideration. Additionally, all Sponsor Non-Transferred Reserved Shares, if any, were fully vested and were no longer part of the Vesting Shares. A number of

Pinstripes Holdings Class A Common Stock equal to the number of Forfeited Reserved Shares were issued as merger consideration to the equityholders of Pinstripes in the Business Combination.
Security Holder Support Agreement
Concurrently with the execution of the Business Combination Agreement, Banyan, Pinstripes and certain security holders of Pinstripes, including Mr. Schwartz and affiliates of Brookfield, Macerich, HBC US Holdings and Simon Property Group entered into the Security Holder Support Agreement, pursuant to which such security holders agreed to, among other things, (i) waive any appraisal rights or dissenter rights in connection with the Business Combination, (ii) as soon as reasonably practicable following the registration statement on Form S-4, being declared effective by the SEC, consent to and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (iii) not transfer any Pinstripes Holdings Common Stock such security holders were issued in connection with the Business Combination for a period of six months following the Closing. The transfer restrictions applicable to such security holders will lapse prior to their expiration upon the occurrence of certain events, including a liquidation, merger, stock exchange, reorganization or other similar transactions that results in all of the public stockholders having the right to exchange their Pinstripes Holdings Common Stock for cash, securities or other property and the closing price of the Pinstripes Holdings Class A Common Stock reaching or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing.
A&R Registration Rights Agreement
On the Closing Date, the Company, the Sponsor Holders, Mr. Schwartz, the other executive officer and directors of the Company and certain other equityholders of the Company (collectively, the “Holders”) entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which, among other things, the parties were granted customary registration rights with respect to the Class A Common Stock. Pursuant to the A&R Registration Rights Agreement, the Company is obligated to, among other things use its reasonable best efforts to file a registration statement on Form S-1 covering the resale of approximately 40,000,000 shares held by, or underlying other securities held, by the Holders by February 12, 2024, to use reasonable best efforts to cause such registration statement to become effective by April 12, 2024 and to thereafter use reasonable best efforts to maintain the effectiveness of such registration statement (subject to certain exceptions). The A&R Registration Rights Agreements also includes other customary provisions, including shelf takedown and piggyback rights and as to indemnification and contribution of the Holders.
Lockup Agreement
Concurrently with the execution of the Business Combination Agreement, Banyan, Pinstripes and certain other security holders of Pinstripes not party to the Security Holder Agreement entered into the Lockup Agreement, pursuant to which such security holders agreed that it, he or she will not transfer any Pinstripes Holdings Common Stock such security holder was issued in connection with the Business Combination for a period of six months following the Closing. The transfer restrictions for the security holders will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the Pinstripes Holdings Class A Common Stock reaching or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. Additionally, the transfer restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, certain open market transfers and transfers upon death or by will.
Indemnification Agreements
Pinstripes Holdings has entered into indemnification agreements, with each of its directors and executive officers. These agreements require Pinstripes Holdings to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Pinstripes Holdings, and to advance expenses incurred as a result of any proceeding as to which they could be indemnified. Pinstripes Holdings is also expected to enter into indemnification agreements with its future directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or persons controlling Pinstripes Holdings pursuant to the foregoing, Pinstripes Holdings will be informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pinstripes Holdings of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered in the registration statement of which this prospectus forms a part, Pinstripes Holdings will, unless in the opinion of Pinstripes Holdings’ counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and Pinstripes Holdings will be governed by the final adjudication of such issue.
Statement of Policy Regarding Transactions with Related Persons
Pinstripes Holdings approved and adopted a formal written policy, effective December 29, 2023, providing that Pinstripes Holdings’ officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Pinstripes Holdings’ voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with Pinstripes Holdings without the approval of the Pinstripes Holdings’ Nominating and Corporate Governance Committee, subject to the exceptions. For more information, see the section entitled “Management — Related Person Policy of the Company.”

MATERIAL UNITED STATES TAX CONSEQUENCES TO HOLDERS OF COMMON STOCK AND WARRANTS
The following discussion is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of Pinstripes Holdings Common Stock and warrants, which we collectively refer to as our “securities,” but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of Pinstripes Holdings Common Stock or warrants.
This discussion is limited to holders of Pinstripes Holdings Common Stock or warrants as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•banks, financial institutions or financial services entities;
•broker dealers;
•taxpayers that are subject to the mark-to-market method of accounting;
•tax-qualified retirement plans;
•insurance companies;
•persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;
•U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•U.S. expatriates or former long-term residents of the U.S.;
•governments or agencies or instrumentalities thereof;
•regulated investment companies (RICs) or real estate investment trusts (REITs);
•persons subject to the alternative minimum tax provisions of the Code;
•persons who received their shares of Pinstripes Holdings Common Stock or warrants as compensation;
•partnerships or other pass-through entities for U.S. federal income tax purposes;
•tax-exempt entities;
•accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; and
•persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares.

If an entity treated as a partnership for U.S. federal income tax purposes holds our securities, the tax treatment of an owner in such an entity will depend on the status of the owner, the activities of such entity, and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes holding our securities and the owners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our shares of Pinstripes Holdings Common Stock or warrants who or that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.
Taxation of Distributions. If we make distributions of cash or property on Pinstripes Holdings Common Stock, the gross amount of distributions made with respect to Pinstripes Holdings Common Stock generally will be includible in a U.S. Holder’s gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates, and a portion of such dividends (either 50%, 65% or 100%, depending upon the corporate U.S. Holder’s ownership of the Company) will generally be eligible for the dividends received deduction if the requisite holding period is satisfied. Distributions in excess of our current or accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Pinstripes Holdings Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Pinstripes Holdings Common Stock, as described under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock and Warrants” below.
With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock and Warrants. Upon a sale or other taxable disposition of Pinstripes Holdings Common Stock or warrants, a U.S. Holder generally will recognize capital gain or loss. Generally, the amount of such gain or loss is equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Pinstripes Holdings Common Stock or warrants so disposed of. A

U.S. Holder’s adjusted tax basis in its Pinstripes Holdings Common Stock or warrants generally will equal the U.S. Holder’s adjusted cost less, in the case of a share of Pinstripes Holdings Common Stock, any prior distributions treated as a return of capital. In the case of any shares of Pinstripes Holdings Common Stock or warrants originally acquired as part of an investment unit, the acquisition cost for the share of Pinstripes Holdings Common Stock or warrant that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pinstripes Holdings Common Stock or warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the Pinstripes Holdings Common Stock or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Exercise, Lapse, or Redemption of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant. A U.S. Holder’s tax basis in a share of Pinstripes Holdings Common Stock received upon exercise of a warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price. The U.S. Holder’s holding period for the share of Pinstripes Holdings Common Stock or received upon exercise of the warrant generally will commence on the date of exercise of the warrant or the date following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. Such loss will be long-term capital loss if the U.S. Holder has held the warrant for more than one year as of the date the warrant lapses. The deductibility of capital losses is subject to certain limitations.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the shares of Pinstripes Holdings Common Stock received would equal the U.S. Holder’s basis in the warrants used to effect the cashless exercise. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Pinstripes Holdings Common Stock generally would be treated as commencing on the date following the date of exercise (or possibly the date of exercise of the warrant). If the cashless exercise were treated as a recapitalization, the holding period of the Pinstripes Holdings Common Stock would include the holding period of the warrant.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Pinstripes Holdings Common Stock received would equal the sum of the U.S. Holder’s initial investment in the warrants deemed exercised and the exercise price of such warrants. A U.S. Holder’s holding period for the Pinstripes Holdings Common Stock in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
The U.S. federal income tax consequences of an exercise of a warrant occurring after our giving notice of an intention to redeem the warrant for $0.01 as described in the section of this prospectus entitled “Description of Securities — Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and “Description of Securities — Warrants — Redemption of warrants when the price per share of Pinstripes Holdings Class A Common Stock equals or exceeds $10.00” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if we redeemed such warrant for Pinstripes Holdings Class A Common Stock or as an exercise of the warrant. If the cashless exercise of a warrant for Pinstripes Holdings Class A Common Stock is treated as a redemption, then, such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s basis in the Pinstripes Holdings Class A Common Stock received should equal the U.S. Holder’s basis in the warrants redeemed and the holding period of the Pinstripes Holdings Class A Common Stock received should include the U.S. Holder’s holding period of the warrant. If the cashless exercise of a warrant is treated as the exercise of a warrant, the U.S. federal income tax consequences generally should be similar to those described above in the section under the heading “— Exercise, Lapse or Redemption of a Warrant.” Due to the lack of clarity under current law regarding the treatment of an exercise of a warrant after our giving notice of an intention to redeem the warrant, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the exercise of a warrant occurring after our giving notice of an intention to redeem the warrant as described above.
If we redeem warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities — Warrants — ” or if we purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock and Warrants.”
Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Pinstripes Holdings Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events as discussed in the section of this registration statement captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the U.S. Holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Pinstripes Holdings Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of Pinstripes Holdings Common Stock, or as a result of the issuance of a stock dividend to holders of shares of Pinstripes Holdings Common Stock. Such constructive distribution to a U.S. Holder of warrants would be treated as if such U.S. Holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “— Taxation of Distributions”). Such constructive distributions would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its warrants should be increased to the extent of any constructive distribution treated as a dividend. For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of warrants not exempt from information reporting. Proposed Treasury Regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.
Information Reporting and Backup Withholding. Distributions with respect to Pinstripes Holdings Common Stock to a U.S. Holder, regardless of whether such distributions constitute dividends, and proceeds from the sale, exchange or redemption of Pinstripes Holdings Common Stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our shares of Pinstripes Holdings Common Stock or warrants who or that is, for U.S. federal income tax purposes:
•a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
•a foreign corporation; or
•an estate or trust that is not a U.S. Holder.
Taxation of Distributions. If we do make distributions of cash or property on our Pinstripes Holdings Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Pinstripes Holdings Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock and Warrants.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Gain or Loss on Sale, Taxable Exchange, or other Taxable Disposition of Common Stock and Warrants. A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock or warrants (including an expiration of warrants) unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our Pinstripes Holdings Common Stock and warrants constitute U.S. real property interests (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock and warrants by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Common Stock and warrants are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Exercise, Lapse, or Redemption of a Warrant. The characterization for U.S. federal income tax purposes of the exercise, redemption or lapse of a warrant held by a Non-U.S. Holder will generally correspond to the characterization described under “— U.S. Holders — Exercise, Lapse, or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the consequences would follow those described above in “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock and Warrants.”
Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Pinstripes Holdings Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The Non-U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Non-U.S. Holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Pinstripes Holdings Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of Pinstripes Holdings Common Stock, or as a result of the issuance of a stock dividend to holders of shares of Pinstripes Holdings Common Stock. Such constructive distribution to a Non-U.S. Holder of warrants would be treated as if such Non-U.S. Holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “— Taxation of Distributions”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.
Information Reporting and Backup Withholding. Payments of dividends on Pinstripes Holdings Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, amounts treated as dividends that are paid to a Non-U.S. Holder in connection with any distributions on Pinstripes Holdings Common Stock are generally subject to reporting on IRS Form 1042-S regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of the Pinstripes Holdings Common Stock and warrants within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of the Pinstripes Holdings Common Stock and warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Pinstripes Holdings Common Stock paid, or constructive distributions deemed paid, if any, with respect to our warrants, to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on Pinstripes Holdings Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Pinstripes Holdings Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our securities.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to (i) 12,075,000 shares of Pinstripes Holdings Class A Common Stock that are issuable upon the exercise of the Public Warrants and (ii) 11,910,000 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Private Placement Warrants by the holders thereof.
We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees of up to an aggregate of
36,605,141 shares of Pinstripes Holdings Class A Common Stock, which consist of:
(i) 4,172,025 outstanding shares of Pinstripes Holdings Class A Common Stock that, consist of (a) 2,646,250 outstanding shares of Pinstripes Holdings Class A Common Stock issued upon conversion on a one-for-one basis of 2,646,250 shares of Class B Common Stock of Banyan, originally issued to the Sponsor at a purchase price of approximately $0.003 per share before the IPO, of which (1) 2,596,762 shares continue to be held as Pinstripes Holdings Class A Common Stock by the Sponsor and (2) 49,488 shares were assigned and sold by the Sponsor to the Sponsor Holders for a purchase price of $0.003 per share before the IPO, and continue to be held as Pinstripes Holdings Class A Common Stock by the Individual Sponsor Holders, (b) 1,018,750 shares that were, upon closing of the Business Combination, effectively re-issued as Pinstripes Holdings Class A Common Stock to Non-Redeeming Investors, after being forfeited as Banyan Common Stock by the Sponsor Holders , and (c) 507,025 shares were, upon closing of the Business Combination, effectively re-issued as Pinstripes Holdings Common Stock to holders of the Series I Convertible Preferred Stock in consideration of their agreement to invest in the Series I Financing, after being forfeited as Banyan Common Stock by the Sponsor Holders;
(ii) 11,771,022 outstanding shares of Pinstripes Holdings Class A Common Stock that, consist of (a) 11,669,311 outstanding shares of Pinstripes Holdings Class A Common Stock issued to Pinstripes Affiliates in the Business Combination in exchange for their shares of Pinstripes Common Stock, including shares issued upon conversion of Pinstripes Preferred Stock, which Pinstripes Affiliate Shares were, at various times prior to the Business Combination, acquired by the Pinstripes Affiliates; provided, that the Pinstripes Affiliates Shares include 1,242,975 shares of Pinstripes Holdings Class A Common Stock that were re-issued to the Pinstripes Affiliates after being forfeited as Banyan Common Stock by the Sponsor Holders and which shares of Banyan Common Stock were initially issued to the Sponsor in a private placement at a purchase price of $0.003 per share before the IPO, and some of which were assigned and sold by the Sponsor to certain Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO;
(iii) 50,000 outstanding shares of Pinstripes Holdings Class A Common Stock issued to Roth Capital Partners LLC in settlement of $0.5 million of transaction costs incurred by Pinstripes for financial advisor, legal and other professional services (accordingly, at an effective price of $10.00 per share);
(iv) 4,696,777 shares of Pinstripes Holdings Class A Common Stock issuable upon conversion of Pinstripes Holdings Series B-1 Common Stock, Pinstripes Holdings Series B-2 Common Stock and Pinstripes Holdings Series B-3 Common Stock, of which (a) 915,000 shares are issuable upon conversion of 915,000 shares of Pinstripes Holdings Series B-1 Common Stock that were issued, in connection with the consummation of the Business Combination, on a one-for-one basis in exchange for 915,000 shares of Banyan Common Stock, which shares were initially issued to the Sponsor in a private placement at purchase price of $0.003 per share before the IPO, of which 896,104 shares continued to be held by the Sponsor until the closing of the Business Combination and 18,896 shares were assigned and sold by the Sponsor to certain Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO, (b) 915,000 shares are issuable upon conversion of 915,000 shares of Pinstripes Holdings Series B-2 Common Stock that were issued, in connection with the consummation of the Business Combination, on a one-for-one basis in exchange for 915,000 shares of Banyan Common Stock, which were initially issued to the Sponsor in a private placement at an effective purchase price of $0.003 per share before the IPO, of which 896,103 shares continued to be held by the Sponsor until the closing of the Business Combination and 18,897 shares were assigned and sold by the Sponsor to the Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO, (c) 872,160 shares are issuable upon conversion of 872,160 shares of Pinstripes Holdings Series B-1 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock (d) 872,160 shares are issuable upon conversion of 872,160 shares of Pinstripes Holdings Series B-2 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock, and (e) 1,395,457 shares are issuable upon conversion of 1,395,457 shares of Pinstripes Holdings Series B-3 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock;
(v) up to 647,011 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of Pinstripes Holdings Options that were issued to Pinstripes Affiliates in exchange for Pinstripes Options, which Pinstripes Options were issued as consideration for service as directors and officers;
(vi) up to 172,806 shares of Pinstripes Holdings Class A Common Stock issuable upon the vesting of restricted stock units that were issued to non-employee directors of Pinstripes Holdings on January 19, 2024 as consideration of their service as directors of Pinstripes Holdings;
(vii) up to 2,912,500 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Oaktree Warrants issued by Pinstripes Holdings to Oaktree, in connection with the closing of the Business Combination and the Oaktree Tranche 1 Loan, in consideration of Oaktree’s providing the Oaktree Tranche 1 Loan; and
(viii) up to 11,910,000 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise, at an exercise of $11.50 per share, of 11,910,000 Private Placement Warrants, of which (a) 10,860,000 were issued to the Sponsor at an effective purchase price of $1.00 per share in connection with the closing of the IPO and (b) 1,050,000 were issued to the underwriters of the IPO at an effective purchase price of $1.00 per share. This Prospectus also relates to the offer and sale from time to time by certain of the Selling Securityholders of the Private Placement Warrants.
The 24,342,922 shares of Pinstripes Holdings Class A Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders would represent approximately 61.0% of the shares of Pinstripes Holdings Class A Common Stock outstanding as of February 9, 2024 and 31.4% of the shares of Pinstripes Holdings Class A Common Stock outstanding assuming the issuance of all 37,727,500 shares of Pinstripes Holdings Class A Common Stock issuable upon full exercise of the Warrants and the Oaktree Warrants and upon conversion of all outstanding shares of Pinstripes Holdings Series B Common Stock (which may will become convertible only upon the satisfaction of the conditions described elsewhere in this prospectus).
However, 15,943,047 of the shares of Pinstripes Holdings Class A Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders are subject to a contractual lock-up period, and may not be sold or otherwise transferred for a period of six months following the Closing; provided, that the transfer restrictions for the security holders will lapse prior to their expiration upon the occurrence of certain events, including the closing price of the Pinstripes Holdings Class A Common Stock reaching or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and the transfer restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, certain open market transfers and transfers upon death or by will. Additionally, the shares of Pinstripes Holdings Class A Common Stock underlying the Oaktree Warrants may not be publicly resold until the first anniversary of the closing of the Business Combination. Given the substantial number of shares of Pinstripes Holdings Class A Common Stock being registered pursuant to this prospectus, the sale of such shares, or the perception in the market of the potential for the sale of a large number of shares, could increase the volatility of the market price of Pinstripes Holdings Class A Common Stock or result in a significant decline in the public trading price of Pinstripes Holdings Class A Common Stock. See “Risk Factors - The shares of Pinstripes Holdings Class A Common Stock being offered in this prospectus represent a substantial percentage of the outstanding shares of Pinstripes Holdings Class A Common Stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the Pinstripes Holdings Class A Common Stock to decline significantly.”

Depending on the price, the public securityholders may have paid significantly more than the Selling Securityholders for any shares or warrants they may have purchased in the open market based on variable market price.
We will not receive any proceeds from the sale of the Pinstripes Holdings Class A Common Stock by the Selling Securityholders pursuant to this prospectus. We will receive any proceeds from the exercise of the Public Warrants and the Private Placement Warrants (if any) for cash, but not from the sale of the shares of Pinstripes Holdings Class A Common Stock issuable upon such exercise. However, the exercise price of the Public Warrants and the Private Placement Warrants is $11.50 per share, which exceeds the trading price of the Pinstripes Holdings Class A Common Stock as of the date of this prospectus, and we believe that, for so long as the Public Warrants or the Private Placement Warrants are “out of the money,” the holders thereof are not likely to exercise the Public Warrants or the Private Placement Warrants.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants or interests in our Pinstripes Holdings Class A Common Stock or Private Placement Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants or interests in our Pinstripes Holdings Class A Common Stock or Private Placement Warrants on any stock exchange, market or trading facility on which shares of our Pinstripes Holdings Class A Common Stock or Warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any method permitted under applicable law, including one or more of the following methods when disposing of their shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants or interests therein:
• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• one or more underwritten offerings;
• block trades in which the broker-dealer will attempt to sell the shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• distributions to their employees, members, partners or shareholders;
• in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
• short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
• in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
• directly to one or more purchasers;
• delayed delivery requirements;
• in settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
• by pledge to secure debts and other obligations;
• through agents;
• broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants at a stipulated price per share or warrant; and
• a combination of any such methods of sale.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our Pinstripes Holdings Class A Common Stock or Private Placement owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our Pinstripes Holdings Class A Common Stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants offered by them will be the purchase price of such shares of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
The Selling Securityholders also may in the future resell a portion of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our Pinstripes Holdings Class A Common Stock or Private Placement Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Pinstripes Holdings Class A Common Stock or Warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Pinstripes Holdings Class A Common Stock or Warrants by bidding for or purchasing shares of Pinstripes Holdings Class A Common Stock or Warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Pinstripes Holdings Class A Common Stock or Warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
A holder of Warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
Certain of our security holders have entered into Lockup Agreements. See “Certain Relationships and Related Person Transactions - Related Person Transactions in Connection with the Business Combination – Lockup Agreement .”
Under the A&R Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.
The Selling Securityholders may use this prospectus in connection with resales of shares of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Pinstripes Holdings Class A Common Stock or Private Placement Warrants.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of Pinstripes Holdings Class A Common Stock or Private Placement Warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Pinstripes Holdings Class A Common Stock or Private Placement Warrants pursuant to the distribution through a registration statement.

EXPERTS
The financial statements of Banyan Acquisition Corporation as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 10, 2021 (inception) through December 31, 2021, included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Banyan to continue as a going concern as described in Note 1 of the financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Pinstripes, Inc. at April 30, 2023 and April 24, 2022, and for each of the three years in the period ended April 30, 2023, included in this Prospectus and Registration Statement on Form S-1 of Pinstripes Holdings, Inc. have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
VALIDITY OF SECURITIES
Katten Muchin Rosenman LLP has passed upon the validity of the Pinstripes Holdings Class A Common Stock and the Private Placement Warrants. Partners of Katten Muchin Rosenman LLP directly and indirectly own approximately one percent of the shares of Pinstripes Holdings Class A Common Stock.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 with respect to securities offered by this prospectus. This prospectus is a part of that registration statement. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
We are subject to the information reporting requirements of the Exchange Act, and we will file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at https://investor.pinstripes.com/financials/sec-filings/default.aspx. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS
Banyan Acquisition Corporation
Unaudited Condensed Consolidated Financial Statements

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-26
Balance Sheets as of December 31, 2022 and 2021	F-27
Statements of Operations for the Year Ended December 31, 2022 and the Period from March 10, 2021 (inception) through December 31, 2021	F-28
Statements of Changes in Stockholders’ (Deficit) Equity for the Year Ended December 31, 2022 and the Period from March 10, 2021 (inception) through December 31, 2021	F-29
Statements of Cash Flows for the Year Ended December 31, 2022 and the Period from March 10, 2021 (inception) through December 31, 2021	F-30
Notes to Financial Statements	F-31
Pinstripes, Inc.

BANYAN ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023 (unaudited)	December 31, 2022
Assets
Current assets:
Cash	$304,554	$510,893
Prepaid expenses - current	105,221	256,157
Total Current Assets	409,775	767,050
Noncurrent assets:
Treasury securities held in trust account	42,423,610	250,326,857
Prepaid expenses - noncurrent	—	12,764
Total Noncurrent Assets	42,423,610	250,339,621
Total Assets	$42,833,385	$251,106,671
Liabilities, Redeemable Class A Common Stock and Stockholders’ Deficit
Current liabilities:
Accrued expenses	$3,550,710	$—
Income tax payable	103,574	783,546
Accrued franchise tax expense	29,589	193,490
Excise tax liability	2,100,318	—
Promissory notes – related parties	506,000	—
Accounts payable	408,714	244,891
Total Current Liabilities	6,698,905	1,221,927
Noncurrent liabilities:
Warrant liability	4,353,613	599,875
Deferred underwriter’s fee payable	3,622,500	9,660,000
Total Noncurrent Liabilities	7,976,113	10,259,875
Total Liabilities	14,675,018	11,481,802
Commitments and Contingencies (Note 8)
Redeemable Class A Common Stock
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; 3,998,687 and 24,150,000 shares issued and outstanding subject to possible redemption as of September 30, 2023 and December 31, 2022, respectively	42,423,610	250,326,857
Stockholders’ Deficit:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; 2,000,000 and none issued and outstanding, excluding 3,998,687 and 24,150,000 shares subject to possible redemption as of September 30, 2023 and December 31, 2022, respectively	200	—
Class B common stock, $0.0001 par value; 60,000,000 shares authorized; 5,245,000 and 7,245,000 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	525	725
Additional paid-in capital	—	—
Accumulated deficit	(14,265,968)	(10,702,713)
Total Stockholders’ Deficit	(14,265,243)	(10,701,988)
Total Liabilities, Redeemable Class A Common Stock and Stockholders’ Deficit	$42,833,385	$251,106,671
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BANYAN ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Warrant issuance expense	$—	$—	$—	$500,307
Exchange listing fees	21,249	20,178	63,518	140,543
Legal fees	1,003,710	17,380	3,517,185	139,324
General, administrative, and other expenses	471,369	217,784	1,501,781	653,646
Total operating expenses	1,496,328	255,342	5,082,484	1,433,820
Loss from operations	(1,496,328)	(255,342)	(5,082,484)	(1,433,820)
Other income (expenses):
Change in fair value of warrant liability	922,888	1,454,500	(3,753,738)	13,214,963
Interest income on cash held in bank account	3,901	—	18,991	—
Interest income on treasury securities held in Trust Account	514,356	1,251,524	4,405,609	1,709,000
Unrealized gain (loss) on treasury securities held in Trust Account	44,693	47,960	(62,494)	9,732
Other income	1,485,838	2,753,984	608,368	14,933,695
Income (loss) before provision for income taxes	(10,490)	2,498,642	(4,474,116)	13,499,875
Provision for income taxes	(98,248)	(217,336)	(897,753)	(325,757)
Net (loss) income	$(108,738)	$2,281,306	$(5,371,869)	$13,174,118
Basic and diluted weighted average shares outstanding, Class A common stock	3,998,687	24,150,000	12,192,078	22,115,385
Basic and diluted net (loss) income per share, Redeemable Class A common stock	$(0.01)	$0.07	$(0.28)	$0.45
Basic and diluted weighted average shares outstanding, Non-redeemable Class A and Class B common stock	7,245,000	7,245,000	7,245,000	7,245,000
Basic and diluted net (loss) income per share, Non-redeemable Class A and Class B common stock	$(0.01)	$0.07	$(0.28)	$0.45
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BANYAN ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Class A Common Stock Subject to Possible Redemption		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – December 31, 2022	24,150,000	$250,326,857	—	$—	7,245,000	$725	$—	$(10,702,713)	$(10,701,988)
Remeasurement of Class A common stock to redemption value	—	813,105	—	—	—	—	—	(813,105)	(813,105)
Net income	—	—	—	—	—	—	—	1,319,136	1,319,136
Balance – March 31, 2023 (unaudited)	24,150,000	251,139,962	—	—	7,245,000	725	—	(10,196,682)	(10,195,957)
Redemption of Class A common stock	(20,151,313)	(210,031,815)	—	—	—	—	—	—	—
Sponsor capital contribution for non-redemption agreements	—	—	—	—	—	—	892,911	—	844,916
Non-redemption agreements	—	—	—	—	—	—	(892,911)	—	(844,916)
Conversion of Class B common stock to Class A common stock	—	—	2,000,000	200	(2,000,000)	(200)	—	—	—
Excise tax	—	—	—	—	—	—	—	(2,100,318)	(2,100,318)
Remeasurement of Class A common stock to redemption value	—	1,082,415	—	—	—	—	—	(1,082,415)	(1,082,415)
Reduction of Deferred Underwriter Fee Payable	—	—	—	—	—	—	—	6,037,500	6,037,500
Net loss	—	—	—	—	—	—	—	(6,582,267)	(6,582,267)
Balance – June 30, 2023 (unaudited)	3,998,687	42,190,562	2,000,000	200	5,245,000	525	—	(13,924,182)	(13,923,457)
Remeasurement of Class A common stock to redemption value	—	233,048	—	—	—	—	—	(233,048)	(233,048)
Net loss	—	—	—	—	—	—	—	(108,738)	(108,738)
Balance – September 30, 2023 (unaudited)	3,998,687	$42,423,610	2,000,000	$200	5,245,000	$525	$—	$(14,265,968)	$(14,265,243)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Class A Common Stock Subject to Possible Redemption		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	—	$—	7,245,000	$725	$24,275	$(22,252)	$2,748
Issuance of Units in IPO	24,150,000	219,353,777	—	—	—	—	—	—	—
Deemed capital contribution from issuance of private warrants	—	—	—	—	—	—	4,504,363	—	4,504,363
Remeasurement of Class A common stock to redemption value at IPO	—	26,976,223	—	—	—	—	(4,528,638)	(22,447,585)	(26,976,223)
Remeasurement of Class A common stock to redemption value	—	65,397	—	—	—	—	—	(65,397)	(65,397)
Net income	—	—	—	—	—	—	—	9,442,637	9,442,637
Balance – March 31, 2022 (unaudited)	24,150,000	$246,395,397	—	—	7,245,000	$725	$—	$(13,092,597)	$(13,091,872)
Remeasurement of Class A common stock to redemption value	—	353,852	—	—	—	—	—	(353,852)	(353,852)
Net income	—	—	—	—	—	—	—	1,450,175	1,450,175
Balance – June 30, 2022 (unaudited)	24,150,000	$246,749,249	—	$—	7,245,000	$725	$—	$(11,996,274)	$(11,995,549)
Remeasurement of Class A common stock to redemption value	—	1,299,483	—	—	—	—	—	(1,299,483)	(1,299,483)
Net income	—	—	—	—	—	—	—	2,281,306	2,281,306
Balance – September 30, 2022 (unaudited)	24,150,000	$248,048,732	—	$—	7,245,000	$725	$—	$(11,014,451)	$(11,013,726)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BANYAN ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(5,371,869)	$13,174,118
Adjustments to reconcile net income to net cash used in operating activities:
Interest income on treasury securities held in Trust Account	(4,405,609)	(1,709,000)
Unrealized loss (gain) on short-term investments held in Trust Account	62,494	(9,732)
Change in fair value of warrant liability	3,753,738	(13,214,963)
Warrant issuance expense	—	500,307
Changes in operating assets and liabilities:
Prepaid expenses	163,700	(350,032)
Accrued expenses	3,550,710	307,984
Income tax payable	(679,972)	—
Accounts payable	163,823	129,595
Accrued offering costs	—	(364,557)
Accrued franchise tax	(163,901)	149,589
Net cash used in operating activities	(2,926,886)	(1,386,691)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(246,330,000)
Proceeds from sale of investments	210,031,815	—
Withdrawal from Trust Account for taxes	2,214,547	—
Net cash provided by (used in) investing activities	212,246,362	(246,330,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Units in IPO, net of underwriting fee	—	236,670,000
Proceeds from sale of private placement warrants	—	11,910,000
Payment of Class A common stock redemptions	(210,031,815)	—
Payment of promissory note – related party	—	(289,425)
Proceeds from promissory note - related party	506,000	—
Deferred offering costs	—	(42,391)
Net cash (used in) provided by financing activities	(209,525,815)	248,248,184
Net Change in Cash	(206,339)	531,493
Cash – Beginning	510,893	54,057
Cash – Ending	$304,554	$585,550
Non-Cash Investing and Financing Activities:
Initial fair value of Class A common stock subject to possible redemption	$—	$219,353,777
Remeasurement of Class A common stock subject to possible redemption	$2,128,568	$28,694,955
Deferred underwriter fee payable	$—	$9,660,000
Initial measurement of warrant liability	$—	$14,904,213
Reduction of Deferred Underwriter’s Fee Payable	$(6,037,500)	$—
Excise tax liability	$2,100,318	$—
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BANYAN ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Banyan Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on March 10, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Initial Business Combination”).
As of September 30, 2023, the Company had not commenced any operations. All activity for the period from March 10, 2021 (inception) through September 30, 2023, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and pursuit of an Initial Business Combination. The Company will not generate any operating revenues until after the completion of an Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of unrealized gains and interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. Panther Merger Sub Inc. is a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) with no activity.
Financing
The registration statement for the Company’s Initial Public Offering was declared effective on January 19, 2022. On January 24, 2022, the Company consummated its Initial Public Offering of 24,150,000 Units (the “Units”), each of which consisted of one-half of one redeemable warrant and one share of Class A common stock (the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $241,500,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 11,910,000 Private Placement Warrants (the “Private Placement Warrants”) to Banyan Acquisition Sponsor LLC (the “Sponsor”), BTIG, LLC and I-Bankers Securities, Inc., at an exercise price of $1.00 per Private Placement Warrant, for an aggregate of $11,910,000.
Following the closing of the Initial Public Offering on January 24, 2022, $246,330,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”), located in the United States which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of an Initial Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination by December 24, 2023 (the “Combination Period”).
At a reconvened special meeting of stockholders held on April 21, 2023 (the “Special Meeting”), the Company’s stockholders approved, and the Company subsequently adopted, (x) an amendment to the Company’s amended and restated certificate of incorporation (the “Charter Amendment”), which provided that (i) the Company shall have the option to extend the period by which it must complete an Initial Business Combination by eight months, from April 24, 2023 to December 24, 2023 (the “Extension Option”), and (ii) that each of the holders of shares of the Company’s Class B common stock shall have the right at any time to convert any and all of their shares of the Company’s Class B common stock to shares of the Company’s Class A common stock on a one-for-one basis prior to the closing of an Initial Business Combination, at the election of such holder and (y) an amendment to the Investment Management Trust Agreement (the “Trust Amendment”), which provided that the Company shall have the right to extend the period by which it must complete an Initial Business Combination by eight months, from April 24, 2023 to December 24, 2023, without having to make any payment to the Trust Account. Additionally, in connection with the Special Meeting, the Company and the Sponsor entered into certain non-redemption agreements with certain unaffiliated third parties, pursuant to which the Sponsor agreed to transfer an aggregate of 1,018,750 shares of Class B common stock to such third parties immediately following consummation of an Initial Business Combination if such third parties continued to hold certain amounts of Class A common stock through the closing of the Special Meeting and assuming the Charter Amendment and the Trust Amendment were adopted.
In connection with the stockholders’ vote at the Special Meeting, holders of 20,151,313 shares of Class A common stock exercised their right to redeem their shares for cash at an approximate price of $10.42 per share, which resulted in an aggregate payment to such redeeming holders of $210,031,815. As of September 30, 2023 (and inclusive of the payment referenced in the preceding sentence), the Trust Account balance was $42,423,610.
The Charter Amendment and the Trust Amendment received the requisite votes at the Special Meeting and were subsequently adopted by the Company. On April 21, 2023, the Company filed the Charter Amendment with the Secretary of State for the State of Delaware. On April 21, 2023, the Company exercised the Extension Option, extending the time allotted to complete an Initial Business Combination by eight months, from April 24, 2023 to December 24, 2023.
On April 21, 2023, pursuant to the terms of the Charter Amendment, the Sponsor converted 2,000,000 shares of Class B common stock held by it on a one-for-one basis into shares of Class A common stock with immediate effect. Following such conversion and taking into account the redemptions described above, there are 5,998,687 shares of Class A common stock issued and outstanding and 5,245,000 shares of Class B common stock issued and outstanding as of the date hereof.
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.
On April 21, 2023, the Company’s stockholders redeemed 20,151,313 Class A shares for a total of $210,031,815 in connection with the stockholder vote to approve the Company’s extension. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists, the likelihood that the future events will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing an Initial Business Combination as of September 30, 2023 and determined that a contingent liability should be calculated and recorded. As of September 30, 2023, the Company recorded $2,100,318 of excise tax liability calculated as 1% of shares redeemed.
The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Liquidity, Capital Resources and Going Concern
As of September 30, 2023, the Company had $304,554 in operating cash and a working capital deficit of $6,289,130.
The Company’s liquidity needs up to September 30, 2023, had been satisfied through a payment from the Sponsor of $25,000 for Class B common stock, par value $0.0001 per share (“Class B common stock” and shares thereof, “Founder Shares”), the Initial Public Offering and the issuance of the Private Placement Warrants. Additionally, the Company drew on unsecured promissory notes to pay certain offering costs (see Note 5).
The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Although no formal agreement exists, the Sponsor has agreed to extend Working Capital Loans as needed (defined in Note 5 below). Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. The Company cannot provide any assurance that (i) new financing will be available to it on commercially acceptable terms, if at all, or (ii) its plans to consummate an Initial Business Combination will be successful. In addition, management is currently evaluating the impact of the Russia/Ukraine war and its effect on the Company’s financial position, results of its operations and/or search for a target company.
These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern through the end of the Combination Period on December 24, 2023. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statement is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering, as filed with the SEC on January 24, 2022, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on March 10, 2022 and the Company’s Annual Report filed on Form 10-K as filed with the SEC on March 31, 2023. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023, or for any future periods.
The Company’s condensed financial statements are presented on a consolidated basis with Merger Sub, as it is a wholly owned subsidiary. Merger Sub does not have activity as of September 30, 2023.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $304,554 and $510,893 of operating cash and no cash equivalents as of September 30, 2023 and December 31, 2022, respectively.
Offering Costs
The Company complies with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged to stockholders’ equity or the statement of operations based on the relative value of the Public Warrants (as defined below) and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. Accordingly, on January 24, 2022, offering costs totaled $15,147,955 (consisting of $4,830,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $657,955 of actual offering costs, with $500,307 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants, and $14,647,648 included in additional paid-in capital).
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed federally insured limits. Exposure to cash and cash equivalents credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings. At September 30, 2023, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Warrant Liability
The Company expects to account for warrants for the Company’s common stock that are not indexed to its own shares as liabilities at fair value on the balance sheet once issued. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in capital.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Class A Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) will be classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock includes certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. On April 21, 2023, the Company’s stockholders redeemed 20,151,313 Class A shares for a total of $210,031,815, resulting in 3,998,687 Class A shares outstanding subsequent to the redemptions. As of September 30, 2023 and December 31, 2022, there were 3,998,687 and 24,150,000 shares of Class A common stock subject to possible redemption issued or outstanding, respectively.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. On January 24, 2022, the Company recorded an accretion amount of $26,976,223, $4,528,638 of which was recorded in additional paid-in capital and $22,447,585 was recorded in accumulated deficit. The Company has subsequently recorded additional remeasurements of $6,125,425 and a reduction of $210,031,815 related to Class A stockholder redemptions to remeasure the value of Class A common stock subject to possible to redemption to its redemption value of $42,423,610 as of September 30, 2023.
Class A common stock subject to possible redemption is reflected on the condensed consolidated balance sheet at September 30, 2023 and December 31, 2022, as follows:

Gross proceeds from initial public offering	$241,500,000
Less:
Fair value allocated to public warrants	(7,498,575)
Offering costs allocated to Class A common stock subject to possible redemption	(14,647,648)
Plus:
Remeasurement on Class A common stock subject to possible redemption	30,973,080
Class A common stock subject to possible redemption, December 31, 2022	250,326,857
Remeasurement on Class A common stock subject to possible redemption	813,105
Class A common stock subject to possible redemption, March 31, 2023	251,139,962
Redemption of Class A common stock	(210,031,815)
Remeasurement on Class A common stock subject to possible redemption	1,082,415
Class A common stock subject to possible redemption, June 30, 2023	42,190,562
Remeasurement on Class A common stock subject to possible redemption	233,048
Class A common stock subject to possible redemption, September 30, 2023	$42,423,610
Income Taxes
The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under the asset and liability method, as required by this accounting standard, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to the period when assets are realized or liability is settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the operation of statement in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.
ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. There were no unrecognized tax benefits as of September 30, 2023. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Internal Revenue Service charged the Company a $30,821 penalty for failure to pay proper estimated 2022 taxes. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next 12 months.
Net Income (Loss) Per Share of Common Stock
Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Shares of common stock subject to possible redemption at September 30, 2023, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per common stock since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not included the Public Warrants and the Private Placement Warrants in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events, and the inclusion of such warrants would be anti-dilutive. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the periods presented.
The Company’s statement of operations includes a presentation of net income (loss) per share of common stock subject to possible redemption and allocates the net income (loss) into the two classes of shares in calculating net income (loss) per common stock, basic and diluted. For redeemable Class A common stock, net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average number of shares of Class A common stock subject to possible redemption outstanding since original issuance. For non-redeemable Class A and Class B common stock, net income (loss) per share is calculated by dividing the net income (loss) by the weighted average number of shares of non-redeemable Class A and Class B common stock outstanding for the period. Non-redeemable Class A common stock includes 2,000,000 of Class B common stock that the Company converted on a one-for one basis into Class A common stock on April 21, 2023 (see Note 6), as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. Non-redeemable Class B common stock includes the Founder Shares, as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. As of September 30, 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net loss per share of common stock (in dollars, except per share amounts):

	For the Three Months Ended September 30,
	2023	2022
Class A common stock subject to possible redemption
Numerator: (Loss) income attributable to Class A common stock subject to possible redemption
Net (loss) income	$(38,672)	$1,754,851
Denominator: Weighted average Class A common stock subject to possible redemption	(38,672)	1,754,851
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	3,998,687	24,150,000
Basic and diluted net (loss) income per share, Class A common stock subject to possible redemption	$(0.01)	$0.07

Non-Redeemable Class A and Class B common stock
Numerator: Net (loss) income
Net (loss) income	$(70,066)	$526,455
Denominator: Weighted average non-redeemable Class A and Class B common stock	(70,066)	526,455
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	7,245,000	7,245,000
Basic and diluted net (loss) income per share, non-redeemable Class A and Class B common stock	$(0.01)	$0.07

	For the Nine Months Ended September 30,
	2023	2022
Class A common stock subject to possible redemption
Numerator: Income attributable to Class A common stock subject to possible redemption
Net (loss) income	$(3,369,552)	$9,923,259
Denominator: Weighted average Class A common stock subject to possible redemption	(3,369,552)	9,923,259
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	12,192,078	22,115,385
Basic and diluted net (loss) income per share, Class A common stock subject to possible redemption	$(0.28)	$0.45

Non-Redeemable Class A and Class B common stock
Numerator: Net (loss) income
Net (loss) income	$(2,002,317)	$3,250,859
Denominator: Weighted average non-redeemable Class A and Class B common stock	(2,002,317)	3,250,859
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	7,245,000	7,245,000
Basic and diluted net (loss) income per share, non-redeemable Class A and Class B common stock	$(0.28)	$0.45

Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering on January 24, 2022, the Company sold 24,150,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant is anticipated to entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
An aggregate of $10.20 per Unit sold in the Initial Public Offering was held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.
NOTE 4 — PRIVATE PLACEMENT
The Company entered into an agreement with the Sponsor and the underwriters pursuant to which the Sponsor and underwriters purchased an aggregate of 11,910,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, generating $11,910,000 in the aggregate in a private placement that occurred simultaneously with the closing of the Initial Public Offering. Each Private Placement Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 6). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In March 2021, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000 and an aggregate of 142,500 of such Founder Shares were subsequently transferred to our independent directors, executive officers and special advisor and other third parties. The fair value of the shares transferred is de minimis. On November 30, 2021, the Sponsor surrendered 1,725,000 Founder Shares as a result of changes to the terms of the Initial Public Offering, resulting in the Sponsor owning 6,900,000 Founder Shares. On January 19, 2022, the Company issued an additional 345,000 shares of Class B common stock pursuant to a stock split for no additional consideration as a result of the upsize to the Company’s Initial Public Offering (see Note 6). The number of Founder Shares outstanding collectively represents approximately 23% of the Company’s issued and outstanding shares after the Initial Public Offering.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of an Initial Business Combination or (B) subsequent to an Initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Promissory Note — Related Party
In March 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and was due upon the consummation of the Initial Public Offering. On January 24, 2022, the Company paid $289,425, the full amount outstanding under the Promissory Note, to the Sponsor.
Convertible Promissory Notes – Related Parties
On June 1, 2023, the Company entered into promissory note agreements with certain related parties (the “Related Party Promissory Notes”), pursuant to which the Company could borrow up to an aggregate principal amount of $2,000,000. The Related Party Promissory Notes are non-interest bearing and are due upon the consummation of the consummation of an Initial Business Combination. If an Initial Business Combination is not consummated, the Related Party Promissory Notes are only repaid solely to the extent the Company has funds available to it outside of the Trust Account, and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated. Upon consummation of an Initial Business Combination, the payees have the option, but not the obligation, to convert up to an aggregate $1,500,000 of the total outstanding principal amounts of the Related Party Promissory Notes, in whole or in part, into warrants of the Company (each, a “Warrant”) at a price of $1.00 per Warrant. Each Warrant is exercisable for one share of Class A common stock, $0.0001 par value per share, of the Company. The Warrants will be identical to the Private Placement Warrants issued to the Sponsor at the time of the Company’s Initial Public Offering. As of September 30, 2023 and December 31, 2022, there was $506,000 and $0 outstanding under the Related Party Promissory Notes, respectively. The Company determined that the fair value of the conversion option is de minimis as of the date of the promissory note draws through September 30, 2023. As such, the Company has recorded the Related Party Promissory Notes balance at amortized cost on the balance sheets.
Related Party Loans
In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans, or up to an aggregate of $4,830,000 of such Working Capital Loans with respect to funded extension periods, may be convertible into warrants at a price of $1.00 per warrant, of the post-Business Combination entity. If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The warrants would be identical to the Private Placement Warrants. As of September 30, 2023 and December 31, 2022, there was $506,000 and $0 outstanding under the Working Capital Loans as the Related Party Promissory Notes entered into on June 1, 2023 are Working Capital Loans.
Support Services Agreement
Commencing on the listing date, the Company agreed to pay the Sponsor pursuant to a support services agreement a total of $10,000 per month for office space provided to the Company. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company’s contractual obligation under the support services agreement to pay these monthly fees will cease. For the three and nine months ended September 30, 2023, the Sponsor permanently waived its right to receive such fees from the Company. The Sponsor expects to continue to permanently waive its rights to receive such fees in future periods.
NOTE 6 — STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Class A common stock — The Company is authorized to issue 240,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. On April 21, 2023, Class A stockholders redeemed 20,151,313 shares of Class A common stock subject to possible redemption in connection with the stockholder vote to approve the Company’s Extension Option. On April 21, 2023, the Sponsor converted 2,000,000 shares of Class B common stock into 2,000,000 shares of Class A common stock on a one-for-one basis. The 2,000,000 converted shares Class A common stock do not have any redemption features and do not participate in the income earned on the Trust Account. At September 30, 2023 and December 31, 2022, there were 2,000,000 and no shares of Class A common stock issued and outstanding, respectively, excluding 3,998,687 and 24,150,000 shares of Class A common stock subject to possible redemption, respectively.
Class B common stock — The Company is authorized to issue 60,000,000 shares of Class B common stock with a par value of $0.0001 per share. In March 2021, the Sponsor purchased 8,625,000 shares of Class B common stock for an aggregate purchase price of $25,000 and an aggregate of 142,500 of such shares Founder Shares were subsequently transferred to our independent directors, executive officers and special advisor and other third parties. On November 30, 2021, the Sponsor surrendered 1,725,000 shares of Class B common stock as a result of changes to the terms of the Initial Public Offering. On January 19, 2022, the Company issued an additional 345,000 shares of Class B common stock pursuant to a stock split for no additional consideration as a result of the upsize to the Company’s Initial Public Offering. Share amounts and related information have been retrospectively restated for the share surrender and stock split. On April 21, 2023, the Sponsor converted 2,000,000 shares of Class B common stock into 2,000,000 shares of Class A common stock on a one-for-one basis. Thus, as of September 30, 2023 and December 31, 2022, the Company presented 5,245,000 and 7,245,000 shares of Class B common stock issued and outstanding on the balance sheet, respectively.
With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with our Initial Business Combination, except as required by law, holders of our Founder Shares and holders of our public shares will vote together as a single class, with each share entitling the holder to one vote. However, prior to the consummation of the Initial Business Combination, holders of the Class B common stock will have the right to elect all of the Company’s directors and may remove members of the board of directors for any reason.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of an Initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of an Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, subject to adjustment for stock splits, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, in the aggregate, on an as-converted basis, 23% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with an Initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in an Initial Business Combination and excluding any Private Placement Warrants issued to our Sponsor, its affiliates or any member of our management team upon conversion of Working Capital Loans.

NOTE 7 — WARRANT LIABILITY
The Company accounts for the 23,985,000 warrants issued in connection with the Initial Public Offering (the 12,075,000 Public Warrants and the 11,910,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability is adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless a unit holder purchases at least two Units, they will not be able to receive or trade a whole warrant. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering and (b) 30 days after the completion of an Initial Business Combination.
The Company is not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and has no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant is exercisable, and the Company is not obligated to issue any shares of Class A common stock upon exercise of a Public Warrant unless the share of Class A common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an Initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the public warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of an Initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the public warrants expire or are redeemed, as specified in the public warrant agreement; provided that if the Class A common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective by the 60th business day after the closing of an Initial Business Combination, public warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The redemption of the warrants is as follows:
Redemption of warrants when the price per Class A common stock equals or exceeds $18.00. Once the public warrants become exercisable, the Company may redeem the Public Warrants:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.
If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•in whole and not in part;
•at $0.10 per warrant
•upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;
•if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and
•if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an Initial Business Combination on the date of the consummation of an Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20-trading day period starting on the trading day prior to the day on which the Company consummates an Initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of shares of Class A common stock as described above under Redemption of warrants for Class A common stock). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale. The holders will have the right to require us to register for resale these securities pursuant to a shelf registration under Rule 415 under the Securities Act. The holders of a majority of these securities will also be entitled to make up to three demands, plus short form registration demands, that we register such securities. In addition, the holders will be entitled to certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our Initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriter Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,150,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discount. The underwriters exercised the over-allotment option in full on January 24, 2022. The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $4,830,000 in the aggregate, paid upon the closing. In addition, the underwriters are entitled to a deferred fee of $0.40 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.
On June 22, 2023, the Company and the underwriter entered into an agreement to reduce the deferred underwriter commission payable upon consummation of the Initial Business Combination from $9,660,000 to $3,622,500. In the event the funds available in the Trust Account upon the consummation of the Initial Business Combination are insufficient to pay the underwriter for the deferred underwriter commission, the Company will pay the underwriter, in cash, upon consummation of the Initial Business Combination, as a capital markets advisory fee, an amount equal to the difference between the deferred underwriting commission actually paid to the underwriter and $3,622,500 such that their total compensation from the deferred underwriting commission plus the capital markets advisory fee equals $3,622,500. As such, the Company has reduced the deferred underwriter fee payable on its condensed consolidated balance sheets to $3,622,500 as of September 30, 2023.
Placement Agent Agreement
On June 19, 2023, the Company engaged William Blair & Company, L.L.C. (“William Blair”) as co-placement agent with BTIG, LLC (“BTIG”) (together, the “Placement Agents”) in connection with the Company’s Initial Business Combination. If the Initial Business Combination is consummated, William Blair will be paid a success fee of $4,000,000. In the event a securities offering is consummated, the Company will pay the Placement Agents an aggregate placement fee of 5.00% of the total transaction consideration. No amounts have been accrued for as of September 30, 2023 as they are contingent on the consummation of the Initial Business Combination and securities offering.
Business Combination Agreement
On June 23, 2023 the Company announced that the Company, Merger Sub and Pinstripes, Inc., a Delaware corporation (“Pinstripes”), had entered into a Business Combination Agreement, dated as of June 22, 2023 (the “Pinstripes Agreement”). Pinstripes, Merger Sub and the Company are collectively referred to herein as the “Parties.” Pinstripes is an experiential dining and entertainment brand combining bistro, bowling, bocce and private event space.

Pursuant to the Pinstripes Agreement, it is anticipated that (a) Merger Sub shall merge with and into Pinstripes (the “Merger”), with Pinstripes being the surviving corporation of the Merger (Pinstripes, in its capacity as the surviving company of the Merger, the “Post-Business Combination Surviving Company”), and as a result of which the Post-Business Combination Surviving Company will become a wholly owned subsidiary of the Company. The Merger and the other transactions contemplated by the Pinstripes Agreement are hereinafter referred to as the “Business Combination”. The Company initially filed a Registration Statement on Form S-4 with respect to the Business Combination with the SEC on September 11, 2023 and the Company anticipates that the Business Combination will close in the fourth quarter of 2023, following the receipt of the required approval by the Company’s stockholders and the fulfillment or waiver of other closing conditions.
In accordance with the terms and subject to the conditions of the Pinstripes Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $0.01 of Pinstripes (the “Pinstripes Common Stock”) (including shares of Pinstripes Common Stock resulting from the conversion of preferred stock of Pinstripes and excluding Dissenting Shares (as defined in the Pinstripes Agreement), any cancelled treasury shares and shares of Pinstripes Common Stock issued in connection with the conversion of the Series I Convertible Preferred Stock (as defined in the Pinstripes Agreement)) will be cancelled and extinguished and converted into the right to receive the number of shares of common stock, par value $0.0001 per share of the Company (the “Company Common Stock”) determined in accordance with the Pinstripes Agreement based on a pre-money equity value of Pinstripes of $429,000,000 and a price of $10 per share of Company Common Stock. The Series I Convertible Preferred Stock of Pinstripes will be converted into Pinstripes Common Stock immediately prior to the closing of the Business Combination (the “Closing”) and, at the effective time of the Merger, such resulting shares of Pinstripes Common Stock will be cancelled and extinguished and converted into the right to receive the number of shares of Company Common Stock determined in accordance with the Pinstripes Agreement based on an exchange ratio of 2.5 shares of Company Common Stock for each share of Pinstripes Common Stock resulting from the conversion of the Series I Preferred Stock of Pinstripes immediately prior to the Closing.
On September 26, 2023, the Company, Merger Sub Inc., and Pinstripes entered into the Amended and Restated Business Combination Agreement, which amends and restates the Pinstripes Agreement (as so amended and restated, the “Amended Pinstripes Agreement”). Pursuant to the Amended Pinstripes Agreement: (a) the Company and Pinstripes revised the definition of “Equity Value”, from $429,000,000 to $379,366,110 and (b) the Company shall provide holders of common stock of Pinstripes prior to the closing of the Business Combination with an aggregate of 5 million shares of Class B common stock of the post-closing combined company, which shall be subject to certain vesting and forfeiture conditions and restrictions on transfer as implemented by the issuance of 2,500,000 shares of Series B-1 common stock of the post-closing combined company, par value $0.0001 per share and 2,500,000 shares of Series B-2 common stock of the post-closing combined company, par value $0.0001 per share, which shall convert into shares of Company Common Stock upon the satisfaction of certain vesting conditions (the “Earnout Shares”). The Earnout Shares shall be subject to vesting conditions and forfeiture as follows: (i) 50% of the Earnout Shares shall be issued as Series B-1 common stock of the post-closing combined company and shall vest and no longer be subject to forfeiture if the volume weighted average share price of the Company Common Stock equals or exceeds $12.00 per share for any 20 trading days within any consecutive 30-trading day period commencing five months after the closing of the Business Combination and (ii) 50% of the Earnout Shares shall be issued as shares of Series B-2 common stock of the post-closing combined company and shall vest and no longer be subject to forfeiture if the volume weighted average share price of the Company Common Stock equals or exceeds $14.00 per share for any 20 trading days within any consecutive 30-trading day period commencing five months after the closing of the Business Combination.
Bridge Financing
On June 22, 2023, concurrently with the execution of the Pinstripes Agreement, affiliates of the Sponsor entered into a securities purchase agreement with Pinstripes to provide $18.0 million of bridge financing in the form of Series I Convertible Preferred Stock of Pinstripes (the “Bridge Financing”). Since the initial closing of the Bridge Financing, affiliates of the Sponsor have provided $3,266,200 of additional financing to Pinstripes in the form of Series I Convertible Preferred Stock of Pinstripes. The shares of Series I Convertible Preferred Stock received by such affiliates will convert, pursuant to the terms of the Pinstripes Agreement, into shares of Company Common Stock in connection with the consummation of the Business Combination.

Sponsor Letter Agreement
On June 22, 2023, concurrently with the execution of the Pinstripes Agreement, the Company, the Sponsor, George Courtot, Bruce Lubin, Otis Carter, Kimberley Annette Rimsza, Matt Jaffee and Brett Biggs amended that certain letter agreement, dated as of January 19, 2022, by and among the Company and the parties thereto, and Pinstripes joined as a party to such letter agreement (the “Amended Sponsor Letter Agreement”), to take into account entry into the Pinstripes Agreement. The Amended Letter Agreement is included as Exhibit 10.1 hereto.
Registration Rights Agreement
At the closing of the Business Combination, it is anticipated that the Company, the Sponsor Parties and certain equityholders of Pinstripes will enter into an Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of the post-Business Combination company.
Security Holder Support Agreement
On June 22, 2023, concurrently with the execution of the Pinstripes Agreement, the Company, Pinstripes and certain security holders of Pinstripes entered into security holder support agreements with respect to the Business Combination (the “Security Holder Support Agreement”). The Security Holder Support Agreement is included as Exhibit 10.2 hereto.
Lockup Agreement
On June 22, 2023, concurrently with the execution of the Pinstripes Agreement, the Company, Pinstripes and certain security holders of Pinstripes (the “Pinstripes Security Holders”) entered into a lockup agreement with respect to the Business Combination (the “Lockup Agreement”). The Lockup Agreement is included as Exhibit 10.3 hereto.
Director Designation Agreement
At the closing of the Business Combination, it is anticipated that the Company and Mr. Dale Schwartz will enter into Director Designation Agreement (the “Director Designation Agreement”). The form of the Director Designation Agreement is included as Exhibit 10.4 hereto.
Non-Redemption Agreements
The Company and the Sponsor entered into certain non-redemption agreements with certain unaffiliated third parties, pursuant to which the Sponsor agreed to transfer an aggregate of 1,018,750 shares of Class B common stock to such third parties immediately following consummation of an Initial Business Combination in exchange for the non-redemption of 4,075,000 shares of Class A common stock. The Company estimated the aggregate fair value of such 1,018,750 shares of Class B common stock transferable to certain unaffiliated third parties pursuant to the non-redemption agreements to be $893,000 or approximately $0.88 per share. The excess fair value of such Class B common stock, or $892,911, was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A (“SAB Topic 5A”). Accordingly, in substance, it was recognized by the Company as a capital contribution by the affiliates of the Sponsor to induce the unaffiliated third parties not to redeem their Class A common stock, with a corresponding charge to additional paid-in capital to recognize the fair value of the Class B common stock subject to transfer as an offering cost.
NOTE 9 — FAIR VALUE MEASUREMENTS
Recurring Fair Value Measurements
At September 30, 2023, the Company’s warrant liability was valued at $4,353,613. Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Placement Warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each remeasurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.
The following table presents fair value information as of September 30, 2023, of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the private warrant liability is classified within Level 3 of the fair value hierarchy. The Company transferred the fair value of Public Warrants from a Level 3 measurement to a Level 1 measurement as a result of the Public Warrants detaching from the Units and becoming separately tradable:

	Public Warrants	Private Placement Warrants	Total Level 3 Financial Instruments
Derivative warrant liabilities at December 31, 2022	$—	$298,000	$298,000
Change in fair value	—	240,000	240,000
Level 3 derivative warrant liabilities at March 31, 2023	—	538,000	538,000
Change in fair value	—	2,082,000	2,082,000
Level 3 derivative warrant liabilities at June 30, 2023	—	2,620,000	2,620,000
Change in fair value	—	(458,000)	(458,000)
Level 3 derivative warrant liabilities at September 30, 2023	$—	$2,162,000	$2,162,000
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis at September 30, 2023:

	(Level 1)	(Level 2)	(Level 3)
Assets
Treasury securities held in trust account	$42,423,610	$—	$—
Liabilities
Public Warrants	$2,191,613	$—	$—
Private Placement Warrants	$—	$—	$2,162,000

The following table presents the changes in the fair value of derivative warrant liabilities for the three and nine months ended September 30, 2023:

	Public Warrants	Private Placement Warrants	Warrant Liability
Derivative warrant liabilities as of December 31, 2022	$301,875	$298,000	$599,875
Change in fair value	212,520	240,000	452,520
Derivative warrant liabilities as of March 31, 2023	514,395	538,000	1,052,395
Change in fair value	2,142,105	2,082,000	4,224,105
Derivative warrant liabilities as of June 30, 2023	2,656,500	2,620,000	5,276,500
Change in fair value	(464,888)	(458,000)	(922,888)
Derivative warrant liabilities as of September 30, 2023	$2,191,613	$2,162,000	$4,353,616
Measurement
The Company established the initial fair value for the warrants on January 24, 2022, the date of the consummation of the Company’s Initial Public Offering. The Company used a Monte Carlo simulation model to value the warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A common stock subject to possible redemption (temporary equity), Class A common stock (permanent equity) and Class B common stock (permanent equity) based on their relative fair values at the initial measurement date.
The key inputs into the Monte Carlo simulation model formula were as follows at September 30, 2023:

Input	Class B Common Stock
Common stock price	$10.53
Exercise price	$11.50
Risk-free rate of interest	4.55%
Volatility	0.001%
Term	5.17
Value of one warrant	$0.182
Dividend yield	0.000%
On March 10, 2022, the Public Warrants detached from the Units and are separately tradable (NYSE: BYN.WS). As such, the fair value of the Public Warrants as of September 30, 2023, is based on the price of the Public Warrants at market close.

The key inputs into the Monte Carlo simulation model formula were as follows at January 24, 2022:

	January 24, 2022
Input	Public Warrants	Private Warrants
Common stock price	$9.69	$9.69
Exercise price	$11.50	$11.50
Risk-free rate of interest	1.61%	1.61%
Volatility	10.85%	10.86%
Term	6.00	6.00
Value of one warrant	$0.62	$0.62
Dividend yield	0.00%	0.00%
Non-recurring Fair Value Measurements
In April 2023, the Company entered into non-redemption agreements with certain unaffiliated third parties (see Note 8). The Company accounts for the excess fair value of the Class B shares that will be transferred from the Sponsor to the unaffiliated third parties upon the consummation of the Initial Business Combination as an offering cost and a capital contribution by the Sponsor in accordance with SAB Topic 5A. The Company estimated the fair value of the 1,018,750 transferrable shares Class B common stock at $893,000, or $0.88 per share.
The fair value of the Class B shares was determined by multiplying the underlying stock price of the Company’s Class A common stock by the estimated probability of the Initial Business Combination and applying a discount for lack of marketability. The Company utilized April 12, 2023 as the measurement date which reflects the execution date of the majority of non-redemption agreements.
The following are the key inputs into the calculation at the measurement date:

Input	Private Warrants
Common stock price	$10.41
Estimated probability of the Initial Business Combination	10.00%
Volatility	40.00%
Risk-free rate	4.25%
Time to expiration	1.50
NOTE 10 — INCOME TAX
During the three and nine months ended September 30, 2023, the Company recorded an income tax provision of $98,248 and $897,753, respectively, in income taxes payable. During the three and nine months ended September 30, 2022, the Company recorded an income tax provision of $217,336 and $325,757 in accrued expenses. The effective tax rate was (936.53)% and 9.00% for the three months ended September 30, 2023 and 2022, respectively, and (20.07)% and 2.40% for the nine months ended September 30, 2023 and 2022, respectively. The effective tax rate differs from the Federal statutory tax rate of 21% for the three and nine months ended September 30, 2023 and 2022 due to changes in the fair value of warrant liabilities, state taxes and valuation allowance on the deferred tax assets.
The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which primarily consist of net operating loss carryforwards. The Company considered the history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies, and has concluded that it is more likely than not that the Company will not realize the benefits of its deferred tax assets. As such, the Company recorded a full valuation allowance against net deferred tax assets as of September 30, 2023 and December 31, 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Banyan Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Banyan Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ (deficit) equity and cash flows for the year ended December 31, 2022 and for the period from March 10, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year end December 31, 2022 and for the period from March 10, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Marcum LLP
We have served as the Company’s auditor since 2021.
Boston, Massachusetts
March 31, 2023

BANYAN ACQUISITION CORPORATION
BALANCE SHEETS

	December 31,
	2022	2021
Assets
Current assets:
Cash	$510,893	$54,057
Prepaid expenses - current	256,157	—
Total Current Assets	767,050	54,057
Noncurrent assets:
Treasury securities held in trust account	250,326,857	—
Prepaid expenses - noncurrent	12,764	—
Deferred offering costs associated with the initial public offering	—	615,563
Total Noncurrent Assets	250,339,621	615,563
Total Assets	$251,106,671	$669,620
Liabilities, Redeemable Class A Common Stock and Stockholders’ (Deficit) Equity
Current liabilities:
Accrued expenses	$—	$4,703
Income tax payable	783,546	—
Accrued franchise tax expense	193,490	8,187
Accounts payable	244,891	—
Accrued offering costs	—	364,557
Promissory note – related party	—	289,425
Total Current Liabilities	1,221,927	666,872
Noncurrent liabilities:
Warrant liability	599,875	—
Deferred underwriter’s fee payable	9,660,000	—
Total Noncurrent Liabilities	10,259,875	—
Total Liabilities	11,481,802	666,872
Commitments and Contingencies (Note 8)
Redeemable Class A Common Stock
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; 24,150,000 and no shares issued and outstanding subject to possible redemption, respectively	250,326,857	—
Stockholders’ (Deficit) Equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; none issued and outstanding, excluding 24,150,000 shares subject to possible redemption	—	—
Class B common stock, $0.0001 par value; 60,000,000 shares authorized; 7,245,000 shares issued and outstanding	725	725
Additional paid-in capital	—	24,275
Accumulated deficit	(10,702,713)	(22,252)
Total Stockholders’ (Deficit) Equity	(10,701,988)	2,748
Total Liabilities, Redeemable Class A Common Stock and Stockholders’ (Deficit) Equity	$251,106,671	$669,620
The accompanying notes are an integral part of the financial statements.

BANYAN ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	For the Period from March 10, 2021 (inception) Through December 31, 2021
Operating expenses:
Warrant issuance expense	$500,307	$—
Exchange listing fees	160,721	—
Legal fees	215,000	—
General, administrative, and other expenses	877,640	22,252
Total operating expenses	1,753,668	22,252
Loss from operations	(1,753,668)	(22,252)
Other income:
Change in fair value of warrant liability	14,304,338	—
Interest income	3,939,359	—
Unrealized gain on treasury securities held in Trust Account	57,498	—
Other income	18,301,195	—
Income (loss) before provision for income taxes	16,547,527	(22,252)
Provision for income taxes	(783,546)	—
Net income (loss)	$15,763,981	$(22,252)
Basic and diluted weighted average shares outstanding, Class A common stock	22,604,795	—
Basic and diluted net income per share, Class A common stock	$0.53	$—
Basic and diluted weighted average shares outstanding, Class B common stock (1)	7,245,000	6,300,000
Basic and diluted net income per share, Class B common stock	$0.53	$0.00
__________________
(1)Excludes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter for the period from March 10, 2021 (inception) through December 31, 2021. The Company surrendered 1,725,000 shares of Class B Common Stock on November 30, 2021 and issued an additional 345,000 shares of Class B common stock on January 19, 2022 pursuant to a stock split by way of a stock dividend for no additional consideration. The underwriters exercised the over-allotment option in full on January 24, 2022. See Note 6.
The accompanying notes are an integral part of the financial statements.

BANYAN ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2022

	Class A Common Stock Subject to Possible Redemption		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	7,245,000	$725	$24,275	$(22,252)	$2,748
Issuance of Units in IPO	24,150,000	219,353,777	—	—	—	—	—
Deemed capital contribution from issuance of private warrants	—	—	—	—	4,504,363	—	4,504,363
Remeasurement of Class A common stock to redemption value at IPO	—	26,976,223	—	—	(4,528,638)	(22,447,585)	(26,976,223)
Remeasurement of Class A common stock to redemption	—	3,996,857	—	—	—	(3,996,857)	(3,996,857)
Net income	—	—	—	—	—	15,763,981	15,763,981
Balance – December 31, 2022	24,150,000	$250,326,857	7,245,000	$725	$—	$(10,702,713)	$(10,701,988)
FOR THE PERIOD FROM MARCH 10, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Common Stock Subject to Possible Redemption		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’Equity
	Shares	Amount	Shares	Amount
Balance – March 10, 2021 (inception)	—	$—	—	$—	—	$—	$—
Issuance of Class B common stock to Sponsor (1)	—	—	7,245,000	725	24,275	—	25,000
Net Income	—	—	—	—	—	(22,252)	(22,252)
Balance – December 31, 2021	—	$—	7,245,000	725	24,275	$(22,252)	$2,748
__________________
(1)Includes up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The Company surrendered 1,725,000 shares of Class B Common Stock on November 30, 2021 and issued an additional 345,000 shares of Class B common stock on January 19, 2022 pursuant to a stock split by way of a stock dividend for no additional consideration. The underwriters exercised the over-allotment option in full on January 24, 2022. See Note 6.
The accompanying notes are an integral part of the financial statements.

BANYAN ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	For the Period From March 10, 2021 (Inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$15,763,981	$(22,252)
Adjustments to reconcile net income to net cash used in operating activities:
Interest income	(3,939,359)	—
Unrealized gain on short term investments	(57,498)	—
Change in fair value of warrant liability	(14,304,338)	—
Warrant issuance expense	500,307	—
Changes in operating assets and liabilities:
Prepaid expenses	(268,921)	—
Accrued expenses	(4,703)	4,703
Income tax payable	783,546	—
Accounts payable	244,891	8,187
Accrued offering costs	(364,556)	364,557
Accrued franchise tax	185,303	8,187
Net cash (used in) provided by operating activities	(1,461,347)	355,195
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(246,330,000)	—
Net cash (used in) provided by investing activities	(246,330,000)	—
Cash Flows from Financing Activities:
Proceeds from issuance of Units in IPO, net of underwriting fee	236,670,000	—
Proceeds from sale of private placement warrants	11,910,000	—
(Payment of) proceeds from promissory note – related party	(289,425)	289,425
Deferred offering costs	(42,392)	(615,563)
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Net cash provided by (used in) financing activities	248,248,183	(301,138)
Net Change in Cash	456,836	54,057
Cash – Beginning	54,057	—
Cash – Ending	$510,893	$54,057
Non-Cash Investing and Financing Activities:
Initial fair value of Class A common stock subject to possible redemption	$219,353,777	$—
Remeasurement of Class A common stock subject to possible redemption	$30,973,080	$—
Deferred underwriter fee payable	$9,660,000	$—
Initial measurement of warrant liability	$14,904,213	$—
Deferred offering costs included in accrued offering costs	$—	$364,557
Prepaid expenses paid by Sponsor in exchange for issuance of Class B common stock	$—	$25,000
The accompanying notes are an integral part of the financial statements.

BANYAN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Banyan Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on March 10, 2021. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from March 10, 2021 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and pursuit of a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of unrealized gains and interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
Financing
The registration statement for the Company’s Initial Public Offering was declared effective on January 19, 2022. On January 24, 2022, the Company consummated its Initial Public Offering of 24,150,000 Units at $10.00 per Unit, generating gross proceeds of $241,500,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 11,910,000 Private Placement Warrants (the “Private Placement Warrants”) to Banyan Acquisition Sponsor LLC (the “Sponsor”), BTIG, LLC and I-Bankers Securities, Inc., at an exercise price of $1.00 per Private Placement Warrant, for an aggregate of $11,910,000.
Following the closing of the Initial Public Offering on January 24, 2022, $246,330,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”), located in the United States which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 15 months from January 24, 2022 (or up to 21 months from January 24, 2022 if the Company extends the time to complete a business combination) (the “Combination Period”), the closing of the Initial Public Offering.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Liquidity, Capital Resources and Going Concern
As of December 31, 2022, the Company had $510,893 in operating cash and a working capital deficit of $(454,877). Working capital deficit excludes amounts for marketable securities held in the Trust Account and the deferred underwriters fee payable.
The Company’s liquidity needs up to December 31, 2022 had been satisfied through a payment from the Sponsor of $25,000 for Class B common stock, par value $0.0001 per share (“Class B common stock” and shares thereof, “Founder Shares”), the Initial Public Offering and the issuance of the Private Placement Warrants. Additionally, the Company drew on an unsecured promissory note to pay certain offering costs (see Note 5).
The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Although no formal agreement exists, the Sponsor has agreed to extend Working Capital Loans as needed (defined in Note 5 below). Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that (i) new financing will be available to it on commercially acceptable terms, if at all, or (ii) that its plans to consummate an initial Business Combination will be successful. In addition, management is currently evaluating the impact of the COVID-19 pandemic and its effect on the Company’s financial position, results of its operations and/or search for a target company.
These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern through the end of the Combination Period on April 24, 2023 (without extensions), at which point the Company will be subject to mandatory liquidation, which is within twelve months of the issuance of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $510,893 and $54,057 of operating cash and no cash equivalents as of December 31, 2022 and 2021, respectively.
Offering Costs
The Company complies with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged to stockholders’ equity or the statement of operations based on the relative value of the Public Warrants (as defined below) and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. Accordingly, on January 24, 2022, offering costs totaled $15,147,955 (consisting of $4,830,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $657,955 of actual offering costs, with $500,307 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants, and $14,647,648 included in additional paid-in capital).
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed federally insured limits. Exposure to cash and cash equivalents credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings. At December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Warrant Liability
The Company expects to account for warrants for the Company’s common stock that are not indexed to its own shares as liabilities at fair value on the balance sheet once issued. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in capital.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) will be classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock includes certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. As of December 31, 2022 and 2021, there were 24,150,000 and zero shares of Class A common stock subject to possible redemption issued or outstanding, respectively.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. On

January 24, 2022, the Company recorded an accretion amount of $26,976,223, $4,528,638 of which was recorded in additional paid-in capital and $22,447,585 was recorded in accumulated deficit. The Company has subsequently recorded additional remeasurements of $3,996,857 to remeasure the value of Class A common stock subject to possible to redemption to its redemption value of $250,326,857.
Class A common stock subject to possible redemption is reflected on the balance sheet at December 31, 2022 as follows:

Gross proceeds from initial public offering	$241,500,000
Less:
Fair value allocated to public warrants	(7,498,575)
Offering costs allocated to Class A common stock subject to possible redemption	(14,647,648)
Plus:
Re-measurement on Class A common stock subject to possible redemption	30,973,080
Class A common stock subject to possible redemption, December 31, 2022	$250,326,857
Income Taxes
The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under the asset and liability method, as required by this accounting standard, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to the period when assets are realized or liability is settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the operation of statement in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.
ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. There were no unrecognized tax benefits as of December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Share of Common Stock
Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Shares of common stock subject to possible redemption at December 31, 2022, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per common stock since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not included the Public Warrants and the Private Placement Warrants in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock for the periods presented.
The Company’s statement of operations includes a presentation of net income (loss) per share of common stock subject to possible redemption and allocates the net income (loss) into the two classes of shares in calculating net income (loss) per common stock, basic and diluted. For redeemable Class A common stock, net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average number of shares of Class A common stock subject to possible redemption outstanding since original issuance. For non-redeemable Class B common stock, net income (loss) per share is calculated by dividing the net income (loss) by the weighted average number of shares of non-redeemable Class B common stock outstanding for the period. Non-redeemable Class B common stock includes the Founder Shares, as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. As of December 31, 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company.
The following table reflects the calculation of basic and diluted net loss per share of common stock (in dollars, except per share amounts):

	Twelve Months Ended December 31,
	2022	2021
Class A common stock subject to possible redemption
Numerator: Income attributable to Class A common stock subject to possible redemption
Net income	$11,937,823	$—
Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	22,604,795	—
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.53	$—

Non-Redeemable Class B common stock
Numerator: Income attributable to non-redeemable Class B common stock
Net income (loss)	$3,826,158	$(22,252)
Denominator: Weighted average non-redeemable Class B common stock
Basic and diluted weighted average shares outstanding, non-redeemable Class B common stock	7,245,000	6,300,000
Basic and diluted net income (loss) per share, non-redeemable Class B common stock	$0.53	$0.00
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering on January 24, 2022, the Company sold 24,150,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant is anticipated to entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
An aggregate of $10.20 per Unit sold in the Initial Public Offering was held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.
NOTE 4 — PRIVATE PLACEMENT
The Company entered into an agreement with the Sponsor and the underwriters pursuant to which the Sponsor and underwriters purchased an aggregate of 11,910,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, generating $11,910,000 in the aggregate in a private placement that occurred simultaneously with the closing of the Initial Public Offering. Each Private Placement Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 6). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In March 2021, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000 and an aggregate of 142,500 of such Founder Shares were subsequently transferred to our independent directors, executive officers and special advisor and other third parties. The fair value of the shares transferred is de minimis. On November 30, 2021, the Sponsor surrendered 1,725,000 Founder Shares as a result of changes to the terms of the Initial Public Offering, resulting in the Sponsor owning 6,900,000 Founder Shares. On January 19, 2022, the Company issued an additional 345,000 shares of Class B common stock pursuant to a stock split for no additional consideration as a result of the upsize to the Company’s Initial Public Offering (see Note 6). The number of Founder Shares outstanding collectively represents approximately 23% of the Company’s issued and outstanding shares after the Initial Public Offering.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Promissory Note — Related Party
In March 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory

Note was non-interest bearing and was due upon the consummation of the Initial Public Offering. On January 24, 2022, the Company paid $289,425, the full amount outstanding under the Promissory Note, to the Sponsor.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,800,000 of such Working Capital Loans, or up to an aggregate of $4,830,000 of such Working Capital Loans with respect to funded extension periods, may be convertible into warrants at a price of $1.00 per warrant, of the post-Business Combination entity. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, there were no amounts outstanding under the Working Capital Loans.
Support Services Agreement
Commencing on the listing date, the Company agreed to pay the Sponsor pursuant to a support services agreement a total of $10,000 per month for office space provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company’s contractual obligation under the support services agreement to pay these monthly fees will cease. For twelve months ended December 31, 2022, the Sponsor permanently waived its right to receive such fees from the Company. The Sponsor expects to continue to permanently waive its rights to receive such fees in future periods.
NOTE 6 — STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.
Class A common stock — The Company is authorized to issue 240,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2022, there were no shares of Class A common stock issued and outstanding, excluding 24,150,000 shares of Class A common stock subject to possible redemption. At December 31, 2021, there were no shares of Class A common stock issued or outstanding.
Class B common stock — The Company is authorized to issue 60,000,000 shares of Class B common stock with a par value of $0.0001 per share. In March 2021, the Sponsor purchased 8,625,000 Founder Shares for an aggregate purchase price of $25,000 and an aggregate of 142,500 of such Founder Shares were subsequently transferred to our independent directors, executive officers and special advisor and other third parties. On November 30, 2021, the Sponsor surrendered 1,725,000 Founder Shares as a result of changes to the terms of the Initial Public Offering. On January 19, 2022, the Company issued an additional 345,000 shares of Class B common stock pursuant to a stock split for no additional consideration as a result of the upsize to the Company’s Initial Public Offering.
With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with our initial business combination, except as required by law, holders of our Founder Shares and holders of our public shares will vote together as a single class, with each share entitling the holder to one vote. However, prior to the consummation of the Business Combination, holders of the Class B common stock will have the right to elect all of the Company’s directors and may remove members of the board of directors for any reason.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, subject to adjustment for stock splits, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, in the aggregate, on an as-converted basis, 23% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and excluding any private placement warrants issued to our Sponsor, its affiliates or any member of our management team upon conversion of Working Capital Loans.
NOTE 7 — WARRANT LIABILITY
The Company accounts for the 23,985,000 warrants issued in connection with the Initial Public Offering (the 12,075,000 Public Warrants and the 11,910,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability is adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants were issued upon separation of the Units and only whole warrants will trade. Accordingly, unless a unit holder purchased at least two Units, they will not be able to receive or trade a whole warrant. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination.
The Company is not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and has no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant is exercisable, and the Company is not obligated to issue any shares of Class A common stock upon exercise of a Public Warrant unless the share of Class A common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the public warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the public warrants expire or are redeemed, as specified in the public warrant agreement; provided that if the Class A common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective by the 60th business day after the closing of a Business Combination, public warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The redemption of the warrants is as follows:
Redemption of warrants when the price per Class A common stock equals or exceeds $18.00. Once the public warrants become exercisable, the Company may redeem the Public Warrants:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.
If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•in whole and not in part;
•at $0.10 per warrant
•upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;
•if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and
•if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of shares of Class A common stock as described above under Redemption of warrants for Class A common stock). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale. The holders will have the right to require us to register for resale these securities pursuant to a shelf registration under Rule 415 under the Securities Act. The holders of a majority of these securities will also be entitled to make up to three demands, plus short form registration demands, that we register such securities. In addition, the holders will be entitled to certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriter Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,150,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discount. The underwriters exercised the over-allotment option in full on January 24, 2022. The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $4,830,000 in the aggregate, paid upon the closing. In addition, the underwriters are entitled to a deferred fee of $0.40 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 9 — FAIR VALUE MEASUREMENTS
At December 31, 2022, the Company’s warrant liability was valued at $599,875. Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Placement Warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.
The following table presents fair value information as of December 31, 2022, of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the private warrant liability is classified within Level 3 of the fair value hierarchy. The Company transferred the fair value of Public Warrants from a Level 3 measurement to a Level 1 measurement as a result of the Public Warrants detaching from the Units and becoming separately tradable:

	Public Warrants	Private Placement Warrants	Total Level 3 Financial Instruments
Derivative warrant liabilities at March 10, 2021 (inception)	$—	$—	$—
Initial fair value at issuance	7,498,575	7,405,638	14,904,213
Transfer public warrant liability to Level 1 measurement	(7,498,575)	—	(7,498,575)
Change in fair value	—	(7,107,638)	(7,107,638)
Level 3 derivative warrant liabilities at December 31, 2022	$—	$298,000	$298,000
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2022:

	(Level 1)	(Level 2)	(Level 3)
Assets
Cash and marketable securities held in trust account	$250,326,857	$—	$—
Liabilities
Public Warrants	$301,875	$—	$—
Private Placement Warrants	$—	$—	$298,000

The following table presents the changes in the fair value of derivative warrant liabilities for the twelve months ended December 31, 2022:

	Public Warrants	Private Placement Warrants	Warrant Liability
Derivative warrant liabilities as of January 1, 2022	$—	$—	$—
Initial fair value of warrant liabilities at January 24, 2022	7,498,575	7,405,638	14,904,213
Change in fair value	(7,196,700)	(7,107,638)	(14,304,338)
Derivative warrant liabilities as of December 31, 2022	$301,875	$298,000	$599,875
Measurement
The Company established the initial fair value for the warrants on January 24, 2022, the date of the consummation of the Company’s Initial Public Offering. The Company used a Monte Carlo simulation model to value the warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A common stock subject to possible redemption (temporary equity), Class A common stock (permanent equity) and Class B common stock (permanent equity) based on their relative fair values at the initial measurement date.
The key inputs into the Monte Carlo simulation model formula were as follows at December 31, 2022:

	December 31, 2022
Input	Public Warrants	Private Warrants
Common stock price	$—	$10.21
Exercise price	$—	$11.50
Risk-free rate of interest	—%	3.95%
Volatility	—%	0.00%
Term	0	5.25
Value of one warrant	$0.03	$0.03
Dividend yield	—%	0.00%
During the twelve ended December 31, 2022, the Public Warrants detached from the Units and are separately tradable (NYSE: BYN.WS). As such, the fair value of the Public Warrants as of December 31, 2022 is based on the price of the Public Warrants at market close.
The key inputs into the Monte Carlo simulation model formula were as follows at January 24, 2022:

	January 24, 2022
Input	Public Warrants	Private Warrants
Common stock price	$9.69	$9.69
Exercise price	$11.50	$11.50
Risk-free rate of interest	1.61%	1.61%
Volatility	10.85%	10.86%
Term	6.00	6.00
Value of one warrant	$0.62	$0.62
Dividend yield	0.00%	0.00%

NOTE 10 — INCOME TAX
The Company’s net deferred tax assets at December 31, 2022 and 2021 is as follows:

	December 31,
	2022	2021
Deferred tax assets
Capitalized start-up costs	$329,224	$4,009
Net operating loss carryforwards	—	2,334
Total deferred tax assets	329,224	6,343
Valuation allowance	(317,149)	(6,343)
Deferred tax liabilities
Accrued expenses & other	(12,075)	—
Total deferred tax liabilities	(12,075)	—
Net deferred tax assets	$—	—
The components of the income tax provision for the years ended December 31, 2022 and 2021 is as follows:

	December 31,
	2022	2021
Current expense
Federal	$783,546	—
State	—	—
Deferred benefit
Federal	(312,476)	(4,673)
State	1,670	(1,670)
Change in Valuation Allowance	310,806	6,343
Income tax expense	$783,546	—
As of December 31, 2022, the Company has no state or federal net operating loss carryforwards.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, and for the period from March 10, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $310,806 and $6,343, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021is as follows:

	December 31,
	2022	2021
Statutory U.S. federal income tax rate	21.00%	21.00%
Change in fair value of warrant liabilities	(18.15)%	0.00%
State taxes, net of federal tax benefit	(0.01)%	7.51%
Change in valuation allowance	1.88%	(28.51)%
Income tax provision	4.74%	0.00%
The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in state taxes, net of federal tax benefit, and the recording of full valuation allowances on deferred tax assets.
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination. The Company considers Delaware to be a significant state tax jurisdiction.
NOTE 11 — SUBSEQUENT EVENTS
The Company has evaluated subsequent events to determine if events or transactions occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements which have not been previously adjusted or disclosed within the financial statements.

Pinstripes, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	Unaudited	April 30, 2023
	October 15, 2023
Assets:
Current Assets:
Cash and cash equivalents	$7,991	$8,436
Accounts receivable	1,121	1,310
Inventories	830	802
Prepaid expenses and other current assets	662	577
Total current assets	10,604	11,125
Property and equipment, net	69,734	62,842
Operating lease right-of-use assets	49,185	55,604
Other long-term assets	11,780	1,356
Total assets	$141,303	$130,927
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders' Deficit:
Current Liabilities:
Accounts payable	$24,027	$19,305
Amounts due to customers	8,158	7,349
Current portion of long-term notes payable	2,243	1,044
Accrued occupancy costs	5,556	14,940
Other accrued liabilities	10,227	8,613
Current portion of operating lease liabilities	10,824	10,727
Total current liabilities	61,035	61,978
Long-term notes payable	41,959	36,211
Long-term accrued occupancy costs	699	2,020
Operating lease liabilities	89,888	91,398
Other long-term liabilities	1,038	850
Total liabilities	194,619	192,457

Commitments and contingencies (Note 11)

Redeemable convertible preferred stock (Note 7)	75,262	53,468
Stockholders' deficit:
Common stock (par value: $0.01; authorized: 35,000,000 shares; issued and outstanding: 6,178,962 shares at October 15,2023 and 6,178,962 shares at April 30,2023)	62	62
Additional paid-in capital	482	3,733
Accumulated deficit	(129,122)	(118,793)
Total stockholders' deficit	(128,578)	(114,998)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$141,303	$130,927
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pinstripes, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	October 15, 2023	October 9, 2022	October 15, 2023	October 9, 2022
Food and beverage revenues	$19,435	$18,998	$39,952	$39,398
Recreation revenues	5,188	4,946	10,412	9,527
Total revenue	24,623	23,944	50,364	48,925

Cost of food and beverage	4,278	4,198	8,715	8,627
Store labor and benefits	9,337	9,052	18,634	18,066
Store occupancy costs, excluding depreciation	4,583	4,217	5,590	8,246
Other store operating expenses, excluding depreciation	5,134	3,864	9,556	8,178
General and administrative expenses	3,774	3,312	7,302	7,311
Depreciation expense	1,697	1,861	3,341	3,714
Pre-opening expenses	3,026	459	5,304	985
Operating loss	(7,206)	(3,019)	(8,078)	(6,202)
Interest expense	(1,908)	(265)	(3,601)	(457)
Gain on change in fair value of warrant liability	1,759	—	1,350	—
Gain (loss) on debt extinguishment (Note 4)	—	(10)	—	8,448
Income (loss) before income taxes	(7,355)	(3,294)	(10,329)	1,789
Income tax expense	(72)	96	—	144
Net (loss) income	(7,283)	(3,390)	(10,329)	1,645
Less: Cumulative unpaid dividends and change h redemption amount of preferred stock	(394)	—	(1,951)	—
Net (loss) income attributable to common stockholders	$(7,677)	$(3,390)	$(12,280)	$1,645

Basic (loss) earnings per share	$(1.17)	$(0.55)	$(1.87)	$0.27
Diluted (loss) earnings per share	$(1.17)	$(0.55)	$(1.87)	$0.10
Weighted average shares outstanding, basic	6,535	6,168	6,550	6,168
Weighted average shares outstanding, diluted	6,535	6,168	6,550	16,992
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pinstripes, Inc.
Unaudited Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit
(in thousands, except share amounts)

	Twenty-Four Weeks Ended October 15, 2023
	Redeemable Convertible Preferred Stock		Common		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amounts	Shares	Amounts
Balance as of April 30, 2023	10,203,945	$53,468	6,178,962	$62	$3,733	$(118,793)	$(114,998)
Net loss			—	—	—	(3,046)	(3,046)
Issuance of Series 1 preferred stock	795,448	18,463					—
Cumulative unpaid dividends on preferred stock	—	134	—	—	(134)	—	(134)
Change in redemption amount of preferred stock	—	1,423	—	—	(1,423)	—	(1,423)
Stock based compensation					141		141
Balance as of July 23, 2023	10,999,393	$73,488	6,178,962	$62	$2,317	$(121,839)	$(119,460)
Net loss			—	—	—	(7,283)	(7,283)
Issuance of contingently issuable warrants			—	—	173	—	173
Reclassification of liability-classified warrants			—	—	(1,834)	—	(1,834)
Issuance of Series 1 preferred stock	55,200	1,380					—
Cumulative unpaid dividends on preferred stock	—	394	—	—	(394)	—	(394)
Stock based compensation			—	—	220	—	220
Balance as of October 15, 2023	11,054,593	$75,262	6,178,962	$62	$482	$(129,122)	$(128,578)

	Twenty-Four Weeks Ended October 9, 2022
	Redeemable Convertible Preferred Stock		Common		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amounts	Shares	Amounts
Balance as of April 24, 2022	10,085,612	$52,218	6,167,254	$62	$1,650	$(111,268)	$(109,556)
Net income			—	—	—	5,035	5,035
Issuance of Series G preferred stock	105,000	1,050					—
Issuance of Series H preferred stock	13,333	200					—
Exercise of stock options			1,000	—	6	—	6
Stock based compensation			—	—	52	—	52
Balance as of July 17, 2022	10,203,945	$53,468	6,168,254	$62	$1,708	$(106,233)	$(104,463)
Net loss						(3,390)	(3,390)
Issuance of warrants			—	—	10	—	10
Stock based compensation			—	—	59	—	59
Balance as of October 9, 2022	10,203,945	$53,468	6,168,254	$62	$1,777	$(109,623)	$(107,785)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pinstripes, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twenty-Four Weeks Ended
	October 15, 2023	October 9, 2022
Cash flows from operating activities:
Net (loss) income	$(10,329)	1,645
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gain on modification of operating leases	(3,281)	—
Depreciation expense	3,341	3,714
Non-cash operating lease expense	2,646	2,560
Operating lease tenant allowances	1,272	2,424
Stock based compensation	361	111
Gain on change in fair value of warrant liability	(1,350)	—
Gain on extinguishment of debt	—	(8,448)
Amortization of debt issuance costs	897	9
(Increase) decrease in operating assets:
Accounts receivable	188	(56)
Inventories	(28)	(59)
Prepaid expenses and other current assets	(85)	49
Other long-term assets	(5,005)	—
(Decrease) increase in operating liabilities:
Accounts payable	3,258	3,578
Amounts due to customers	809	23
Accrued occupancy costs	(4,210)	(2,038)
Other accrued liabilities	289	(408)
Operating lease liabilities	(4,697)	(4,101)
Net cash (used in) operating activities	(15,924)	(997)
Cash flows from investing activities:
Purchase of property and equipment	(9,793)	(3,539)
Net cash (used in) investing activities:	(9,793)	(3,539)
Cash flows from financing activities:
Proceeds from stock option exercises	—	6
Proceeds from issuance of preferred stock, net	19,843	200
De-SPAC transaction costs	(1,540)	—
Principal payments on long-term notes payable	(283)	(999)
Debt issuance costs	(247)	—
Redemption of long-term notes payable	—	(100)
Proceeds from long-term borrowings	7,499	—
Net cash provided by (used in) financing activities	25,272	(893)
Net change in cash and cash equivalents	(445)	(5,429)
Cash and cash equivalents, beginning of period	8,436	8,907
Cash and cash equivalents, end of period	$7,991	$3,478
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,287	$529
Supplemental disclosures of non-cash operating, investing and financing activities:
Conversion of long-term borrowings to preferred shares	$—	$1,050

Pinstripes, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twenty-Four Weeks Ended
	October 15, 2023	October 9, 2022
(Increase) decrease in operating lease right-of-use assets	$560	$(2,654)
Non-cash finance obligation	$665	$—
Non-cash capital expenditures included in accounts payable	$2,798	$3,288
Change in redemption amount of preferred stock	$1,423	$—
Cumulative unpaid dividends on preferred stock	$528	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 1 – Nature of Business and Basis of Presentation
Pinstripes, Inc. (“Pinstripes”, the "Company", “we”, “us, or “our”) was formed for the purpose of operating and expanding a unique entertainment and dining concept. The Company has 14 locations in nine states and generates revenue primarily from the sale of food, beverages, bowling, bocce, and hosting private events. The Company operates its business as one operating and one reportable segment.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Pinstripes at Prairiefire, Inc., Pinstripes Illinois, LLC, and Pinstripes, Hillsdale, LLC. All intercompany accounts and transactions have been eliminated in consolidation.
Fiscal Years
The Company’s fiscal year consists of 52/53-weeks ending on the last Sunday in April. The fiscal year ended April 30, 2023 contained 53 weeks. In a 52-week fiscal year, the first, second, and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains sixteen weeks. In a 53-week fiscal year, the first, second, and third fiscal quarters each contain twelve weeks and the fourth fiscal quarter contains seventeen weeks.
Interim Financial Statements
The Company’s financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States for interim financial information as prescribed by the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all the information and notes required by GAAP for complete financial statements. In the opinion of management, these financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods indicated.
Certain information and footnote disclosures normally included in annual financial statements presented in accordance with US GAAP have been omitted pursuant to rules and regulations of the Securities and Exchange Commission (“SEC”). Due to the seasonality of our business, results for any interim financial period are not necessarily indicative of the results that may be achieved for a full fiscal year. In addition, quarterly results of operations may be impacted by the timing and amount of sales and costs associated with opening new locations.
These interim unaudited condensed consolidated financial statements do not represent complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended April 30, 2023 included in our Annual Report.
Use of Estimates
The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and cash equivalents
We consider transaction settlements in process from credit card companies and all highly-liquid investments with original maturities of three months or less to be cash equivalents. Amounts due from credit card transactions with settlement terms of less than five days are included in cash and cash equivalents. Credit and debit card receivables included within cash were $1,417 and $1,381 as of October 15, 2023 and April 30, 2023, respectively.

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 1 – Nature of Business and Basis of Presentation (Continued)
Revenue
Food and beverage revenues and recreation revenues are recognized when payment is tendered at the point of sale as the performance obligation has been satisfied. Food and beverage revenues include the sale of food and beverage products. Recreation revenues include bowling and bocce sales. Revenues are recognized net of discounts and taxes. Event deposits received from guests are deferred and recognized as revenue when the event is held. Event deposits received from customers in advance are included in amounts due to customers in the condensed consolidated balance sheets in the amounts of $6,679 as of October 15, 2023 and $5,453 as of April 30, 2023.
The Company sells gift cards, which do not have expiration dates, and does not deduct non-usage fees from outstanding gift card balances. Gift card sales are initially recorded by the Company as a liability and subsequently recognized as revenue upon redemption by the customer. For unredeemed gift cards that the Company expects to be entitled to breakage and for which there is no legal obligation to remit the unredeemed gift card balances to the relevant jurisdictions, the Company recognizes expected breakage as revenue in proportion to the pattern of redemption by the customers. The determination of the gift card breakage is based on the Company’s specific historical redemption patterns. The contract liability related to our gift cards is included in amounts due to customers in the condensed consolidated balance sheets in the amounts of $1,479 as of October 15, 2023 and $1,896 as of April 30, 2023. The components of gift card revenue were as follows:

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	October 15, 2023	October 9, 2022	October 15, 2023	October 9, 2022
Redemptions, net of discounts	$369	$293	$883	$666
Breakage	$103	$70	$245	$462
Gift card revenue, net	$472	$363	$1,128	$1,128
Revenues are reported net of sales tax collected from customers. Sales tax collected is included in other accrued liabilities on the condensed consolidated balance sheets until the taxes are remitted to the appropriate taxing authorities.
Pre-opening costs
Pre-opening costs, which are expensed as incurred, consist of expenses prior to opening a new store location and are made up primarily of manager salaries, relocation costs, recruiting expenses, payroll and training costs, marketing, and travel costs. These costs also include occupancy costs recorded during the period between the date of possession and the date we begin operations at a location. Pre-opening costs were $3,026 and $5,304 for the twelve and twenty-four weeks ended October 15, 2023, respectively, compared to $459 and $985 for the twelve and twenty-four weeks ended October 9, 2022, respectively, due to preparations for new locations under construction.
Business combination
On June 22, 2023, the Company executed a Business Combination Agreement (BCA) with Banyan Acquisition Corporation. Pursuant to the agreement, it is anticipated that the Company will merge with Banyan Acquisition Corporation. The Company anticipates the Business Combination will close in the third quarter of fiscal year 2024.
On September 26, 2023, the Company and Banyan Acquisition Corporation entered into the Amended and Restated Business Combination Agreement (“Amended BCA”), which amends and restates the previously announced Business Combination Agreement, dated as of June 22, 2023. Pursuant to the Amended BCA, the Company provided certain holders of common stock of Pinstripes prior to the closing of the Business Combination with an aggregate of 5 million shares of common stock of the post-closing combined company that are subject to vesting conditions.

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 1 – Nature of Business and Basis of Presentation (Continued)
The Company incurred $4,126 of costs relating to the transaction which are recorded in other long-term assets, in the unaudited condensed consolidated balance sheet as of October 15, 2023. Of the total transaction costs incurred as of October 15, 2023, $1,540 have been paid and reflected as a cash outflow from financing activities.
Recently adopted and issued accounting standards
We reviewed the accounting pronouncements that became effective for the second quarter of fiscal year 2024 and determined that either they were not applicable, or they did not have a material impact on the condensed consolidated financial statements. We also reviewed the recently issued accounting pronouncements to be adopted in future periods and determined that they are not expected to have a material impact on the consolidated financial statements.
Note 2 – Inventory
Inventories consist of the following:

	October 15, 2023	April 30, 2023
Beverage	$582	$545
Food	248	257
Total	$830	$802
Note 3 – Property and Equipment
Property and equipment, net is summarized as follows:

	October 15, 2023	April 30, 2023
Leasehold improvements	70,421	61,534
Furniture, fixtures, and equipment	38,428	33,361
Building and building improvements	7,000	7,000
Construction in progress	20,847	24,568
Total cost	136,696	126,463
Less: accumulated depreciation	(66,962)	(63,621)
Property and equipment, net	69,734	62,842
Construction in progress relates to new locations under construction.

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 4 – Debt
Long-term financing arrangements consists of the following:

	October 15, 2023	April 30, 2023
PPP and SBA loans	$500	$500
Term loans	25,000	22,500
Equipment loan	16,500	11,500
Convertible notes	5,000	5,000
Finance obligations	4,397	3,995
Other	106	127
Less: Unamortized debt issuance costs and discounts	(7,301)	(6,367)
Total	44,202	37,255
Less: Current portion	(2,243)	(1,044)
Long-term notes payable	$41,959	$36,211
PPP & SBA Loans
In April 2020, the Company executed a loan pursuant to the Paycheck Protection Program (“PPP”) loans, which was administered by the Small Business Association (“SBA”) under the CARES Act and the PPP Flexibility Act of 2020, for $7,725.
During the fiscal year ended April 25, 2021, the Company executed three PPP loans totaling $3,265. Each PPP loan matured two years after issuance. The interest rate on each PPP loan was 1.0% annually.
As authorized by the provisions of the CARES Act, the Company applied for forgiveness of the PPP loans. For the twenty-four weeks ended October 15, 2023, the Company recorded a gain on the extinguishment of debt for $8,448, which includes accrued interest.
Term Loans
On March 7, 2023, the Company entered into a term loan facility, consisting of two tranches and detachable warrants (see Note 9), with Silverview Credit Partners LP (“Silverview”) for $35,000 that matures on June 7, 2027. As part of the transaction, the Company repaid $5,598 of term loans with Live Oak Banking Company. The interest rate on the term loan is 15%, which is payable monthly, and is collateralized by the assets of the business. At each six-month interval beginning in March of fiscal year 2024, the Company will begin repaying the principal amount. As of October 15, 2023, and April 30, 2023, the principal outstanding is $22,500 related to Tranche 1.
The term loan facility has a second tranche that allows the Company to draw an additional $12,500 solely during the Tranche 2 loan availability period which ends on the earlier of September 7, 2024, or the date on which obligations shall become due and payable in full per the loan agreement. Under the Tranche 2 loan, the Company can borrow $2,500 per draw for each of five new store openings ($12,500 in aggregate). The Company had no borrowings outstanding under Tranche 2 loan as of April 30, 2023.
In relation to the above term loans, the Company incurred debt issuance costs and discounts of $5,182, of which $1,354 was debt issuance costs, $2,421 was debt discount, and $1,407 was a loan commitment asset within other long-term assets on the consolidated balance sheet as of April 30, 2023.
On August 1, 2023, the Company and Silverview entered into an agreement whereby the Company agreed to grant Silverview warrants to purchase shares of the Company common stock issuable and exercisable by Silverview if the Company obtains additional funding under Tranche 2 loan. Simultaneously, the Company amended and restated its existing warrant agreement (see Note 9).

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 4 – Debt (Continued)
On July 27, 2023 and September 29, 2023, the Company received $1,000 and $1,500, respectively, in additional debt proceeds from Silverview Credit Partners LP under Tranche 2 to fund expansion, which bear interest at 15% and will be payable in full on June 7, 2027. Upon the issuance of each Tranche 2 loan borrowing, the Company will reduce the Tranche 2 loan commitment asset for the proportional amount received and present the amounts as a debt issuance costs and a reduction of the borrowing proceeds (i.e., a debt discount). As of October 15, 2023, $237,000 has been reclassified from the loan commitment asset to debt discount of $110 and debt issuance costs of $127.
As of October 15, 2023, the Company has recorded debt issuance costs and discounts, net of amortization, of $4,539, of which $1,238 was debt issuance costs, $2,327 was debt discount, and $974 was a loan commitment asset within other long-term assets on the unaudited condensed consolidated balance sheet.
Equipment Loan
On April 19, 2023, the Company entered into a subordinated equipment loan of $11,500 and detachable warrants (see Note 9) with Granite Creek Capital Partners LLC that matures on April 19, 2028. The interest rate on the loan is 12% and is payable monthly. The loan is collateralized by the specific furniture, fixture, and equipment assets of the business. The outstanding principal will be repaid in quarterly installments equal to $431 on the last day of each calendar quarter commencing on September 30, 2024.
On July 27, 2023, the Company restated the term loan agreement with Granite Creek Capital Partners, LLC, to provide $5,000 in additional debt financing and detachable warrants (see Note 9) for development of new locations that matures on April 19, 2028 bears interest at 12%, and is repayable in quarterly installments beginning September 30, 2024. The Company determined that the amendment was treated as a debt modification and accordingly, no gain or loss was recognized.
In relation to the equipment loan, the Company incurred debt issuance costs and discounts of $2,770, of which $76 was recorded as debt issuance costs and $2,694 was recorded as a debt discount on the consolidated balance sheet as of April 30, 2023.
As of October 15, 2023, the Company has recorded debt issuance costs and discounts, net of amortization, of $3,736, of which $68 was debt issuance costs and $3,668 was debt discount on the unaudited condensed consolidated balance sheet.
Convertible Notes
On June 4, 2021, the Company entered into two convertible note agreements for $5,000 in the aggregate. The convertible notes accrue interest at 1.07% annually and mature on June 4, 2025. Holders of the convertible notes have the right, at their option, to convert all of the outstanding principal and accrued interest to shares of common stock equal to the quotient of (i) the outstanding principal on the convertible note divided by (ii) the Conversion Price of $10 per share. If the holders elect not to convert the loans, they are entitled to an annual premium payment equal to 6.93% of the outstanding principal amount owed. As of October 15, 2023, and April 30, 2023, accrued interest related to the premium on the convertible notes was $819 and $660, respectively.
Finance Obligations
In 2011, the Company entered into a failed sale leaseback at its Northbrook, Illinois location. The Company sold the building, fixtures, and certain personal property and assigned the ground lease to a new lessor. The Company received $7,000 from the transaction, which was accounted for as a financing obligation with repayment terms of 15 years. The obligation is repaid in monthly installment payments, which includes principal and interest at an 8.15% annual rate. As of October 15, 2023 and April 30, 2023, the principal outstanding was $3,733 and $3,995, respectively.
During the second quarter of fiscal year 2024, the Company entered into an agreement to pay for its bowling equipment for one location through a long-term payment plan. The Company will pay approximately $665 for the

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 4 – Debt (Continued)
equipment, which was accounted for as a financing obligation with a repayment term of five years. The obligation is repaid in monthly installment payments, which includes principal and interest at a 10% annual rate. As of October 15, 2023, the principal outstanding was $665.
Debt Covenants
The Company is required to maintain certain financial covenants as well as certain affirmative and negative covenants under its debt arrangements. For example, the term loan requires the Company to maintain a minimum liquidity of $1 million of cash and cash equivalents and a maintenance of a minimum net leverage ratio at the end of each semiannual period beginning from September 2023. No restrictions on dividends apply as long as the Company maintains the applicable financial, affirmative, and negative covenants per its debt arrangements. In August 2023, the Company amended its term loan agreement whereby the first covenant measurement period begins in March 2024. The Company’s loan agreements contain events of default with respect to, among other things, default in the payment of principal when due or the payment of interest, fees, and other amounts due thereunder after a specific grace period, material misrepresentations and failure to comply with covenants. The Company was in compliance with its debt covenants as of October 15, 2023.
Note 5 – Income Taxes
The Company's full pretax income (loss) for the twelve weeks and twenty-four weeks ended October 15, 2023 and October 9, 2022 was from U.S. domestic operations. Our effective tax rate ("ETR") from continuing operations was (0.8)% and 0% for the twelve and twenty-four weeks ended October 15, 2023, and (1.5)% and 5.4% for the twelve and twenty-four weeks ended October 9, 2022, respectively, and consists of state income taxes. There were no significant discrete items recorded for the twelve weeks and twenty-four weeks ended October 15, 2023 and October 9, 2022, respectively.
Note 6 – Leases
The Company leases various assets, including real estate, retail buildings, restaurant equipment, and office equipment. The Company has noncancelable operating leases expiring at various times through 2036.
In June 2023, the Company entered into a lease amendment for one location that resulted in a lease modification in accordance with Accounting Standards Codification 842, Leases (ASC 842), under which the company received an abatement of $4,673 and deferral of previously unpaid rent of $4,500. The modification of the lease increased the lease liability by $2,678, decreased accrued occupancy costs by $9,173, and decreased the lease asset, which resulted in a gain of $3,281 that is included as a reduction in the Company’s store occupancy costs, excluding depreciation, line of the unaudited condensed consolidated statements of operations for the twenty-four weeks ended October 15, 2023.
As of October 15, 2023, the Company entered into additional operating leases with $93,682 in aggregate future fixed lease payments related to new locations, which have not yet commenced. As of October 15, 2023, the Company did not have control of the underlying properties.
The components of lease expense are as follows:

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	October 15, 2023	October 9, 2022	October 15, 2023	October 9, 2022
Operating lease cost	$3,545	$3,037	$3,878	$5,799
Variable lease cost	$1,570	$1,576	$2,870	$3,133
Total lease cost	$5,115	$4,613	$6,748	$8,932

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 6 – Leases (Continued)
The operating lease costs, except pre-opening costs of $394 and $1,003 for the twelve and twenty-four weeks ended October 15, 2023, respectively, and $266 and $444 for the twelve and twenty-four weeks ended October 9, 2022, are included within store occupancy costs on the Consolidated Statements of Operations.
Note 7 – Redeemable Convertible Preferred Stock
As of October 15, 2023, the Company had nine classes of preferred stock: Series A, B, C, D, E, F, G, H and I (collectively, the “Preferred Stock”). The common stock and Preferred Stock vote on all matters as one class, with each share of common stock and each share of the Preferred Stock being entitled to one vote, and all have a par value of $0.01. There are a total of 25,000,000 shares authorized for all issuances of the Preferred Stock, including 3,132,989 unallocated shares that may be issued as any Series at the Company’s discretion. Each share of each series of Preferred Stock may be converted at any time into shares of common stock at a ratio of one to one.
The Company issued five Convertible Notes to individuals in the aggregate of $775 and three Convertible Notes to individuals in the aggregate of $375, during fiscal years 2022 and 2021, respectively. During the twenty-four weeks ended October 9, 2022, seven of the Convertible Notes in the amount of $1,050 were converted into Series G convertible preferred stock and one of the notes in the amount of $100 was repaid.
As of October 15, 2023, Preferred Stock consisted of the following:

	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value
Series A	2,301,202	2,301,200	$1,151	$2,915
Series B	471,164	464,914	930	2,303
Series C	240,000	120,000	300	707
Series D	3,229,645	2,670,373	10,340	20,404
Series E	5,000,000	367,833	2,207	3,809
Series F	4,125,000	3,411,292	27,290	41,724
Series G	500,000	355,000	3,550	5,109
Series H	3,000,000	513,333	7,700	10,692
Series I	3,000,000	850,648	21,794	27,000
Total	21,867,011	11,054,593	$75,262	$114,663
Series A through H Preferred Stock
Each series of Preferred Stock is entitled to an 8% cumulative annual dividend upon liquidation given the Preferred Stock has not been converted to common stock. The Company may not declare or pay any dividend, nor make any other distribution (other than a dividend or distribution payable solely in shares of common stock) on or with respect to its common stock or on any class of securities with dividend rights on parity with the Preferred Stock of the Company, unless and until cumulative dividends have been paid, or declared and set aside for payment. As of October 15, 2023 and April 30, 2023, no dividends were declared or paid. The cumulative undeclared dividends are $23,013 and $20,653 in aggregate as of October 15, 2023 and April 30, 2023, respectively.
In addition to matters that the holders of Preferred Stock are entitled by law to vote on separately as a class, without the approval by vote or written consent of not less than 66 2/3 percent of the outstanding shares of each series, voting as a separate class, the Company may not (a) alter or change any of the express powers, rights, preferences, privileges, qualifications, limitations, or restrictions of the Preferred Stock; (b) increase the authorized number of shares of Preferred Stock; and (c) repurchase, redeem, or otherwise reacquire shares of the common stock of the Company.

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 7 – Redeemable Convertible Preferred Stock (Continued)
Any consolidation of the Company with, or merger of the Company into, another corporation (other than a merger with a subsidiary of the Company in which the Company is the continuing corporation and that does not result in any reclassification or change other than a change in par value, or as a result of a subdivision or combination) and any sales or conveyance to another corporation of the property of the Company in its entirety or substantially in its entirety are deemed to be a liquidation, dissolution, or winding up of the Company. As a result of such occurrence, the redeemable convertible preferred stock is recorded outside of permanent equity as these securities would become redeemable at the option of its holders. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the redemption amount of such shares in the current year because they are not currently redeemable or probable of being redeemable until such deemed liquidation events occur.
Each share of each series of Preferred Stock will automatically be converted into common stock in the event of the closing of a firm commitment underwriting public offering with a price per share that meets or exceeds the specified amount per the Preferred Stock agreement ranging from $0.50 to $15.00.
Series I Preferred Stock
Concurrently with the execution of the BCA in June 2023, affiliates of the Sponsor of Banyan Acquisition Corporation entered into a securities purchase agreement with the Company to provide $18,000 of bridge financing in the form of Series I Convertible Preferred Stock. The shares of Series I Convertible Preferred Stock will convert into the Company’s common stock in connection with the consummation of the Business Combination. On June 30, 2023 and August 1, 2023, affiliates of the Sponsor of Banyan Acquisition Company provided an additional $1,886 and $1,380, respectively, of bridge financing in the form of Series I Convertible Preferred Stock.
Series I Preferred Stock has redemption options available to holders after a certain passage of time. Redeemable shares are classified as mezzanine equity as they are redeemable based on an event that is not solely in the control of the Company. At any time, following June 22, 2030 (seven years after the earliest original issuance date of a Series I preferred stock), the holders of a majority of the then outstanding shares of our Series I Preferred Stock may deliver a liquidation demand notice to the Company requesting that the Company effect a Series I liquidation event. Within one year after its receipt of such notice, the Company shall, at its discretion, elect one of the following actions: (i) redeem the shares at their fair market value, (ii) effect the sale of all of the equity securities of the Company for cash, or (iii) effect a qualified public offering.
The Series I Preferred Stock was initially measured at fair value, which is the transaction price (i.e., proceeds received). At each reporting period end, the Company will adjust the initial Series I carrying amount to its redemption fair value. Changes in the carrying value are recognized in additional paid-in-capital. During the second quarter of fiscal year 2024, there was no change to the redemption value other than the cumulative unpaid dividends of $528.
Series I Holders are entitled to cast the same number of votes equal to the number of common stock shares the Series I are convertible into on all matters except the election of members to the Board of Directors (only holders of common stock are entitled to elect members to the Board of Directors).
From and after the date of the issuance of any shares of Series I, dividends at the rate per annum of $2.00 per share shall accrue on such shares of Series I, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization affecting such shares. The Series I dividends shall accrue from day to day based on a 360-day year, whether or not declared, and shall be cumulative; provided, however, that, except as set forth in the Certificate of Designations, the Company shall be under no obligation to pay such Series I Accrued Dividends. As of October 15, 2023, the cumulative accrued Series I Preferred Stock dividend is $528. Upon conversion of a share of Series I Preferred Stock into common stock, accrued dividends with respect to such shares will cease to be accrued or payable. If the shares of Series I Preferred Stock are deemed to have converted to common stock in connection with a liquidation event, the cumulative unpaid accrued dividends will be paid in cash. Upon a De-SPAC transaction with Banyan Acquisition Corporation, the dividends shall not be payable and will be converted into common stock.

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 7 – Redeemable Convertible Preferred Stock (Continued)
Liquidation Event
In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, before any distribution or payment may be made to or set apart for the holders of common stock, the holders of Series A, B, C, D, E, F, G, H and I Preferred Stock are entitled to receive from the assets of the Company the amount of $0.50, $2.00, $2.50, $3.87, $6.00, $8.00, $10.00, $15.00 and $25.00 per share, respectively, plus an amount equal to all dividends declared but unpaid to the date of such liquidation, dissolution, or winding up of the Company (the “Liquidation Value”). If the assets of the Company are legally available for distribution to holders, and the Company’s capital stock are insufficient to provide the payment in full, then the assets of the Company available are to be distributed amongst the holders of Series I first, Series H second, Series G third, to Series D, E, and F fourth, and then to Series A, B, and C stock on a pro rata basis.
Note 8 – Stock-Based Compensation
The Company’s equity incentive plan, the 2008 Equity Incentive Plan (the “Plan”), provided for the issuance of 2,900,000 common stock shares in the form of an option award or restricted stock award to eligible employees and directors. On October 19, 2023, the Board of Directors approved a new equity incentive plan, the 2023 Stock Option Plan (the “2023 Plan”), which provides for the issuance of 1,500,000 common stock shares in the form of an option award eligible to employees and directors. Under both plans, option awards vest 20% at the end of each year over 5 years and expire 10 years from the date of grant, or generally within 90 days of employee termination. There were no restricted stock awards outstanding as of October 15, 2023.
A summary of equity classified option activity for the twenty-four weeks ended October 15, 2023 is as follows:

Options	Number of Options	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at April 30, 2023	2,284,399	$9.84	6.56	$16,628
Granted	619,500	22.77
Exercised	—	—
Expired	(13,000)	3.35
Forfeited or cancelled	(41,047)	14.65
Outstanding at October 15, 2023	2,849,852	$12.61	6.90	$8,250
Exercisable at October 15, 2023	1,299,441	$7.53	4.64
The unrecognized expense related to our stock option plan totaled approximately $5,112 as of October 15, 2023 and will be expensed over a weighted average period of 3.04 years.
Note 9 – Warrants
As of October 15, 2023, outstanding warrants were as follows:

Warrants	Number of Warrants	Weighted-Average Exercise Price
Outstanding at April 30, 2023	483,649	$1.31
Granted	48,530	0.01
Expired	—	—
Outstanding as of October 15, 2023	532,179	$1.19

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 9 – Warrants (Continued)
In fiscal year 2023, the Company issued 267,000 warrants to Silverview Credit Partners LP (“Silverview”), recorded at fair value in additional paid-in capital within the condensed consolidated balance sheet of $1,712, net of issuance costs. Upon surrender of these warrants, the holder is entitled to purchase one share of the Company’s common stock at $0.01. Furthermore, in fiscal year 2023, the Company issued 7,500 warrants to another service provider with an exercise price of $10 per share and fair value of $10.
On August 1, 2023, the Company and Silverview amended and restated a warrant agreement to correct the number of shares of common stock Silverview is entitled to subscribe and purchase from 258,303 to 162,946. A separate warrant agreement for 8,697 warrants of the 267,000 issued in fiscal year 2023 was not amended and the warrants remain issued. Under the term loan agreement, the Company is contractually obligated to issue a specified number of warrants to Silverview in the event the Company elects to exercise its right to obtain additional funding from Silverview under the Tranche 2 loan agreement. Therefore, the remaining warrants, are considered contingently issuable and the contingency is satisfied when a draw on Tranche 2 occurs.
As a result of the amended and restated warrant agreement, the Company determined the contingently issuable warrants require recognition as a liability. The contingently issuable warrants were reclassified at their current fair value on August 1, 2023. When the contingently issuable warrants’ contingency is satisfied, the respective warrant shares will be considered indexed to the Company’s common stock and qualify for equity classification under the derivative scope exception provided by ASC 815. Upon the satisfaction of the issuance contingency, the Company shall (i) reclassify the respective warrant shares to equity and (ii) recognize any previous gains or losses in fair value through earnings during the period the shares were classified as a liability.
On August 1, 2023, the Company issued 7,629 warrant shares to Silverview in exchange for $1,000 in funding drawn under Tranche 2 loan commitment on July 27, 2023 (see Note 4). As of August 1, 2023, 179,272 shares were considered issued warrants and 87,728 shares were considered contingently issuable warrants. For accounting purposes, all 267,000 warrants were still considered issued and outstanding.
On September 29, 2023, the Company issued 11,443 warrants in exchange for the issuance of borrowing $1,500 under the Tranche 2 loan. As the contingency was satisfied for these warrants, $173 was reclassed from the warrant liability to additional paid-in-capital. As of October 15, 2023, the Company recorded a warrant liability of $1,049 in other accrued liabilities for 76,285 of the Silverview contingently issuable warrants.
In April 2023 and July 2023, the Company also issued 111,619 and 48,530 warrants, respectively, to Granite Creek Capital Partners LLC (“Granite Creek”) in connection with its equipment loan agreements. The lender has the right to require the Company to pay cash to repurchase all or any portion of the warrants or the shares of common stock issued under the warrants. The Company determined these warrants require liability classification in accordance with ASC 480, and as a result, recorded a warrant liability of $1,925 and $2,202 in other accrued liabilities as of April 30, 2023 and October 15, 2023, respectively.
In determining the fair value of the Granite Creek warrants and Silverview contingently issuable warrants as of October 15, 2023, the Company utilized the intrinsic value valuation method using level 3 inputs consisting of the fair value of common stock as of October 15, 2023 less the exercise price of $0.01 for Silverview and previously issued Granite Creek warrants and less the exercise price of $0.001 for the Granite Creek warrants issued in July

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 9 – Warrants (Continued)
2023. The Company adjusts the warrants to fair value at each reporting period. During the twenty-four weeks ended October 15, 2023, the change in the fair value was as follows:

Warrant liability as of April 30, 2023	$1,925
Change in fair value	409
Warrant liability as of July 23, 2023	$2,334
Granted to Granite Creek	1,015
Reclassification of liability-classified warrants	1,834
Issuance of contingently issuable shares	(173)
Change in fair value	(1,759)
Warrant liability as of October 15, 2023	$3,251
The change in fair value of the warrant is reported on a separate line item in the unaudited condensed consolidated statement of operations. Upon surrender of these warrants, the holder is entitled to purchase one share of the Company’s common stock at $0.01.
All outstanding warrants expire at the earlier of 10 years from the date of issuance (various dates during fiscal years 2024 through 2033) or upon consummation of an initial public offering by the Company or certain other company transactions and are exercisable as of October 15, 2023, excluding the contingently issuable warrants.
Note 10 – Net Earnings (Loss) Per Share
Beginning in fiscal year 2024, basic net loss per share is calculated using the two-class method required for companies with participating securities. The two-class method is an earnings allocation formula under which the Company treats participating securities as having rights to earnings that otherwise would have been available to common shareholders. The Company considers Series I Preferred Stock to be a participating security as the holders are entitled to receive dividends on an as-if converted basis equal to common stock in addition to the Series I Preferred Stock dividend yield.
Basic net (loss) income per share is computed by dividing net (loss) income attributable to common shareholders by the weighted average number of common stock outstanding, including issued but unexercised pre-funded warrants outstanding, during the respective periods. As the contingently issuable warrants are contingent upon additional funding under the Tranche 2 loan being received, they have not been included in the calculation of basic net (loss) income per share. Diluted net (loss) income per share is calculated using the more dilutive of either the treasury stock, and if-converted method, as applicable, or the two-class method assuming the participating security is not converted. Diluted net (loss) income per share reflects the weighted average dilutive impact of all potentially dilutive securities from the date of issuance and is computed using the treasury stock and if-converted methods. The if-converted method is used to determine if the impact of conversion of the preferred stock into common stock is more dilutive and for Series I, if such conversion is more dilutive than the Series I dividends to net (loss) income per share. If so, the preferred stock is assumed to have been converted at the later of the beginning of the period or the time of issuance, and the resulting ordinary shares are included in the denominator and the dividends are added back to the numerator.

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 10 – Net Earnings (Loss) Per Share (Continued)
The Company did not declare any common stock dividends in the periods presented. The following tables provide the calculation of basic and diluted net (loss) earnings per share of common stock for the twelve and twenty-four weeks ended October 15, 2023 and October 9, 2022:

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	October 15, 2023	October 9, 2022	October 15, 2023	October 9, 2022
Numerator:
Net (loss) income	(7,283)	(3,390)	(10,329)	1,645
Cumulative unpaid dividends on preferred stock	(394)	—	(528)	—
Change in redemption amount of preferred stock	—	—	(1,423)	—
Net loss on which basic and diluted earnings per share is calculated	(7,677)	(3,390)	(12,280)	1,645

Denominator:
Weighted average common shares outstanding, basic	6,535	6,168	6,550	6,168
Dilutive awards outstanding	—	—	—	10,824
Weighted average common shares outstanding, diluted	6,535	6,168	6,550	16,992
Earnings (loss) per share:
Basic	$(1.17)	$(0.55)	$(1.87)	$0.27
Diluted	(1.17)	(0.55)	(1.87)	0.10
The following table conveys the number of shares that may be dilutive potential common shares in the future. The holders of these shares do not have a contractual obligation to share in the Company’s losses. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted loss per share (in thousands):

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	October 15, 2023	October 9, 2022	October 15, 2023
Stock options	2,850	2,256	2,850
Preferred stock (as converted to common shares)	12,383	10,204	12,383
Convertible debt (as converted to common shares)	513	507	513
Contingently issuable warrants	76	—	76
Warrants	105	105	105
Total common stock equivalents	15,927	13,072	15,927
Note 11 – Commitments and Contingencies
The Company is subject to certain legal proceedings and claims that arise in the ordinary course of business, including claims alleging violations of federal and state law regarding workplace and employment matters, discrimination, slip-and-fall and other customer-related incidents, and similar matters. While it is not feasible to predict the outcome of all proceedings and exposures with certainty, management believes that their ultimate disposition should not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 12 – Related Party Transactions
For the twelve and twenty-four weeks ended October 15, 2023 and October 9, 2022, a company owned by an individual with ownership in common shares of the Company, and who is a relative of an executive officer, performed design services and supplied furniture, fixtures, and equipment for existing and new locations under construction of $10 and $21, and $1,367 and $4,119, respectively. As of October 15, 2023 and April 30, 2023, $1,742 and $1,911 due to this related party is included in accounts payable within the condensed consolidated balance sheets, respectively.
Note 13 – Subsequent Events
The Company evaluated subsequent events through January 3, 2024, the date the quarterly financial statements were available to be issued and determined there were no additional items that required further disclosure or recognition, with the exception of additional financing.
On October 20, 2023 and December 29, 2023, the Company received $5,000 on each date in additional debt proceeds under Tranche 2 from Silverview Credit Partners LP to fund expansion, which will bear interest at 15% and will be payable in full on June 7, 2027.
On November 22, 2023, the Company and Banyan Acquisition Corporation entered into a Second Amended and Restated Business Combination Agreement (“2nd Amended BCA”), which amends and restates the Amended BCA, dated as of September 26, 2023. Pursuant to the Second Amended BCA, holders of common stock of Pinstripes prior to the closing of the Business Combination (excluding holders of common stock issued in connection with the conversion of the Series I Convertible Preferred Stock of Pinstripes) would receive an aggregate of 4,000,000 shares of New Pinstripes Class B Common Stock (pro rata to each such holder’s entitlement to consideration in connection with the Merger) as set forth on an allocation schedule to be delivered by Pinstripes to Banyan at least three business days prior to the Closing, which shares shall be subject to the vesting and forfeiture conditions and restrictions on transfer as implemented in the Proposed Charter by the issuance of shares of New Pinstripes Series B-3 Common Stock, which shall convert into shares of New Pinstripes Class A Common Stock upon the satisfaction of the vesting conditions described herein. In addition, the amendment also provides that a number of shares equal to the number of shares that the Sponsor will forfeit in connection with the Closing, in accordance with the amended sponsor letter agreement, will be issued to the holders of common stock of Pinstripes prior to the closing of the Business Combination as merger consideration.
On December 4, 2023, Granite Creek exercised its outstanding warrants of 111,619 and 48,530 at an exercise price of $0.01 and $0.001, respectively.
On December 29, 2023, the Company entered into a definitive agreement with Oaktree Capital Management, L.P. (“Oaktree”) under which the Company issued Senior Secured Notes (“Senior Notes") to Oaktree, which mature in five years on December 29, 2028. The principal payment is due at maturity. The agreement provides for Senior Notes up to $90,000,000 in the aggregate to be funded in two issuances as follows (a) an initial purchase of $50,000,000 of Senior Notes (“Initial Notes”) at the closing of the BCA agreement, which occurred on December 29, 2023, and (b) an additional purchase of $40,000,000 of Senior Notes in the sole discretion of Oaktree to be issued no earlier than nine months and no later than 12 months after the BCA closing date (“Additional Notes”). The Company will use the proceeds from the Senior Notes for general business purposes, including the settlement of BCA related transaction costs. The Senior Notes will accrue on a daily basis calculated based on a 360-day year at a rate per annum equal to (i) 12.5% payable in arrears, at Pinstripes’ option either in cash or in kind (subject to certain procedures and conditions); provided that the interest payable in respect of any period following December 31, 2024, interest under this clause (i) will be required to be paid solely in cash, plus (ii) 7.5% payable quarterly in arrears, at Pinstripes’ option, either in cash or in kind (subject to certain procedures and conditions). The Senior Notes are collateralized by the assets and equity of the business, subject to intercreditor agreements with Silverview and Granite Creek. The Silverview and Granite Creek Notes were amended as part of the issuance of the Senior Notes. The Silverview and Granite Creek Notes were amended to include Oaktree in the intercreditor

Pinstripes, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(Dollars in thousands, except per share)
Twelve and Twenty-Four Weeks Ended October 15, 2023 and October 9, 2022
Note 13 – Subsequent Events (Continued)
agreements and align the measurement periods for the financial covenants of all Notes. The Senior Notes, along with the amended Silverview and Granite Creek Notes, require the Company to maintain certain financial covenants, as defined. The first covenant measurement period is ending on January 6, 2025.
In conjunction with the issuance Initial Notes, Oaktree will be granted fully detachable warrants for 2,500,000 shares of common stock of New Pinstripes at a strike price equal to $0.01 per share. In the event that the volume-weighted average price per share of New Pinstripes’ common stock during the period commencing on the 91st day after the BCA is completed and ending 90 days thereafter is less than $8.00 per share or $6.00 per share, Oaktree will be granted additional warrants for 187,500 shares or 412,500 shares, respectively, of common stock of New Pinstripes at a strike price equal to $0.01 per share. These warrants may be exercised at any time for 10 years following the closing date.
Upon the purchase of the Additional Notes, Oaktree will be granted additional detachable warrants for 1,750,000 shares of common stock of New Pinstripes at a strike price equal to $0.01 per share. If Additional Notes are purchased and the volume-weighted average price per share of New Pinstripes’ common stock during the period commencing on the 91st day after the BCA is completed and ending 90 days thereafter is less than $6.00 per share, Oaktree will be granted additional warrants of 150,000 shares of common stock of New Pinstripes at a strike price equal to $0.01 per share. These warrants may be exercised at any time for 10 years following the closing date.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Pinstripes, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Pinstripes, Inc. (the Company) as of April 30, 2023, and April 24, 2022, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the three years in the period ended April 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at April 30, 2023 and April 24, 2022, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 2023, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor from 2021 to 2024.
Chicago, Illinois
September 6, 2023

Pinstripes, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	April 30, 2023	April 24, 2022
Assets:
Current Assets:
Cash and cash equivalents	$8,436	$8,907
Accounts receivable	1,310	879
Inventories	802	703
Prepaid expenses and other current assets	577	327
Total current assets	11,125	10,816
Property and equipment, net	62,842	50,380
Operating lease right-of-use assets	55,604	53,276
Other long term assets	1,356	—
Total assets	$130,927	$114,472

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders' Deficit:
Current Liabilities:
Accounts payable	$19,305	$16,932
Amounts due to customers	7,349	7,258
Current portion of long-term notes payable	1,044	10,126
Accrued occupancy costs	14,940	15,244
Short-term borrowings	—	1,150
Other accrued liabilities	8,613	7,519
Current portion of operating lease liabilities	10,727	8,898
Total current liabilities	61,978	67,127
Long-term notes payable	36,211	13,820
Long-term accrued occupancy costs	2,020	5,311
Operating lease liabilities	91,398	85,552
Other long term liabilities	850	—
Total liabilities	192,457	171,810

Commitments and contingencies (Note 16)

Redeemable convertible preferred stock (Note 12)	53,468	52,218

Stockholders' deficit:
Common stock (par value: $0.01; authorized: 20,000,000 shares; issued and outstanding: 6,178,962 shares at April 30, 2023 and 6,167,254 shares at April 24, 2022)	62	62
Additional paid-in capital	3,733	1,650
Accumulated deficit	(118,793)	(111,268)
Total stockholders' deficit	(114,998)	(109,556)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$130,927	$114,472
The accompanying notes are an integral part of these consolidated financial statements

Pinstripes, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Fiscal Year Ended
	April 30, 2023	April 24, 2022	April 25, 2021
Food and beverage revenues	$87,467	$63,650	$20,791
Recreation revenues	23,806	13,448	4,226
Total revenue	111,273	77,098	25,017

Cost of food and beverage	18,968	16,027	6,697
Store labor and benefits	40,415	24,145	10,776
Store occupancy costs, excluding depreciation	18,375	12,592	14,920
Other store operating expenses, excluding depreciation	18,655	14,531	7,037
General and administrative expenses	13,205	12,316	6,320
Depreciation expense	8,086	8,818	8,805
Impairment loss	2,363	—	—
Pre-opening expenses	4,935	—	—
Operating loss	(13,729)	(11,331)	(29,538)
Interest expense	(1,946)	(1,348)	(835)
Other expenses	(13)	—	—
Gain on debt extinguishment (Note 9)	8,355	2,800	388
Loss before income taxes	(7,333)	(9,879)	(29,985)
Income tax expense	192	38	13
Net loss	$(7,525)	$(9,917)	$(29,998)

Basic and diluted loss per share	$(1.21)	$(1.62)	$(4.93)
The accompanying notes are an integral part of these consolidated financial statements

Pinstripes, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except share and per share amounts)

	Fiscal Year Ended
	April 30, 2023	April 24, 2022	April 25, 2021
Cash flows from operating activities:
Net loss	$(7,525)	$(9,917)	$(29,998)
Adjustments to reconcile net loss to net cash used in operating activties:
Impairment loss	2,363	—	—
Depreciation expense	8,086	8,818	8,805
Non-cash operating lease expense	5,252	4,155	5,269
Operating lease tenant allowances	7,727	—	—
Stock based compensation	295	280	365
Gain on extinguishment of debt	(8,355)	(2,800)	(388)
Amortization of debt issuance costs	246	19	19
(Increase) decrease in operating assets:
Accounts receivable	(431)	(402)	(373)
Inventories	(99)	(134)	158
Prepaid expenses and other current assets	(250)	126	120
Employee retention credits	—	3,006	(3,006)
(Decrease) increase in operating liabilities:
Accounts payable	(7,551)	1,820	1,004
Amounts due to customers	91	2,981	(136)
Accrued occupancy costs	(3,595)	(5,363)	16,100
Other accrued liabilities	(662)	276	1,917
Operating lease liabilities	(7,632)	(8,451)	(8,041)
Net cash used in operating activities	(12,040)	(5,586)	(8,185)
Cash flows from investing activities:
Purchase of property and equipment	(12,987)	(1,898)	(644)
Net cash used in investing activities:	(12,987)	(1,898)	(644)
Cash flows from financing activities:
Proceeds from stock option exercises	66	—	80
Proceeds from warrant issuances	3,758	56	—
Proceeds from issuance of preferred stock	200	7,500	2,700
Principal payments on long-term notes payable	(6,144)	(2,618)	(779)
Redemption of convertible notes	(100)	—	—
Debt and equity warrant issuance costs	(2,304)	—	—
Proceeds from short-term borrowings	—	775	375
Proceeds from long-term borrowings	29,080	5,350	3,415
Net cash provided by financing activities	24,556	11,063	5,791
Net change in cash and cash equivalents	(471)	3,579	(3,038)
Cash and cash equivalents, beginning of fiscal year	8,907	5,328	8,366
Cash and cash equivalents, end of fiscal year	$8,436	$8,907	$5,328

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,428	$824	$488
Supplemental disclosures of non-cash investing and financing activities:

Pinstripes, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except share and per share amounts)

	Fiscal Year Ended
	April 30, 2023	April 24, 2022	April 25, 2021
Leased assets obtained in exchange for new operating lease liabilities	$7,580	$16,586	$1,061
Conversion of long-term borrowings to preferred shares	$1,050	$—	$—
Non-cash capital expenditures included in accounts payable	$9,924	$1,054	$16
The accompanying notes are an integral part of these consolidated financial statements

Pinstripes, Inc.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share and per share amounts)

	Redeemable Convertible Preferred Stock		Common		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amounts	Shares	Amounts
Balance - April 26, 2020	9,310,612	$42,018	6,055,400	$61	$870	$(71,353)	$(70,422)

Net loss			—	—	—	(29,998)	(29,998)
Issuance of Series F preferred stock	25,000	200
Issuance of Series G preferred stock	250,000	2,500
Exercise of stock options			49,063	—	80	—	80
Stock based compensation			—	—	365	—	365

Balance - April 25, 2021	9,585,612	$44,718	6,104,463	$61	$1,315	$(101,351)	$(99,975)

Net loss			—	—	—	(9,917)	(9,917)
Proceeds from exercise of warrants			55,791	1	55	—	56
Issuance of Series H preferred stock	500,000	7,500
Exercise of stock options			7,000	—	—	—	—
Stock based compensation			—	—	280	—	280

Balance - April 24, 2022	10,085,612	$52,218	6,167,254	$62	$1,650	$(111,268)	$(109,556)

Net loss			—	—	—	(7,525)	(7,525)
Issuance of warrants			—	—	1,722	—	1,722
Issuance of Series G preferred stock	105,000	1,050
Issuance of Series H preferred stock	13,333	200
Exercise of stock options			11,708	—	66	—	66
Stock based compensation			—	—	295	—	295

Balance - April 30, 2023	10,203,945	$53,468	6,178,962	$62	$3,733	$(118,793)	$(114,998)
The accompanying notes are an integral part of these consolidated financial statements

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 1 – Nature of Business
Pinstripes, Inc. (“Pinstripes”, the "Company", “we”, “us, or “our”) was formed for the purpose of operating and expanding a unique entertainment and dining concept. The Company has 13 locations in nine states and generates revenue primarily from the sale of food, beverages, bowling, bocce, and hosting private events. The Company operates its business as one operating and one reportable segment.
Note 2 – Significant Accounting Policies
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Pinstripes at Prairiefire, Inc., Pinstripes Illinois, LLC, and Pinstripes, Hillsdale, LLC, and have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated in consolidation.
Correction of Prior Period Errors
The Company corrected errors that were immaterial to previously reported consolidated financial statements. These errors were identified in connection with the preparation of the financial statements for the fiscal year ended April 30, 2023 and related primarily to recognition of lease obligations and related lease assets for certain locations in accordance with Accounting Standards Codification (“ASC”) No. 842 Leases (ASC 842) and stock-based compensation expense in accordance with ASC No. 718 Stock Compensation (ASC 718). The Company evaluated the materiality of these errors in accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality and SAB No. 108, Quantifying Financial Errors and concluded that the errors were not material to prior periods, however correcting them in the current period would result in a material impact. The Company concluded that the previous periods should be revised to reflect the correction of errors and are presented in the tables below.
The following table presents the effect of the error corrections on the Consolidated Balance Sheets for the periods indicated:

	As of April 24, 2022
	As Reported	Adjustment	As Corrected
Property and equipment, net	$50,627	$(247)	$50,380
Operating lease right-of-use assets	52,958	318	53,276
Total Assets	114,401	71	114,472
Accounts Payable	17,348	(416)	16,932
Accrued Occupancy Costs	15,723	(479)	15,244
Other Accrued Liabilities	7,358	161	7,519
Current portion of operating lease liabilities	9,177	(279)	8,898
Total Current Liabilities	68,140	(1,013)	67,127
Operating lease liabilities	82,413	3,139	85,552
Total liabilities	169,684	2,126	171,810
Common stock (par value: $.01)	57	5	62
Additional paid-in capital	1,350	300	1,650
Accumulated Deficit	(108,908)	(2,360)	(111,268)
Total stockholders' deficit	(107,501)	(2,055)	(109,556)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	114,401	71	114,472

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 2 – Significant Accounting Policies (Continued)
The following tables presents the effect of the error corrections on the Consolidated Statements of Operations for the periods indicated:

	Fiscal Year Ended April 24, 2022
	As Reported	Adjustment	As Corrected
Store labor and benefits	$23,984	$161	$24,145
Store occupancy costs (excluding depreciation)	12,958	(366)	12,592
Other store operating expenses, excluding depreciatoin	15,162	(631)	14,531
General and administrative expenses	11,639	677	12,316
Depreciaton Expense	8,846	(28)	8,818
Operating loss	(11,518)	187	(11,331)
Loss Before Income Taxes	(10,066)	187	(9,879)
Net Loss	(10,104)	187	(9,917)
Basic and diluted loss per share	$(1.65)	$0.03	$(1.62)

	Fiscal Year Ended April 25, 2021
	As Reported	Adjustment	As Corrected
Store occupancy costs (excluding depreciation)	$14,524	$396	$14,920
Other store operating expenses, excluding depreciatoin	7,317	(280)	7,037
General and administrative expenses	5,978	342	6,320
Operating loss	(29,080)	(458)	(29,538)
Loss Before Income Taxes	(29,527)	(458)	(29,985)
Net Loss	(29,540)	(458)	(29,998)
Basic and diluted loss per share	$(4.86)	$(0.08)	$(4.93)
The following table presents the effect of the error corrections on the Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the periods indicated:

	As Reported	Adjustment	As Corrected
Common stock (par value: $.01) - April 26, 2020	$56	$5	$61
Additional paid-in capital - April 26, 2020	819	51	870
Accumulated Deficit Balance - April 26, 2020	(69,264)	(2,089)	(71,353)
Total Stockholders' Deficit Balance - April 26, 2020	(68,389)	(2,033)	(70,422)
Net Loss - Fiscal Year Ended April 25, 2021	(29,540)	(458)	(29,998)
Stock Based Compensation	303	62	365
Additional paid-in capital - April 25, 2021	1,202	113	1,315
Accumulated Deficit Balance - April 25, 2021	(98,804)	(2,547)	(101,351)
Total Stockholders' Deficit Balance - April 25, 2021	(97,546)	(2,429)	(99,975)
Net Loss - Fiscal Year Ended April 24, 2022	(10,104)	187	(9,917)
Stock Based Compensation	93	187	280
Additional paid-in capital - April 24, 2022	1,350	300	1,650
Accumulated Deficit Balance - April 24, 2022	(108,908)	(2,361)	(111,269)
Total Stockholders' Deficit Balance - April 24, 2022	(107,501)	(2,055)	(109,556)

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 2 – Significant Accounting Policies (Continued)
The following table presents the effect of the error corrections on the Consolidated Statements of Cash Flows for the periods indicated:

	Fiscal Year Ended April 24, 2022
	As Reported	Adjustment	As Corrected
Net Loss	$(10,104)	$187	$(9,917)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation Expense	8,846	(28)	8,818
Non Cash Lease Expense	4,114	41	4,155
Stock based compensation	93	187	280
(Decrease) increase in operating liabilities
Accounts Payable	1,961	(141)	1,820
Accrued Occupancy Costs	(4,703)	(660)	(5,363)
Other Accrued Liabilities	115	161	276
Operating Lease Liabilities	(8,705)	254	(8,451)
Supplemental disclosures of cash flow information:
Increase for capital expenditures in accounts payable	1,328	(274)	1,054
Net cash used in operating activities	(5,586)	—	(5,586)
Covid-19 Impact
The spread of the novel 2019 coronavirus (“COVID-19”) and developments surrounding the global pandemic have had a significant impact on the Company’s business, financial condition, results of operations and cash flows in fiscal years 2021 and 2022. In March 2020, all of the Company’s properties were temporarily closed pursuant to state and local government restrictions imposed as a result of COVID-19. Throughout the first and second quarters of fiscal year 2021, all of the Company’s properties that were temporarily closed re-opened to the public, with temporary re-closures and re-openings occurring for certain of the Company’s properties or portions thereof into the fourth quarter of fiscal year 2021. Upon re-opening, the properties continued to operate without certain amenities and subject to certain occupancy limitations, with restrictions varying by jurisdiction. Beginning in the latter part of the fourth quarter of fiscal year 2021 and first quarter of fiscal year 2022, the Company’s local jurisdictions eased and removed prior operating restrictions, including capacity and occupancy limits, as well as social distancing policies. Travel and business volume were negatively affected in the early part of the fourth quarter of fiscal year 2022 due to the spread of the omicron variant. Throughout fiscal year ended April 30, 2023, all of the Company’s properties were open and not subject to operating restrictions. We cannot predict whether, when, or the manner in which the conditions surrounding COVID-19, particularly as a result of new variants of COVID-19, will change, including additional vaccination or mask mandates, capacity restrictions, or re-closures of our currently open stores and customer engagement with our brand.
Fiscal Years
The Company’s fiscal year consists of 52/53-weeks ending on the last Sunday in April. The fiscal years ended April 30, 2023 contained 53 weeks and April 24, 2022 and April 25, 2021 contained 52 weeks.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 2 – Significant Accounting Policies (Continued)
Cash and Cash Equivalents
The Company maintains its cash in bank accounts, which, at times, may exceed federally insured limits. We manage the credit risk of our positions through utilizing multiple financial institutions and monitoring the credit quality of those financial institutions that hold our cash and cash equivalents. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on cash.
Also included in cash and cash equivalents are amounts due from credit card transactions with settlement terms of less than five days. Credit and debit card receivables included within cash were $1,381 and $1,374 as of April 25, 2021 and April 24, 2022, respectively.
Accounts Receivable
Accounts receivable primarily includes amounts due from the service provider processing customer event deposits and amounts due from third-party gift card distributors. The Company monitors the collectability of its receivables with customers based on the length of time the receivable is past due and historical experience. The amounts of bad debt losses have been de minis historically.
Prepaid Expenses
Prepaid expenses and deposits consist primarily of prepaid insurance premiums.
Inventories
Inventories consist of food and beverages and are stated at the lower of weighted average cost or net realizable value. The Company did not record an inventory reserve as of April 30, 2023 and April 24, 2022.
Employee Retention Credits
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in the United States. During the fiscal year ended April 24, 2022 and April 25, 2021, the Company qualified for various relief measures resulting from the CARES Act, including the Employee Retention Credits (“ERC”), which allowed for employee retention credits on qualified wages, and for qualified payroll tax withholdings credits. For the fiscal year ended April 30, 2023, April 24, 2022 and April 25, 2021, the Company recognized $0, $7,852, and $4,019, respectively, of ERC amounts received for qualified wages and qualified payroll tax credits, which are recorded as a reduction of the associated costs within store labor and benefits on the Consolidated Statements of Operations.
Debt and Equity Issuance Costs
Debt issuance costs and discounts are amortized into interest expense over the terms of the related loan agreements using the effective interest method or other methods which approximate the effective interest method. Debt issuance costs related to a recognized debt liability are presented on the balance sheets as a direct deduction from the carrying amount of that debt liability, consistent with discounts.
Equity issuance costs incurred in connection with the warrants granted to the lenders are recorded as a reduction of additional paid-in capital.
Property and Equipment, net
Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method, based on assets’ useful lives or the shorter of the estimated useful lives or the terms of the

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 2 – Significant Accounting Policies (Continued)
underlying leases of the related leasehold improvements. Estimated depreciable lives for categories of property and equipment follow:

Depreciable Life - Years
Furniture, fixtures, and equipment	3-10
Leasehold improvements	10-20
Building and building improvements	15-30
Repairs and maintenance are charged to expense when incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from the respective accounts, and any resulting gain or loss is included in operating income.
Impairment of Long-lived Assets
Long-lived assets, such as property and equipment, and operating lease right-of-use assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In determining the recoverability of the asset value, an analysis is performed at the individual store level, since this is the lowest level of identifiable cash flows, and primarily includes an assessment of historical cash flows and other relevant factors and circumstances, including the maturity of the store, changes in the economic environment, and future operating plans. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment loss is recognized for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. The fair value is estimated through the cost and income approach.
Projecting undiscounted future cash flows requires the use of estimates and assumptions that are largely unobservable, and classified as Level 3 inputs in the fair value hierarchy. If actual performance does not achieve such projections, the Company may be required to recognize impairment charges in futures periods and such charges could be material.
Due to certain market and operating conditions, the Company recorded an impairment charge of $2,363 primarily related to leasehold improvements and furniture, fixtures, & equipment for the fiscal year ended April 30, 2023, with no impairment charges recorded in 2022 and 2021.
Revenue
Food and beverage revenues and recreation revenues is recognized when payment is tendered at the point of sale as the performance obligation has been satisfied. Food and beverage revenues include the sale of food and beverage products. Recreation revenues includes bowling and bocce sales. Revenues are recognized net of discounts and taxes. Event deposits received from guests are deferred and recognized as revenue when the event is held. Event deposits received from customers in advance are included in amounts due to customers in the Consolidated Balance Sheets in the amounts of $5,453 at April 30, 2023, and $5,366 at April 24, 2022.
The Company sells gift cards, which do not have expiration dates, and does not deduct non-usage fees from outstanding gift card balances. Gift card sales are initially recorded by the Company as a liability and subsequently recognized as revenue upon redemption by the customer. For unredeemed gift cards that the Company expects to be entitled to breakage and for which there is no legal obligation to remit the unredeemed gift card balances to the relevant jurisdictions, the Company recognizes expected breakage as revenue in proportion to the pattern of redemption by the customers. The determination of the gift card breakage is based on the Company’s specific historical redemption patterns. The contract liability related to our gift cards is included in amounts due to customers

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 2 – Significant Accounting Policies (Continued)
in the Consolidated Balance Sheets in the amounts of $1,896 on April 30, 2023 and $1,892 at April 24, 2022. The components of gift card revenue are as follows:

	Fiscal Year Ended
	April 30, 2023	April 24, 2022	April 25, 2021
Redemptions, net of discounts	$1,415	$960	$444
Breakage	755	286	95
Gift card revenue, net	$2,170	$1,246	$539
Revenues are reported net of sales tax collected from customers. Sales tax collected is included in other accrued liabilities on the Consolidated Balance Sheets until the taxes are remitted to the appropriate taxing authorities.
Pre-opening costs
Pre-opening costs, which are expensed as incurred, consist of expenses prior to opening a new store location and are made up primarily of manager salaries, relocation costs, recruiting expenses, payroll and training costs, marketing, and travel costs. These costs also include occupancy costs recorded during the period between the date of possession and the date we begin operations at a location. Pre-opening costs increased to $4,935 in fiscal year 2023 compared to $0 in fiscal years 2022 and 2021 due to preparations for six new locations under construction during fiscal year 2023.
Advertising Expense
Advertising costs are expensed as incurred in General and administrative expenses in the Company’s Consolidated Statements of Operations. Marketing expenses related to new locations are recorded in pre-opening expenses in the Consolidated Statements of Operations. Advertising costs incurred were as follows:

	Fiscal Year Ended
	April 30, 2023	April 24, 2022	April 25, 2021
General and administrative expenses	3,044	3,436	1,724
Pre-opening expenses	604	—	—
	$3,648	$3,436	$1,724
Leases
Leases are recognized in accordance with ASC 842. The Company leases various assets, including real estate, retail buildings, restaurant equipment and office equipment. See Note 11 – Leases, for further details.
Store Labor and Benefits
Store labor and benefits consists of all restaurant-level management and hourly labor costs including salaries, wages, benefits, bonuses, and payroll taxes. Corporate-level employees payroll costs are classified within General and administrative expenses on the Consolidated statements of operations.
Store Occupancy Costs, Excluding Depreciation
Store occupancy costs, excluding depreciation, consists of rent expense, common area maintenance costs, real estate taxes, and utilities.

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 2 – Significant Accounting Policies (Continued)
Other Store Operating Expenses, Excluding Depreciation
The other store operating expenses, excluding depreciation, includes all other venue-level operating expenses such as kitchen supplies, repairs and maintenance, credit card and bank fees, third-party delivery service fees, and event expenses except for store labor and related benefits associated with employees.
Stock-based Compensation
The Company recognizes compensation expense for stock-based payment awards by charging the fair value of each award, as determined on its grant date, to earnings on a straight-line basis over each award’s requisite vesting period. The requisite service period for the Company’s stock-based awards with service and market conditions is derived by considering both the awards’ vesting period of 5 years and requisite service period derived from the market condition, which considers achievement of certain share prices. Forfeitures are recorded as they occur. The fair value of each award is estimated on the date of grant based on the Black-Scholes option pricing model or the Hull White Binomial Lattice option valuation model. Significant inputs used in these models include the expiration date of the option term, contractual option term, a risk-free interest rate, expected volatility, and management’s estimate of the fair value of the Company’s common stock.
Fair Value of Financial Instruments
U.S. GAAP establishes a three-tier hierarchy to prioritize the inputs used in the valuation methodologies in measuring the fair value of financial instruments. This hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three-tier fair value hierarchy is:
Level 1 – observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 – include other inputs that are directly or indirectly observable in the marketplace.
Level 3 – unobservable inputs which are supported by little or no market activity.
The carrying value of the Company’s cash and cash equivalents, accounts receivable and accounts payable approximate fair market value due to the short term nature associated with these financial instruments. The fair value of warrant liability is determined using Level 3 inputs and the intrinsic value valuation method, as described in ASC 820. See Note 14.
The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis when events or circumstances indicate that the carrying amount of an asset may not be recoverable. These adjustments to fair value usually result from the write-downs of assets due to impairment.
Income Taxes
The Company is taxed as a C corporation under which income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized with respect to future tax consequences attributable to differences between the income tax basis of assets and liabilities and their carrying amounts for financial statement purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.
Classification of Instruments as Liabilities or Equity
Pinstripes, Inc. has applied ASC 480, Distinguishing Liabilities from Equity, to classify as a liability or equity certain redeemable and/or convertible instruments, including the Company’s preferred stock. The Company

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 2 – Significant Accounting Policies (Continued)
determines the liability classification if the financial instrument is mandatorily redeemable for cash or by issuing a variable number of equity shares.
If the Company determines that a financial instrument should not be classified as a liability, it then determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet as temporary equity. The Company classifies financial instruments as temporary equity if the redemption of the preferred stock or other financial instrument is outside the control of the Company. Otherwise, the Company accounts for the financial instrument as permanent equity.
Initial Measurement
The Company records temporary equity or permanent equity upon issuance at the fair value, or cash received.
Recently adopted accounting guidance
In December 2019, the FASB issued new guidance to simplify the accounting for income taxes. Amendments include removal of certain exceptions to the general principles of ASC 740 and simplification in several other areas such as accounting for a franchise tax or similar tax that is partially based on income. The Company adopted ASU 2019-12 during fiscal year 2023. The application of this ASU did not have a material impact on the Company’s consolidated financial statements.
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-13, Measurement of Credit Losses on Financial Instruments. In November 2018, the FASB issued update ASU 2018-19 that clarifies the scope of the standard in the amendments in ASU 2016-13. This guidance introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. Financial instruments impacted include accounts receivable, trade receivables, other financial assets measured at amortized cost and other off-balance sheet credit exposures. The Company adopted ASU 2016-13 during the first quarter of fiscal year 2023, and its adoption did not have a material impact on the Company’s consolidated financial statements.
Note 3 – Inventory
Inventories consist of the following:

	April 30, 2023	April 24, 2022
Beverage	$545	$459
Food	257	244
Total	$802	$703
Note 4 – Property and Equipment
Property and equipment, net is summarized as follows:

	April 30, 2023	April 24, 2022
Leasehold improvements	$63,606	$65,048
Furniture, fixtures, and equipment	34,069	34,381
Building and building improvements	7,000	7,000
Construction in progress	24,569	2,261
Total cost	129,244	108,690
Less: accumulated depreciation	(66,402)	(58,310)
Property and equipment, net	$62,842	$50,380

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 4 – Property and Equipment (Continued)
Construction in progress relates to new locations under construction.
Note 5 – Other Long Term Assets
The Company incurred $1,356 of debt issuance costs, net of amortization, as of April 30, 2023 that is designated as a loan commitment asset related to future debt drawdowns. See Note 9.
Note 6 – Other Accrued Liabilities
Other accrued current liabilities consist of the following:

	April 30, 2023	April 24, 2022
Accrued payroll	$2,241	$1,873
Warrant liability	1,925	—
Accrued sales and income taxes	1,072	933
Accrued interest	924	636
Landlord advances on construction buildout	912	3,407
Accrued insurance	864	354
Accrued other	387	316
Accrued professional fees	288	—
Total	$8,613	$7,519
On April 19, 2023, the Company granted 111,619 warrants to Granite Creek Capital Partners LLC. As a result of a long term financing agreement with Granite Creek, the Company recorded a warrant liability of $1,925 based on estimates classified as Level 3 inputs in the fair value hierarchy (see Notes 2, 9, and 14). These financial instruments are fully exercisable as of April 30, 2023.
Note 7 – Accrued Occupancy Costs
In fiscal year 2022, in connection with the COVID 19 impact, the Company negotiated lease modifications on past due amounts with most of its lessors. See Note 18 for additional information relating to a lease modification in June 2023.
Below are the Company’s long term deferred rent payment obligations as of April 30, 2023 by fiscal year:

Long-term Accrued Occupancy Costs
2025	$1,800
2026	220
Total long-term accrued occupancy costs	$2,020
Note 8 – Short-term Borrowings
Short-term borrowings consist of $0 and $1,150, of convertible notes due within one year (“Convertible Notes”) as of April 30, 2023, and April 24, 2022, respectively. The Company issued five Convertible Notes to individuals in the aggregate of $775 and three Convertible Notes to individuals in the aggregate of $375, during fiscal year 2022 and 2021, respectively. One of the three Convertible Notes issued in fiscal year 2021 was to a related party for $125. The Convertible Notes accrued interest at 8% annually and matured one year from issuance. Holders of the Convertible Notes had the right, at their option, to convert all of the outstanding principal to shares of Series G Convertible Preferred Stock equal to the quotient of (i) the outstanding principal on the Convertible Note divided by (ii) the conversion price. The conversion price was equal to $10 per share. The Convertible notes and accrued

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 8 – Short-term Borrowings (Continued)
interest were due at maturity date if not exercised. In fiscal year 2023, seven of the Convertible Notes in the amount of $1,050 were converted into Series G convertible preferred stock and one of the notes in the amount of $100 was repaid; see Note 12 for further details.
Note 9 – Long-term Financing Arrangements
Long-term financing arrangements consists of the following:

	April 30, 2023	April 24, 2022
PPP and SBA loans	$500	$8,789
Term loans	22,500	5,598
Equipment loan	11,500	—
Convertible notes	5,000	5,000
Finance obligation	3,995	4,488
Other	127	180
Less: Unamortized debt issuance costs and discounts	(6,367)	(109)
Total	37,255	23,946
Less: Current portion	(1,044)	(10,126)
Long-term notes payable	$36,211	$13,820
In fiscal years 2023 and 2022, the Company recorded a gain on extinguishment of debt for forgiveness of loans, which consists of the following:

	Fiscal Year Ended
	April 30, 2023	April 24, 2022	April 25, 2021
Forgiveness of PPP loans and accrued interest	$8,458	$2,728	$—
Extinguishment of residual issuance cost	(93)	—	—
Other	(10)	72	388
Total	$8,355	$2,800	$388
PPP & SBA Loans
In April 2020, the Company executed a loan pursuant to the Paycheck Protection Program (“PPP”) loans, which was administered by the Small Business Association (“SBA”) under the CARES Act and the PPP Flexibility Act of 2020, for $7,725.
During the fiscal year ended April 25, 2021, the Company executed three PPP loans totaling $3,265. Each PPP loan matured two years after issuance. The interest rate on each PPP loan was 1.0% annually.
As authorized by the provisions of the CARES Act, the Company applied for forgiveness of the PPP loans. In fiscal years 2023 and 2022, the Company recorded a gain on the extinguishment of debt for $8,458 and $2,728, respectively, which includes accrued interest.
During fiscal year 2021, the Company borrowed $150 under the SBA loan agreement and during the fiscal year ended April 24, 2022, the Company amended its loan with the SBA to increase the borrowing capacity to $500 and subsequently borrowed an additional $350 under the amended agreement. The loan is payable in monthly installments of $3, including interest at 3.75% annually, and matures on June 6, 2050. As of April 30, 2023 and April 24, 2022, the principal outstanding is $500.

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 9 – Long-term Financing Arrangements (Continued)
Term Loans
On March 7, 2023, the Company entered into a term loan facility, consisting of two tranches and detachable warrants (see Note 14), with Silverview Credit Partners LP for $35,000 that matures on June 7, 2027. As part of the transaction, the Company repaid $5,598 of term loans with Live Oak Banking Company. The interest rate on the term loan is 15%, as of April 30, 2023, payable monthly, and is collateralized by the assets of the business. At each six-month interval beginning in March of fiscal year 2024, the Company shall repay a principal amount consistent with the maturity table below. As of April 30, 2023, the principal outstanding is $22,500 related to Tranche 1.
The term loan facility has a second tranche that allows the Company to draw an additional $12,500 solely during the Tranche 2 loan availability period which is ending the earlier of September 7, 2024, or the date on which obligations shall become due and payable in full per the loan agreement. Under the Tranche 2 loan, the Company can borrow $2,500 per draw for each of five new store openings ($12,500 in aggregate).
The Company had no borrowings outstanding under Tranche 2 loan as of April 30, 2023.
In relation to the above term loans, the Company incurred debt issuance costs and discounts of $5,182, of which $1,354 was debt issuance costs, $2,421 was debt discount, and $1,407 was a loan commitment asset within other long-term assets on the Consolidated Balance Sheet as of April 30, 2023 (see Note 5).
Equipment Loan
On April 19, 2023, the Company entered into a subordinated equipment loan of $11,500 and detachable warrants (see Note 14) with Granite Creek Capital Partners LLC that matures on April 19, 2028. The interest rate on the loan is 12% as of April 30, 2023 and is payable monthly. The loan is collateralized by the specific furniture, fixture, and equipment assets of the business. The outstanding principal will be repaid in quarterly installments equal to $431 on the last day of each calendar quarter commencing on September 30, 2024.
In relation to the equipment loan, the Company incurred debt issuance costs and discounts of $2,770, of which $76 is recorded as debt issuance costs and $2,694 is recorded as a debt discount.
Convertible Notes
On June 4, 2021, the Company entered into two convertible note agreements for $5,000 in the aggregate. The convertible notes accrue interest at 1.07% annually and mature on June 4, 2025. Holders of the convertible notes have the right, at their option, to convert all of the outstanding principal and accrued interest to shares of common stock equal to the quotient of (i) the outstanding principal on the convertible note divided by (ii) the Conversion Price of $10 per share. If the holders elect not convert the loans, they are entitled to an annual premium payment equal to 6.93% of the outstanding principal amount owed. As of April 30, 2023, and April 24, 2022, accrued interest related to the premium on the convertible notes is $660 and $308, respectively.
Finance Obligation
In 2011, the Company entered into a failed sale leaseback at its Northbrook, Illinois location. The Company sold the building, fixtures, and certain personal property and assigned the ground lease to a new lessor. The Company received $7,000 from the transaction, which was accounted for as a financing obligation with repayment terms of 15 years. The obligation is repaid in monthly installment payments which include principal and interest at an 8.15% annual rate. As of April 30, 2023 and April 24, 2022, the principal outstanding is $3,995 and $4,488, respectively.
Other Loans
In November 2019, the Company entered into seven notes payable with Ascentium Capital LLC with the outstanding principal of $127 and $180 as of April 30, 2023 and April 24, 2022, respectively, that all mature on

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 9 – Long-term Financing Arrangements (Continued)
November 14, 2024. The notes are payable in monthly installment payments ranging from $0.6 and $0.8, including interest at the fixed rate of 8.50% as of April 30, 2023 and April 24, 2022, respectively.
Debt Maturities
Below are the Company’s principal payment maturities as of April 30, 2023, by fiscal year:

2024	$1,044
2025	3,124
2026	9,604
2027	7,125
2028	22,225
Thereafter	500
Total	$43,622
The Company is required to maintain certain financial covenants as well as certain affirmative and negative covenants under its debt arrangements. For example, the term loan requires the Company to maintain a minimum liquidity of $1 million of cash and cash equivalents and a maintenance of a minimum net leverage ratio at the end of each semiannual period beginning from September 2023. No restrictions on dividends apply as long as the Company maintains the applicable financial, affirmative, and negative covenants per its debt arrangements. In August 2023, the Company amended its term loan agreement whereby first covenant measurement period begins in March 2024. The Company loan agreements contain events of default with respect to, among other things, default in the payment of principal when due or the payment of interest, fees, and other amounts due thereunder after a specific grace period, material misrepresentations and failure to comply with covenants. The Company was in compliance with its debt covenants at April 30, 2023.
Note 10 – Income Taxes
The components of income tax expense are as follows:

	Fiscal Year Ended
	April 30, 2023	April 24, 2022	April 25, 2021
Current:
State and local	$192	$38	$13
Total current	192	38	13
Income tax expense	$192	$38	$13

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 10 – Income Taxes (Continued)
The income tax provision attributable to net income (loss) differed from the amounts computed by applying the U.S. federal income tax rate of 21% to income (loss) before income tax for the years ended April 30, 2023, April 24, 2022, and April 25, 2021 due to the following (in thousands):

	Fiscal Year Ended
	April 30, 2023	April 24, 2022	April 25, 2021
U.S. federal provision at statutory tax rate	$(1,540)	$(2,075)	$(6,297)
State income taxes, net of federal benefit	(711)	(762)	(1,387)
Permanent differences	102	140	148
PPP loan forgiveness	(1,755)	(573)	—
Stock compensation	(12)	(2)	(29)
Tax credits	(157)	(361)	(255)
Change in valuation allowance	4,265	3,671	7,833
Income tax expense	$192	$38	$13
The effective tax rate for the years ended April 30, 2023, April 24, 2022, April 25, 2021 was approximately –2.6%, 0.4%, and 0%, respectively.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at April 30, 2023 and April 24, 2022 are as follows (in thousands):

	April 30, 2023	April 24, 2022
Deferred tax assets:
Accrued occupancy costs	$—	$597
Amount due to customers	1,474	1,657
Operating lease liabilities	28,481	25,785
Section 163(j) limitation	1,481	1,017
Net operating losses	14,961	9,069
Tax credits	4,328	4,171
Other accrued liabilities	97	54
Stock compensation	271	223
Property and equipment - State	2,002	2,625
Property and equipment - Federal	—	8,905
Other	3	3
Deferred tax assets	53,098	54,106
Valuation allowance	(43,021)	(38,756)
Net deferred tax assets	$10,077	$15,350

Deferred tax liabilities:
Property and equipment	$(4,599)	$—
Operating lease right-of-use assets	(5,478)	(15,350)
Total deferred tax liabilities	(10,077)	(15,350)
Net deferred tax liabilities	$—	$—

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 10 – Income Taxes (Continued)
As of April 30, 2023, the Company had federal and state net operating loss (NOL) carryforwards of $61.4 million and $61.3 million, respectively, resulting in an NOL deferred tax asset of $15.0 million.
The federal NOLs generated prior to 2018 of $15.1 million, expire at various times between 2029 and 2038. The federal NOLs generated post tax reform (beginning in 2018) of $46.3 million can be carried forward indefinitely.
As of April 30, 2023, the Company generated $61.3 million in state NOLs, and this amount is subject to various carryforward periods; the state NOLs will expire at various times between 2024 and 2043.
The Company recorded a valuation allowance to reflect the estimated amount of certain U.S. and state deferred tax assets that, more likely than not, will not be realized. In making such a determination, the Company evaluates a variety of factors including the Company's operating history, accumulated deficit, and the existence of taxable or deductible temporary differences and reversal periods. The net change in total valuation allowance for the years ended April 30, 2023, April 24, 2022 and April 25, 2021, was an increase of $4.3 million, $3.7 million and $7.8 million, respectively. The fiscal year 2023 and fiscal year 2022 valuation allowance movements were both driven primarily by U.S. and state NOL and credit carryforwards that are not expected on a more likely than not basis to be realized.
The Company recognizes the benefit of tax positions taken or expected to be taken in its tax returns in the consolidated financial statements when it is more likely than not that the position will be sustained upon examination by authorities. Recognized tax positions are measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement. As of years ended April 30, 2023 and April 24, 2022, the Company recorded no accrual for unrecognized tax benefits.
The Company classifies interest expense and penalties related to the underpayment of income taxes in the consolidated financial statements as income tax expense. As of fiscal years ended April 30, 2023 and April 24, 2022, the Company recorded no accrued interest and penalties related to unrecognized tax benefits due to available income tax attribute carryforwards.
The Company files U.S. federal and various state income tax returns. In the normal course of business, the Company is subject to examination by taxing authorities. The Company is subject to tax examination in the U.S., various states and for the tax years 2019 to the present for federal, and 2019 to present for states. However, the taxing authorities may continue to examine the Company's federal and state net operating loss carryforwards until the statute of limitations closes on the tax years in which the federal and state net operating losses are utilized.
Note 11 – Leases
The Company leases various assets, including real estate, retail buildings, restaurant equipment, and office equipment. The Company has noncancelable operating leases expiring at various times through 2036.
Policy Elections & Significant Judgments
The Company has made an accounting policy election applicable to all asset classes not to record leases with an initial term of twelve months or less on the balance sheet as allowed within ASC 842. For leases with an initial term greater than 12 months, a related lease liability is recorded on the balance sheet at the present value of future fixed payments discounted at the Company’s estimated fully collateralized borrowing rate corresponding with the lease term (i.e. incremental borrowing rate). In addition, a right-of-use asset is recorded as the initial amount of the lease liability, plus any initial direct costs incurred and lease prepayment, less any tenant improvement allowance incentives received. Most of the Company’s leases include one or more options to renew, with terms that can extend from 5-10 years. To determine the expected lease term, we excluded all options as it is not reasonably certain we would exercise these options.
Lease payments include fixed payments and variable payments for common area maintenance costs, real estate taxes, insurance related to leases or additional rent based upon sales volume (variable lease cost). Variable lease

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 11 – Leases (Continued)
costs are expensed as incurred whereas fixed lease costs are recorded on a straight-line basis over the life of the lease. The Company does not separate lease and non-lease components (e.g. common area maintenance), which is a policy maintained for all asset classes. Leases do not contain any material residual value guarantee or material restrictive covenants.
The discount rate used to determine the amount of right-of-use assets and lease liabilities is the interest rate implicit in the lease, when known. If the rate is not implicit in the lease, the Company uses its incremental borrowing rate, which is derived based on available information at commencement date.
In fiscal year 2022, the Company entered into agreements with landlords to defer and abate rent due to COVID-19 restrictions around government shutdowns and capacity limitations. The Company elected to take the rent reductions as a gain in the period when the abatement agreements became effective which were recorded as an adjustment to variable lease costs within store occupancy costs in the Statements of Operations. The Company recorded deferrals as accrued occupancy costs within the balance sheet, and pay them in accordance with the established agreements. In addition to abatements and deferrals, in some cases the Company renegotiated terms that resulted in an increase to both the right-of-use asset and lease liability of $16,586 in fiscal year 2022 and $1,061 in fiscal year 2021.
As of April 30, 2023, the Company entered into additional operating leases with $93,682 in aggregate future fixed lease payments related to new locations, which have not yet commenced. As of April 30, 2023, the Company did not have control of the underlying properties.
The components of lease expense are as follows:

	Fiscal Year Ended
	April 30, 2023	April 24, 2022	April 25, 2021
Operating Lease Cost	$14,199	$12,381	$11,211
Variable Lease Cost	3,616	(1,995)	1,926
Short-term lease cost	43	223	139
Total lease cost	$17,858	$10,609	$13,276
The operating lease costs, except pre-opening costs, are included within store occupancy costs on the Consolidated Statements of Operations.
Supplemental cash flow information is as follows:

	Fiscal Year Ended
	April 30, 2023	April 24, 2022	April 25, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$25,549	$20,896	$2,017

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 11 – Leases (Continued)
The aggregate future fixed lease payments for operating leases as of April 30, 2023 are as follows:

Operating leases
2024	$17,116
2025	23,398
2026	17,885
2027	17,131
2028	16,104
Thereafter	68,017
Total lease payments	159,651
Less: interest	(57,526)
Total	$102,125
Other information related to operating leases is as follows:

	2023	2022
Weighted-average remaining lease term (years)	9.8	9.5
Weighted-average discount rate	9.5%	8.6%
Note 12 – Redeemable Convertible Preferred Stock
As of April 30, 2023, the Company had eight classes of preferred stock: Series A, B, C, D, E, F, G, and H (collectively, the “Preferred Stock”). The common stock and Preferred Stock vote on all matters as one class, with each share of common stock and each share of the Preferred Stock being entitled to one vote, and all have a par value of $0.01. There are a total of 21,242,011 shares authorized for all issuances of the Preferred Stock, including 2,375,000 unallocated shares that may be issued as any Series at the Company’s discretion. Each share of each series of Preferred Stock may be converted at any time into shares of common stock at a ratio of one to one.
As of April 30, 2023, Preferred Stock consisted of the following:

	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value
Series A	2,301,202	2,301,200	1,151	2,873
Series B	471,164	464,914	930	2,268
Series C	240,000	120,000	300	696
Series D	3,229,645	2,670,373	10,340	20,043
Series E	5,000,000	367,833	2,207	3,727
Series F	4,125,000	3,411,292	27,290	40,720
Series G	500,000	355,000	3,550	4,979
Series H	3,000,000	513,333	7,700	10,409
Total	18,867,011	10,203,945	53,468	85,715
Each series of Preferred Stock is entitled to an 8% cumulative annual dividend upon liquidation given the Preferred Stock has not been converted to Common Stock. The Company may not declare or pay any dividend, nor make any other distribution (other than a dividend or distribution payable solely in shares of common stock) on or with respect to its common stock or on any class of securities with dividend rights on parity with the Preferred Stock of the Company, unless and until cumulative dividends have been paid, or declared and set aside for payment. As of April 30, 2023, April 24, 2022, and April 25, 2021, no dividends were declared or paid. The cumulative undeclared

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 12 – Redeemable Convertible Preferred Stock (Continued)
dividends are $20,653, $16,691 and $13,084 in aggregate as of April 30, 2023, April 24, 2022, and April 25, 2021, respectively.
In addition to matters that the holders of Preferred Stock are entitled by law to vote on separately as a class, without the approval by vote or written consent of not less than 66 2/3 percent of the outstanding shares of each series, voting as a separate class, the Company may not (a) alter or change any of the express powers, rights, preferences, privileges, qualifications, limitations, or restrictions of the Preferred Stock; (b) increase the authorized number of shares of Preferred Stock; and (c) repurchase, redeem, or otherwise reacquire shares of the common stock of the Company.
In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, before any distribution or payment may be made to or set apart for the holders of common stock, the holders of Preferred Stock are entitled to receive from the assets of the Company the amount of $0.50, $2.00, $2.50, $3.87, $6.00, $8.00, $10.00, and $15.00 per share, respectively, plus an amount equal to all dividends accrued but unpaid to the date of such liquidation, dissolution, or winding up of the Company (the “Liquidation Value”). If the assets of the Company are legally available for distribution to holders, and the Company’s capital stock are insufficient to provide the payment in full, then the assets of the Company available are to be distributed amongst the holders of Series H first, Series G second, to Series D, E, and F third, and then to Series A, B, and C stock on a pro rata basis.
Any consolidation of the Company with, or merger of the Company into, another corporation (other than a merger with a subsidiary of the Company in which the Company is the continuing corporation and that does not result in any reclassification or change other than a change in par value, or as a result of a subdivision or combination) and any sales or conveyance to another corporation of the property of the Company in its entirety or substantially in its entirety are deemed to be a liquidation, dissolution, or winding up of the Company. As a result of such occurrence, the redeemable convertible preferred stock is recorded outside of permanent equity as these securities would become redeemable at the options of its holders. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the redemption amount of such shares in the current year because they are not currently redeemable or probable of being redeemable until such deemed liquidation events occur.
Each share of each series of Preferred Stock will automatically be converted into common stock in the event of the closing of a firm commitment underwriting public offering with a price per share that meets or exceeds the specified amount per the Preferred Stock agreement ranging from $0.50 to $15.00.
Note 13 – Stock-Based Compensation
The Company’s equity incentive plan, the 2008 Equity Incentive Plan (the “Plan”), provided for the issuance of 2,900,000 common stock shares in the form of an option award or restricted stock award to eligible employees and directors. Option awards vest 20% at the end of each year over 5 years. The options expire 10 years from the date of grant, or generally within 90 days of employee termination. There were no restricted stock awards outstanding as of April 30, 2023 and April 24, 2022.
The fair value of option awards is estimated on the date of grant using the Hull White Binomial Lattice option model for options with service and market conditions and a Black-Scholes option valuation model for options with service conditions. Both valuation models utilize assumptions noted in the following table. Since the Company’s stock is not publicly traded, the expected volatility was based on an average of the historical volatility of certain of the Company’s competitors’ stocks over the expected term of the stock-based awards. The risk-free rate for periods

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 13 – Stock-Based Compensation (Continued)
within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions used in the valuation of stock options granted during fiscal years 2023, 2022 and 2021 were as follows:

	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Expected volatility	35%-40%	70.00%	72.00%
Expected dividends	—	—	—
Expected term (in years)	N/A	6.5	6.5
Risk-free rate	2.67%-4.10%	2.88%	0.34%
Weighted average grant-date fair value	$1.86	$1.71	$1.39
As of April 30, 2023, under the Plan, 92,430 shares of common stock, were available for future grants. A summary of equity classified option activity under the Plan for the years ended April 30, 2023, April 24, 2022, and April 25, 2021 is presented below:

Options	Number of Options	Weighted-average Exercise Price	Weighted-average Remaining Contractual Term (in years)
Outstanding at April 26, 2020	2,225,200	$6.64	7.57
Granted	433,163	8.00
Exercised	(77,000)	2.52
Forfeited or cancelled	(313,769)	7.53
Outstanding at April 25, 2021	2,267,594	$6.88	7.15
Granted	547,000	12.54
Exercised	(10,000)	3.00
Expired	(27,500)	3.00
Forfeited or cancelled	(633,209)	7.30
Outstanding at April 24, 2022	2,143,885	$8.27	6.82
Granted	644,500	15.00
Exercised	(11,708)	5.63
Expired	(40,500)	3.00
Forfeited or cancelled	(451,778)	10.45
Outstanding at April 30, 2023	2,284,399	$9.84	6.56
Exercisable at April 24, 2022	1,037,077	$6.36	5.06
Exercisable at April 30, 2023	1,201,860	$7.07	4.77
The total intrinsic value of options exercised during fiscal year 2023, 2022, and 2021 was $19, $0, and $3, respectively. The unrecognized expense related to our stock option plan totaled approximately $1,483 as of April 30, 2023 and will be expensed over a weighted average period of 2.5 years. For options outstanding and options exercisable at April 30, 2023, the intrinsic value was $16,628 and $12,076, respectively.

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 14 – Warrants
As of April 30, 2023, April 24, 2022, and April 25, 2021, outstanding warrants were as follows:

Warrants	Number of Warrants	Weighted-Average Exercise Price
Outstanding at April 26, 2020	186,797	$3.45
Outstanding at April 25, 2021	186,797	$3.45
Exercised	(55,791)	1.00
Outstanding at April 24, 2022	131,006	$4.49
Granted	386,119	0.20
Expired	(33,476)	1.00
Outstanding at April 30, 2023	483,649	$1.31
In fiscal year 2023 the Company issued 267,000 warrants to Silverview Credit Partners LP, recorded at fair value in additional paid-in capital within the Consolidated Balance sheet of $1,712, net of issuance costs (see Note 9). Upon surrender of these warrants, the holder is entitled to purchase one share of the Company’s common stock at $0.01. Furthermore, in fiscal year 2023, the Company issued 7,500 warrants to another service provider with an exercise price of $10 per share and fair value of $10.
In April 2023, the Company also issued 111,619 warrants to Granite Creek Capital Partners LLC in connection with its equipment loan agreement. The lender has the right to require the Company to pay cash to repurchase all or any portion of the warrants or the shares of common stock issued under the warrants. The Company determined these warrants require liability classification in accordance with ASC 480, and as a result, recorded a warrant liability of $1,925 in other accrued liabilities (see Note 6). In determining fair value at issuance date on April 19, 2023, the Company utilized the intrinsic value valuation method using level 3 inputs consisting of the fair value of common stock as of April 30, 2023 less the exercise price of $0.01. The Company adjusts the warrants to fair value at each reporting period. Upon surrender of these warrants, the holder is entitled to purchase one share of the Company’s common stock at $0.01.
All outstanding warrants expire at the earlier of 10 years from the date of issuance (various dates during fiscal years 2024 through 2033) or upon consummation of an initial public offering by the Company or certain other company transactions and are exercisable as of April 30, 2023.
Note 15 – Net Loss Per Share
The Company did not declare any common stock dividends in the periods presented. The following tables provide the calculation of basic and diluted net loss per share of common stock for the fiscal years ended April 30, 2023, April 24, 2022, and April 25, 2021:

	April 30, 2023	April 24, 2022	April 25, 2021
Net loss on which basic and diluted earnings per share is $ calculated	$(7,525)	$(9,917)	$(29,998)
Number of weighted shares on which basic and diluted earnings per share is calculated	6,210	6,108	6,079
Basic loss per share	(1.21)	(1.62)	(4.93)
Diluted loss per share	(1.21)	(1.62)	(4.93)
Basic loss per common share attributable to the Company’s shareholders is calculated by dividing the net loss by the weighted average number of common shares issued and outstanding, including issued but unexercised pre-funded warrants outstanding during the respective periods.

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 15 – Net Loss Per Share (Continued)
Diluted loss per share is calculated by taking net loss, divided by the weighted average common shares outstanding adjusted for the effect of potentially dilutive stock or equivalents, including preferred stock, convertible debt, warrants and stock options, to the extent not considered anti-dilutive. As the Company is in a net loss position, basic loss per share equals that of diluted loss per share as inclusion of the potential common shares would be anti-dilutive.
The following table conveys the number of shares that may be dilutive potential common shares in the future. The holders of these shares do not have a contractual obligation to share in the Company’s losses. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted loss per share above (in thousands):

	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Stock options	2,284	2,144	2,268
Preferred stock (as converted to common shares)	10,204	10,086	9,586
Convertible debt (as converted to common shares)	500	500	—
Warrants	105	131	187
Total common stock equivalents	13,093	12,861	12,040
Note 16 – Commitments and Contingencies
The Company is subject to certain legal proceedings and claims that arise in the ordinary course of business, including claims alleging violations of federal and state law regarding workplace and employment matters, discrimination, slip-and-fall and other customer-related incidents, and similar matters. While it is not feasible to predict the outcome of all proceedings and exposures with certainty, management believes that their ultimate disposition should not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.
Note 17 – Related Party Transactions
For the fiscal years ended April 30, 2023, April 24, 2022 and April 25, 2021, a company owned by an individual with ownership in common shares of the Company, and who is a relative of an executive officer, performed design services and supplied furniture, fixtures, and equipment for existing and new locations under construction of $6,553, $1,043, and $576, respectively. As of April 30, 2023 and April 24, 2022, $1,911 and $837 due to this related party is included in accounts payable within the Consolidated Balance Sheets, respectively.
Note 18 – Subsequent Events
The Company evaluated subsequent events through August 31, 2023, the date the financial statements were available to be issued and determined there were no additional items that required further disclosure or recognition, with the exception of the execution on June 22, 2023 of a Business Combination Agreement with Banyan Acquisition Corporation. Pursuant to the agreement, it is anticipated that the Company will merge with Banyan Acquisition Corporation. The Company anticipates the Business Combination will close in the third quarter of fiscal year 2024. Concurrently with the execution of the Agreement, affiliates of the Sponsor of Banyan Acquisition Corporation entered into a securities purchase agreement with the Company to provide $18,000 of bridge financing in the form of Series I Convertible Preferred Stock. The shares of Series I Convertible Preferred Stock will convert into the Company’s Common Stock in connection with the consummation of the Business Combination. On June 2023, affiliates of the Sponsor of Banyan Acquisition Company provided an additional $1,900 of bridge financing in the form of Series I Convertible
Preferred Stock. On August 1, 2023, affiliates of the Sponsor of Banyan Acquisition Company provided an additional $1,380 of bridge financing in the form of Series I Convertible Preferred Stock. These shares of Series I

Pinstripes, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)
Fiscal Years Ended April 30, 2023, April 24, 2022, and April 25, 2021
Note 18 – Subsequent Events (Continued)
Convertible Preferred Stock will also convert into the Company’s Common Stock in connection with the consummation of the Business Combination.
In June 2023, the Company amended a lease with a landlord that resulted in a rent abatement of $4,318 and a rent deferral of $4,500. These amounts were included in Accrued Occupancy Costs (see Note 7) as of April 30, 2023 The deferral of $4,500 is payable in equal monthly installments over the next five years.
On July 27, 2023, the Company entered into a term loan agreement with Granite Creek Capital Partners, LLC, that provided $5,000 in additional debt financing for development of new locations that matures on April 19, 2028 at an interest rate of 12%, repayable in quarterly installments beginning September 30, 2024. Additionally, on July 27, 2023, the Company received $1,000 in additional debt proceeds from Silverview Credit Partners LP to fund expansion with an interest rate of 15% and maturity date of June 7, 2027.

Pinstripes Holdings, Inc.
Primary Offering of
Up to 23,985,000 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of the Warrants
Secondary Offering of
Up to 20,962,824 Outstanding Shares of Pinstripes Holdings Class A Common Stock
Up to 4,969,777 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Conversion of Pinstripes Holdings Series B-1 Common Stock, Pinstripes Holdings Series B-2 Common Stock and Pinstripes Holdings Series B-3 Common Stock
Up to 647,011 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of Pinstripes Options
Up to 172,806 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon the Vesting of Restricted Stock Units
Up to 2,912,500 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of the Oaktree Warrants
Up to 11,910,000 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of Private Placement Warrants
Up to 11,910,000 Private Placement Warrants to Purchase Pinstripes Holdings Class A Common Stock

PROSPECTUS
February 12, 2024
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$53,214.50
Accounting fees and expenses	$35,000.00
Legal fees and expenses	$200,000.00
Financial printing and miscellaneous expenses	$60,000.00
Total	$348,214.50
Item 14. Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, the registrant’s Charter limits the liability of its directors and officers to the fullest extent permitted by the DGCL, and the registrant’s Bylaws provide that it will indemnify them to the fullest extent permitted by such law. The registrant has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the registrant’s board of directors. Under the terms of such indemnification agreements, the registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. The registrant must indemnify its officers and directors under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under the DGCL and the Bylaws. The indemnification agreements also require the registrant, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the registrant Any claims for indemnification by the registrant’s directors and officers may reduce our available funds to satisfy successful third-party claims against the registrant and may reduce the amount of money available to the registrant.
Item 15. Recent Sales of Unregistered Securities
On March 16, 2021, Banyan issued an aggregate of 8,625,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, to the Sponsor, and an aggregate of 142,500 of such Founder Shares were subsequently transferred to Banyan’s independent directors, executive officers and special advisor and other third parties. On November 30, 2021, the Sponsor voluntarily forfeited certain Founder Shares such that Banyan’s initial stockholders, consisting of the Sponsor, independent directors, certain advisors and an additional party collectively held 6,900,000 founder shares. On January 19, 2022, Banyan effectuated a 1.05-for-1 stock split by way of a stock dividend such that Banyan’s initial stockholders, consisting of the Sponsor, independent directors, certain advisors and an additional party then collectively held 7,245,000 Founder Shares.
Simultaneously with the closing of the IPO, Banyan completed the private placement of 11,910,000 Private Placement Warrants to the Sponsor, BTIG and I-Bankers, including 1,260,000 Private Placement Warrants as a result of the Underwriters’ exercise of their over-allotment option in full, at a purchase price of $1.00 per Private Placement Warrant, generating total proceeds of $11,910,000.
In connection with the Closing, the registrant issued 50,000 shares of Pinstripes Holdings Class A Common Stock in settlement of $0.5 million of transaction costs incurred by Pinstripes for financial advisor, legal and other professional services.
Each of the securities described herein were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statements Schedules.

Exhibit Number	Description of Exhibit
2.1*†
Second Amended and Restated Business Combination Agreement, dated as of November 22, 2023, by and among Banyan Acquisition Corporation, Panther Merger Sub Inc. and Pinstripes, Inc. (incorporated by reference to Exhibit 2.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on November 22, 2023).

3.2*
Second Amended and Restated Certificate of Incorporation of Pinstripes Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

3.3*	Amended and Restated Bylaws of Pinstripes Holdings, Inc. (incorporated by reference to Exhibit 3.3 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

4.1*
Warrant Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

5.1††	Opinion of Katten Muchin Rosenman LLP dated as of February 12, 2024.

4.2*	Form of Oaktree Warrant (incorporated by reference to Exhibit 4.2 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.1*†
Loan Agreement, dated December 29, 2023, by and among Pinstripes, Inc., as Borrower, Pinstripes Holdings, Inc. as Holdings, Oaktree Fund Administration, LLC as Agent, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.2*†
Continuing Guaranty Agreement, dated December 29, 2023, by an among each guarantor party thereto and Oaktree Fund Administration, LLC. (incorporated by reference to Exhibit 10.2 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.3*†
Pledge and Security Agreement, dated as of December 29, 2023, among Pinstripes, Inc., as borrower, Pinstripes Holdings, Inc., as Holdings, each subsidiary of the borrower from time to time party thereto and Oaktree Fund Administration, LLC. (incorporated by reference to Exhibit 10.3 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.4*†
Fifth Amendment to Loan Agreement and Second Amendment to Pledge and Security Agreement, dated December 29, 2023 to the Loan Agreement, dated as of March 7, 2023 by and among Pinstripes, Inc., Pinstripes Holdings, Inc., the other guarantors party thereto, Silverview Credit Partners, L.P., as agent and the lenders party thereto (incorporated by reference to Exhibit 10.4 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.5*†
Omnibus Joinder dated as of December 29, 2023 by and between Silverview Credit Partners, as agent and Pinstripes Holdings, Inc. (incorporated by reference to Exhibit 10.5 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.6*†
Amendment No. 2 to Term Loan and Security Agreement, dated December 29, 2023, by and among Pinstripes, the lenders party thereto and GCCP II Agent, LLC, as agent for the lenders (incorporated by reference to Exhibit 10.6 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.7*†
Continuing Guaranty Agreement, dated December 29, 2023 by each guarantor party thereto and GCCP II Agent, LLC, as agent (incorporated by reference to Exhibit 10.7 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.8*
Director Designation Agreement, dated December 29, 2023, by and among Pinstripes Holdings, Inc. and Dale Schwartz (incorporated by reference to Exhibit 10.8 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.9*†
Amended and Restated Registration Rights Agreement, dated December 29, 2023, by and among Pinstripes Holdings, Inc. and certain security holders named therein (incorporated by reference to Exhibit 10.9 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024)..

10.10*
Amended and Restated Sponsor Letter Agreement, dated as of November 22, 2023, by and among Banyan Acquisition Corporation, Pinstripes, Inc., Banyan Acquisition Sponsor LLC and other parties thereto (incorporated by reference to Exhibit 10.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on November 22, 2023).

10.11*
Security Holder Support Agreement, dated as of June 22, 2023, by and among Banyan Acquisition Corporation, Pinstripes, Inc. and certain security holders of Pinstripes, Inc. set forth therein (incorporated by reference to Exhibit 10.2 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on June 23, 2023).

10.12*
Lockup Agreement, dated June 22, 2023, by and among Banyan Acquisition Corporation, Pinstripes, Inc. and certain security holders set forth therein (incorporated by reference to Exhibit 10.3 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed the SEC on June 23, 2023).

10.13*
Pinstripes Holdings, Inc. 2028 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.14*	Pinstripes Holdings, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.14 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024)..

10.15*	Letter Agreement (incorporated by reference to Exhibit 10.1 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.16*
Warrant Purchase Agreement with Banyan Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.4 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.17*
BTIG Warrants Purchase Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and BTIG (incorporated by reference to Exhibit 10.5 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.18*
I-Bankers Warrants Purchase Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and I-Bankers (incorporated by reference to Exhibit 10.6 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.19*
Support Services Agreement, dated January 19, 2022, by and between Banyan Acquisition Corporation and the Sponsor (incorporated by reference to Exhibit 10.7 to Banyan Acquisition Corporation’s Current Report on Form 8-K, filed with the SEC on January 24, 2022).

10.20*	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.20 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

10.21*#
Master Services Agreement, dated as of January 1, 2023, by and between Sysco Chicago Inc. and its affiliates and Pinstripes Inc. (incorporated by reference to Exhibit 10.18 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.22*#
Distribution Capabilities and Proposal for Pinstripes Inc., dated as of March 1, 2010, by and between Pinstripes Inc. and Edward Don & Company (incorporated by reference to Exhibit 10.19 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.23*†
Term Loan and Security Agreement, dated as of April 19, 2023, by and between GCCP II Agent, LLC and Pinstripes Inc. (incorporated by reference to Exhibit 10.20 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.24*†
Amendment No. 1 to the Loan and Security Agreement, dated as of July 27, 2023, by and among Pinstripes Inc., the financial institutions party thereto and GCCP II Agent, LLC (incorporated by reference to Exhibit 10.21 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.25*†
Vendor Agreement, dated as of April 19, 2023, by and among GCCP II Agent, LLC, C. Rae Interiors, Ltd. and Pinstripes Inc. (incorporated by reference to Exhibit 10.22 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.26*†
Loan Agreement, dated as of March 7, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time (incorporated by reference to Exhibit 10.23 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.27*†
Pledge and Security Agreement, dated as of March 7, 2023, by and among Pinstripes Inc., Pinstripes Hillsdale LLC, Pinstripes at Prairiefire, Inc., Pinstripes Illinois, LLC, and Silverview Credit Partners LP (incorporated by reference to Exhibit 10.24 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.28*†
Continuing Guaranty Agreement, dated as of March 7, 2023, by and among Pinstripes Inc., Pinstripes Hillsdale LLC, Pinstripes at Prairiefire, Inc., Pinstripes Illinois, LLC, and Silverview Credit Partners LP (incorporated by reference to Exhibit 10.25 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.29*†
First Amendment to Loan Agreement and First Amendment to Pledge and Security Agreement, dated as of April 19, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time (incorporated by reference to Exhibit 10.26 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.30*†
Second Amendment to Loan Agreement and Limited Consent, dated as of July 27, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time (incorporated by reference to Exhibit 10.27 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.31*†
Third Amendment to Loan Agreement and Limited Consent, dated as of August 9, 2023, by and among Pinstripes, Inc., Silverview Credit Partners LP, and other institutional investors from time to time (incorporated by reference to Exhibit 10.28 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

10.32*
Agreement of Sale and Purchase, dated as of July 2, 2014, between Pinstripes Northbrook, LLC, and 30 West Pershing, LLC, for the Sale and Purchase of Pinstripes Northbrook, 1150 Willow Road, Northbrook, Illinois (incorporated by reference to Exhibit 10.29 to Banyan Acquisition Corporation’s Registration Statement on Form S-4/A, filed with the SEC on November 28, 2023).

21.1*	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Pinstripes Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 5, 2024).

23.1**	Consent of Marcum LLP.

23.2**	Consent of Ernst & Young LLP.

23.3††	Consent of Katten Muchin Rosenman LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
107**	Filing Fee Table
__________________
 *       Previously filed.
**     Filed herewith.
††     To be filed by amendment.
†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
#Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5)that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois on the 12th day of February, 2024.

PINSTRIPES HOLDINGS, INC.

By:	/s/ Anthony Querciagrossa
	Name:	Anthony Querciagrossa
	Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on February 12, 2024.

NAME	POSITION	DATE

*	Chairperson, Chief Executive Officer and Director	February 12, 2024
Dale Schwartz

*	Director	February 12, 2024
Jerry Hyman

/s/ Anthony Querciagrossa	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 12, 2024
Anthony Querciagrossa

*	Director	February 12, 2024
Diane Aigotti

*	Director	February 12, 2024
George Koutsogiorgas

*	Director	February 12, 2024
Larry Kadis

*	Director	February 12, 2024
Jack Greenberg

*	Director	February 12, 2024
Daniel Goldberg

*By: /s/ Anthony Querciagrossa	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 12, 2024
Anthony Querciagrossa
Attorney-in-fact